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As filed with the Securities and Exchange Commission on June 3, 2004

Registration No. 333-113570

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment
No. 2

FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Dollar Financial Corp.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6099 (Primary Standard Industrial Classification Code Number)	23-2636866 (I.R.S. Employer Identification Number)

1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
Phone: (610) 296-3400
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrants' Principal Executive Offices)

Donald F. Gayhardt
President and Chief Financial Officer
Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
Phone: (610) 296-3400
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)

Copies to:

Anthony T. Iler, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 (310) 277-1010	Steven B. Stokdyk, Esq. Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, CA 90067 (310) 712-6600

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2004

P R O S P E C T U S

Shares

Dollar Financial Corp.

Common Stock
$         per share

        We are selling             shares of common stock and the selling stockholders named in this prospectus are selling             shares of common stock. The selling stockholders have also granted the underwriters an option to purchase up to             additional shares of common stock to cover over-allotments. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

        This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $            and $            per share. We have applied to have the common stock included for quotation on The Nasdaq Stock Market's National Market under the symbol "DLLR."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Dollar Financial Corp. (before expenses)	$	$
Proceeds to the selling stockholders (before expenses)	$	$

        The underwriters expect to deliver the shares to purchasers on or about                  , 2004.

Sole Book-Runner Citigroup	Jefferies & Company, Inc.

Piper Jaffray
Keefe, Bruyette & Woods, Inc.
Ferris, Baker Watts
Incorporated

                  , 2004

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors," our consolidated financial statements and the related notes included elsewhere in this prospectus and the documents we have referred you to, before deciding to invest in our common stock. All references to our fiscal year reflect the twelve month period ended June 30 of that year. All references to non-financial operating statistics are as of March 31, 2004, unless the context indicates otherwise.

Company Overview

        We are a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, money orders and money transfers. We operate a network of 1,106 stores, including 630 company-operated stores, in 17 states, the District of Columbia, Canada and the United Kingdom. We have 476 franchised locations in Canada and the United Kingdom. We also use independent third party businesses such as mail stores and insurance offices, which we refer to as document transmitters, to assist in the transmission of short-term consumer loan applications. Our store network is the second-largest network in the United States and the largest network in each of Canada and the United Kingdom. We generated revenues of $219.4 million in fiscal 2003, an 8.6% increase over fiscal 2002, and our comparable store, franchised store and document transmitter revenues increased 8.1% in fiscal 2003 compared to fiscal 2002. We incurred a net loss of $8.6 million in fiscal 2003 and $3.4 million in fiscal 2002.

        Our customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. We principally cash payroll checks, although our stores also cash government benefit, personal and income tax refund checks. We cashed 8.6 million checks with an average face amount of $355 for an average fee per check of $12.63 in fiscal 2003, compared to 7.5 million checks cashed with an average face amount of $310 for an average fee per check of $10.14 in fiscal 1999. In addition, in fiscal 2003, acting both as a servicer and as a direct lender, we originated 2.8 million short-term loans with a total face amount of $798.0 million, an average principal amount of $282 and a weighted average term of approximately 15 days.

        We believe the industry in which we participate is large, highly fragmented and growing. Industry growth has been fueled by several demographic and socioeconomic trends, including an overall increase in the population and an increase in service sector workers as a percentage of the total workforce, which have resulted in a greater number of people seeking to cash paychecks on a regular basis. At the same time, closings of many less profitable or lower-traffic bank branches have resulted in fewer convenient alternatives for many consumers. These trends have combined to increase demand for the basic financial services we provide. Our business model and strategic objectives are designed to capitalize on this demand by providing our customer base with a range of value-added financial services.

        To date, our network has grown through a combination of new store openings, acquisitions and franchising. With our network of 1,106 stores, we have reached a size that enables us to benefit from economies of scale and to enter favorable relationships with our key suppliers and strategic partners. During fiscal 2003, we took actions to centralize store support functions, including marketing and advertising, treasury management, human resources and information technology support, for our North

American operations and invest in our customer support systems. We believe these efforts will enable us to continue to expand our store network, support the development and introduction of new products and manage our compliance efforts, particularly those related to our consumer lending activities.

Competitive Strengths

        We believe that the following competitive strengths position us well for continued growth:

  •
  Leading Position in Our Core Markets. We have a leading position in our core markets, operating the second-largest store network in the United States, with 319 company-operated stores, and the largest networks in Canada, with 189 company-operated stores, and the United Kingdom, with 122 company-operated stores.

  •
  High-quality Customer Service. We provide high-quality customer service both through our stores and through our centralized support centers. We believe our stores are located in desirable locations near our customers and operate at convenient hours with clean, attractive and secure environments.

  •
  Diversified Product and Geographic Mix. Our range of consumer financial products and services and our geographic diversification provide a diverse stream of revenue growth opportunities.

  •
  Diversification and Management of Credit Risk. Our exposure to loss from a single transaction is minimal. We actively manage our customer risk profile and collection efforts in order to maximize our consumer lending and check cashing revenues while maintaining losses within an acceptable range.

  •
  Management Expertise. Our highly qualified and motivated management team at the corporate and operational levels has demonstrated the ability to grow our business through operational leadership, strategic vision and a strong track record of identifying, closing and integrating acquisitions.

Business Strategy

        Our business strategy is designed to capitalize on our competitive strengths and enhance our leading market positions. Key elements of our strategy include:

  •
  Capitalizing on Our Enhanced Network and System Capabilities. We plan to continue to take advantage of the economies of scale and efficiencies provided by our network of 1,106 stores and our centralized, proprietary support systems to improve customer service and enhance network and store-level profitability.

  •
  Growing Through Disciplined Network Expansion. We intend to continue to grow our network through a combination of new store openings, acquisitions and franchising, while adhering to a disciplined site selection process. We intend to open 9 new stores in the fourth quarter of fiscal 2004 and 20 to 30 new stores in fiscal 2005.

  •
  Maintaining Our Customer-driven Retail Philosophy. We will strive to maintain our customer-service-oriented approach with convenient operating hours, clean facilities and employees trained and incentivized to meet the basic financial service needs of our customers.

  •
  Introducing Related Products and Services. We intend to continue to innovate and develop new products and services to meet the needs of our check cashing and consumer lending customers.

  •
  Expanding Our Franchising Strategy. We intend to expand the reach of our business and our network through an extension of our existing Canadian and U.K. franchising strategy as well as potentially introducing franchises in the United States.

Challenges We Face

        We face a number of challenges in executing our business strategy. Among the most important we face are:

  •
  Competition. The industry in which we operate is highly fragmented and very competitive, which could cause us to lose market share and revenues.

  •
  International Operations. We are subject to risks relating to our international operations that could negatively affect our operating results.

  •
  Reliance on Two Key Banking Relationships. A significant portion of our consumer lending business is derived from our relationships with County Bank of Rehoboth Beach, Delaware and First Bank of Delaware, and a loss of either of those relationships could adversely affect our liquidity and profits.

  •
  Regulation. Our business is subject to numerous state and certain federal and foreign laws and regulations that are subject to change and may impose significant costs or limitations on the way we conduct or expand our business.

  •
  Substantial Debt. We have substantial existing debt and may incur substantial additional debt in the future, which could adversely affect our financial health and our ability to obtain future financing and react to changes in our business.

        Please see the section entitled "Risk Factors" for information on these and other risks related to our business and this offering.

        For the nine months ended March 31, 2004, we incurred net losses of $26.0 million, or $2.58 per share, and as of March 31, 2004 we had an accumulated net deficit of $118.9 million. We achieved positive net income for the three months ended March 31, 2004. Historically, we have incurred net losses because of our interest expense and U.S. tax on foreign earnings. As a result of our refinancing in November 2003 and the application of the net proceeds of this offering, we do not expect to continue to pay U.S. taxes on our foreign earnings for the foreseeable future and our interest expense will be substantially reduced. Although we face challenges, we expect to maintain and improve our profitability through the implementation of our business strategy.

Recent Events—Senior Note Offering

        On May 6, 2004, our wholly owned subsidiary, Dollar Financial Group, Inc., consummated an offering of an additional $20.0 million principal amount of its 9.75% senior notes due 2011. The net proceeds from the recent senior note offering were distributed to us to redeem approximately $9.1 million aggregate principal amount of our 16.0% senior notes due 2012 and approximately $9.1 million aggregate principal amount of our 13.95% senior subordinated notes due 2012.

Company Information

        We are a Delaware corporation incorporated in April 1990 as DFG Holdings, Inc. We recently changed our name to Dollar Financial Corp. We operate our store network through our direct wholly-owned subsidiary, Dollar Financial Group, Inc., a New York corporation formed in 1979, and its direct and indirect wholly-owned foreign and domestic subsidiaries. Our principal executive offices are located at 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, and our telephone number is (610) 296-3400. Our website address is http://www.dfg.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

        Money Mart, Money Mart Express and Loan Mart are our registered trademarks. All other registered trademarks and trade names referred to in this prospectus are the property of their respective owners.

The Offering

Total common stock offered	shares
Common stock offered by Dollar Financial Corp	shares
Common stock offered by the selling stockholders	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
We intend to use the net proceeds from this offering to redeem our 16.0% senior notes due 2012 and our 13.95% senior subordinated notes due 2012 and to pay associated fees and expenses, including a payment to terminate a management services agreement.
Listing	We have applied to have the common stock included for quotation on The Nasdaq Stock Market's National Market under the symbol "DLLR."

        Unless otherwise indicated, all share information in this prospectus is based on the number of shares outstanding as of March 31, 2004 after giving effect to a contemplated 510-for-1 stock split and:

  •
  excludes 718,080 shares of common stock issuable upon exercise of outstanding options, at a weighted average price of $8.46 per share;

  •
  excludes                   shares available for future issuance under our 2004 stock incentive plan; and

  •
  assumes no exercise of the underwriters' over-allotment option.

Summary Financial Data

        We derived the following historical financial information from our audited consolidated financial statements as of June 30, 2002 and June 30, 2003 and for each of the years in the three-year period ended June 30, 2003 and our unaudited consolidated financial statements as of and for the nine months ended March 31, 2004, which are included elsewhere in this prospectus, and our audited consolidated financial statements as of and for the years ended June 30, 1999, June 30, 2000 and June 30, 2001 and our unaudited consolidated financial statements as of and for the nine months ended March 31, 2003, which are not included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2004. This table should be read together with the information contained in "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended June 30,					Nine months ended March 31,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
	(dollars in thousands, except per share and per check data)
Statement of Operations Data:
Revenues:
Check cashing	$76,304	$97,350	$105,690	$104,792	$108,435	$80,871	$87,939
Consumer lending:
Fees from consumer lending	22,704	44,974	77,854	97,712	106,258	79,391	88,123
Provision for loan losses and adjustment to servicing revenue	(4,145)	(10,187)	(19,487)	(27,913)	(24,744)	(18,062)	(17,450)

Consumer lending, net	18,559	34,787	58,367	69,799	81,514	61,329	70,673
Money transfer fees	6,687	7,881	9,444	10,098	11,652	8,271	9,584
Other	19,429	25,735	21,998	17,287	17,287	13,445	15,182

Total revenues	120,979	165,753	195,499	201,976	219,388	163,916	183,378
Store and regional expenses:
Salaries and benefits	35,329	47,058	57,453	65,295	69,799	51,947	56,881
Occupancy	9,609	12,800	16,881	18,087	18,856	14,155	14,768
Depreciation	2,227	4,683	5,829	6,522	5,859	4,364	4,471
Other	23,764	36,503	45,321	46,238	47,766	36,408	40,201

Total store and regional expenses	70,929	101,044	125,484	136,142	142,280	106,874	116,321
Establishment of reserves for new consumer lending arrangements	—	—	—	2,244	—	—	—
Corporate expenses	13,648	20,864	22,500	24,516	31,241	23,697	22,727
Management fee	360	671	864	1,049	1,049	702	786
Loss on store closings and sales and other restructuring	103	249	926	1,435	3,987	2,750	278
Goodwill amortization	4,686	5,564	4,710	—	—	—	—
Other depreciation and amortization	1,020	1,620	1,952	2,709	3,320	2,446	2,672
Interest expense, net of interest income	21,105	26,872	31,307	31,274	34,620	25,429	29,585
Recapitalization costs and other non-recurring items	12,575	1,478	—	—	—	—	—
Establishment of reserve for legal matter	—	—	—	—	2,750	2,500	—
Loss on extinguishment of debt	130	—	—	—	—	—	8,855

Income (loss) before income taxes	(3,577)	7,391	7,756	2,607	141	(482)	2,154
Income tax provision(1)	2,137	8,991	9,199	5,999	8,735	5,772	28,125 (2)

Net loss	$(5,714)	$(1,600)	$(1,443)	$(3,392)	$(8,594)	$(6,254)	$(25,971)

Net loss per share:
Basic	$(0.44)	$(0.16)	$(0.14)	$(0.34)	$(0.85)	$(0.62)	$(2.58)
Diluted	$(0.44)	$(0.16)	$(0.14)	$(0.34)	$(0.85)	$(0.62)	$(2.58)
Shares used to calculate net loss per share:
Basic	13,105,470	10,110,240	10,120,950	10,076,662	10,076,662	10,076,662	10,076,662
Diluted	13,105,470	10,110,240	10,120,950	10,076,662	10,076,662	10,076,662	10,076,662

		Nine months ended March 31,
	Year ended June 30, 2003
		2003	2004
	(unaudited) (dollars in thousands, except per share data)
Statement of Operations Data (continued):
Pro forma net loss(3)	$(2,808)	$(1,969)	$(16,013)
Pro forma net loss per share(3):
Basic
Diluted
Shares used to calculate pro forma net loss per share(3):
Basic
Diluted
	Year ended June 30,						Nine months ended March 31,
	1999	2000	2001	2002		2003	2003	2004
							(unaudited)
	(dollars in thousands, except per check data)
Other Data:
Stores in operation at end of period	437	891	978	1,018		1,084	1,087	1,106
Comparable store, franchised store and document transmitter revenue growth(4)	10.0%	17.8%	5.4%	1.3%		8.1%	8.7%	11.4%
Face amount of checks cashed	$2,319,847	$2,743,765	$3,046,705	$2,969,455		$3,051,982	$2,190,349	$2,375,285
Number of checks cashed	7,490,406	8,204,528	9,001,635	8,689,819		8,585,459	6,452,673	6,322,630
Average fee per check cashed	$10.14	$11.87	$11.74	$12.06		$12.63	$12.53	$13.91
Net write-offs of returned checks	$4,085	$5,770	$8,186	$7,062		$6,738	$4,799	$5,776
Net write-offs as a percentage of check cashing revenues	5.4%	5.9%	7.7%	6.7%		6.2%	5.9%	6.6%
Total company funded consumer loan originations	$62,112	$134,636	$194,771	$284,699		$427,622	$319,021	$359,646
Net write-offs on company funded loans	$1,257	$2,319	$4,067	$5,554		$10,141	$8,958	$6,022
Net write-offs on company funded loans as a percentage of total company funded consumer loan originations	2.0%	1.7%	2.1%	2.0%		2.4%	2.8%	1.7%
Company funded loans outstanding at end of period(5)	$3,831	$5,559	$11,082	$18,166		$21,675	$18,577	$24,497
Consumer loan loss reserve	—	—	228	1,694	(8)	1,344	1,335	1,635
Other consumer lending receivables(6)	944	1,096	6,542	1,483		6,227	5,758	5,243

Total loans, loans pledged and other consumer lending receivables at end of period	$4,775	$6,655	$17,396	$17,955		$26,558	$23,000	$28,105

Consumer loan loss reserve as a percentage of company funded loans outstanding	—	—	2.1%	9.3%		6.2%	7.2%	6.7%
Reserve for estimated reductions to loan servicing fees(7)	—	—	372	1,168	(8)	1,093	1,058	976
	As of March 31, 2004
	Actual	As Adjusted(3)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$79,901	$
Total assets	324,985
Total debt	323,948
Shareholders' equity (deficit)	(45,757)

(1)
As a result of our refinancing in November 2003, we do not expect to continue to pay U.S. tax on our foreign earnings for the foreseeable future. This will result in a substantial reduction in our effective tax rate. The amount of such tax was as follows (dollars in thousands):

Year ended June 30,					Nine months ended March 31,
1999	2000	2001	2002	2003	2003	2004
					(unaudited)
$812	$1,745	$3,189	$2,370	$5,162	$5,230	$1,931

(2)
Due to the refinancing of our debt, significant deferred tax assets have been generated and recorded in accordance with SFAS 109. Because realization is not assured, the deferred tax assets recorded were reduced by a valuation allowance of $17.6 million at March 31, 2004, resulting in an increase in the provision for income taxes during the nine month period then ended.

(3)
The pro forma statements of operations data and the as adjusted balance sheet data give effect to this offering, the recent senior note offering and the uses of proceeds as if they occurred at the beginning of the periods presented for the pro forma statements of operations data and at March 31, 2004 for the as adjusted balance sheet data. The as adjusted balance sheet data reflects adjustments for the write-off of certain deferred finance costs and interest receivable contemplated by the successful completion of this offering.

(4)
These are revenues from stores, franchised stores and document transmitters that were open during the entire period and the comparable prior period.

(5)
Includes principal amount under all such loans and any applicable origination and servicing fees paid by the customer (including pledged company-funded loans).

(6)
Represents amounts due to us primarily from our routine settlements with County Bank and First Bank in connection with our servicing relationships with them.

(7)
We have servicing relationships with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Under each of these relationships, we provide various services to the bank in connection with our origination and servicing of short-term consumer loans funded by the bank, in exchange for which we are compensated by the bank through the payment of origination and servicing fees. These fees are subject to adjustment for losses on the loans we originate for County Bank and First Bank. A payable has been established to reflect anticipated losses associated with such loans. The loans we originate for these banks are not reflected on our balance sheet.

(8)
During fiscal 2002, Eagle National Bank discontinued the offering of short-term consumer loans through our stores pursuant to a December 18, 2001 consent order entered into with the U.S. Comptroller of the Currency. In June 2002, we entered into a new servicing relationship with County Bank to provide short-term consumer loans to our customers. The change in our servicing relationship required corresponding changes to our banking systems, procedures and daily operations. County Bank elected not to fund loans in California and, therefore, we increased the number and amount of company funded loans we originated. State regulations also prevented the refinancing of company funded loans in California on their stated maturity date. We believed these factors increased the likelihood of loan losses on our company funded consumer loan portfolio and the bank funded consumer loan portfolio. Accordingly, we increased our estimated loss rates for both of these portfolios and established an aggregate reserve of $2.2 million.

RISK FACTORS

        An investment in our common stock involves risk. You should carefully consider these risk factors, as well as the other information contained in this prospectus. If any of these risks actually occur, our business, results of operations and financial condition could be significantly and negatively impacted. This could cause the trading price of our common stock to decline, perhaps significantly.

Risks Related to Our Business

    Competition in the financial services industry could cause us to lose market share and revenues.

        The industry in which we operate is highly fragmented and very competitive. In addition, we believe that the market will become more competitive as the industry consolidates. In addition to other check cashing stores and consumer lending stores in the United States, Canada and the United Kingdom, we compete with banks and other financial services entities and retail businesses that cash checks, offer consumer loans, sell money orders, provide money transfer services or offer other products and services offered by us. Some of our competitors have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. As a result, we could lose market share and our revenues could decline, thereby affecting our ability to generate sufficient cash flow to service our indebtedness and fund our operations.

    Unexpected changes in foreign tax rates and political and economic conditions could negatively impact our operating results.

        We currently conduct significant check cashing and consumer lending activities internationally. Our foreign subsidiaries accounted for 49.6% of our total revenues during fiscal 2003 and 54.4% of our total revenues during the nine months ended March 31, 2004. Our financial results may be negatively impacted to the extent tax rates in foreign countries where we operate exceed those in the United States and as a result of the imposition of withholding requirements on foreign earnings. Moreover, if political or economic conditions deteriorate in these countries, our ability to conduct our international operations could be limited and the costs could be increased, which could negatively affect our operating results.

    The international scope of our operations may contribute to increased costs and negatively impact our operations.

        Our operations in Canada and the United Kingdom are significant to our business and present risks which may vary from those we face domestically. At March 31, 2004, assets held by our foreign subsidiaries represented 56.8% of our total assets. Since international operations increase the complexity of an organization, we may face additional administrative costs in managing our business. In addition, most countries typically impose additional burdens on non-domestic companies through the use of local regulations, tariffs and labor controls. Unexpected changes to the foregoing could negatively impact our operations.

    Foreign currency fluctuations may adversely affect our results of operations.

        We derive significant revenue, earnings and cash flow from our operations in Canada and the United Kingdom. Our results of operations are vulnerable to currency exchange rate fluctuations in the Canadian dollar and the British pound against the U.S. dollar. We estimate that a 10.0% change in foreign exchange rates by itself would have impacted reported pre-tax earnings from continuing operations by approximately $2.7 million for the nine months ended March 31, 2004 and $2.6 million for the nine months ended March 31, 2003. This impact represents nearly 126.6% of our consolidated pre-tax earnings for the nine months ended March 31, 2004 and (546.7)% of our consolidated pre-tax loss for the nine months ended March 31, 2003. Our results of operations will continue to be significantly affected by foreign currency fluctuations, which could cause our results to be below expectations in any period.

    A significant portion of our consumer lending business is derived from two key banking relationships, and a loss of either of those relationships could adversely affect our liquidity and profits.

        We have alliances with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Under each of these relationships, we provide various services to the bank in connection with our origination and servicing of the bank's short-term consumer loans, in exchange for which we are compensated by the bank through payment of origination and servicing fees. Approximately 19% of our revenues in fiscal 2003 and approximately 19% of our revenues in the nine months ended March 31, 2004 were derived from County Bank and First Bank. Our relationships with these banks have existed for less than two years. Termination of, or significant adverse change in, our relationships with either or both of these banks could require us to seek replacement relationships with new financial institutions or make additional loans ourselves. We cannot assure you that we would be able to secure new relationships or that the terms of such new relationships would be as favorable to us as those of our existing relationships. The amount of loans we may make ourselves is limited by the terms of the credit facility. As a result, any changes in our relationship with the banks could disrupt our revenues, cause us to change the way we conduct business in some states or adversely affect our liquidity and profits.

    If our estimates of loan losses are not adequate to absorb losses, our financial condition may be adversely affected.

        We maintain a loan loss reserve for anticipated losses for loans we make directly as well as for fee adjustments for losses on loans we originate and service for others. To estimate the appropriate level of loan loss reserves, including the reserve for estimated reductions to loan servicing fees, we consider the amount of outstanding loans owed to us, as well as loans owed to banks and serviced by us, historical loans charged off, current collection patterns and current economic trends. Our current loan loss reserve is based on our net write-offs, expressed as a percentage of loan amounts originated for the last twelve months applied against the total amount of outstanding loans that we make directly and outstanding loans we originate and service for others. Our loan loss reserve as of March 31, 2004 was $2.6 million. This reserve, however, is an estimate, and if actual loan losses are materially greater than our loan loss reserve, our financial condition could be adversely affected.

    Demand for our products and services is sensitive to the level of transactions effected by our customers, and accordingly, our revenues could be affected negatively by a general economic slowdown.

        A significant portion of our revenue is derived from cashing checks. Revenues from check cashing accounted for 49.4% of our total revenues during fiscal 2003 and 48.0% of our total revenues during the nine months ended March 31, 2004. Any changes in economic factors that adversely affect consumer transactions could reduce the volume of transactions that we process and have an adverse effect on our revenues and results of operations.

    Changes in applicable laws and regulations governing consumer protection and lending practices, both domestically and abroad, may have a significant negative impact on our business, results of operations and financial condition.

        Our business is subject to numerous state and certain federal and foreign laws and regulations which are subject to change and which may impose significant costs or limitations on the way we conduct or expand our business.

        These regulations govern or affect:

  •
  check cashing fees;

  •
  licensing and posting of fees;

  •
  lending practices, such as truth in lending;

  •
  interest rates and usury;

  •
  currency reporting;

  •
  privacy of personal consumer information; and

  •
  prompt remittance of proceeds for the sale of money orders.

        In addition, the banks for which we act as a servicer in connection with our consumer lending activities are subject to federal and state banking regulations. During 2002, criticism of Eagle National Bank's program with us by the U.S. Comptroller of the Currency led to Eagle discontinuing that business, requiring us to find a replacement relationship. The resulting disruption to our business increased expenses and slowed the growth of our consumer lending activities in 2002. The FDIC is the primary regulator of County Bank and First Bank and in July 2003 issued guidance for member banks operating in the payday lending industry. We cannot assure you that regulatory activities affecting the banks with which we do business will not again negatively impact our operations.

        As we develop new products and services, we may become subject to additional federal and state regulations. In addition, future legislation or regulations may restrict our ability to continue our current methods of operation or expand our operations and may have a negative effect on our business, results of operations and financial condition. We recently ceased offering short-term consumer loans in Georgia in response to a law passed by the state legislature prohibiting these loans. Although our short-term consumer lending business in Georgia was immaterial to us financially and we had no company-operated stores in that state, similar legislation in other states could have a more substantial negative impact. States may also seek to impose new licensing requirements or interpret or enforce existing requirements in new ways. For example, the Oklahoma Administrator of Consumer Credit sought to revoke the license of our Oklahoma subsidiary during fiscal 2003, which litigation we subsequently settled. Our business is also subject to litigation and regulatory proceedings, which could generate adverse publicity or cause us to incur substantial expenditures or modify the way we conduct our business.

        Currently our check cashing and consumer lending activities are subject to only limited substantive regulation in Canada other than usury laws. In the United Kingdom, our consumer lending activities must comply with the Consumer Credit Act of 1974 and related rules and regulations which, among other things, require us to obtain governmental licenses and prescribe the presentation, form and content of loan agreements. The modification of existing laws or regulations in Canada and the United Kingdom, or the adoption of new laws or regulations restricting or imposing more stringent requirements on our international check cashing and consumer lending activities, could increase our operating expenses and significantly limit our international business activities.

    Public perception and press coverage of short-term consumer loans as being predatory or abusive could negatively affect our revenues and results of operations.

        Consumer advocacy groups have recently advocated governmental action to prohibit or severely restrict certain types of short-term consumer lending. Typically the consumer groups and press coverage focus on lenders that charge consumers interest rates and fees that are higher than those charged by credit card issuers to more creditworthy consumers. This difference in credit cost may become more significant if a consumer does not repay the loan promptly, but renews the loan for one or more additional short-term periods. These types of short-term loans are often characterized by consumer groups and press coverage as predatory or abusive toward consumers. If consumers accept this negative characterization of certain short-term consumer loans and believe that the loans we provide to our customers fit this characterization, demand for our loans could significantly decrease, which could negatively affect our revenues and results of operations.

    We have substantial existing debt and may incur substantial additional debt in the future, which could adversely affect our financial health and our ability to obtain financing in the future and react to changes in our business.

        We have, and will continue to have, a significant amount of debt and may incur additional debt in the future. As of March 31, 2004, after giving effect to the application of our net proceeds from this offering and the recent senior note offering, our total debt would have been approximately $249.4 million and our shareholders' equity would have been approximately $         million. Our significant amount of debt could have important consequences to you. For example, it could:

  •
  make us vulnerable to interest rate increases, because a portion of our borrowings is, and will continue to be, at variable rates of interest;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt obligations, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a disadvantage compared to our competitors that have proportionately less debt;

  •
  restrict our operational flexibility through restrictive covenants that will limit our ability to make acquisitions, explore certain business opportunities, dispose of assets and take other actions; and

  •
  limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt instruments.

        The terms of our various debt instruments limit our ability to incur additional debt but do not prohibit us from incurring additional debt. If current debt levels increase, the related risks that we and you now face will also increase.

        If we fail to generate sufficient cash flow from future operations to meet our debt service obligations, we may need to seek refinancing of all or a portion of our indebtedness or obtain additional financing in order to meet our obligations with respect to our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing on satisfactory terms or at all, particularly because of our high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt.

    The agreements and instruments governing our debt contain restrictions and limitations that could significantly affect our ability to operate our business.

        Our debt instruments contain a number of significant covenants that could adversely affect our business. These covenants restrict our ability to, among other things:

  •
  create liens;

  •
  enter into sale and leaseback transactions;

  •
  enter into transactions with affiliates;

  •
  pay dividends or make other payments;

  •
  effect certain mergers and consolidations;

  •
  make certain investments, acquisitions or dispositions;

  •
  incur additional debt;

  •
  issue equity in our subsidiaries; and

  •
  repurchase or redeem equity interests and subordinated debt.

        The breach of any covenants or obligations in any of these debt instruments will result in a default under the applicable debt instrument. If there is an event of default under one of our debt instruments, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable, subject to applicable grace periods. This could trigger cross-defaults under our other debt instruments. As a result, our ability to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might further our growth strategy. Further, if we are unable to repay, refinance or restructure our indebtedness under our credit facility, the lenders under that facility could proceed against the collateral securing that indebtedness. In the event of our insolvency, liquidation, dissolution or reorganizations, the lenders under our debt instruments would be entitled to payment in full from our assets before distributions, if any, were made to our stockholders.

    If we do not generate a sufficient amount of cash, which depends on many factors beyond our control, our liquidity and ability to service our indebtedness and fund our operations would be harmed.

        Based on our current level of operations and anticipated revenue growth, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs. However, we have substantial contractual commitments and debt service obligations. We cannot assure you that our business will generate sufficient cash flow from operations, that our anticipated revenue growth will be realized or that future borrowings will be available to us under our credit facility in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, if we undertake expansion efforts in the future, our cash requirements may increase significantly.

    Our business and results of operations may be adversely affected if we are unable to manage our growth effectively.

        Our expansion strategy, which contemplates the addition of new stores, franchisees and document transmitter locations, is subject to significant risks. Our continued growth is dependent upon a number of factors, including the ability to hire, train and retain an adequate number of experienced management employees, the availability of adequate financing for our expansion activities, the ability to find qualified franchisees and document transmitter locations, the ability to obtain any government permits and licenses that may be required and other factors, some of which are beyond our control. There can be no assurance that we will be able to successfully grow our business or that our current business, results of operations and financial condition will not suffer if we are unable to do so. Expansion beyond the geographic areas where the stores are presently located will increase demands on management and divert their attention.

    Our check cashing services may become obsolete because of technological advances.

        We derive the largest component of our revenue from fees associated with cashing payroll, government and personal checks. Recently, there has been increasing penetration of electronic banking services into the check cashing and money transfer industry, including direct deposit of payroll checks and electronic transfer of government benefits. To the extent that checks are replaced with such electronic transfers, demand for our check cashing services could decrease.

    Our business is seasonal in nature, which causes our revenues and earnings to fluctuate.

        Our business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications for refund anticipation loans. Historically, we have generally experienced our highest revenues and earnings during the third fiscal quarter ending March 31 when revenues from these tax-related services peak. This seasonality requires us to manage our cash flows over the course of the year. If our revenues were to fall substantially below what we would normally expect during certain periods, our financial results would be adversely impacted and our ability to service our debt, including our ability to make interest payments on our debt, may also be adversely affected.

    Because we maintain a significant supply of cash in our stores, we may be subject to cash shortages due to employee error and theft.

        Since our business requires us to maintain a significant supply of cash in each of our stores, we are subject to the risk of cash shortages resulting from employee errors and theft. Although we have implemented various programs to reduce these risks, maintain insurance coverage for theft and provide security for our employees and facilities, we cannot assure you that employee error and theft will not occur. Error and theft could lead to cash shortages and could adversely affect our results of operations.

    If we lose key management or are unable to attract and retain the talent required for our business, our operating results could suffer.

        Our future success depends to a significant degree upon the members of our senior management, particularly Jeffrey Weiss, our Chairman and Chief Executive Officer, and Donald Gayhardt, our President and Chief Financial Officer. Since joining us in 1990, Messrs. Weiss and Gayhardt have been instrumental in procuring capital to assist us in executing our growth strategies, identifying and negotiating domestic and international acquisitions and providing expertise in managing our developing international operations. The loss of the services of one or more members of senior management could harm our business and development. Our continued growth also will depend upon our ability to attract and retain additional skilled management personnel. If we are unable to attract and retain personnel as needed in the future, our operating results and growth could suffer.

Risks Related to this Offering

    Our executive officers, directors and principal stockholders may be able to exert significant control over our future direction.

        After this offering, our executive officers, directors and principal stockholders will together control approximately     % of our outstanding common stock. As a result, these stockholders, if they act together, may be able to control, as a practical matter, all matters requiring our stockholders' approval, including the election of directors and approval of significant corporate transactions. We are also a party to employment agreements with Jeffrey Weiss and Donald Gayhardt that require us to use our commercially reasonable efforts to ensure that they continue to be members of our board of directors as long as they are our Chief Executive Officer and President, respectively. As a result, this concentration of ownership and representation on our board of directors may delay, prevent or deter a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of the company or its assets and might reduce the market price of our common stock.

    The price of our common stock after this offering may be lower than the offering price you pay and may be volatile.

        Prior to this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our common stock might not develop. If an active trading market develops, it may not continue. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies. These broad market fluctuations could adversely affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was negotiated with the representatives of the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be higher or lower than the offering price.

    Future sales of shares of our common stock in the public market could depress our stock price and make it difficult for you to recover the full value of your investment.

        Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. If our existing stockholders sell substantial amounts of our common stock in the public market following this offering or if there is a perception that these sales may occur, the market price of our common stock could decline. All of the outstanding shares of common stock belonging to officers, directors and other stockholders are currently "restricted securities" under the Securities Act. Assuming the underwriters do not exercise their over-allotment option, after the lockup agreements pertaining to this offering expire 180 days from the date of this prospectus unless waived earlier by Citigroup Global Markets Inc., up to                 of the shares outstanding prior to this offering will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act, or otherwise. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

        After the lockup agreements pertaining to this offering expire 180 days from the date of this prospectus, holders of                  shares of our common stock have the right to require us to register under the Securities Act all or a portion of their shares. Registration of the sale of these shares of our common stock would permit their sale into the market immediately. If our existing stockholders sell a large number of shares, the market price of our common stock could decline. In addition, holders of up to                  shares of our common stock will have piggyback registration rights after the consummation of this offering. All of these holders have agreed not to sell or otherwise dispose of any of their shares, other than those shares that may be sold in this offering, for a period of 180 days after the consummation of this offering. If, upon the expiration of the 180 days, existing stockholders exercise their rights to require us to register its shares for resale, the market price of our common stock could decline.

    Our anti-takeover provisions could prevent or delay a change in control of our company, even if such change of control would be beneficial to our stockholders.

        Provisions of our amended and restated certificate of incorporation and amended and restated bylaws as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such change in control would be beneficial to our stockholders. These provisions include:

  •
  a board of directors that is classified such that only one-third of directors are elected each year;

  •
  authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  •
  limitations on the ability of stockholders to call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

  •
  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        In addition, Section 203 of the Delaware General Corporations Law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions may apply even if the transaction may be considered beneficial by some stockholders.

    Investors will incur immediate and substantial dilution in the book value of their investment.

        The initial public offering price will be substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $            per share, based on an assumed initial public offering price of $            per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus. This means that if we were to be liquidated immediately after the offering, there may be no assets available for distribution to you after satisfaction of all of our obligations to creditors.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this prospectus are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "intend," "estimate," "potential," "continue" and similar expressions, as they relate to us, are intended to identify forward-looking statements.

        We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking statements in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus.

        Our forward-looking statements speak only as of the date made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We expect to receive approximately $        million in net proceeds from this offering based on the sale of             shares at an assumed initial offering price of $        per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus. We intend to use the net proceeds from this offering to redeem all of our outstanding senior notes and all of our outstanding senior subordinated notes and to pay fees and expenses with respect to these transactions. The following is a summary of the estimated uses of funds in connection with this offering:

  •
  redeem in full the outstanding $40.3 million principal amount of our 16.0% senior notes due 2012 at a redemption price of 112.5% of the aggregate principal amount, and accrued and unpaid interest;

  •
  redeem in full the outstanding $40.3 million principal amount of our 13.95% senior subordinated notes due 2012 at a redemption price of 100% of the aggregate principal amount, and accrued and unpaid interest; and

  •
  pay estimated fees and expenses of $3.0 million with respect to these transactions, including legal and accounting fees, and $2.5 million to terminate a management services agreement described in "Certain Relationships and Related Party Transactions—Management Agreement" prior to the contractual date of termination.

        We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

        As of March 31, 2004, after giving effect to the application of the net proceeds from the recent senior note offering, affiliates of The Goldman Sachs Group, Inc., a principal stockholder, would have held $11.4 million aggregate principal amount of our 16.0% senior notes due 2012 and $11.4 million aggregate principal amount of our 13.95% senior subordinated notes due 2012, both of which we intend to redeem in full using a portion of the net proceeds of this offering.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock. We currently expect to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be dependent upon the ability of Dollar Financial Group, Inc., our wholly owned subsidiary, to pay dividends or make cash payments or advances to us. The agreement governing our credit facility and the indenture governing our senior notes impose restrictions on Dollar Financial Group, Inc.'s ability to make these payments. For example, Dollar Financial Group, Inc.'s ability to pay dividends or make other distributions to us, and thus our ability to pay cash dividends on our common stock, will depend upon, among other things, its level of indebtedness at the time of the proposed dividend or distribution, whether it is in default under its financing agreements and the amount of dividends or distributions made in the past. Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors, including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2004:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to (1) the sale of             shares of our common stock in this offering at an assumed initial public offering price of $         per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus, (2) the intended applications of the net proceeds from this offering and (3) the recent senior note offering and the applications of the net proceeds therefrom.

        This table should be read together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2004
	Actual	As Adjusted
	(unaudited)
	(dollars in thousands)
Total debt:
Revolving credit facility	$—
Canadian overdraft facility	—
U.K. overdraft facility	—
Other collateralized borrowings	8,000
Dollar Financial Group, Inc. 9.75% Senior Notes due 2011	220,000
16.0% Senior Notes due 2012(1)	47,871
13.95% Senior Subordinated Notes due 2012(2)	47,871
Other	206

Total debt	323,948
Shareholders' equity (deficit):
Common stock, $0.001 par value, 51,000,000 shares authorized, 10,076,662 shares issued and outstanding, actual; 51,000,000 shares authorized, shares issued and outstanding, as adjusted	—
Additional paid-in capital	61,481
Accumulated deficit	(118,854)
Accumulated comprehensive income	16,881
Treasury stock at cost	(956)
Management equity loan	(4,309)

Total shareholders' equity	(45,757)

Total capitalization	$278,191

(1)
Net of original issue discount of $1,481.

(2)
Net of original issue discount of $1,481.

DILUTION

        The net tangible book value of our common stock on March 31, 2004 was $(206.7) million, or approximately $(20.51) per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of shares at an assumed initial public offering price of $        per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value at March 31, 2004 would have been approximately $        million, or $            per share. This represents an immediate increase in net tangible book value of $        per share to existing stockholders and an immediate dilution in net tangible book value of $            per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share
Net tangible book value per share at March 31, 2004
Increase per share attributable to this offering
As adjusted net tangible book value per share after this offering

Dilution per share to new investors

        The following table summarizes, on an as adjusted basis, as of March 31, 2004, the total number of shares of our common stock purchased, the total consideration paid and the average price per share paid by existing stockholders and by the new investors in this offering, calculated before deducting the estimated underwriting discounts and commissions and offering expenses:

As of March 31, 2004
	Shares Purchased		Total Consideration
Average Price Per Share
	Number	Percent	Amount	Percent
Existing Stockholders
New Investors

Total

        The foregoing discussion and tables assume no exercise by the underwriters of their over-allotment option and no exercise of outstanding options for 718,080 shares of our common stock that are exercisable at a weighted average price of $8.46 per share. To the extent the over-allotment option or the outstanding options are exercised, there may be further dilution to new investors.

SELECTED FINANCIAL DATA

        We derived the following historical financial information from our audited consolidated financial statements as of June 30, 2002 and June 30, 2003 and for each of the years in the three-year period ended June 30, 2003 and our unaudited consolidated financial statements as of and for the nine months ended March 31, 2004, which are included elsewhere in this prospectus, and our audited consolidated financial statements as of and for the years ended June 30, 1999, June 30, 2000 and June 30, 2001 and our unaudited consolidated financial statements as of and for the nine months ended March 31, 2003, which are not included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2004. This table should be read together with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year ended June 30,					Nine months ended March 31,
	1999(1)(2)	2000(3)	2001(4)	2002(5)	2003	2003	2004
						(unaudited)
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Check cashing	$76,304	$97,350	$105,690	$104,792	$108,435	$80,871	$87,939
Consumer lending:
Fees from consumer lending	22,704	44,974	77,854	97,712	106,258	79,391	88,123
Provision for loan losses and adjustment to servicing revenue	(4,145)	(10,187)	(19,487)	(27,913)	(24,744)	(18,062)	(17,450)

Consumer lending, net	18,559	34,787	58,367	69,799	81,514	61,329	70,673
Money transfer fees	6,687	7,881	9,444	10,098	11,652	8,271	9,584
Other	19,429	25,735	21,998	17,287	17,787	13,445	15,182

Total revenues	120,979	165,753	195,499	201,976	219,388	163,916	183,378
Store and regional expenses:
Salaries and benefits	35,329	47,058	57,453	65,295	69,799	51,947	56,881
Occupancy	9,609	12,800	16,881	18,087	18,856	14,155	14,768
Depreciation	2,227	4,683	5,829	6,522	5,859	4,364	4,471
Other	23,764	36,503	45,321	46,238	47,766	36,408	40,201

Total store and regional expenses	70,929	101,044	125,484	136,142	142,280	106,874	116,321
Establishment of reserves for new consumer lending arrangements	—	—	—	2,244	—	—	—
Corporate expenses	13,648	20,864	22,500	24,516	31,241	23,697	22,727
Management fee	360	671	864	1,049	1,049	702	786
Loss on store closings and sales and other restructuring	103	249	926	1,435	3,987	2,750	278
Goodwill amortization	4,686	5,564	4,710	—	—	—	—
Other depreciation and amortization	1,020	1,620	1,952	2,709	3,320	2,446	2,672
Interest expense, net of interest income	21,105	26,872	31,307	31,274	34,620	25,429	29,585
Recapitalization costs and other non-recurring items	12,575	1,478	—	—	—	—	—
Establishment of reserve for legal matter	—	—	—	—	2,750	2,500	—
Loss on extinguishment of debt	130	—	—	—	—	—	8,855

Income (loss) before income taxes	(3,577)	7,391	7,756	2,607	141	(482)	2,154
Income tax provision(6)	2,137	8,991	9,199	5,999	8,735	5,772	28,125 (7)

Net loss	$(5,714)	$(1,600)	$(1,443)	$(3,392)	$(8,594)	$(6,254)	$(25,971)

Net loss per share:
Basic	$(0.44)	$(0.16)	$(0.14)	$(0.34)	$(0.85)	$(0.62)	$(2.58)
Diluted	$(0.44)	$(0.16)	$(0.14)	$(0.34)	$(0.85)	$(0.62)	$(2.58)
Shares used to calculate net loss per share:
Basic	13,105,470	10,110,240	10,120,950	10,076,662	10,076,662	10,076,662	10,076,662
Diluted	13,105,470	10,110,240	10,120,950	10,076,662	10,076,662	10,076,662	10,076,662
Net cash provided by (used in):
Operating activities	$15,833	$15,337	$15,578	$13,442	$3,263	$9,359	$17,140
Investing activities	(23,471)	(44,526)	(32,365)	(10,108)	(10,679)	(8,800)	(5,039)
Financing activities	18,545	36,709	16,364	10,420	(10,328)	(12,215)	(6,901)
Stores in operation at end of period	437	891	978	1,018	1,084	1,087	1,106
Balance Sheet Data (at end of period):
Cash and cash equivalents	$65,940	$73,394	$72,456	$86,637	$71,809	$75,860	$79,901
Total assets	208,274	266,545	283,458	304,599	313,611	305,175	324,985
Total debt	207,415	253,939	282,868	306,462	311,614	305,689	323,948
Shareholders' deficit	(23,936)	(27,820)	(33,880)	(32,418)	(28,970)	(34,757)	(45,757)

(1)
On November 13, 1998, we entered into an agreement and plan of merger with DFG Acquisition, Inc., a Delaware corporation, controlled by Green Equity Investors II, L.P., a Delaware limited partnership, and some of our stockholders, providing for the merger of DFG Acquisition, Inc. with and into us, with our corporation as the surviving corporation. The merger, which was consummated on December 18, 1998, was accounted for as a recapitalization. In the merger, the senior members of our management retained substantially all of their shares, and the other stockholders received cash in exchange for their shares.

(2)
On February 10, 1999, we acquired all of the outstanding shares of Instant Cash Loans Limited, which operated eleven stores in the U.K. The initial purchase price for this acquisition was $9.4 million plus initial working capital of approximately $2.0 million and was funded with the issuance of our 10.875% Senior Subordinated Notes Due 2006. The excess of the purchase price over the fair value of identifiable net assets acquired was $8.3 million. On February 17, 1999, National Money Mart Company, one of our subsidiaries, acquired the remaining 86.5% partnership interest in its Calgary Money Mart Partnership. The Calgary Money Mart Partnership operated six stores in Alberta, Canada. The aggregate purchase price for this acquisition was $5.6 million and was funded with the issuance of our 10.875% Senior Subordinated Notes Due 2006. The excess of the purchase price over the fair value of identifiable net assets acquired was $5.2 million.

(3)
On July 7, 1999, we acquired all of the outstanding shares of Cash A Cheque Holdings Great Britain Limited, which operated 44 company-owned stores in the UK. The initial purchase price for this acquisition was $12.5 million and was funded through excess internal cash, our revolving credit facility and our 10.875% Senior Subordinated Notes Due 2006. The excess of the purchase price over the fair value of the identifiable net assets acquired was $8.2 million. Additional consideration of $9.7 million was subsequently paid based under the profit-based earn-out agreement. On November 18, 1999, we acquired all of the outstanding shares of Cheques R Us, Inc. and Courtenay Money Mart Ltd., which operated six stores in British Columbia. The aggregate purchase price for this acquisition was $1.2 million and was funded through excess internal cash. The excess of the purchase price over the fair value of identifiable net assets acquired was $1.1 million. On December 15, 1999, we acquired all of the outstanding shares of Cash Centres Corporation Limited, which operated five company-owned stores and 238 franchises in the UK. The aggregate purchase price for this acquisition was $8.4 million and was funded through our revolving credit facility. The excess of the purchase price over the fair value of identifiable net assets acquired was $7.7 million. Additional consideration of $2.7 million was subsequently paid based under a profit-based earn-out agreement. On February 10, 2000, we acquired substantially all of the assets of CheckStop, Inc., a payday-loan business which operated through 150 independent document transmitters in 17 states. The aggregate purchase price for this acquisition was $2.6 million and was funded through our revolving credit facility. The excess of the purchase price over the fair value of identifiable net assets acquired was $2.4 million. Additional consideration of $250,000 was subsequently paid based upon a future results of operations earn-out agreement.

(4)
On August 1, 2000, we purchased all of the outstanding shares of West Coast Chequing Centres, Ltd, which operated six stores in British Columbia. The aggregate purchase price for this acquisition was $1.5 million and was funded through excess internal cash. The excess price over the fair value of identifiable net assets acquired was $1.4 million. On August 7, 2000, we purchased substantially all of the assets of Fast 'n Friendly Check Cashing, which operated 8 stores in Maryland. The aggregate purchase price for this acquisition was $700,000 and was funded through our revolving credit facility. The excess purchase price over fair value of identifiable net assets acquired was $660,000. Additional consideration of $150,000 was subsequently paid based on a revenue earn-out agreement. On August 28, 2000, we purchased primarily all of the assets of Ram-Dur Enterprises, Inc. d/b/a AAA Check Cashing Centers, which operated five stores in Tucson, Arizona. The aggregate purchase price for this acquisition was $1.3 million and was funded through our revolving credit facility. The excess purchase price over fair value of identifiable net assets acquired was $1.2 million. On December 5, 2000, we purchased all of the outstanding shares of Fastcash Ltd., which operated 13 company owned stores and 27 franchises in the UK. The aggregate purchase price for this acquisition was $3.1 million and was funded through our revolving credit facility. The excess of the purchase price over the fair value of the identifiable assets acquired was $2.7 million. Additional consideration of $2.0 million was subsequently paid during fiscal 2003 based upon a future results of operations earn-out agreement.

(5)
On July 1, 2001, we adopted Financial Accounting Standards Board Opinion No. 142 "Goodwill and Other Intangible Assets." In accordance with the provisions of SFAS No. 142 we ceased amortization of goodwill.

(6)
As a result of our refinancing in November 2003, we do not expect to continue to pay U.S. tax on our foreign earnings for the foreseeable future. This will result in a substantial reduction in our effective tax rate. The amount of such tax was as follows (dollars in thousands):

Year ended June 30,					Nine months ended March 31,
1999	2000	2001	2002	2003	2003	2004
					(unaudited)
$812	$1,745	$3,189	$2,370	$5,162	$5,230	$1,931
(7)
Due to the refinancing of our debt, significant deferred tax assets have been generated and recorded in accordance with SFAS 109. Because realization is not assured, the deferred tax assets recorded were reduced by a valuation allowance of $17.6 million at March 31, 2004, resulting in an increase in the provision for income taxes during the nine month period then ended.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of our financial condition and results of operations for the nine months ended March 31, 2003 and 2004 and for fiscal 2001, 2002 and 2003. This section should be read together with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategies for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in, or implied by, the forward-looking statements contained in this prospectus.

Overview

        We are the parent company of Dollar Financial Group, Inc. and its wholly owned subsidiaries. We have historically derived our revenues primarily from providing check cashing services, consumer lending and other consumer financial products and services, including money orders, money transfers and bill payment. For our check cashing services, we charge our customers fees that are usually equal to a percentage of the amount of the check being cashed and are deducted from the cash provided to the customer. For our consumer loans, we receive origination and servicing fees from the banks providing the loans or, if we fund the loans directly, interest and fees on the loans.

        Our expenses primarily relate to the operations of our store network, including salaries and benefits for our employees, occupancy expense for our leased real estate, depreciation of our assets and corporate and other expenses, including costs related to opening and closing stores. During fiscal 2003, we took actions to reduce costs and make our operations more efficient, including centralizing and consolidating our store support functions for our North American operations.

        In each foreign country in which we operate, local currency is used for both revenue and expenses. Therefore, we record the impact of foreign currency exchange rate fluctuations related to our foreign net income.

        In our discussion of our financial condition and results of operations, we refer to stores, franchises and document transmitters that were open for an entire period and the comparable prior period as comparable stores, franchises and document transmitters.

Discussion of Critical Accounting Policies

        In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of our results of operations and financial condition in the preparation of our financial statements in conformity with generally accepted accounting principles. We evaluate these estimates on an ongoing basis, including those related to loss reserves and intangible assets. We base these estimates on the information currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary from these estimates under different assumptions or conditions.

        We believe that the following critical accounting policies affect the more significant estimates and assumptions used in the preparation of our financial statements:

    Revenue Recognition

        Revenues from our check cashing, money order sales, money transfer and bill payment services and other miscellaneous services grouped in other revenues are recognized when the transactions are completed at the point-of-sale in our company-operated stores. For our unsecured short-term loan service, all revenues are recognized ratably over the life of the loan, offset by net write-offs. We recognize initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from the franchisees are accrued as earned.

        In following the recognition policies described above, we do not use estimates to recognize our revenues.

    Consumer Loan Loss Reserves Policy

        Company Funded Consumer Loans.    We maintain a loan loss reserve for anticipated losses for loans we make directly through some of our company-operated locations. To estimate the appropriate level of loan loss reserves we consider the amount of outstanding loans owed to us, historical loans charged off, current collection patterns and current economic trends. Our current loan loss reserve is based on our net write-offs, expressed as a percentage of loan amounts originated for the last twelve months applied against the total amount of outstanding loans that we make directly. As these conditions change, we may need to make additional allowances in future periods.

        Bank Funded Consumer Loans.    In addition to short-term consumer loans originated and funded by us, we also have relationships with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Under our agreements with these banks, we market and service short-term consumer loans funded by the banks. The banks are responsible for the application review process and determining whether to approve an application and fund a loan. As a result, the bank loans are not included in our loans and other consumer lending receivables balance on our balance sheet. In exchange for our services, the banks pay us origination and servicing fees that are subject to reduction if the banks' loan losses exceed specified levels. Similarly to our company funded loans, we maintain a reserve for anticipated losses on bank funded loans. To estimate the appropriate level of loan loss reserves, we consider the amount of outstanding loans owed to the banks, historical loans charged off, current collection patterns and current economic trends. The reserve is then based on net write-offs, expressed as a percentage of loans originated on behalf of the banks applied against the total amount of the banks' outstanding loans. This reserve is reported in accrued expenses and other liabilities on our balance sheet.

        When a company funded or bank funded loan is originated, the customer receives the cash proceeds in exchange for a post-dated check or a written authorization to initiate a charge to the customer's bank account on the stated maturity date of the loan. If the check or the debit to the customer's account is returned from the bank unpaid, we immediately record a loss for the full amount of the unpaid item. A loss on consumer loans is charged against the reserve during the period in which the loss occurred. A recovery is credited to the reserve during the period in which the recovery is made. Each month, we replenish the reserves in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the loan loss reserve as a result of the calculations in the preceding paragraphs, is charged against revenues. The total amount of outstanding loans owed to us as well as owed to banks serviced by us did not change significantly during the periods ended March 31, 2004, June 30, 2003 and June 30, 2002, and during these periods, our loss rates on loans declined. As a result of these factors, we did not increase our allowance for loan loss reserves.

    Check Cashing Returned Item Policy

        We charge operating expense for losses on returned checks during the period in which such checks are returned. Recoveries on returned checks are credited to operating expense during the period in which recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. These net losses are charged to other store and regional expenses in the consolidated statements of operations.

    Goodwill

        We have significant goodwill on our balance sheet. The testing of goodwill for impairment under established accounting guidelines also requires significant use of judgment and assumptions. In accordance with accounting guidelines, we determine the fair value of our goodwill using multiples of earnings of other companies. Goodwill is tested and reviewed for impairment on an ongoing basis under established accounting guidelines. However, changes in business conditions may require future adjustments to asset valuations.

    Income Taxes

        As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. An assessment is then made of the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance.

Results of Operations

        The following table sets forth our results of operations as a percentage of revenues for the following periods:

	Year ended June 30,			Nine months ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
Statement of Operations Data:
Total revenues:
Check cashing	54.0%	51.8%	49.4%	49.3%	48.0%
Consumer lending:
Fees from consumer lending	39.8	48.4	48.4	48.4	48.1
Provision for loan losses and adjustment to servicing revenue	(9.9)	(13.8)	(11.2)	(10.9)	(9.6)

Consumer lending, net	29.9	34.6	37.2	37.5	38.5
Money transfers	4.8	5.0	5.3	5.0	5.2
Other	11.3	8.6	8.1	8.2	8.3

Total revenues	100.0	100.0	100.0	100.00	100.0
U.S. revenues:
Check cashing	28.0	26.5	22.4	23.0	20.0
Consumer lending:
Fees from consumer lending	30.2	35.0	32.1	32.6	29.3
Provision for loan losses and adjustment to servicing revenue	(8.0)	(11.6)	(8.8)	(8.8)	(7.0)

Consumer lending, net	22.2	23.4	23.3	23.8	22.3
Money transfers	2.5	2.2	2.2	2.1	1.8
Other	6.9	3.8	2.5	2.7	1.5

Total U.S. revenues	59.6	55.9	50.4	51.6	45.6
Canada revenues:
Check cashing	15.2	15.0	15.1	14.7	15.7
Consumer lending:
Fees from consumer lending	6.1	8.1	10.3	9.8	12.3
Provision for loan losses and adjustment to servicing revenue	(1.3)	(1.5)	(1.5)	(1.4)	(1.2)

Consumer lending, net	4.8	6.6	8.8	8.4	11.1
Money transfers	2.0	2.2	2.3	2.2	2.3
Other	3.4	3.7	4.3	4.3	4.9

Total Canada revenues	25.4	27.5	30.5	29.6	34.0
United Kingdom revenues:
Check cashing	10.8	10.3	11.9	11.6	12.3
Consumer lending:
Fees from consumer lending	3.5	5.3	6.1	6.0	6.5
Provision for loan losses and adjustment to servicing revenue	(0.6)	(0.7)	(1.0)	(0.7)	(1.3)

Consumer lending, net	2.9	4.6	5.1	5.3	5.2
Money transfers	0.3	0.6	0.8	0.8	1.1
Other	1.0	1.1	1.3	1.2	1.8

Total U.K. revenues	15.0	16.6	19.1	18.9	20.4
Store and regional expenses:
Salaries and benefits	29.4	32.3	31.8	31.7	31.0
Occupancy	8.6	9.0	8.6	8.6	8.1
Depreciation	3.0	3.2	2.7	2.7	2.4
Other	23.2	22.9	21.8	22.2	21.9

Total store and regional expenses	64.2	67.4	64.9	65.2	63.4
Establishment of reserves for new consumer lending arrangements	—	1.1	—	—	—
Corporate expenses	11.5	12.1	14.2	14.5	12.4
Management fee	0.4	0.5	0.5	0.4	0.4
Loss on store closings and sales and other restructuring	0.5	0.8	1.8	1.7	0.2
Goodwill amortization	2.4	—	—	—	—
Other depreciation and amortization	1.0	1.3	1.5	1.5	1.5
Interest expense, net of interest income	16.0	15.5	15.7	15.5	16.1
Establishment of reserve for legal matter	—	—	1.3	1.5	—
Loss on extinguishment of debt	—	—	—	—	4.8

Income (loss) before income taxes	4.0	1.3	0.1	(0.3)	1.2
Income tax provision	4.7	3.0	4.0	3.5	15.3

Net loss	(0.7)%	(1.7)%	(3.9)%	(3.8)%	(14.1)%

    Nine Months Ended March 31, 2004 Compared to the Nine Months Ended March 31, 2003

        Revenues.    Total revenues were $183.4 million for the nine months ended March 31, 2004 compared to $163.9 million for the nine months ended March 31, 2003, an increase of $19.5 million or 11.9%. Comparable store, franchised store and document transmitter sales for the entire period increased $18.4 million or 11.4%. New store openings accounted for an increase of $2.4 million while closed stores accounted for a decrease of $1.5 million. Favorable foreign currency rates attributed to $10.5 million of the increase for the nine months. In addition to the currency benefit, revenues in the United Kingdom for the nine months increased by $3.6 million primarily related to revenues from check cashing and the impact of a new installment loan product. Revenues in Canada for the nine months increased $6.2 million after adjusting for the favorable exchange rate. Higher short term consumer loan volume and pricing, slightly offset by lower check cashing revenues, accounted for the increase. In addition, our Canadian subsidiary introduced a new tax product in all of its stores offering refund anticipation loans and electronic Canadian tax filing. This product, which was only tested in a limited number of locations in the prior year period, added $883,000 in revenue for the nine months ended March 31, 2004, which is included in other revenues. In the United States, revenues declined $1.6 million for the nine months ended March 31, 2004, primarily due to the decline in our distribution of government assistance food coupons. California, the last state in which we offer food coupons, is implementing an electronic benefits transfer system designed to disburse public assistance benefits directly to individuals. We expect to generate minimal revenues from this product for the remainder of the fiscal year. Revenues from franchise fees and royalties accounted for $5.5 million, or 3.0% of total revenues, for the nine months ended March 31, 2004 compared to $4.6 million, or 2.8% of total revenues, for the same period in 2003, representing a $900,000, or 19.8%, increase. Stronger foreign currencies in both the United Kingdom and Canada accounted for $531,000, or 11.5%, of the increase. The balance of the increase can be attributed to the addition of a total of 10 franchised locations during fiscal 2004 and an overall increase in revenues generated by existing franchises.

        Store and Regional Expenses.    Store and regional expenses were $116.3 million for the nine months ended March 31, 2004 compared to $106.9 million for the nine months ended March 31, 2003, an increase of $9.4 million or 8.8%. The impact of foreign currencies accounted for $5.5 million of this increase. New store openings accounted for an increase of $1.3 million while closed stores accounted for a decrease of $1.4 million. Comparable retail store and franchised store expenses for the entire period increased $12.4 million. For the nine months ended March 31, 2004, total store and regional expenses decreased to 63.5% of total revenues compared to 65.2% of total revenues for the nine months ended March 31, 2003. After adjusting for the impact of the changes in exchange rates, store and regional expenses increased $4.4 million in Canada, $1.3 million in the United Kingdom and declined $1.8 million in the United States. The increase in Canada was primarily due to increases of $737,000 in salaries, $600,000 in returned checks, net and cash shortages, $335,000 in advertising and $273,000 in occupancy costs. These costs, in addition to the aggregate of other operating costs, are commensurate with overall growth in Canadian revenues. The increase in the United Kingdom is almost entirely associated with increased salary expense, which is also commensurate with the overall growth in U.K. revenues. The decline in store and regional expenses in the United States is primarily due to the impact of stores closed in the second quarter of fiscal 2003.

        Corporate Expenses.    Corporate expenses were $22.7 million for the nine months ended March 31, 2004 compared to $23.7 million for the nine months ended March 31, 2003, a decrease of $1.0 million or 4.2%. The decline reflects the cost reductions related to the rationalization of our store support functions for our North American operations offset somewhat by increased accrued expenses for incentive compensation and legal and professional fees.

        Management Fees.    Management fees paid to Leonard Green & Partners, L.P., an affiliate of Green Equity Investors II, L.P., our largest stockholder, under a management services agreement were $786,000 for the nine months ended March 31, 2004 compared to $702,000 for the nine months ended March 31, 2003.

        Loss on Store Closings and Sales.    Loss on store closings and sales and other restructuring was $278,000 for the nine months ended March 31, 2004 compared to $2.8 million for the nine months ended March 31, 2003, a decrease of $2.5 million. For the nine months ended March 31, 2003, we provided $1.3 million for the closure costs associated with the shutdown of 27 underperforming stores. In addition, we provided $800,000, consisting primarily of severance and retention bonus costs, for the consolidation and relocation of certain non-operating functions.

        Interest Expense.    Interest expense was $29.6 million for the nine months ended March 31, 2004 and was $25.4 million for the nine months ended March 31, 2003, an increase of $4.2 million or 16.5%. A portion of the increase is attributable to $990,000 of interest paid on Dollar Financial Group, Inc.'s old 10.875% senior notes for the 30 day period subsequent to Dollar Financial Group, Inc.'s issuance on November 13, 2003 of $220.0 million principal amount of new 9.75% senior notes. Dollar Financial Group, Inc. elected to effect covenant defeasance on its old notes by depositing with the trustee funds sufficient to satisfy the old notes together with the call premium and accrued interest to the December 13, 2003 redemption date. Additionally, the increased interest on the incremental long-term debt outstanding after the refinancing accounted for $3.2 million of the increase in total interest expense. Offsetting these increases was a decline of $1.4 million in interest on Dollar Financial

Group, Inc.'s revolving credit facility. This decline is a result of the use of a portion of the proceeds from the issuance of the new notes to repay the entire outstanding revolving credit balance on November 13, 2003. As a result of the refinancing, our effective annual interest rate has declined.

        Loss on Extinguishment of Debt.    On November 13, 2003, Dollar Financial Group, Inc. issued $220.0 million principal amount of 9.75% senior notes due 2011. The proceeds from this offering were used to redeem all of its outstanding 10.875% senior notes and its outstanding 10.875% senior subordinated notes, to refinance its credit facility, to distribute a portion of the proceeds to us to redeem an equal amount of our senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving our senior discount notes.

        The loss incurred on the extinguishment of debt is as follows (dollars in millions):

Call Premium:
Dollar Financial Group, Inc. 10.875% Senior Notes	$1.98
Dollar Financial Group, Inc. 10.875% Senior Subordinated Notes	0.73
Write-off of previously capitalized deferred issuance costs, net	6.14

Loss on extinguishment of debt	$8.85

        Establishment of Reserve for Legal Matter.    We accrued $2.5 million at December 31, 2002 related to the California wage and hour litigation described in "Business—Legal Proceedings."

        Income Tax Provision.    The provision for income taxes was $28.1 million for the nine months ended March 31, 2004 compared to a provision of $5.8 million for the nine months ended March 31, 2003, an increase of $22.3 million. Due to the restructuring of our debt, significant deferred tax assets have been generated and recorded in accordance with SFAS 109. Because realization is not assured, the deferred tax assets recorded were reduced by a valuation allowance of $17.6 million at March 31, 2004. Our effective income tax rate was 1,305.7% for the nine months ended March 31, 2004 and (1,197.5)% for the nine months ended March 31, 2003. Following our refinancing in November 2003, we no longer accrue U.S. tax on our foreign earnings. The amount of such tax was $1.9 million for the nine months ended March 31, 2004 and $5.2 million for the nine months ended March 31, 2003. As a result, we expect our effective income tax rate to be approximately 42.0% in future quarters after fiscal 2004.

    Year Ended June 30, 2003 Compared to the Year Ended June 30, 2002

        Revenues.    Total revenues were $219.4 million for fiscal 2003, compared to $202.0 million for fiscal 2002, an increase of $17.4 million, or 8.6%. Comparable retail store, franchised store and document transmitter revenues increased $15.8 million, or 8.1%, which is primarily attributable to our foreign operations as those markets continue to mature as well as the impact of favorable foreign currency rates in fiscal 2003. New store openings accounted for an increase of $4.5 million, which was partially offset by a decline of $2.9 million in revenues from closed stores.

        The increase in total revenues resulted primarily from an increase of $11.7 million, or 16.8%, in consumer lending revenues. The increase in consumer lending revenues was primarily a result of a $7.8 million, or 34.2%, increase in revenues in Canada resulting from higher lending volumes and increased finance charges, and an increase of $3.9 million, or 8.3%, in domestic revenues primarily resulting from a decrease in net credit losses which are charged against the reserve during the period in which the loss occurred. The reserve for losses is then replenished through a charge to revenue in the same period. In addition to the increase in consumer lending revenues, our check cashing revenues increased by $3.6 million, or 3.5%. Foreign check cashing revenues accounted for $8.1 million of this increase offset by a $4.5 million decline in domestic check cashing revenues due to a reduction in the number of checks cashed, reflecting the decline in the U.S. economy and employment during this period. Revenues from franchise fees and royalties accounted for $6.3 million, or 2.9% of total revenues, for fiscal 2003 compared to $5.2 million, or 2.6% of total revenues, for fiscal 2002. The balance of the increase in total revenues, $2.1 million, relates to other ancillary products, primarily revenues from money transfer fees.

        Store and Regional Expenses.    Store and regional expenses were $142.3 million for fiscal 2003, compared to $136.1 million for fiscal 2002, an increase of $6.2 million, or 4.5%. The effect of the new store openings in fiscal 2003 accounted for an increase of $1.5 million. Also, store and regional expenses increased $4.0 million due to increased salaries and benefits attributable to our foreign subsidiaries, commensurate with the growth in those operations. Total store and regional expenses as a percentage of revenues decreased from 67.4% in fiscal 2002 to 64.9% in fiscal 2003. Store and regional expenses as a percentage of revenues of our foreign subsidiaries were 55.7% for fiscal 2002 and 52.5% for fiscal 2003.

          Salaries and Benefits Expense.    Salaries and benefits expense was $69.8 million for fiscal 2003, compared to $65.3 million for fiscal 2002, an increase of $4.5 million, or 6.9%. New store openings accounted for $600,000 of the increase. Our foreign subsidiaries accounted for an increase of $4.0 million in salaries and benefits. Salaries and benefits expense as a percentage of revenues decreased from 32.3% for fiscal 2002 to 31.8% for fiscal 2003.

          Occupancy Expense.    Occupancy expense was $18.9 million for fiscal 2003, compared to $18.1 million for fiscal 2002, an increase of $800,000, or 4.3%. New store openings accounted for $300,000 of the increase. Occupancy expense as a percentage of revenues decreased from 9.0% for fiscal 2002 to 8.6% for fiscal 2003.

          Depreciation Expense.    Depreciation expense was $5.9 million for fiscal 2003, compared to $6.5 million for fiscal 2002, a decrease of $600,000, or 10.2%. Depreciation expense as a percentage of revenues decreased from 3.2% for fiscal 2002 to 2.7% for fiscal 2003.

          Other.    Other store and regional expenses were $47.8 million for fiscal 2003, compared to $46.2 million for fiscal 2002, an increase of $1.6 million, or 3.3%. New store openings accounted for an increase in other store and regional expenses of $600,000. The closing of stores during the fiscal year partially offset these increases. Other store and regional expenses consist of bank charges, armored security costs, net returned third party checks, cash shortages, cost of goods sold, advertising and other costs incurred by the stores.

        Establishment of Reserves for New Consumer Lending Arrangements.    During fiscal 2002, Eagle National Bank discontinued the offering of short-term consumer loans through our stores pursuant to a December 18, 2001 consent order entered into with the U.S. Comptroller of the Currency. In June 2002, we entered into a new servicing relationship with County Bank to provide short-term consumer loans to our customers. The change in our servicing relationship required corresponding changes to our banking systems, procedures and daily operations. County Bank elected not to fund loans in California and, therefore, we increased the number and amount of company funded loans we originated. State regulations also prevented the refinancing of company funded loans in California on their stated maturity date. We believed these factors increased the likelihood of loan losses on our company funded consumer loan portfolio and the bank funded consumer loan portfolio. Accordingly, we increased our estimated loss rates for both of these portfolios and established an aggregate reserve of $2.2 million.

        Corporate Expenses.    Corporate expenses were $31.2 million for fiscal 2003, compared to $24.5 million for fiscal 2002, an increase of $6.7 million, or 27.4%. Salaries and benefits increased $3.7 million associated with the growth of foreign operations. There was an increase of $1.7 million in professional fees that includes legal and consulting costs associated with the implementation of enhanced transaction processing systems and systems development costs associated with our new banking relationships with First Bank and County Bank. During the fourth quarter of fiscal 2003, we transferred certain operational support functions to our Canadian headquarters from our U.S. headquarters to complete a process of rationalizing our North American corporate office functions that had begun in October 2002. We believe the restructuring efforts undertaken in fiscal 2003 will result in an annual savings of approximately $5.0 million. Corporate expenses as a percentage of revenues increased from 12.1% for fiscal 2002 to 14.2% for fiscal 2003. We expect corporate expenses as a percentage of revenues to decline in fiscal 2004.

        Management Fees.    Management fees paid to Leonard Green & Partners, L.P. under a management services agreement were $1.0 million for the fiscal years ended June 30, 2003 and 2002.

        Loss on Store Closings and Sales and Other Restructuring.    Loss on store closings and sales and other restructuring was $4.0 million for fiscal 2003, compared to $1.4 million for fiscal 2002. For fiscal 2003, we provided $1.6 million for the closure costs associated with the shutdown of 27 stores. These costs consist primarily of lease obligations and leasehold improvement write-offs. In addition, we provided $1.7 million, consisting primarily of severance and retention bonus costs, for the consolidation and relocation of certain non-operating functions. We anticipate that loss on store closings and sales and other restructuring will decline significantly in 2004.

        Other Depreciation and Amortization.    Other depreciation and amortization expenses were $3.3 million for fiscal 2003, compared to $2.7 million for fiscal 2002, an increase of $600,000, or 22.6%. This increase is attributable primarily to additional investments in technology and the expansion of our Canadian corporate office as a result of the relocation of certain operational support functions to Canada from the U.S. headquarters. Other depreciation and amortization as a percentage of revenues increased from 1.3% for fiscal 2002 to 1.5% for fiscal 2003.

        Interest Expense.    Interest expense was $34.6 million for fiscal 2003, compared to $31.3 million for fiscal 2002, an increase of $3.3 million, or 10.5%. This increase is primarily attributable to the increase in the accretion of interest expense from our 13% senior discount notes, an increase in the average borrowing rates of our revolving credit facilities as a result of a November 2002 amendment to our credit facility and the impact of the higher effective interest rate on our collateralized borrowings.

        Establishment of Reserve for Legal Matter.    We accrued $2.8 million during fiscal 2003 related to the California wage and hour litigation described in "Business—Legal Proceedings."

        Income Tax Provision.    The provision for income taxes was $8.7 million in fiscal 2003 and $6.0 million in fiscal 2002. Our effective income tax rate was 619.5% for fiscal 2003 and 230.1% for fiscal 2002. Our effective tax rate differs from the federal statutory rate of 35% due to state taxes, foreign taxes, disallowed high yield debt interest and U.S. taxes on foreign earnings, primarily resulting from the guarantees on our prior credit facility and senior notes by our foreign subsidiaries. Following our refinancing in November 2003, we no longer accrue U.S. tax on our foreign earnings. The amount of such tax was $5.2 million for fiscal 2003 and $2.4 million for fiscal 2002.

    Year Ended June 30, 2002 Compared to the Year Ended June 30, 2001

        Revenues.    Total revenues were $202.0 million for fiscal 2002, compared to $195.5 million for fiscal 2001, an increase of $6.5 million, or 3.3%. Comparable retail store, franchised store and document transmitter revenues increased $2.4 million, or 1.3%. The entities acquired during fiscal 2001 and new store openings accounted for an increase of $10.0 million. The increase in total revenues resulted from an $11.4 million, or 19.5%, increase in consumer lending revenues. The increase in consumer lending revenues was primarily a result of a $7.9 million, or 53%, increase in foreign lending operations, principally due to volume growth in Canada and the introduction of consumer loan products into our acquired stores in the United Kingdom, and a $2.2 million, or 58.7%, revenue increase in our direct-to-consumer lending business. The balance of the increase in consumer lending revenues, $1.3 million, is attributable to other domestic lending operations. Partially offsetting this increase, however, was a decline in revenues of $3.1 million from closed stores and a decline in revenues of $2.8 million from the termination of the State of New York government contract, both occurring during fiscal 2001. Revenues from franchise fees and royalties accounted for $5.2 million, or 2.6% of total revenues, for fiscal 2002 compared to $5.5 million, or 2.9% of total revenues, for fiscal 2001.

        Store and Regional Expenses.    Store and regional expenses were $136.1 million for fiscal 2002, compared to $125.5 million for fiscal 2001, an increase of $10.6 million, or 8.4%. The effect of the acquisitions in fiscal 2001 resulted in an increase in store and regional expenses of $1.0 million and new store openings accounted for an increase of $6.0 million. Also, store and regional expenses increased $1.3 million due to salaries and benefits attributable to foreign subsidiaries, commensurate with the growth in those operations. In addition, $600,000 of the increase in store and regional expenses resulted from an increase in salaries and benefits due to the continued growth of our direct-to-consumer lending business and $1.9 million of the increase in store and regional expenses resulted from the costs of the further development of our centralized collection division in fiscal 2002. Store and regional expenses as a percentage of revenues increased from 64.2% in fiscal 2001 to 67.4% in fiscal 2002. Store and regional expenses as a percentage of revenues from our foreign subsidiaries were 57.5% for fiscal 2001 and 55.7% for fiscal 2002.

          Salaries and Benefits Expense.    Salaries and benefits expense was $65.3 million for fiscal 2002, compared to $57.5 million for fiscal 2001, an increase of $7.8 million, or 13.6%. Acquisitions accounted for an increase in salaries and benefits of $500,000 and new store openings accounted for $2.8 million. Our foreign subsidiaries accounted for an increase of $1.3 million in salaries and benefits. In addition, our direct-to-consumer lending business and centralized collection divisions accounted for an increase of $2.5 million due to increased growth. Salaries and benefits expense as a percentage of revenues increased from 29.4% for fiscal 2001 to 32.3% for fiscal 2002.

          Occupancy Expense.    Occupancy expense was $18.1 million for fiscal 2002, compared to $16.9 million for fiscal 2001, an increase of $1.2 million, or 7.1%. New store openings and acquisitions accounted for the increase. Occupancy expense as a percentage of revenues increased from 8.6% for fiscal 2001 to 9.0% for fiscal 2002.

          Depreciation Expense.    Depreciation expense was $6.5 million for fiscal 2002, compared to $5.8 million for fiscal 2001, an increase of $700,000, or 12.1%. New store openings and acquisitions accounted for an increase of $600,000. Depreciation expense as a percentage of revenues increased to 3.2% for fiscal 2002 from 3.0% for fiscal 2001.

          Other.    Other store and regional expenses were $46.2 million for fiscal 2002, compared to $45.3 million for fiscal 2001, an increase of $900,000, or 2.0%. New store openings and acquisitions accounted for an increase in other store and regional expenses of $1.8 million. In addition, costs associated with our direct-to-consumer lending business and centralized collection divisions increased during fiscal 2002 due to the growth in that business. Stores closed during fiscal 2002 partially offset these increases.

        Establishment of Reserves for New Consumer Lending Arrangements.    During fiscal 2002, Eagle National Bank discontinued the offering of short-term consumer loans through our stores pursuant to a December 18, 2001 consent order entered into with the U.S. Comptroller of the Currency. In June 2002, we entered into a new servicing relationship with County Bank to provide short-term consumer loans to our customers. The change in our servicing relationship required corresponding changes to our banking systems, procedures and daily operations. County Bank elected not to fund loans in California and, therefore, we increased the number and amount of company funded loans we originated. State regulations also prevented the refinancing of company funded loans in California on their stated maturity date. We believed these factors increased the likelihood of loan losses on our company funded consumer loan portfolio and the bank funded consumer loan portfolio. Accordingly, we increased our estimated loss rates for both of these portfolios and established an aggregate reserve of $2.2 million.

        Corporate Expenses.    Corporate expenses were $24.5 million for fiscal 2002, compared to $22.5 million for fiscal 2001, an increase of $2.0 million, or 8.9%. This increase resulted from additional salaries and benefits associated with the growth of the foreign operations during fiscal 2002. Corporate expenses as a percentage of revenues increased to 12.1% for fiscal 2002 from 11.5% for fiscal 2001.

        Management Fees.    Management fees paid to Leonard Green & Partners, L.P. under a management services agreement were $1.0 million for the fiscal year ended June 30, 2002 and $900,000 for the fiscal year ended 2001, an increase of $136,000. The increase was related to an amendment to the management services agreement.

        Loss on Store Closings and Sales and Other Restructuring.    During fiscal 2002, we closed 16 stores. Loss on store closings and sales and other restructuring was $1.4 million for fiscal 2002, compared to $900,000 for fiscal 2001.

        Other Depreciation and Amortization.    Other depreciation and amortization expenses were $2.7 million for fiscal 2002, compared to $2.0 million for fiscal 2001, an increase of $700,000, or 35%. This increase is attributable to additional capital expenditures made by the corporate office during fiscal 2002. Other depreciation and amortization as a percentage of revenues increased from 1.0% for fiscal 2001 to 1.3% for fiscal 2002.

        Interest Expense.    Interest expense was $31.3 million for fiscal years ended June 30, 2002 and 2001.

        Income Tax Provision.    The provision for income taxes was $6.0 million in 2002 and $9.2 million in 2001. Our effective income tax rate was (230.1)% for fiscal 2002 and (118.6)% for fiscal 2001. Our effective tax rate differs from the federal statutory rate of 35% due to state taxes, foreign taxes, disallowed high yield debt interest, and U.S. taxes on foreign earnings and, for fiscal 2001, nondeductible goodwill amortization resulting from the management buyout of our company on June 30, 1994 and several subsequent acquisitions.

Unaudited Quarterly Operating Results

        The following table sets forth, for the periods indicated, our results of operations and selected items in our consolidated statements of operations. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited financial statements appearing elsewhere in this prospectus. In the opinion of our management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Three months ended
	September 30	December 31	March 31	June 30
	(unaudited) (dollars in thousands, except per share data)
Fiscal 2004:
Revenues	$56,990	$60,762	$65,626
Income (loss) before income taxes	1,243	(6,481)	7,392
Net income (loss)	(2,601)	(24,973)	1,603
Basic earnings (loss) per share	(0.26)	(2.48)	0.16
Diluted earnings (loss) per share	(0.26)	(2.48)	0.15
Fiscal 2003:
Revenues	$52,652	$53,290	$57,974	$55,472
Income (loss) before income taxes	(966)	(4,038)	4,522	623
Net income (loss)	(3,201)	(6,271)	3,218	(2,340)
Basic earnings (loss) per share	(0.32)	(0.62)	0.32	(0.23)
Diluted earnings (loss) per share	(0.32)	(0.62)	0.31	(0.23)
Fiscal 2002:
Revenues	$49,223	$51,078	$49,755	$51,920
Income (loss) before income taxes	1,738	2,511	(301)	(1,341)
Net income (loss)	239	347	(494)	(3,484)
Basic earnings (loss) per share	0.02	0.03	(0.05)	(0.35)
Diluted earnings (loss) per share	0.02	0.03	(0.05)	(0.35)

Seasonality

        Our business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications for refund anticipation loans. Historically, we have generally experienced our highest revenues and earnings during our third fiscal quarter ending March 31, when revenues from these tax-related services peak. Due to the seasonality of our business, results of operations for any fiscal quarter are not necessarily indicative of the results of operations that may be achieved for the full fiscal year. In addition, quarterly results of operations depend significantly upon the timing and amount of revenues and expenses associated with the addition of new stores.

Balance Sheet Variations

    March 31, 2004 Compared to June 30, 2003.

        Cash and cash equivalents increased to $79.9 million at March 31, 2004 from $71.8 million at June 30, 2003. Cash and cash equivalent balances fluctuate significantly as a result of seasonal, monthly and day-to-day requirements for funding check cashing and other operating activities.

        Income taxes receivable increased to $7.1 million at March 31, 2004 from $2.9 million related primarily to U.S. carryback losses and the overpayment of taxes in our Canadian subsidiary.

        Deferred income taxes decreased from $15.6 million at June 30, 2003 to $0 at March 31, 2004 as we recorded a valuation allowance against deferred taxes of $17.6 million at March 31, 2004.

        Goodwill and other intangibles increased $6.7 million from $143.4 million at June 30, 2003 to $150.1 million at March 31, 2004 due to foreign translation adjustments.

        Debt issuance costs increased from $6.7 million at June 30, 2003 to $10.9 million at March 31, 2004 due to the refinancing of our debt in November 2003.

        Accounts payable decreased $4.6 million from $17.2 million at June 30, 2003 to $12.6 million at March 31, 2004 due to the timing of settlements with third party vendors and with our franchisees.

        Accrued expenses and other liabilities increased to $13.2 million at March 31, 2004 from $10.7 million at June 30, 2003 due to professional fees associated with legal matters associated with our Canadian subsidiary and the timing of our salary accrual.

        Foreign income taxes payable increased from $1.4 million at June 30, 2003 to $6.8 million at March 31, 2004 due primarily to accrued Canadian income taxes.

        Revolving credit facilities and long-term debt increased $12.3 million from $303.6 million at June 30, 2003 to $315.9 million at March 31, 2004. On November 13, 2003, we issued $220.0 million principal amount of $9.75% senior notes due 2011 under Rule 144A and Regulation S of the Securities Act of 1933 and entered into a new $55.0 million senior secured reducing revolving credit facility. The proceeds from these transactions were used to repay, in full, all borrowings outstanding under our existing credit facility, redeem the entire $109.2 million principal amount of our 10.875% senior notes due 2006, redeem the entire $20.0 million principal amount of our 10.875% senior subordinated notes due 2006, redeem $20.0 million of our 13.0% senior discount notes due 2006, and pay all related fees, expenses and redemption premiums with respect to these transactions. In addition, $49.4 million, or 50% of the accreted value, of the 13.0% senior discount notes due 2006 were exchanged for 16.0% senior notes due 2012 and $49.4 million, or 50% of the accreted value, of the 13.0% senior discount notes due 2006 were exchanged for 13.95% senior subordinated notes due 2012.

        Total shareholders' deficit increased $16.8 million to $45.8 million from $29.0 million due to our net loss for the nine months ended March 31, 2004 offset by foreign translation adjustments.

    June 30, 2003 Compared to June 30, 2002.

        Cash and cash equivalents decreased $14.8 million to $71.8 million at June 30, 2003 from $86.6 million at June 30, 2002. Cash and cash equivalent balances fluctuate significantly as a result of seasonal, monthly and day-to-day requirements for funding check cashing and other operating activities.

        In fiscal 2003 we pledged $8.0 million in loans receivable pursuant to our new participation agreement with a third party. This resulted in an increase of the same amount in other collateralized borrowings.

        Deferred income taxes increased $4.3 million to $15.6 million at June 30, 2003 from $11.3 million at June 30, 2002 due principally to the tax effect of the accretion of non-deductible interest related to our 13.0% senior discount notes due 2006.

        Goodwill increased $11.1 million to $143.4 million at June 30, 2003 from $132.3 million at June 30, 2002 due to required acquisition earn-out payments and the effects of foreign currency translation.

        Revolving credit facilities decreased $17.2 million to $61.7 million at June 30, 2003 from $78.9 million at June 30, 2002 due principally to the $8.0 million received related to the participation agreement described above and a reduction of our cash and cash equivalents.

        Our 13.0% senior discount notes increased $14.3 million to $112.6 million at June 30, 2003 from $98.3 million at June 30, 2002 due to the required accretion of discount.

        Total shareholders' deficit decreased $3.4 million from $32.4 million at June 30, 2003 to $29.0 million at June 30, 2002 due to a net loss of $8.6 million that was offset by $12.0 million of foreign currency translation adjustments.

Liquidity and Capital Resources

        Our principal sources of cash are from operations and borrowings under our credit facilities. We anticipate that our primary uses of cash will be to provide working capital, finance capital expenditures, meet debt service requirements, fund company-originated short-term consumer loans, finance store expansion and complete strategic acquisitions.

        Net cash provided by operating activities was $15.6 million in fiscal 2001, $13.4 million in fiscal 2002 and $3.3 million in fiscal 2003. The decline in net cash provided by operating activities is primarily a result of increased working capital requirements related to the timing of settlements associated with the consumer lending program. Our prior relationship with Eagle National Bank provided for daily settlement of amounts owed to us from consumer loan activity; our relationship with County Bank provides for monthly settlement and our relationship with First Bank provides for semi-monthly settlement. Net cash provided by operating activities was $17.1 million for the nine months ended March 31, 2004 compared to a usage of $9.4 million for the nine months ended March 31, 2003. The increase in net cash provided by operations was primarily the result of improved operating results and a reduction in growth of company funded unsecured short-term loans.

        Net cash used in investing activities was $32.4 million in fiscal 2001, $10.1 million in fiscal 2002 and $10.7 million in fiscal 2003. Our investing activities primarily relate to purchases of property and equipment for our stores, investments in technology and acquisitions. During fiscal 2003, $3.3 million of this amount was attributable to earn-out payments on acquisitions completed during previous years. For the nine months ended March 31, 2004, we made capital expenditures of $5.1 million, compared to $5.5 million for the nine months ended March 31, 2003. We currently expect that our capital expenditures will aggregate approximately $8.0 million during fiscal 2004 for remodeling and relocation of certain existing stores and for opening new stores. The actual amount of capital expenditures for the year will depend in part upon the number of new stores acquired or opened and the number of stores remodeled.

        Net cash provided by (used in) financing activities was $16.4 million in fiscal 2001, $10.4 million in fiscal 2002 and $(10.3) million in fiscal 2003. The decline during fiscal 2003 was primarily the result of a decrease in borrowings under our revolving credit facilities from $78.9 million as of June 30, 2002 to $61.7 million as of June 30, 2003. Net cash used in financing activities was $6.9 million for the nine months ended March 31, 2004, compared to $12.2 million for the nine months ended March 31, 2003. The decline in the nine months ended March 31, 2004 was a result of a decrease in the borrowings under our bank facilities partially offset by net cash from our refinancing activities.

        As part of our growth strategy, we have opened 8 new stores during the nine months ended March 31, 2004 and anticipate opening an additional 9 stores by the end of fiscal 2004, resulting in a net gain of approximately 15 stores after store dispositions and closings. We expect to open approximately 20 to 30 new stores in fiscal 2005, resulting in a net gain of approximately 17 to 27 new stores after store dispositions and closings.

        The capital cost of opening a new store is typically in the range of $95,000 to $125,000 but varies depending on the size and type of store. This capital cost includes leasehold improvements, signage, computer equipment and security systems. In addition, the typical store requires working capital of $40,000 to $60,000 to fund operations.

        For the nine months ended March 31, 2004, we spent $5.1 million on capital expenditures. We expect to spend between $7.8 million and $8.1 million on capital expenditures in fiscal 2004, including expenditures for the 17 new stores that we anticipate opening during that period. The 15 new stores, after closings and dispositions, will require approximately $750,000 of working capital to fund operations.

    Revolving Credit Facilities.

        Prior to March 31, 2004, we had three revolving credit facilities: a domestic revolving credit facility, a Canadian overdraft facility and a United Kingdom overdraft facility.

        Domestic Revolving Credit Facility.    On November 13, 2003, Dollar Financial Group, Inc. repaid in full all borrowings outstanding under its previously existing credit facility using a portion of the proceeds from the issuance of $220.0 million principal amount of 9.75% senior notes due 2011 and simultaneously entered into a new $55.0 million senior secured reducing revolving credit facility. Under the terms of the agreement governing the new facility, the commitment under the new facility was reduced by $750,000 on January 2, 2004 and will be reduced on the first business day of each calendar quarter thereafter, and is subject to additional reductions based on excess cash flow up to a maximum reduction, including quarterly reductions, of $15.0 million. The commitment may be subject to further reductions in the event we engage in certain issuances of securities or asset disposals. Under the new facility, up to $20.0 million may be used in connection with letters of credit. Dollar Financial Group, Inc.'s borrowing capacity under the new facility is limited to the total commitment of $55.0 million less letters of credit totaling $19.0 million issued by Wells Fargo Bank, which guarantee the performance of certain of its contractual obligations. At March 31, 2004, we had $16.7 million cash in excess of our short-term borrowing needs. As a consequence, the borrowing capacity was $35.3 million and the amount outstanding was $0.

        Canadian Overdraft Facility.    Our Canadian operating subsidiary has a Canadian overdraft facility to fund peak working capital needs for our Canadian operations. The Canadian overdraft facility provides for a commitment of up to approximately $9.5 million, of which there was no outstanding balance on March 31, 2004. Amounts outstanding under the Canadian overdraft facility bear interest at a rate of Canadian prime and are secured by a $10.0 million letter of credit issued by Wells Fargo Bank under our domestic revolving credit facility.

        United Kingdom Overdraft Facility.    For our U.K. operations, our U.K. operating subsidiary had an overdraft facility which provided for a commitment of up to approximately $6.9 million, of which there was no outstanding balance on March 31, 2004. The United Kingdom overdraft facility was secured by a $6.0 million letter of credit issued by Wells Fargo Bank under our domestic revolving credit facility. The United Kingdom overdraft facility expired on March 31, 2004 and we did not renew it.

    Long-term Debt.

        As of March 31, 2004, long-term debt consisted of $220.0 million principal amount of Dollar Financial Group, Inc.'s 9.75% senior notes due November 15, 2011, which are guaranteed by us, $49.4 million principal amount of our 16.0% senior notes due May 15, 2012 and $49.4 million principal amount of our 13.95% senior subordinated notes due May 15, 2012. The proceeds of this offering will be used, in part, to redeem in full the outstanding principal amount of our senior notes and senior subordinated notes, plus accrued and unpaid interest.

    Operating Leases.

        Operating leases are scheduled payments on existing store and other administrative leases. These leases typically have initial terms of 5 years and may contain provisions for renewal options, additional rental charges based on revenue and payment of real estate taxes and common area charges.

    Other Collateralized Borrowings.

        On November 15, 2002, we entered into an agreement with a third party to sell, without recourse subject to certain obligations, a participation interest in a portion of the short-term consumer loans originated by us in the United Kingdom. Pursuant to the agreement, we will retain servicing responsibilities and earn servicing fees, which are subject to reduction if the related loans are not collected. At March 31, 2004, we had $8.0 million of loans receivable pledged under this agreement. The agreement expires on September 30, 2004; however the term of the agreement is automatically renewed each year for a term of twelve months, unless either party terminates it.

        We entered into the commitments described above and other contractual obligations in the normal course of business as a source of funds for asset growth and asset/liability management and to meet required capital needs. Our principal future obligations and commitments as of March 31, 2004, excluding periodic interest payments, included the following:

	Payments Due by Period (dollars in thousands)
	Total	Less than 1 Year	1-3 years	4-5 Years	After 5 Years
Long-term debt:
Dollar Financial Group, Inc. 9.75% Senior Notes due 2011	$220,000	$—	$—	$—	$220,000
16.0% Senior Notes due 2012	47,871	—	—	—	47,871
13.95% Senior Subordinated Notes due 2012	47,871	—	—	—	47,871
Operating leases	52,384	16,153	20,373	9,798	6,060
Other collateralized borrowings	8,000	8,000	—	—	—
Other	206	206	—	—	—

Total contractual cash obligations	$376,332	$24,359	$20,373	$9,798	$321,802

        We believe that, based on current levels of operations and anticipated improvements in operating results, cash flows from operations and borrowings available under our credit facilities will allow us to fund our liquidity and capital expenditure requirements for the foreseeable future, including payment of interest and principal on our indebtedness. This belief is based upon our historical growth rate and the anticipated benefits we expect from operating efficiencies. We expect additional revenue growth to be generated by increased check cashing revenues, growth in the consumer lending business, the maturity of recently opened stores and the continued expansion of new stores. We also expect operating expenses to increase, although the rate of increase is expected to be less than the rate of revenue growth. Furthermore, we do not believe that additional acquisitions or expansion are necessary to cover our fixed expenses, including debt service.

Impact of New Accounting Pronouncements

        Effective July 1, 2003, we adopted the Financial Accounting Standards Board, or FASB, Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation elaborates on the disclosures required by guarantors in their interim and annual financial statements. It also requires a guarantor to recognize a liability at the date of inception for the fair value of the obligation it assumes under the guarantee. The disclosure requirements were effective for periods ending after December 15, 2002. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The guarantees of the new notes have no material impact on our consolidated financial position, consolidated results of operations or liquidity.

        In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This Interpretation provides guidance on how to identify a variable interest entity and determine when the assets, liabilities, noncontrolling interests and results of operations of a variable interest entity need to be included in a company's consolidated financial statements. A company that holds a variable interest in an entity will need to consolidate that entity if the company's interest in the variable interest entity is such that it will absorb a majority of the variable interest entity's expected losses and /or receive a majority of the entity's expected residual returns, if they occur. The new accounting provisions of this Interpretation became effective upon issuance for all new variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. We have not entered into any new transactions involving variable interest entities on or after February 1, 2003. This pronouncement also must be applied effective July 1, 2003 to existing variable interest entities acquired by us prior to February 1, 2003. The impact of this pronouncement is not expected to have a material effect on our financial position or results of operation.

Impact of Inflation

        We do not believe that inflation has a material impact on our earnings from operations.

Quantitative and Qualitative Disclosures About Market Risk

    Generally

        In the operations of our subsidiaries and the reporting of our consolidated financial results, we are affected by changes in interest rates and currency exchange rates. The principal risks of loss arising from adverse changes in market rates and prices to which we and our subsidiaries are exposed relate to:

  •
  interest rates on debt; and

  •
  foreign exchange rates generating translation gains and losses.

        We and our subsidiaries have no market risk sensitive instruments entered into for trading purposes, as defined by GAAP. Information contained in this section relates only to instruments entered into for purposes other than trading.

    Interest Rates

        Our outstanding indebtedness, and related interest rate risk, is managed centrally by our finance department by implementing the financing strategies approved by our board of directors. Our debt consists of fixed-rate senior notes and senior subordinated notes. Our revolving credit facilities carry variable rates of interest. As most of our average outstanding indebtedness carries a fixed rate of interest, a change in interest rates is not expected to have a significant impact on our consolidated financial position, results of operations or cash flows.

    Foreign Exchange Rates

        Operations in the United Kingdom and Canada have exposed us to shifts in currency valuations. From time to time we may elect to purchase put options in order to protect earnings in the United Kingdom and Canada against foreign exchange fluctuations. Out of the money put options may be purchased because they cost less than completely averting the risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At March 31, 2004, we held put options with an aggregate notional value of $(CAN) 36.0 million and £(GBP) 9.0 million to protect the currency exposure in Canada and the United Kingdom throughout the remainder of the fiscal year and the first half of fiscal 2005. The cost of these put options is included in prepaid expenses on the consolidated balance sheet. We pay a premium to enter into these options which we believe solely represents the time value of money because these put options are well out of the money when acquired. For simplicity and due to the overall immateriality of the put options acquired, we amortize the premium paid for these options over the life of the options because we believe this is a reasonable estimate of the fair value of the options. All of the put options have a duration of less than twelve months. We monitor the fair value of the options to ensure that the amortized cost recorded on the balance sheet is a fair representation of fair value of the options. We will record any differences between actual fair value and amortized cost deemed material. Changes in the fair value of the put options are recorded through the statement of operations in corporate expenses and were not significant for this period. All put options for the three and nine months ended March 31, 2004 expired out of the money at a cost of $69,000 and $190,000 for Canada and the United Kingdom, respectively, which is included in corporate expenses in the consolidated statement of earnings. We did not hold these instruments during the same period in fiscal 2003.

        Canadian operations accounted for approximately 881.7% of consolidated pre-tax earnings for the nine months ended March 31, 2004, and (4,195.0)% of consolidated pre-tax loss for the nine months ended March 31, 2003. U.K. operations accounted for approximately 383.8% of consolidated pre-tax earnings for the nine months ended March 31, 2004 and approximately (127.0)% of consolidated pre-tax loss for the nine months ended March 31, 2003. As currency exchange rates change, translation of the financial results of the Canadian and U.K. operations into U.S. dollars will be impacted. Changes in exchange rates have resulted in cumulative translation adjustments increasing our net assets by $16.9 million. Our U.K. subsidiaries have $8.0 million of collateralized borrowings denominated in U.S. dollars that are subject to foreign currency transaction gains and losses. These gains and losses are included in corporate expenses.

        We estimate that a 10.0% change in foreign exchange rates by itself would have impacted reported pre-tax earnings from continuing operations by approximately $6.8 million for fiscal 2003 and $2.3 million for 2002. We estimate that a 10.0% change in foreign exchange rates by itself would have impacted reported pre-tax earnings from continuing operations by approximately $2.7 million for the nine months ended March 31, 2004 and $2.6 million for the nine months ended March 31, 2003. This impact represents nearly 126.6% of our consolidated pre-tax earnings for the nine months ended March 31, 2004 and (546.7)% of our consolidated pre-tax loss for the nine months ended March 31, 2003. The above figures do not reflect the impact of hedging activities designed to mitigate foreign exchange currency risks.

BUSINESS

General

        We are a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, money orders and money transfers. We operate a network of 1,106 stores, including 630 company-operated stores, in 17 states, the District of Columbia, Canada and the United Kingdom. Our store network is the second-largest network in the United States and the largest network in each of Canada and the United Kingdom.

        We are a Delaware corporation incorporated in April 1990 as DFG Holdings, Inc. We recently changed our name to Dollar Financial Corp. We operate our store network through our direct wholly-owned subsidiary, Dollar Financial Group, Inc., a New York corporation formed in 1979, and its direct and indirect wholly-owned foreign and domestic subsidiaries.

        Our network includes the following platforms for delivering our financial services to the consumers in our core markets:

    United States

        We operate a total of 319 stores, with 231 operating under the name "Money Mart" and 88 operating under the name "Loan Mart." The Money Mart stores typically offer our full range of products and services, including check cashing and short-term consumer loans. The Loan Mart stores offer short-term consumer loans and other ancillary services depending upon location. By offering short-term lending services, we hope to attract a customer who might not use check cashing services. We also have relationships with 471 document transmitter locations, such as independent mail stores and insurance offices, which assist in completing short-term consumer loans we market through a direct-to-consumer lending operation.

        Our U.S. business had revenues of $110.5 million for fiscal 2003 and $83.7 million for the nine months ended March 31, 2004.

    Canada

        There are 304 stores in our Canadian network, of which 189 are operated by us and 115 are operated by franchisees. All stores in Canada are operated under the name "Money Mart" except locations in the Province of Québec. The stores in Canada typically offer check cashing, short-term consumer loans and other ancillary products and services.

        Our Canadian business had revenues of $67.0 million for fiscal 2003 and $62.3 million for the nine months ended March 31, 2004.

    United Kingdom

        There are 483 stores in our U.K. network, of which 122 are operated by us and 361 are operated by franchisees. All stores in the United Kingdom (with the exception of certain franchises operating under the name "Cash A Cheque") are operated under the name "Money Shop." The stores in the United Kingdom typically offer check cashing, short-term consumer loans and other ancillary products and services.

        Our U.K. business had revenues of $41.9 million for fiscal 2003 and $37.4 million for the nine months ended March 31, 2004.

        We have 476 franchised locations in Canada and the United Kingdom. These franchised locations offer many of the same products and services offered by company-operated stores using the same associated trade names, trademarks and service marks within the standards and guidelines we have established. Total franchise revenues were $6.3 million for fiscal 2003 and $5.5 million for the nine months ended March 31, 2004. We also use independent third-party businesses such as mail stores and insurance offices, which we refer to as document transmitters, to assist in the transmission of short-term consumer loan applications.

        Our customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to our convenient neighborhood locations, extended operating hours and high-quality customer service. Our products and services, principally our check cashing and short-term consumer loan program, provide immediate access to cash for living expenses or other needs. We principally cash payroll checks, although our stores also cash government benefit, personal and income tax refund checks. We cashed 8.6 million checks with an average face amount of $355 per check for an average fee per check of $12.63 during fiscal 2003 compared to 7.5 million checks cashed with an average face amount of $310 for an average fee per check of $10.14 in fiscal 1999. In addition, during fiscal 2003, acting both as a servicer and as a direct lender, we originated 2.8 million short-term loans with a total face amount of $798.0 million, an average principal amount of $282 and a weighted average term of approximately 15 days. We also provide our customers with high-value ancillary services, including Western Union money order and money transfer products, electronic tax filing, bill payment, foreign currency exchange, photo ID and prepaid local and long distance phone services.

Industry Overview

    Our Industry

        We operate in a sector of the financial services industry that serves the basic need of lower- and middle-income working-class individuals to have convenient access to cash. This need is primarily evidenced by consumer demand for check cashing and short-term loans, and consumers who use these services are often underserved by banks and other financial institutions.

        Lower- and middle-income individuals represent the largest part of the population in each country in which we operate. Many of these individuals work in the service sector, which in the United States is one of the fastest growing segments of the workforce.

        However, many of these individuals, particularly in the United States, do not maintain regular banking relationships. They use services provided by our industry for a variety of reasons, including that they often:

  •
  do not have sufficient assets to meet minimum balance requirements or to achieve the benefits of savings with banks;

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  do not write enough checks to make a bank account beneficial;

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  need to access financial services outside of normal banking hours;

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  desire not to pay fees for banking services that they do not use;

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  require immediate access to cash from their paychecks; and

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  may have a dislike or distrust of banks.

        In addition to check cashing services, under-banked consumers also require short-term loans that provide cash for living and other expenses. They also may not be able to or want to obtain loans from banks as a result of:

  •
  their immediate need for cash;

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  irregular receipt of payments from their employers;

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  their desire for convenience and customer service; and

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  the unavailability of bank loans in small denominations for short terms.

        Despite the demand for basic financial services, access to banks has become more difficult over time for many consumers. Many banks have chosen to close their less profitable or lower-traffic locations. Typically, these closings have occurred in lower-income neighborhoods where the branches have failed to attract a sufficient base of customer deposits. This trend has resulted in fewer convenient alternatives for basic financial services in many neighborhoods. Many banks have also reduced or eliminated some services that under-banked consumers need such as providing short-term consumer loans for small amounts and cashing checks for consumers who do not have bank accounts at the bank branch.

        As a result of these trends, a significant number of companies have begun to offer financial services to lower- and middle-income individuals. The providers of these services are fragmented and range from specialty finance offices to retail stores in other industries that offer these as ancillary services.

        We believe that the under-banked consumer market will continue to grow as a result of a diminishing supply of competing banking services as well as underlying demographic trends. These demographic trends include an overall increase in the population and an increase in the number of service sector jobs as a percentage of the total workforce, which lead to a greater number of people seeking to cash paychecks on a regular basis.

        The demographics of the typical customers for non-banking financial services vary slightly in each of the markets in which we operate, but the trends driving the industry are generally the same throughout our markets. The type of store and services that appeal to customers in each market vary based on cultural, social, geographic and other factors. The composition of providers of these services in each market results in part from the historical development and regulatory environment in that market.

    Growth Opportunities

        We believe that significant opportunities for growth exist in our industry as a result of:

  •
  growth of the service sector workforce;

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  failure of commercial banks and other traditional financial service providers to address adequately the needs of lower- and middle-income individuals; and

  •
  trends favoring larger operators in the industry.

        We believe that, as the lower- and middle-income population segments increase, and as trends within the retail banking industry make banking less accessible to these consumers, the industry in which we operate will see a significant increase in demand for its products and services. We also believe that the industry will continue to consolidate as a result of a number of factors, including:

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  economies of scale available to larger operators;

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  use of technology to serve customers better and to control large store networks;

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  inability of smaller operators to form the alliances necessary to deliver new products; and

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  increased licensing and regulatory burdens.

        This consolidation process should provide us, as operator of one of the largest store networks, with opportunities for continued growth.

Competitive Strengths

        We believe that the following competitive strengths position us well for continued growth:

    Leading Position in Our Core Markets

        We have a leading position in our core markets, operating the second-largest network in the United States, with 319 company-operated stores, and the largest networks in Canada, with 189 company-operated stores, and the United Kingdom, with 122 company-operated stores. We have 115 franchised locations in Canada and 361 franchised locations in the United Kingdom. Highlights of our competitive position in these core markets include the following:

  •
  Our domestic network is focused in rapidly growing markets in the western United States, where we believe we have held leading market positions for over 10 years.

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  We believe that we are the industry leader in Canada, and that we hold a dominant market share with a store in almost every city with a population of over 50,000. We believe that our leading position in Canada is principally due to new store openings and the successful implementation of our franchising strategy. Based on a public opinion study of three major metropolitan markets in English-speaking Canada, we have achieved brand awareness of 85%.

  •
  We entered the U.K. market in 1999 and today operate the largest check cashing network in the country, comprising nearly 25% of the market measured by number of stores, although we believe that we account for 40% of all check cashing transactions performed at check cashing stores.

    High-quality Customer Service

        We adhere to a strict set of market survey and location guidelines when selecting store sites in order to ensure that our stores are placed in desirable locations near our customers. We believe that our customers appreciate this convenience, as well as the flexible and extended operating hours that we typically offer, which are often more compatible with our customers' work schedules. We believe we provide our customers with a clean, attractive and secure environment in which to transact their business. We believe that our friendly and courteous customer service at both the store level and through our centralized support centers is a competitive advantage.

    Diversified Product and Geographic Mix

        Our stores offer a range of consumer financial products and services to meet the demands of their respective locales, including check cashing, short-term consumer loans, money orders and money transfers. We also provide high-value ancillary products and services, including electronic tax filing, bill payment, foreign currency exchange, photo ID and prepaid local and long-distance phone services. For fiscal 2003, the revenue contribution by our check cashing operations was 49.4%, our consumer lending operations was 37.2% and our other financial services was 13.4%. In addition to our product diversification, our business is diversified geographically. For fiscal 2003, our U.S. operations generated 50.4% of our total revenues, our Canadian operations generated 30.5% of our total revenues and our U.K. operations generated 19.1% of our total revenues. Our product and geographic mix provides a diverse stream of revenue growth opportunities.

    Diversification and Management of Credit Risk

        Our revenue is generated through a high volume of small dollar financial transactions, and therefore our exposure to loss from a single customer transaction is minimal. In addition, we actively manage our customer risk profile and collection efforts in order to maximize our consumer lending and check cashing revenues while maintaining losses within an acceptable range. We have instituted control mechanisms that have been effective in managing risk. As a result, we believe that we are unlikely to sustain a material credit loss from a single transaction or series of transactions. We have experienced relatively low net write-offs both as a percentage of the face amount of checks cashed and as a percentage of check cashing revenues. For fiscal 2003, in our check cashing business, net write-offs as a percentage of the face amount of checks cashed were 0.2% and net write-offs as a percentage of check cashing revenues were 6.2%. For the same period, with respect to loans funded directly by us, net write-offs as a percentage of originations were 2.3%.

    Management Expertise

        We have a highly experienced and motivated management team at both the corporate and operational levels. Our senior management team has extensive experience in the financial services industry. Our Chairman and Chief Executive Officer, Jeffrey Weiss, and our President and Chief Financial Officer, Donald Gayhardt, have been with us since 1990 and have demonstrated the ability to grow our business through their operational leadership, strategic vision and experience in making selected acquisitions. Since 1990, Mr. Weiss and Mr. Gayhardt have assisted us in completing 30 acquisitions that added 415 company-operated stores. In addition, the management team is highly motivated to ensure continued business success, as they collectively own approximately 16.8% of our common stock prior to this offering.

Business Strategy

        Our business strategy is designed to capitalize on our competitive strengths and enhance our leading market positions. Key elements of our strategy include:

    Capitalizing on Our Enhanced Network and System Capabilities

        With our network of 1,106 stores, we are well positioned to capitalize on economies of scale. Our centralized core support functions, including collections, call center, field operations and service, loan processing and tax filing, enable us to generate efficiencies by improving collections and purchasing power with vendors. Our proprietary systems are used to improve our customer relations and loan servicing activities, as well as to provide an efficient means to manage our compliance efforts. We plan to continue to take advantage of these efficiencies to enhance network and store-level profitability.

    Growing Through Disciplined Network Expansion

        We intend to continue to grow our network through a combination of new store openings, acquisitions and franchising, while adhering to a disciplined site selection process. We intend to open 9 new stores in the fourth quarter of fiscal 2004 and 20 to 30 new stores in fiscal 2005. In order to optimize our expansion, we carefully assess potential markets by analyzing demographic, competitive and regulatory factors, site selection and availability and growth potential. We intend to pursue strategic acquisitions to expand our presence in existing markets and to accelerate our access to growing markets domestically and internationally. In addition, we will continue to grow our direct-to-consumer lending services that enable us to access a broader customer base without the capital expense of adding company stores.

    Maintaining Our Customer-driven Retail Philosophy

        We strive to maintain our customer-service-oriented approach and meet the basic financial service needs of our working, lower- and middle-income customers. We believe our approach differentiates us from many of our competitors and is a key tenet of our employee training programs. We offer extended operating hours in what we believe are clean, attractive and secure store locations to enhance appeal and stimulate store traffic. In certain markets, we operate stores that are open 24 hours a day.

To ensure customer satisfaction, we periodically send anonymous market researchers posing as shoppers to our U.S. stores to measure customer service performance. We plan to continue to develop ways to improve our performance, including through incentive programs to reward employees for exceptional customer service.

    Introducing Related Products and Services

        We offer our customers multiple financial products and services. We believe that our check cashing and consumer lending customers enjoy the convenience of other high-value products and services offered by us. These products and services enable our customers to manage their personal finances more effectively. For example, in fiscal 2003, we introduced reloadable debit cards and customer loyalty programs in many of our stores. We also offered new tax-based products to our Canadian customers, providing qualified individuals with cash advances against anticipated tax refunds. We intend to continue to innovate and develop new products and services for our customers.

    Expansion of Our Franchising Strategy

        We intend to expand the reach of our business and our network through an extension of our existing franchising strategy. In Canada and the United Kingdom, we have developed our leading market positions in part through the use of a franchising strategy that allowed us to expand without incurring additional capital expenditures. As of March 31, 2004, we had 115 franchised locations in Canada and 359 franchised locations in the United Kingdom.

Customers

        Our core customer group generally lacks sufficient income to accumulate assets or to build savings. These customers rely on their current income to cover immediate living expenses and cannot afford to wait for checks to clear through the commercial banking system. We believe that many of our customers use our check cashing services in order to access cash immediately without having to maintain a minimum balance in a checking account and our short-term lending services to borrow money to fund living expenses and other short-term needs. We believe that consumers value our affordability and attention to customer service, and their choice of financial service provider is influenced by our convenient locations and extended operating hours.

    U.S. Customers

        Based on our operating experience and information provided to us by our customers, we believe that our core domestic check cashing customer group is composed of individuals between the ages of 18 and 44. The majority of these individuals rent their homes, are employed and have annual household incomes of between $10,000 and $35,000, with a median income of $22,500. We believe that many of our customers are workers or independent contractors who receive payment on an irregular basis and generally in the form of a check. In addition, we believe that although approximately 49% of our U.S. customers do have bank accounts, these customers use check cashing stores because they find the locations and extended business hours more convenient than those of banks and because they value the ability to receive cash immediately, without waiting for a check to clear.

        Our operating experience and customer data also suggest that short-term consumer loan customers are mainly individuals between the ages of 18 and 49. The majority of these individuals rent their homes and are employed in professional/managerial positions. A survey conducted by the Credit Research Center of Georgetown University found that 51.5% of short-term consumer loan customers reported household incomes between $25,000 and $50,000 with 25.4% greater than $50,000. The survey also found that these customers choose short-term consumer loans because of easy and fast approval and convenient locations. Unlike many of our check cashing customers, short-term consumer loan customers have a bank account but experience temporary shortages in cash from time to time.

    Canadian Customers

        Based on recent market research surveys, we believe that the demographics of our Canadian customers are somewhat different from those of our U.S. customers. Our typical Canadian check cashing customer is approximately 30 years old, employed in the trades/labor sector and earning $28,000 annually. Our typical Canadian short-term loan customer is 25 to 44 years old, employed in the services sector and earning $35,000 annually. Approximately 60% of our Canadian customers are male and 40% are female. In contrast to the United States, 66% of our Canadian check cashing customers have bank accounts. Our research shows that these customers continue to use our services because of our fast and courteous service, the stores' extended operating hours and convenient locations.

    U.K. Customers

        Recent market research conducted on our behalf and our own customer data have shown that 89% of our U.K. customers have annual incomes below $30,000, and 58% are under the age of 35. According to market research, approximately 85% of our customer base is employed, with equal numbers of males and females. While 80% of our U.K. customers have bank accounts, they report a high level of dissatisfaction with their current bank relationship. Market research indicated customer service satisfaction levels for our U.K. customers above 95% compared with 50% to 65% satisfaction for the major banks. Staff friendliness and face-to-face contact are key drivers of customer satisfaction. Our research indicates that the need for immediate cash is the number one reason for using our services.

Products and Services

        Customers typically use our stores to cash checks (payroll, government and personal), obtain short-term consumer loans and use one or more of the additional financial services available at most locations, including Western Union money order and money transfer products, electronic tax filing, bill payment, foreign currency exchange, photo ID and prepaid local and long-distance phone services.

    Check Cashing

        Customers may cash all types of checks at our check cashing locations, including payroll checks, government checks and personal checks. In exchange for a verified check, customers receive cash immediately and do not have to wait several days for the check to clear. Before we distribute any cash, we verify both the customer's identification and the validity of the check (occasionally using multiple sources) as required by our standard verification procedures. Customers are charged a fee for this service, which is typically a small percentage of the face value of the check. The fee varies depending on the size and type of check cashed, the customer's check cashing history at our stores and applicable regulatory limitations. For fiscal 2003, check cashing fees averaged approximately 3.55% of the face value of checks cashed.

        The following chart presents summaries of revenue from our check cashing operations, broken down by consolidated operations, U.S. operations, Canadian operations and U.K. operations for the periods indicated below:

	Year ended June 30,					Nine months ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)
Consolidated operations:
Face amount of checks cashed	$2,319,847,000	$2,743,765,000	$3,046,705,000	$2,969,455,000	$3,051,982,000	$2,190,349,405	$2,375,285,251
Number of checks cashed	7,490,406	8,204,528	9,001,635	8,689,819	8,585,459	6,452,673	6,322,630
Average face amount per check	$309.71	$334.42	$338.46	$341.72	$355.48	$339.45	$375.68
Average fee per check	10.14	11.87	11.74	12.06	12.63	12.53	13.91
Average fee as a percentage of face amount	3.28%	3.55%	3.47%	3.53%	3.55%	3.69%	3.70%
U.S. operations:
Face amount of checks cashed	$1,723,912,000	$1,712,912,000	$1,728,504,000	$1,636,967,000	$1,508,407,000	$1,056,901,826	$1,031,201,940
Number of checks cashed	5,176,483	4,654,747	4,485,393	4,317,534	3,786,363	2,932,064	2,753,380
Average face amount per check	$333.03	$367.99	$385.36	$379.14	$398.38	$360.46	$374.52
Average fee per check	10.73	12.17	12.19	12.41	12.98	12.84	13.30
Average fee as a percentage of face amount	3.22%	3.31%	3.16%	3.27%	3.26%	3.56%	3.55%
Canadian operations:
Face amount of checks cashed	$578,334,000	$735,920,000	$874,187,000	$896,586,000	$979,246,000	$718,215,997	$854,054,281
Number of checks cashed	2,264,363	2,851,633	3,445,858	3,359,225	3,457,324	2,600,723	2,595,183
Average face amount per check	$255.41	$258.07	$253.69	$266.90	$283.24	$276.16	$329.09
Average fee per check	8.61	8.63	8.67	9.03	9.63	9.29	11.07
Average fee as a percentage of face amount	3.37%	3.34%	3.42%	3.38%	3.40%	3.36%	3.36%
U.K. operations:
Face amount of checks cashed	$17,601,000	$294,933,000	$444,014,000	$435,902,000	$564,329,000	$415,231,582	$490,029,030
Number of checks cashed	49,560	698,148	1,070,384	950,767	1,341,772	919,886	974,067
Average face amount per check	$355.15	$422.45	$414.82	$458.47	$420.58	$451.39	$503.08
Average fee per check	25.88	23.05	19.76	21.93	19.37	20.74	23.18
Average fee as a percentage of face amount	7.29%	5.46%	4.76%	4.78%	4.60%	4.60%	4.61%

        Between fiscal 2001 and fiscal 2003, the number of stores in our network has increased, while the number of checks cashed has decreased. The primary reasons for this are an increased focus on our consumer loan products and an overall increase in the U.S. unemployment rate, both of which have resulted in a reduction in the overall number of checks cashed, and our increased focus on cashing payroll and commercial checks, which tend to have higher face values and therefore result in higher check cashing fees than government and personal checks.

        If a check cashed by us is not paid for any reason, we record the full face value of the check as a loss in the period when the check was returned unpaid. We then send the check to our internal collections department, or occasionally directly to the store, for collection. Our employees contact the maker and/or payee of each returned check. In certain circumstances, we will take appropriate legal action. Recoveries on returned items are credited in the period when the recovery is received. During fiscal 2003, we collected 74.2% of the face value of returned checks.

        The following chart presents summaries of our returned check experience, broken down by consolidated operations, U.S. operations, Canadian operations and U.K. operations for the periods indicated below:

	Year ended June 30,					Nine months ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(unaudited)
Consolidated operations:
Face amount of returned checks	$16,607,000	$22,870,000	$27,938,000	$27,874,000	$26,164,000	$19,033,000	$22,159,000
Collections on returned checks	12,522,000	17,100,000	19,752,000	20,812,000	19,426,000	14,234,000	16,383,000
Net write-offs of returned checks	4,085,000	5,770,000	8,186,000	7,062,000	6,738,000	4,799,000	5,776,000
Collections as a percentage of returned checks	75.4%	74.8%	70.7%	74.7%	74.2%	74.8%	73.9%
Net write-offs as a percentage of check cashing revenues	5.4	5.9	7.7	6.7	6.2	5.9	6.6
Net write-offs as a percentage of face amount of checks cashed	0.18	0.21	0.27	0.24	0.22	0.22	0.24
U.S. operations:
Face amount of returned checks	$11,247,000	$12,023,000	$14,519,000	$15,411,000	$12,046,000	$8,756,000	$10,679,000
Collections on returned checks	7,663,000	7,811,000	8,872,000	10,560,000	8,335,000	6,013,000	8,012,000
Net write-offs of returned checks	3,584,000	4,212,000	5,647,000	4,851,000	3,711,000	2,743,000	2,667,000
Collections as a percentage of returned checks	68.0%	65.0%	61.1%	68.5%	69.2%	68.7%	75.0%
Net write-offs as a percentage of check cashing revenues	6.5	7.4	10.3	9.1	7.6	7.3	7.3
Net write-offs as a percentage of face amount of checks cashed	0.21	0.25	0.33	0.30	0.25	0.26	0.26
Canadian operations:
Face amount of returned checks	$5,182,000	$6,164,000	$7,356,000	$6,952,000	$8,116,000	$5,742,000	$6,820,000
Collections on returned checks	4,720,000	5,756,000	6,521,000	6,452,000	7,246,000	5,197,000	5,566,000
Net write-offs of returned checks	462,000	408,000	835,000	500,000	870,000	545,000	1,254,000
Collections as a percentage of returned checks	91.1%	93.4%	88.6%	92.8%	89.3%	90.5%	81.6%
Net write-offs as a percentage of check cashing revenues	2.4	1.7	2.8	1.6	2.6	2.3	4.4
Net write-offs as a percentage of face amount of checks cashed	0.08	0.06	0.10	0.06	0.09	0.08	0.15
U.K. operations:
Face amount of returned checks	$178,000	$4,683,000	$6,063,000	$5,511,000	$6,002,000	$4,535,000	$4,660,000
Collections on returned checks	139,000	3,533,000	4,359,000	3,800,000	3,845,000	3,024,000	2,805,000
Net write-offs of returned checks	39,000	1,150,000	1,704,000	1,711,000	2,157,000	1,511,000	1,855,000
Collections as a percentage of returned checks	78.1%	75.4%	71.9%	69.0%	64.1%	66.7%	60.2%
Net write-offs as a percentage of check cashing revenues	3.0	7.1	8.1	8.2	8.3	7.9	8.2
Net write-offs as a percentage of face amount of checks cashed	0.22	0.39	0.38	0.39	0.38	0.36	0.38

    Consumer Lending

        We originate short-term loans on behalf of two domestic banks and for our own account.

        The short-term consumer loans we originate are commonly referred to as "payday" or "deferred deposit" loans. In a payday-loan transaction, at the time the funds are advanced to the borrower, the borrower signs a note and provides the lender with a post-dated check or a written authorization to initiate an automated clearinghouse charge to the borrower's checking account for the loan principal plus a finance charge. If the borrower has not paid off the loan in cash on or before the due date (which is generally set at a date on or near the borrower's next payday), the check or automated clearinghouse debit is presented for payment on the due date.

        Since June 13, 2002, we have acted as a servicer for County Bank of Rehoboth Beach, Delaware and since October 18, 2002, for First Bank of Delaware. On behalf of these banks, we market unsecured short-term loans to customers with established bank accounts and verifiable sources of income. Loans are made for amounts up to $500, with terms of 7 to 23 days. Under these programs, we earn servicing fees, which may be reduced if the related loans are not collected. We maintain a reserve for estimated reductions. In addition, we maintain a reserve for anticipated losses for loans we make directly. In order to estimate the appropriate level of these reserves, we consider the amount of outstanding loans owed to us, as well as loans owed to banks and serviced by us, the historical loans charged off, current collection patterns and current economic trends. As these conditions change, additional allowances might be required in future periods. During fiscal 2003, County Bank originated or extended approximately $277.9 million of loans through our locations and document transmitters. First Bank originated or extended approximately $92.5 million of loans through our locations in Arizona, California and Ohio during fiscal 2003. County Bank originated or extended approximately $14.7 million of loans through us during fiscal 2002.

        We also originate unsecured short-term loans to customers on our own behalf in Canada, the United Kingdom and certain U.S. markets. We bear the entire risk of loss related to these loans. In the United States, these loans are made for amounts up to $700, with terms of 7 to 37 days. In Canada, loans are issued to qualified borrowers based on a percentage of the borrower's income, with terms of 1 to 35 days. We issue loans in the United Kingdom for up to £600 with a term of 28 days. We originated or extended approximately $427.6 million of loans through our locations and document transmitters during fiscal 2003 and approximately $284.7 million through our locations and document transmitters during 2002.

        We had approximately $24.5 million of consumer loans on our balance sheet at March 31, 2004 and approximately $18.6 million on March 31, 2003. These amounts are reflected in loans and other receivables. Loans and other consumer lending receivables at March 31, 2004 are reported net of a reserve of $2.6 million related to consumer lending. Loans and other consumer lending receivables at March 31, 2003 are reported net of a reserve of $2.4 million related to consumer lending.

        The following table presents a summary of our consumer lending originations, which includes loan extensions, and revenues for the following periods (dollars in thousands):

	Year ended June 30,			Nine months ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
U.S. company funded consumer loan originations(1)	$11,965	$19,723	$81,085	$68,051	$47,638
Canadian company funded consumer loan originations(2)	138,127	188,632	248,149	177,519	231,729
U.K. company funded consumer loan originations(2)	44,679	76,344	98,388	73,451	80,279

Total company funded consumer loan originations	$194,771	$284,699	$427,622	$319,021	$359,646

Servicing revenues, net	$41,920	$44,765	$41,175	$32,019	$35,413
U.S. company funded loan revenues	1,966	3,545	14,137	11,884	7,137
Canadian company funded loan revenues	11,935	16,280	22,492	16,123	22,577
U.K. company funded loan revenues	6,841	10,763	13,426	9,861	11,846
Provision for loan losses on company funded loans	(4,295)	(5,554)	(9,716)	(8,558)	(6,300)

Total consumer lending revenues, net	$58,367	$69,799	$81,514	$61,329	$70,673

Returns on company funded loans	$18,494	$23,684	$42,246	$32,143	$33,362
Collections on company funded loans	14,427	18,130	32,105	23,185	27,340

Net charge-offs on company funded loans	$4,067	$5,554	$10,141	$8,958	$6,022

Returns on company funded loans as a percentage of total company funded originations	9.5%	8.4%	9.9%	10.1%	9.3%
Collections on company funded loans as a percentage of total company funded originations	7.4%	6.4%	7.5%	7.3%	7.6%
Net charge-offs on company funded loans as a percentage of total company funded originations	2.1%	2.0%	2.4%	2.8%	1.7%

(1)
Our company-operated stores in the United States originate company funded and bank funded short-term consumer loans. Document transmitter locations in the United States originate only bank funded loans. Below are the numbers of company-operated U.S. stores at each period end that originate company funded and bank funded loans.

	Year ended June 30,			Nine months ended March 31,
	2001	2002	2003	2003	2004
U.S. stores originating company funded loans	36	176	33	34	43
U.S. stores originating bank funded loans	312	175	288	287	276

Total U.S. stores	348	351	321	321	319

(2)
All short-term consumer loans originated in Canada and the United Kingdom are company funded.

        The increase in total company funded originations of $142.9 million in fiscal 2003 over fiscal 2002, as well as in prior periods, was driven primarily by increases in originations in Canada and the United Kingdom from newly acquired and newly opened stores. This increase is partially offset by a decrease of $47.2 million in bank funded loans marketed by us attributable to Eagle National Bank. In 2002, Eagle National Bank discontinued the business of offering short-term consumer loans through our stores pursuant to a December 18, 2001 consent order entered into with the U.S. Comptroller of the Currency. Under the program with Eagle National Bank, we earned marketing and servicing fees. Eagle originated or extended approximately $402.7 million of loans through us during fiscal 2002.

    Other Services and Products

        In addition to check cashing and short-term loans, our customers may choose from a variety of products and services when conducting business at our locations. These services include Western Union money order and money transfer products, electronic tax filing, bill payment, foreign currency exchange, photo ID and prepaid local and long-distance phone services. A survey of our customers by an independent third party revealed that over 50% of customers use other services in addition to check cashing. We believe that our check cashing and consumer lending customers enjoy the convenience of other high-value products and services offered by us.

        Among our most significant products and services other than check cashing and short-term loans are the following:

  •
  Money Transfers—Through a strategic alliance with Western Union, customers can transfer funds to any location providing Western Union money transfer services. Western Union currently has 150,000 agents in more than 190 countries throughout the world. We receive a percentage of the commission charged by Western Union for each transfer of funds. For fiscal 2003, we generated total money transfer revenues of $11.7 million from processing 2.6 million transactions, primarily at our check cashing stores.

  •
  Money Orders—Our stores issue money orders for a minimal fee. Customers who do not have checking accounts typically use money orders to pay rent and utility bills. During fiscal 2003, money order transactions had an average face amount of $140 and an average fee of $1.03. For fiscal 2003, our customers purchased 2.4 million money orders, generating total money order revenues of $2.5 million.

Store Operations

    Locations

        The following chart sets forth the number of company-operated and franchised stores in operation as of the specified dates:

	June 30,
Markets						March 31, 2004
	1999	2000	2001	2002	2003
California
Southern	41	44	47	47	47	47
Northern	79	92	95	93	91	90
Arizona
Phoenix	25	34	40	45	43	43
Tucson	0	7	13	16	16	16
Ohio
Cleveland	22	21	19	19	18	16
Other Ohio cities(1)	5	7	5	4	4	6
Pennsylvania
Philadelphia	10	11	8	8	6	6
Pittsburgh	10	10	11	11	11	11
Other United States
Washington	15	17	21	18	18	18
Virginia	14	15	16	16	16	16
Oklahoma	0	8	13	13	10	10
Nevada	0	1	11	11	8	8
Colorado	0	6	14	15	7	7
Oregon	0	2	5	5	5	5
Louisiana	3	3	4	4	4	4
Texas	3	3	3	4	4	4
Utah	3	7	5	5	4	4
New Mexico	4	4	3	3	3	3
Hawaii	3	3	3	3	3	3
Maryland/D.C.	4	4	11	10	2	1
Wisconsin	1	1	1	1	1	1
Franchised locations	3	0	0	0	0	0
Canada
Company operated	101	139	157	167	181	189
Franchised locations	80	81	86	87	109	115
United Kingdom
Company operated	11	107	126	123	122	122
Franchised locations	0	264	261	290	351	361

Total stores	437	891	978	1,018	1,084	1,106

(1)
These other cities include Akron, Canton, Youngstown and Cincinnati.

        All of our company-operated stores are leased, generally under leases providing for an initial multi-year term and renewal terms from one to five years. We generally assume the responsibility for required leasehold improvements, including signage, customer service representative partitions, alarm systems, computers, time-delayed safes and other office equipment. We adhere to a strict set of market survey and location guidelines when selecting store sites in order to ensure that our stores are placed in desirable locations near our customers.

        Since fiscal 2001, the number of stores operated by us in the United States has declined from 348 to 319. From fiscal 2001 through fiscal 2003, we did not renew store leases, which were scheduled to expire, in various markets because we determined that our operating margins in these locations were not satisfactory. We expect the number of stores in the United States to remain relatively stable in the foreseeable future, as we anticipate focusing our new store and acquisition strategy in Canada and the United Kingdom.

    Acquisitions

        Since 1990, we have grown our store network domestically and internationally in part through acquisitions. We have successfully targeted, executed and closed over 30 acquisitions that added 415 company-owned stores.

        In November 1996, we completed our first acquisition of Canadian stores, adding 36 company-operated locations and 107 franchised locations. We now operate 186 stores in Canada and have 113 franchised locations. During fiscal 1998, we opened our first Loan Mart stores in the United States, offering only short-term consumer loans. We have continued to build new Loan Mart stores in a number of markets in the United States and today operate 88 of these stores. In February 1999, we completed our first acquisition of stores in the United Kingdom when we purchased 11 stores. Since entering the U.K. market, we have completed four acquisitions of chains which added 71 company-operated stores and 265 franchised locations, built 40 new company-operated stores and added 94 new franchised locations. We now operate a total of 122 stores in the United Kingdom and have 359 franchised locations.

    Facilities and Hours of Operation

        As part of our retail and customer-driven strategy, we believe we present a clean and attractive environment and an appealing format for our stores based on periodic, anonymous, independent third-party evaluations. Size varies by location, but the stores are generally 1,000 to 1,400 square feet, with approximately half of that space allocated to the teller and back office areas.

        Operating hours vary by location, but are typically extended and designed to cater to those customers who, due to work schedules, cannot make use of "normal" banking hours. A typical store operates from 9:00 A.M. to 9:00 P.M. during weekdays and on Saturdays, and from 10:00 A.M. to 5:00 P.M. on Sundays. In certain locations, we operate stores 24 hours, seven days per week.

    Operational Structure

        Our senior management is located at our corporate headquarters in Berwyn, Pennsylvania and is responsible for our overall direction. We also maintain corporate offices in Victoria, British Columbia and Nottingham, England. Management of our North American store operations is located in our Victoria office while the Nottingham office provides support for our U.K. store operations. This support includes centralized functions such as information systems, treasury, accounting, human resources, loss prevention and marketing. Our corporate staff also includes personnel dedicated to compliance functions, including internal audit, risk management, privacy and general counsel functions. We believe that our ongoing investment in and company-wide focus on our compliance practices provides us with a competitive advantage relative to most other companies in our industry.

        Additionally, in each country in which we operate, we have a store management organization that is responsible for the day to day operations of our stores. District managers are directly responsible for the oversight of our store managers and store operations. Typically, each district manager oversees eight to ten stores. Each district manager reports to a market manager who supervises approximately five district managers. The market managers report to the head of operations in their respective corporate office.

        In addition, in fiscal 2001 we opened a centralized facility to support our domestic consumer lending business. This call-center facility, located in Salt Lake City, Utah, currently employs 148 full-time staff. Operating from 8:00 A.M. to midnight, eastern time (including weekends), our staff performs inbound and outbound customer service for current and prospective consumer loan customers as well as collection and loan-servicing functions for all past-due domestic consumer loans. Our management at this facility includes experienced call-center operations, customer service, information technology and collection personnel. We believe that this centralized facility has helped us to improve our loan servicing significantly and has led to reduced credit losses on loans originated by us in the United States and significantly enhances our ability to manage the compliance responsibilities related to our domestic consumer lending operations.

    Technology

        We currently have an enterprise-wide transaction processing computer network. We believe that this system has improved customer service by reducing transaction time and has allowed us to manage returned-check losses and loan collection efforts better and to comply with regulatory record keeping and reporting requirements.

        We continue to enhance our point-of-sale transaction processing system composed of a networked hardware and software package with integrated database and reporting capabilities. The point-of-sale system provides our stores with instantaneous customer information, thereby reducing transaction time and improving the efficiency of our credit verification process. Also, we have deployed an enhanced centralized loan management and collections system that provides improved customer service processing and management of loan transactions. The loan-management system and collections system uses integrated automated clearinghouse payment and returns processing, which facilitates faster notification of returns and faster clearing of funds as well as utilizing fax server document-processing technology, which has the effect of reducing both processing and loan closing times. The point-of-sale system, together with the enhanced loan-management and collections systems, has improved our ability to offer new products and services and our customer service.

    Security

        The principal security risks to our operations are robbery and employee theft. We have put in place extensive security systems, dedicated security personnel and management information systems to address both areas of potential loss. We believe that our systems are among the most effective in the industry. Net security losses represented less than 0.8% of total revenues for fiscal 2003, a decline from net security losses of 1.1% of total revenues for fiscal 2002.

        To protect against robbery, most store employees work behind bullet-resistant glass and steel partitions, and the back office, safe and computer areas are locked and closed to customers. Each store's security measures include safes, electronic alarm systems monitored by third parties, control over entry to teller areas, detection of entry through perimeter openings, walls and ceilings and the tracking of all employee movement in and out of secured areas. Employees use cellular phones to ensure safety and security whenever they are outside the secure teller area. Additional security measures include identical alarm systems in all stores, remote control over alarm systems, arming/disarming and changing user codes and mechanically and electronically controlled time-delay safes.

        Since we handle high volumes of cash and negotiable instruments at our locations, daily monitoring, unannounced audits and immediate responses to irregularities are critical in combating defalcations. We have an internal auditing department that, among other things, performs periodic unannounced store audits and cash counts at randomly selected locations.

Advertising and Marketing

        We frequently survey and research customer trends and purchasing patterns in order to place the most effective advertising for each market. Our marketing promotions typically include in-store merchandising materials, advertising support and instruction of store personnel in the use of the materials. Drawing on statistical data from our transaction database, we use sophisticated direct marketing strategies to communicate with existing customers and prospects with demographic characteristics similar to those of existing customers. National television advertising promotes our brand in Canada and our franchisees contribute to fund this advertising. We also arrange cooperative advertising for our products and services with strategic partners such as Western Union. We provide our store managers with local marketing training that sets standards for promotions and marketing programs for their stores. Local marketing includes attendance and sponsorship of community events. A national classified telephone directory company is used to place all Yellow Pages advertising as effectively and prominently as possible. We research directory selection to assure effective communication with our target customers.

Competition

        Our store network represents the second-largest network in the United States and the largest network in each of Canada and the United Kingdom. The industry in which we operate in the United States is highly fragmented. An independent industry report estimated the number of check cashing outlets at 13,000 in March 2002, an increase from the approximately 2,200 national listings in 1986, according to a similar industry survey. We believe we operate one of only seven U.S. check cashing store networks that have more than 100 locations, the remaining competitors being local chains and single-unit operators. According to an industry survey, the seven largest check cashing chains in the United States control fewer than 22% of the total number of U.S. stores, reflecting the industry's fragmented nature. An independent report estimated the number of stores offering short-term consumer loans as their principal business at approximately 12,000 as of June 2003.

        In Canada, we believe that we are the industry leader and that we hold a dominant market share and exceptional brand awareness. In a recent public opinion study of three major metropolitan markets in English-speaking Canada, we found that we have achieved brand awareness of 85%. We estimate that the number of outlets offering check cashing and/or short-term consumer loans is 1,100. We believe there is only one other network of stores with over 100 locations and only three chains with over 50 locations. While we believe that we enjoy almost 30% market share by outlet in Canada, our research estimates our market share by volume of business to be closer to 50%.

        Based on information from the British Cheque Cashers Association, we believe that we have a U.K. market share of approximately 25% measured by number of stores. In addition, we believe that our 481 company-operated and franchised stores account for 40% of the total check cashing transactions performed at check cashing stores in the United Kingdom. In the consumer lending market, recent research indicates that the market for small, short-term loans is served by approximately 1,500 store locations, which include check cashers, pawn brokers and home-collected credit companies.

        In addition to other check cashing stores and consumer lending stores in the United States, Canada and the United Kingdom, we compete with banks and other financial services entities, as well as with retail businesses, such as grocery and liquor stores, which often cash checks for their customers. Some competitors, primarily grocery stores, do not charge a fee to cash a check. However, these merchants provide this service to a limited number of customers with superior credit ratings and will typically only cash "first party" checks or those written on the customer's account and made payable to the store.

        We also compete with companies that offer automated check cashing machines, and with franchised kiosk units that provide check-cashing and money order services to customers, which can be located in places such as convenience stores, bank lobbies, grocery stores, discount retailers and shopping malls.

        We believe that convenience, hours of operations and other aspects of customer service are the principal factors influencing customers' selection of a financial services company in our industry, and that the pricing of products and services is a secondary consideration.

Regulation

        We are subject to regulation by foreign, federal and state governments that affects the products and services we provide. In general, this regulation is designed to protect consumers who deal with us and not to protect the holders of our securities, including our common stock.

    Regulation of Check Cashing Fees

        To date, regulation of check cashing fees has occurred on the state level. We are currently subject to fee regulation in seven states, Arizona, California, Hawaii, Louisiana, Maryland, Ohio and Pennsylvania, and the District of Columbia, where regulations set maximum fees for cashing various types of checks. Our fees comply with all state regulations.

        Some states, including California, Ohio, Pennsylvania, Utah and Washington, and the District of Columbia, have enacted licensing requirements for check cashing stores. Other states, including Ohio, require the conspicuous posting of the fees charged by each store. A number of states, including Ohio, also have imposed recordkeeping requirements, while others require check cashing stores to file fee schedules with the state.

        In Canada, the federal government does not directly regulate our industry, nor do provincial governments generally impose any regulations specific to the industry. The exception is in the Province of Québec, where check cashing stores are not permitted to charge a fee to cash government checks.

        In the United Kingdom, as a result of the Cheques Act of 1992, banks are now liable to refund checks cleared by the bank that involved fraud or dishonesty. For this reason, banks have invoked more stringent credit inspection and indemnity criteria for all individuals and businesses wishing to operate a check clearing facility such as ours. Additionally, in 2001 the Money Laundering Act of 1993 was enhanced, requiring check cashing, money transfer and bureau de change providers to be licensed. We currently comply with these more stringent rules and regulations.

    Regulation of Consumer Lending

        In the majority of states where we engage in consumer lending, we act as a servicer for County Bank or First Bank, federally insured financial institutions both chartered under the laws of the state of Delaware. We provide County Bank and First Bank with marketing, servicing and collections services for their unsecured short-term loan products that are offered under our brand name Cash 'Til Payday.

        County Bank and First Bank are subject to federal and state banking regulations. Legislation has been introduced in the past at both the state and federal levels that could affect our ability to generate origination fees as a servicer for a bank, as well as our ability to offer consumer loans directly to consumers. While we do not believe that any federal legislation will be passed, if any legislation were to be enacted we would not be able to market short-term loans as currently structured. The FDIC, which is the primary federal regulator of County Bank and First Bank, may under certain circumstances increase the capital requirement for banks involved in this business to as much as 100%. These capital requirements could make it substantially more expensive for such banks to engage in consumer lending.

        We have determined, primarily for regulatory reasons, that we should make consumer loans directly to consumers in seven states where advantageous enabling legislation exists: California,

Colorado, Louisiana, Oklahoma, Oregon, Virginia and Wisconsin. We do not plan to open any company-operated stores to engage in the consumer lending business in 13 other states where legislation is unfavorable or the service is not likely to be profitable. We currently can participate in the consumer lending business in all states where we have a sizeable presence, although there is no guarantee that this situation will continue. We recently ceased offering short-term consumer loans in Georgia in response to a law passed by the state legislature prohibiting these loans. Our short-term consumer lending business in Georgia was immaterial financially, generating revenues of $500,000 in fiscal 2003, and we had no company-operated stores in that state. We are not currently aware of similar legislation that would require us to exit markets where we generate significant revenues.

        Our Canadian consumer lending activities are subject to provincial licensing in Saskatchewan, Nova Scotia and Newfoundland but are subject only to limited substantive regulation. A federal usury ceiling applies to loans we make to Canadian consumers. Such borrowers contract to repay us in cash; if they repay by check, we also collect, in addition to the maximum permissible finance charge, our customary check-cashing fees.

        In the United Kingdom, consumer lending is governed by the Consumer Credit Act of 1974 and related rules and regulations. As required by the act, we have obtained licenses from the Office of Fair Trading, which is responsible for regulating competition policy and consumer protection. The act also contains rules regarding the presentation, form and content of loan agreements, including statutory warnings and the layout of financial information. To comply with these rules, we use model credit agreements provided by the British Cheque Cashers Association.

        Our consumer lending activities are also subject to certain other state, federal and foreign regulations, including, but not limited to, regulations governing lending practices and terms, such as truth in lending and usury laws, and rules regarding advertising content.

    Currency Reporting Regulation

        Regulations promulgated by the United States Department of the Treasury under the Bank Secrecy Act require reporting of transactions involving currency in an amount greater than $10,000, or the purchase of monetary instruments for cash in amounts from $3,000 to $10,000. In general, every financial institution must report each deposit, withdrawal, exchange of currency or other payment or transfer that involves currency in an amount greater than $10,000. In addition, multiple currency transactions must be treated as a single transaction if the financial institution has knowledge that the transactions are by, or on behalf of, any one person and result in either cash in or cash out totaling more than $10,000 during any one business day. We believe that our point-of-sale system and employee training programs support our compliance with these regulatory requirements.

        Also, money services businesses are required by the Money Laundering Act of 1994 to register with the United States Department of the Treasury. Money services businesses include check cashers and sellers of money orders. Money services businesses must renew their registrations every two years, maintain a list of their agents, update the agent list annually and make the agent list available for examination. In addition, the Bank Secrecy Act requires money services businesses to file a Suspicious Activity Report for any transaction conducted or attempted involving amounts individually or in total equaling $2,000 or greater, when the money services businesses knows or suspects that the transaction involves funds derived from an illegal activity, the transaction is designed to evade the requirements of the Bank Secrecy Act or the transaction is considered so unusual that there appears to be no reasonable explanation for the transaction. The USA PATRIOT Act includes a number of anti-money-laundering measures designed to assist in the identification and seizure of terrorist funds, including provisions that directly impact check cashers and other money services businesses. Specifically, the USA PATRIOT Act requires all check cashers to establish certain programs designed to detect and report money laundering activities to law enforcement. We believe we are in compliance with the USA PATRIOT Act.

    Privacy Regulation

        We are subject to a variety of state, federal and foreign laws and regulations restricting the use and seeking to protect the confidentiality of identifying and other personal consumer information. We have systems in place intended to safeguard such information as required.

    Other Regulation

        We operate a total of 138 stores in California and Maryland. These states have enacted so-called "prompt remittance" statutes. These statutes specify a maximum time for the payment of proceeds from the sale of money orders to the issuer of the money orders. In this way, the statutes limit the number of days, known as the "float," that we have use of the money from the sale of the money order.

        In addition to fee regulations, licensing requirements and prompt remittance statutes, certain jurisdictions have also placed limitations on the commingling of money order proceeds and established minimum bonding or capital requirements.

Proprietary Rights

        We hold the rights to a variety of service marks relating to products or services we provide in our stores. In addition, we maintain service marks relating to the various names under which our stores operate.

Insurance Coverage

        We maintain insurance coverage against losses, including theft, to protect our earnings and properties. We also maintain insurance coverage against criminal acts with a deductible of $50,000 per occurrence.

Employees

        On December 31, 2003, we employed 3,441 persons worldwide, consisting of 312 persons in our accounting, management information systems, legal, human resources, treasury, finance and administrative departments and 3,129 persons in our stores, including customer service representatives, store managers, regional supervisors, operations directors and store administrative personnel.

        None of our employees is represented by a labor union, and we believe that our relations with our employees are good.

Legal Proceedings

        On October 21, 2003, a former customer, Kenneth D. Mortillaro, commenced an action against our Canadian subsidiary on behalf of a purported class of Canadian borrowers (except those residing in British Columbia and Québec) who, Mortillaro claims, were subjected to usurious charges in payday loan transactions. The action, which is pending in the Ontario Superior Court of Justice, alleges violations of a Canadian federal law proscribing usury and seeks restitution and damages in an unspecified amount, including punitive damages. On November 6, 2003, we learned of substantially similar claims asserted on behalf of a purported class of Alberta borrowers by Gareth Young, a former customer of our Canadian subsidiary. The Young action is pending in the Court of Queens Bench of Alberta and seeks an unspecified amount of damages and other relief. On December 23, 2003, we were served with the statement of claim in an action brought in the Ontario Superior Court of Justice by another former customer, Margaret Smith. The allegations and putative class in the Smith action are substantially the same as those in the Mortillaro action. Like the plaintiff in the MacKinnon action referred to below, Mortillaro, Young and Smith have agreed to arbitrate all disputes with us. We believe that we have meritorious procedural and substantive defenses to Mortillaro's, Young's and Smith's claims, and we intend to defend those claims vigorously.

        On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against our Canadian subsidiary and 26 other Canadian lenders on behalf of a purported class of British Columbia residents who, plaintiff claims, were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. On March 25, 2003, we moved to stay the action as against us and to compel arbitration of plaintiff's claims as required by his agreement with us. On February 3, 2004, the motion was denied. We are appealing this ruling. We believe we have meritorious defenses to the action and intend to defend it vigorously. We believe the outcome of such litigation will not materially affect our financial condition, results of operations and cash flows in future periods. Similar class actions have been threatened against us in other provinces of Canada, but we have not been served with the statements of claim in any of these threatened actions to date. We believe that any possible claims in these actions, if they are served, likely will be substantially similar to the actions described above.

        We are a defendant in four putative class-action lawsuits, all of which were commenced by the same plaintiffs' law firm, alleging violations of California's wage-and-hour laws. The named plaintiffs in these suits, which are pending in the Superior Court of the State of California, are our former employees Vernell Woods (commenced August 22, 2000), Juan Castillo (commenced May 1, 2003), Stanley Chin (commenced May 7, 2003) and Kenneth Williams (commenced June 3, 2003). Each of these suits seeks an unspecified amount of damages and other relief in connection with allegations that we misclassified California store (Woods) and regional (Castillo) managers as "exempt" from a state law requiring the payment of overtime compensation, that we failed to provide employees with meal and rest breaks required under a new state law (Chin) and that we computed bonuses payable to our store managers using an impermissible profit-sharing formula (Williams). In January 2003, without admitting liability, we sought to settle the Woods case, which we believe to be the most significant of these suits, by offering each individual putative class member an amount intended in good faith to settle his or her claim. As of March 31, 2004, 92% of these settlement offers had been accepted. We recorded a charge of $2.8 million related to this matter. Plaintiffs' counsel is presently disputing through arbitration the validity of the settlements accepted by the individual putative class members. We believe we have meritorious defenses to the challenge and to the claims of the non-settling putative Woods class members and plan to defend them vigorously. We believe we have adequately provided for the costs associated with this matter. We are vigorously defending the Castillo, Chin and Williams lawsuits and believe we have meritorious defenses to the claims asserted in those matters. We believe the outcome of such litigation will not materially affect our financial condition, results of operations and cash flows in future periods.

        In addition to the litigation discussed above, we are involved in routine litigation and administrative proceedings arising in the ordinary course of business. In our opinion, the outcome of such litigation and proceedings will not materially affect our financial condition, results of operations and cash flows in future periods.

MANAGEMENT

Directors and Officers

        Our directors and officers, as well as our nominees for our Board of Directors pending the consummation of this offering, and their respective ages and positions are set forth below:

Name	Age	Position with Dollar Financial Corp.
Jeffrey Weiss	61	Chairman of the Board of Directors and Chief Executive Officer
Donald Gayhardt	40	President, Chief Financial Officer and Director
Sydney Franchuk	51	Senior Vice President and President—Canadian Operations
Cameron Hetherington	39	Senior Vice President—International Operations
Gillian Wilmot	43	Senior Vice President and President—U.K. Operations
Peter Sokolowski	43	Vice President, Chief Credit Officer
Cyril Means	37	Vice President, General Counsel
Melissa Soper	37	Vice President, Human Resources
William Athas	42	Vice President, Finance
Michael Koester	32	Director
Muneer Satter	43	Director
Jonathan Seiffer	32	Director
Jonathan Sokoloff	46	Director
Michael Solomon	29	Director
David Jessick	50	Director Nominee

        Jeffrey Weiss has served as our Chairman and Chief Executive Officer since an affiliate of Bear Stearns & Co. Inc. acquired us in May 1990. Until June 1992, Mr. Weiss was also a Managing Director at Bear Stearns with primary responsibility for the firm's investments in small to mid-sized companies, in addition to serving as Chairman and Chief Executive Officer for several of these companies. Mr. Weiss is the author of several popular financial guides.

        Donald Gayhardt has served as our President since December 1998 and Chief Financial Officer since April 2001. He also served as Executive Vice President and Chief Financial Officer from 1993 to 1997. In addition, he joined our board as a director in 1990. Prior to joining us, Mr. Gayhardt was employed by Bear Stearns from 1988 to 1993, most recently as an Associate Director in the Principal Activities Group, where he had oversight responsibility for the financial and accounting functions at a number of manufacturing, distribution and retailing firms, including our company. Prior to joining Bear Stearns, Mr. Gayhardt held positions in the mergers and acquisitions advisory and accounting fields.

        Sydney Franchuk, our Senior Vice President and President—Canadian Operations, has served as President of our Canadian operations since November 1997. Previously, Mr. Franchuk held the position of Vice President of Finance and Administration for National Money Mart Co. and Check Mart, an affiliated company in the United States. Prior to joining us in 1985, Mr. Franchuk was a public accountant with Woods & Company (now Ernst & Young LLP) Chartered Accountants and is a Certified Management Accountant.

        Cameron Hetherington became our Senior Vice President—International Operations in May 2004. He served as our Senior Vice President and President—UK Operations, as well as Managing Director of Dollar Financial UK Limited from March 1999 to May 2004. From July 1993 to September 1998, Mr. Hetherington was employed at our Canadian operations in a variety of senior management positions, including National Operations Manager. From June 1983 to November 1992, Mr. Hetherington served as a commissioned officer within the Australian Defence Force in a variety of operational, training and administrative roles both domestically and overseas.

        Gillian Wilmot joined us as our Senior Vice President and President—U.K. Operations in May 2004. Prior to joining us, Ms. Wilmot worked as a strategic consultant beginning in January 2003. She was Managing Director for the Mail Markets Division of the Royal Mail from January 2001 through January 2003 and the Brand and Strategy Director for Littlewoods PLC from April 1999 through November 2000. Additionally, Ms. Wilmot is currently a director of Blackwells Retail and a member of the U.K. Committee of Advertising Practice.

        Peter Sokolowski has served as our Vice President—Chief Credit Officer since October 2002 and has overall responsibility for the oversight of underwriting, analysis and performance monitoring for our credit products. He also served as our Vice President—Finance from 1991 to 2002. Prior to joining us, Mr. Sokolowski worked in various financial positions in the commercial banking industry.

        Cyril Means has served as our Vice President and General Counsel since May 1999. Prior to joining us, Mr. Means served as Vice President and Corporate Counsel to The Aegis Consumer Funding Group, Inc. from 1995 to 1997, and as Executive Vice President and General Counsel of Aegis from 1997 to 1999, where he was primarily responsible for the company's securitization facility and credit lines. Prior to joining Aegis, Mr. Means held in-house legal positions in the insurance, commercial real estate and entertainment fields.

        Melissa Soper has served as our Vice President—Human Resources since October 1996 and has overall responsibility for our human resources compliance to state and federal labor laws. Prior to joining us, Ms. Soper served as a Director of Human Resources for a national hotel chain.

        William Athas, our Vice President—Finance, had formerly served as our Director of Finance since January 2000, and has since had overall responsibility for accounting oversight. Prior to joining us, he was the divisional controller of Timet, a titanium metals company, from December 1998 to January 2000. Mr. Athas worked at Asarco, Inc., a non-ferrous metals company, from August 1987 to December 1998, where he became the assistant corporate controller in 1997. He attained his CPA certification in 1989.

        Michael Koester has served as a director since November 2003. He has been a vice president of Goldman Sachs & Co.'s Principal Investment Area since December 2002. From August 1999 to December 2002, he was an associate of Goldman Sachs. Upon completion of this offering, one or both of Messrs. Koester and Satter may resign from the Board.

        Muneer Satter has served as a director since December 1998. He is a Managing Director in Goldman Sachs' Principal Investment Area in New York. Prior to this assignment, he was head of Goldman Sachs' Principal Investment Area in Europe and was based in London. He joined the firm in 1988 and became a managing director in 1996. He also serves on the boards of directors of Atkins Nutritional, Inc., Diveo Broadband Networks and Grupo Clarin S.A. Upon completion of this offering, one or both of Messrs. Koester and Satter may resign from the Board.

        Jonathan Seiffer has served as a director since October 2001. He has been a partner of Leonard Green & Partners, L.P. since January 1999 and joined Leonard Green & Partners, L.P. as an associate in October 1994. Prior to his arrival at Leonard Green & Partners, Mr. Seiffer was a member of the corporate finance department of Donaldson, Lufkin & Jenrette Securities Corporation. He is also a director of Diamond Triumph Auto Glass, Inc., Liberty Group Publishing, Inc. and several private companies.

        Jonathan Sokoloff has served as a director since December 1998. Mr. Sokoloff has been an executive officer of Leonard Green & Partners, L.P. since its formation in 1994. Since 1990, Mr. Sokoloff has been a partner in a private equity firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff was previously a Managing Director at Drexel Burnham Lambert Incorporated. Mr. Sokoloff is also a director of The Sports Authority, Rite Aid Corporation, Diamond Triumph Auto Glass, Inc. and several private companies.

        Michael Solomon has served as a director since October 2002. He has been a vice president of Leonard Green & Partners, L.P. since April 2002 and joined Leonard Green & Partners, L.P. as an associate in May 2000. From June 1996 to May 2000, Mr. Solomon was an associate with the Financial Sponsors Group of Deutsche Banc Alex Brown.

        David Jessick will join the board as a director upon the consummation of this offering. Mr. Jessick is a consultant to Rite Aid Corporation where he served as a senior executive vice president and Chief Administrative Officer from December 1999 to June 2002. Mr. Jessick was previously the Chief Financial Officer for Fred Meyer, Inc. and Thrifty Payless Holdings, Inc. Mr. Jessick is also a current director of WKI Holding Company, Inc. and Pinnacle Foods Group, Inc.

Executive Compensation

Summary Compensation Table

        The following table sets forth information with respect to the compensation of our Chief Executive Officer and each of our named executive officers whose annual total salary and bonus in fiscal 2003 exceeded $100,000:

		Annual Compensation
Name and Principal Position				Other Annual Compensation ($)		All Other Compensation ($)
	Year	Salary ($)	Bonus ($)
Jeffrey Weiss Chairman and Chief Executive Officer	2003 2002 2001	650,000 650,000 600,000	— — 100,000	60,290 122,417 162,873	(1) (1) (1)	8,414 5,625 6,000	(3)
Donald Gayhardt President and Chief Financial Officer	2003 2002 2001	350,000 350,000 300,000	— — 50,000	— — —		3,264 3,990 6,187	(3)
Sydney Franchuk Senior Vice President and President—Canadian Operations	2003 2002 2001	132,840 127,560 121,146	84,353 79,725 100,077	— — —		— — —
Cameron Hetherington Senior Vice President—International Operations	2003 2002 2001	186,695 161,443 116,044	56,008 46,985 37,766	64,458 53,907 53,811	(2) (2) (2)	13,067 2,971 —	(3)

(1)
Amounts include $30,635 paid in fiscal 2003, $62,314 paid in fiscal 2002 and $70,581 paid in fiscal 2001 for life insurance premiums on policies where we were not the named beneficiary. Perquisites and other personal benefits provided to each other named executive officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for the officer.

(2)
Amounts represent housing and other living costs.

(3)
Amounts represent payments relating to retirement plans.

Option/SAR Grants in Last Fiscal Year

        No options or SARs were granted in the last fiscal year.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End	Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			(Exercisable/Unexercisable)	(Exercisable/Unexercisable) ($)
Jeffrey Weiss	0	0	0/0	0/0
Donald Gayhardt	0	0	184,620/18,870	1,458,761/147,214
Sydney Franchuk	0	0	40,800/10,200	322,000/80,500
Cameron Hetherington	0	0	40,800/10,200	322,000/80,500

(1)
An assumed fair market value of $14.22 per share was used to calculate the value of the options. As the shares are not traded in an established public market, the value assigned is based on the last strike price at which options were granted.

1999 Stock Incentive Plan

        Our 1999 stock incentive plan is intended to secure for us the benefits arising from stock ownership by selected key employees, directors, consultants and advisors as our board of directors may from time to time determine. The following are the material terms of the 1999 plan:

    Shares Subject to Plan

        The aggregate number of shares of stock reserved and available for issuance under the 1999 plan is 720,793, of which 718,080 were underlying outstanding stock options as of March 31, 2004. We do not intend to grant any additional stock options under the 1999 plan. The number of shares reserved for issuance is generally subject to equitable adjustment upon the occurrence of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares, stock dividend or other similar corporate transaction or event.

    Administration

        The plan is administered by our board of directors. Upon the closing of this offering, the 1999 plan will be administered by the compensation committee as designated by our board of directors. Each member of the committee will be a "nonemployee director" (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934) and an "outside director" (within the meaning of Section 162(m) of the Internal Revenue Code). The committee will have authority to construe and interpret the 1999 plan and any awards made thereunder, to grant and determine the terms of awards and to make any necessary rules and regulations for the administration of the 1999 plan.

    Eligibility

        All of our employees and directors, and in specified circumstances, our consultants and advisors are eligible to participate in the 1999 plan.

    Type of Awards

        Nonqualified stock options or incentive stock options may be granted under the 1999 plan. Stock appreciation rights may also be granted in tandem with nonqualified stock options or incentive stock options granted under the 1999 plan.

    Amendment and Termination

        The 1999 plan may be amended by the board of directors, at any time, subject to stockholder approval to increase the shares of stock reserved for issuance under the 1999 plan or modify eligibility requirements.

    Exercisability, Vesting and Price of Awards

        The stock options will vest at the times and upon the conditions that the committee may determine. The price at which shares subject to any stock options may be purchased are reflected in each particular stock option agreement.

2004 Stock Incentive Plan

        In connection with this offering, we intend to adopt the 2004 stock incentive plan. The 2004 plan is intended to secure for us the benefits arising from stock ownership by selected key employees as our board of directors may from time to time determine. The following are the material terms of the 2004 plan:

    Shares Subject to Plan

                        shares of our common stock have been reserved for issuance under the 2004 plan. There are no options outstanding under the 2004 plan. Unexercised options or purchase rights that are subsequently reacquired by us or shares issued under the 2004 plan that are reacquired by us through forfeiture or right of repurchase, may be available for reissuance under the 2004 plan. The number of shares reserved for issuance is generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reorganization, merger, consolidation, combination, repurchase, or share exchange, or other similar corporate transaction or event.

    Administration

        The 2004 plan is administered by our board of directors. Upon the closing of this offering, the 2004 plan will be administered by the compensation committee as designated by our board of directors. Each new member of the committee will be a "nonemployee director" (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934) and an "outside director" (within the meaning of Section 162(m) of the Internal Revenue Code). The committee will have authority to construe and interpret the 2004 plan and any awards made thereunder, to grant and determine the terms of awards and to make any necessary rules and regulations for the administration of the 2004 plan.

    Eligibility

        Options may be granted to our directors, officers, employees and consultants and those of our subsidiaries. The 2004 plan limits to             the number of shares that can be granted to any participant in any calendar year.

    Type of Awards

        Upon the closing of this offering, the 2004 plan will permit the compensation committee to grant stock options, stock purchase rights or a combination thereof. Stock options may be incentive stock options or nonqualified stock options that do not qualify as incentive stock options.

    Amendment and Termination

        The 2004 plan may be amended or terminated by the board of directors, at any time, subject to stockholder approval where necessary to satisfy federal tax or other applicable laws or stock exchange requirements. The 2004 plan will terminate no later than ten years after its adoption.

    Exercisability, Vesting and Price of Awards

        Stock options will vest at the times and upon the conditions that the committee may determine, and the price at which shares, subject to the stock option may be purchased will be reflected in each particular stock option agreement. The stock purchase price, right of repurchase by us, if any, and other conditions determined by the committee, will be reflected in each particular stock purchase right agreement.

Employment Agreement with Jeffrey Weiss

        Effective December 19, 2003, we entered into a new employment agreement with Jeffrey Weiss. The agreement provides for Mr. Weiss to serve as our Chief Executive Officer for a term of three years. The term shall be automatically renewed for subsequent additional terms of one year unless either party provides notice of its intention not to renew the term.

        The employment agreement provides for Mr. Weiss to receive an annual base salary of $675,000, subject to biannual increase by our board of directors or a committee thereof, and to receive specified annual cash bonuses determined based on our achievement of annual performance targets. Mr. Weiss is also entitled to specified perquisites. In addition, as long as Mr. Weiss serves as our Chief Executive Officer, we will use our commercially reasonable efforts to ensure that he continues to serve on our board of directors.

        If Mr. Weiss' employment is terminated other than for cause in relation to a change of control, the employment agreement provides that we will pay Mr. Weiss his unpaid base salary for the remainder of the term, discounted to present value, without mitigation. In such circumstances, the employment agreement also provides for the continuation of specified benefits during the remaining scheduled term of the employment agreement.

        If Mr. Weiss' employment is terminated other than for cause under any circumstances not related to a change of control, or if Mr. Weiss terminates his employment for good reason, the employment agreement provides that we will pay Mr. Weiss his remaining base salary during the remaining scheduled term of the employment agreement, subject to offset for compensation earned pursuant to new employment. In such circumstances, the employment agreement also provides for the continuation of specified benefits during the remaining scheduled term of the employment agreement.

Employment Agreement with Donald Gayhardt

        Effective December 19, 2003, we entered into a new employment agreement with Donald Gayhardt. The agreement provides for Mr. Gayhardt to serve as our President and Chief Financial Officer for a term of three years. The term shall be automatically renewed for subsequent additional terms of one year unless either party provides notice of its intention not to renew the term.

        The employment agreement provides for Mr. Gayhardt to receive an annual base salary of $400,000, subject to biannual increase by our board of directors or a committee thereof, and to receive specified annual cash bonuses determined based on our achievement of annual performance targets. Mr. Gayhardt is also entitled to specified perquisites. In addition, as long as Mr. Gayhardt serves as our President, we will use our commercially reasonable efforts to ensure that he continues to serve on our board of directors.

        If Mr. Gayhardt's employment is terminated other than for cause in relation to a change of control, the employment agreement provides that we will pay Mr. Gayhardt his unpaid base salary for the remainder of the term, discounted to present value, without mitigation. In such circumstances, the employment agreement also provides for the continuation of specified benefits during the remaining scheduled term of the employment agreement.

        If Mr. Gayhardt's employment is terminated other than for cause under any circumstances not related to a change of control, or if Mr. Gayhardt terminates his employment for good reason, the employment agreement provides that we will pay Mr. Gayhardt his remaining base salary during the remaining scheduled term of the employment agreement, subject to offset for compensation earned pursuant to new employment. In such circumstances, the employment agreement also provides for the continuation of specified benefits during the remaining scheduled term of the employment agreement.

        Effective January 2004, we granted Mr. Gayhardt an option to purchase 277,440 shares of our common stock pursuant to our 1999 stock incentive plan at an exercise price of $10.98 per share.

Employment Agreement with Cameron Hetherington

        Effective April 1, 2002, we entered into an employment agreement with Cameron Hetherington. The agreement provides for Mr. Hetherington to serve as our President—U.K. Operations through June 30, 2004. The employment agreement provides for Mr. Hetherington to receive an annual base salary of £(GPB)117,700 and specified annual cash bonuses determined based on our achievement of annual performance targets. Mr. Hetherington is also entitled to specified perquisites. If Mr. Hetherington's employment is terminated other than for cause after April 1, 2003, the employment agreement provides that we will pay Mr. Hetherington moving expenses and fifty percent of one year's base salary, subject to offset for compensation earned pursuant to new employment.

Director Compensation

        Our directors are not currently entitled to any compensation for serving as a director. Upon the completion of this offering, we intend to implement a director compensation plan to provide non-employee directors with appropriate compensation for service on the board of directors and any committee of the board of directors. Directors affiliated with Leonard Green & Partners, L.P. and Goldman Sachs will not receive fees for board service.

Compensation Committee Interlocks and Insider Participation

        Our board of directors as a whole performed the functions that it intends to delegate to the compensation committee at the completion of this offering, and all of the members of the board of directors participated in deliberations concerning executive compensation, including Jeffrey Weiss, our Chairman and Chief Executive Officer, and Donald Gayhardt, our President and Chief Financial Officer. No interlocking relationship will exist between our board of directors or the compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

        We are a party to an amended and restated stockholders agreement with certain stockholders, including GS Mezzanine Partners, L.P., Bridge Street Fund 1998, L.P., Stone Street Fund 1998, L.P. and GS Mezzanine Partners Offshore, L.P. (collectively, "GS"), Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P. (together, "Ares"), Green Equity Investors II, L.P., Jeffrey Weiss, Donald Gayhardt and C.L. and Sheila Jeffrey. The stockholders agreement will terminate on November 13, 2013. Under the agreement, provisions relating to tag-along and first option rights, repurchase of shares, preemptive rights, drag-along rights and grants of proxy will terminate in connection with this offering of our common stock.

        Under our stockholders agreement, Green Equity Investors II, L.P. has the right to demand, on three occasions, that we file a registration statement under the Securities Act covering all or a portion of the             shares of our common stock that it will hold after the consummation of the offering, assuming no exercise of the underwriters' over-allotment option. On two occasions, GS has the right to demand such registration covering all or a portion of the                 shares of our common stock that it and Ares will hold after the consummation of the offering, assuming no exercise of the underwriters' over-allotment option.

        In addition, if we propose to register any common stock under the Securities Act (pursuant to a demand or otherwise) other than on a registration statement on Form S-4 or S-8, or in connection with an exchange offer, each stockholder that is party to the stockholders agreement, including Green Equity Investors II, L.P. and GS, may elect to include in, or "piggyback" on, the registration all or a portion of the shares of our common stock that it will hold after the consummation of this offering. Assuming no exercise of the underwriters' over-allotment option,                 shares of our common stock will be subject to piggyback registration rights after the consummation of this offering. However, the managing underwriter, if any, of the offering pursuant to the registration has the right to limit the number of securities to be included by these holders. If the managing underwriter limits the number of securities to be included by these holders, we will include in the registration, first, the securities we propose to sell, second, up to $1.75 million in aggregate net proceeds of securities proposed to be sold by Jeffrey Weiss, and third, the securities the holders propose to sell, allocated pro rata among them. We would bear all registration expenses incurred in connection with these registrations. The stockholders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities.

Indebtedness of Management

        During fiscal 1999, we issued loans to certain members of management. The funds were used to pay personal income tax expense associated with the exercise of certain options and grants of certain stock in connection with the purchase of our company by Green Equity Investors II, L.P. The loans are secured by shares of our common stock. As of March 31, 2004, the following members of management owed outstanding principal on these loans in excess of $60,000:

Name	Rate	Maturity Date	Outstanding Principal Amount	Accrued Interest
Jeffrey Weiss	6.00%	12/18/2004	$2,000,000	$754,333
Donald Gayhardt	6.00	12/18/2004	96,525	36,406
Sydney Franchuk	0.00	4/01/2005	69,258	—
Peter Sokolowski	6.00	12/18/2004	70,695	26,664

        In addition, as part of his prior employment agreement, Jeffrey Weiss was issued a loan in the amount of $4.3 million to purchase additional shares of our common stock. The loan accrues interest at a rate of 6% per year and is due and payable in full on December 18, 2004. The loan is secured by a pledge of shares of our common stock.

        We and the members of our management with loans are currently analyzing alternative means of having management satisfy the foregoing debt obligations. Among other things, we may forgive accrued interest under the management loans (in the aggregate amount of approximately $2.1 million at March 31, 2004) and accept the management individuals' exchange of shares of our common stock held by them and/or options to purchase shares of our common stock held by them in full satisfaction of the principal amount of such loans. For the purposes of such exchange, we would value our common stock at the initial public offering price.

Management Agreement

        Under an amended and restated management services agreement among Leonard Green & Partners, L.P., Dollar Financial Group, Inc. and us, we agreed to pay Leonard Green & Partners, L.P. an annual fee equal to $1.0 million for ongoing management, consulting and financial planning services, as well as reimbursement of any out-of-pocket expenses incurred. The agreement is scheduled to terminate on November 13, 2008. However, the parties intend to terminate the agreement effective upon the closing of this offering because we believe it is appropriate as a public company to minimize related party transactions. In connection with this termination, we will pay Leonard Green & Partners, L.P. accrued fees and a termination fee of $2.5 million.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth the number of shares of our common stock owned beneficially on March 31, 2004 and after the completion of this offering by:

  •
  each person that is the beneficial owner of more than 5% of our common stock;

  •
  all directors and nominees;

  •
  the named executive officers;

  •
  other stockholders for whose account common stock is being offered; and

  •
  all directors and executive officers as a group.

        The address of each officer and director is c/o Dollar Financial Group, Inc., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, unless otherwise indicated. Percentage ownership is based on 10,076,662 shares of our common stock outstanding as of March 31, 2004 and                 shares of common stock outstanding after completion of this offering.

Name and Address of Beneficial Owner of Dollar Financial Corp. Shares	Amount of Beneficial Ownership		Percent of Class Before Offering	Number of Shares Offered(1)	Number of Shares After Offering(1)	Percent of Class After Offering(1)
Green Equity Investors II, L.P.(2)	6,637,618		65.87%
Jonathan Seiffer(2)	6,637,618	(3)	65.87
Jonathan Sokoloff(2)	6,637,618	(3)	65.87
Jeffrey Weiss	1,560,085		15.48
The Goldman Sachs Group, Inc.(4)	1,096,734	(5)	10.88
Muneer Satter(4)	1,096,734	(6)	10.88
Michael Koester(4)	1,096,734	(6)	10.88
Donald Gayhardt	287,416	(7)	2.80
Ares Leveraged Investment Fund, L.P.(8)	216,161		2.15
Ares Leveraged Investment Fund II, L.P.(8)	216,161		2.15
Sydney Franchuk	72,033	(9)	*
Cameron Hetherington	51,000	(10)	*
Bernard Flaherty(11)	54,214		*
Michael Marcus	53,661	(12)	*
Peter Sokolowski	39,960	(13)	*
C.L. Jeffrey(14)	39,535		*
Sheila Jeffrey(15)	39,535		*
Evan Guengerich	28,248	(16)	*
Melissa Soper	16,052	(17)	*
Andrew Callan	14,539	(18)	*
Michael Solomon(2)	0		*
David Jessick(19)	0		*
All directors and executive officers as a group (13 persons)	9,767,018	(3)(6)(20)	93.88

*
Less than 1% of the class

(1)
Assuming exercise in full of the underwriters' over-allotment option.

(2)
The address of Green Equity Investors II, L.P., Jonathan Seiffer, Jonathan Sokoloff and Michael Solomon is 11111 Santa Monica Boulevard, Los Angeles, California 90025.

(3)
Green Equity Partners II, L.P. is a Delaware limited partnership managed by Leonard Green & Partners, L.P. Each of Messrs. Seiffer and Sokoloff, either directly or indirectly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control Leonard Green & Partners, L.P. As such, Messrs. Seiffer and Sokoloff may be deemed to have shared voting and investment power with respect to shares held by Green Equity Investors II, L.P. These individuals disclaim beneficial ownership of the securities held by Green Equity Investors II, L.P.

(4)
The address of The Goldman Sachs Group, Inc., Michael Koester and Muneer Satter is 85 Broad Street, New York, New York 10004.

(5)
Represents the aggregate number of shares of common stock that are owned by certain investment funds affiliated with The Goldman Sachs Group, Inc. Consists of 688,595 shares beneficially owned by GS Mezzanine Partners, L.P., 369,765 shares beneficially owned by GS Mezzanine Partners Offshore, L.P., 8,897 shares beneficially owned by Bridge Street Fund 1998, L.P. and 29,477 shares beneficially owned by Stone Street Fund 1998, L.P. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the shares owned by such investment funds to the extent attributable to equity interests therein held by persons other than The Goldman Sachs Group, Inc. and its affiliates. Each of such funds shares voting and investment power with certain of its respective affiliates.

(6)
Mr. Satter is a managing director and Mr. Koester is a vice president of Goldman Sachs & Co, a wholly owned subsidiary of The Goldman Sachs Group, Inc. As such, Messrs. Satter and Koester may be deemed to have shared voting and investment power with respect to shares held by investment funds managed by affiliates of The Goldman Sachs Group, Inc. These individuals disclaim beneficial ownership of the securities held by such investment funds, except to the extent of their respective pecuniary interests therein, if any.

(7)
Includes options to purchase 203,490 shares of our common stock which are currently exercisable and includes options to purchase 480,930 shares of our common stock which will become exercisable upon completion of the offering.

(8)
The address of Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P. is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

(9)
Includes options to purchase 51,000 shares of our common stock which are currently exercisable.

(10)
Includes options to purchase 51,000 shares of our common stock which are currently exercisable.

(11)
The address of Bernard Flaherty is 709 Prestwick Lane, Astor Place, Wheeling, Illinois 60090.

(12)
Includes options to purchase 20,400 shares of our common stock which are currently exercisable.

(13)
Includes options to purchase 12,750 shares of our common stock which are currently exercisable.

(14)
The address of C.L. Jeffrey is 350 Second Street North, Unit #2, St. Petersburg, Florida 33701.

(15)
The address of Sheila Jeffrey is 3163 Southwest 171st Street, Burien, Washington 98166.

(16)
Includes options to purchase 2,550 shares of our common stock which are currently exercisable.

(17)
Includes options to purchase 2,550 shares of our common stock which are currently exercisable.

(18)
Includes options to purchase 2,550 shares of our common stock which are currently exercisable.

(19)
The address of David Jessick is 15465 Southeast Rivershore Drive, Vancouver, Washington 98683.

(20)
Includes options to purchase 326,910 shares of our common stock which are currently exercisable and includes options to purchase 608,430 shares of our common stock which will become exercisable upon completion of the offering.

DESCRIPTION OF CAPITAL STOCK

General

        Upon the completion of this offering, we will be authorized to issue 51,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

        As of March 31, 2004, there were 10,076,662 shares of common stock outstanding, which were held of record by 18 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing a change in control of us without further action by the stockholders.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws to be adopted immediately prior to the closing of this offering could make the following more difficult:

  •
  the acquisition of us by means of a tender offer;

  •
  the acquisition of us by means of a proxy contest or otherwise; or

  •
  the removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

    Classified Board of Directors

        Under our amended and restated certificate of incorporation and our amended and restated bylaws, our board of directors is divided into three classes of directors serving staggered three-year terms, with one-third of the board of directors being elected each year.

    Stockholder Meetings

        Under our amended and restated certificate of incorporation and our amended and restated bylaws, only the board of directors, the chairman of the board of directors, the chief executive officer and the president may call special meetings of stockholders.

    Requirements for Advance Notification of Stockholder Proposals and Director Nominations

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    No Action by Written Consent

        Under our amended and restated certificate of incorporation, stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.

    Delaware Anti-Takeover Law

        We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    No Cumulative Voting

        Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Board of Directors Composition

        We are a party to employment agreements with Jeffrey Weiss and Donald Gayhardt that require us to use our commercially reasonable efforts to ensure that they continue to be members of our board of directors as long as they serve us as specified officers.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

Listing

        We have filed an application to have our common stock approved for quotation on The Nasdaq Stock Market's National Market under the symbol "DLLR."

DESCRIPTION OF CERTAIN INDEBTEDNESS

        This summary highlights the principal terms of our outstanding indebtedness.

Credit Facility

    Structure

        The credit facility consists of a $55.0 million senior secured reducing revolving credit facility. The commitment was reduced by $750,000 on January 2, 2004, will be reduced by $750,000 on the first business day of each calendar quarter thereafter and is subject to additional reductions based on excess cash flow up to a maximum reduction, including quarterly reductions, of $15,000,000. Under the credit facility, up to $20.0 million may be used in connection with letters of credit.

    Guarantees and Security

        Dollar Financial Group, Inc.'s obligations under the credit facility are guaranteed by each of its existing and future direct and indirect domestic subsidiaries and by us. The borrowings under the credit facility and the domestic subsidiary guarantees are secured by substantially all of Dollar Financial Group Inc.'s assets and the assets of the subsidiary guarantors. These borrowings are not secured by the assets of Dollar Financial Group, Inc.'s foreign subsidiaries. In addition, borrowings under the credit facility are secured by a pledge of substantially all of Dollar Financial Group Inc.'s capital stock and the capital stock, or similar equity interests, of the domestic subsidiary guarantors. Certain guarantees of the domestic subsidiary guarantors are secured by not more than 65% of the capital stock, or similar equity interests, of certain foreign subsidiaries.

    Interest Rate

        In general, borrowings under the credit facility bear interest based, at our option, on:

  •
  the base rate (as defined below) plus a margin that is currently 3.25% per annum and will range from 1.75% to 3.50% per annum hereafter depending on our ratio of funded debt to EBITDA (as defined in the agreement);

  •
  the applicable eurodollar rate (as defined below) plus a margin that is currently 4.50% and will range from 3.00% to 4.75% per annum hereafter depending on our ratio of funded debt to EBITDA; or

  •
  LIBOR (as defined below) plus a margin that is currently 4.50% per annum and will range from 3.00% to 4.75% per annum hereafter depending on our ratio of funded debt to EBITDA.

        The base rate is the higher of Wells Fargo's prime rate or the sum of the federal funds rate plus 0.50%. The applicable euro dollar rate is defined as the daily average LIBO Rate (as defined below) as adjusted for reserve requirements. LIBO Rate is defined as the LIBO Rate shown on Dow Jones Telerate Page 3750 (for deposits approximately equal to the amount of the requested loan for the same term of the interest period), or, if such rate is not quoted, interest at which deposits (approximately equal to the amount of the requested loan and for the same term as the interest period) are offered to four reference banks selected by the administrative agent in the London interbank market for delivery on the first day of the interest period.

    Borrowing Limit

        The total principal amount outstanding under the credit facility at any time will be limited to an amount equal to 85% of Dollar Financial Group Inc.'s and certain of its subsidiaries' liquid assets.

    Maturity

        The credit facility matures November 12, 2008.

    Commitment Fee

        Dollar Financial Group, Inc. is obligated to pay Wells Fargo a commitment fee on a quarterly basis. The commitment fee is equal to 0.75% of the unused portion of the replacement credit facility, and will range from 0.50% to 0.75% hereafter based on the level of borrowing under the replacement credit facility and our ratio of funded debt to EBITDA.

    Borrowing Availability

        The maximum aggregate amount available for borrowing under the credit facility is subject to mandatory permanent reduction on the first business day of each subsequent full calendar quarter in an amount equal to $750,000 and after each fiscal year, under certain circumstances, in an amount equal to 75% of excess cash flow (as defined in the agreement), until such time as availability under the credit facility is reduced by an aggregate of $15.0 million. The maximum aggregate amount available for borrowing under the credit facility is also subject to mandatory permanent reduction under specific circumstances, including when significant amounts of assets are sold by us or Dollar Financial Group, Inc. and the proceeds are not reinvested in assets useful in our business within an applicable time period or when we or Dollar Financial Group, Inc. issue debt or equity securities. We may, upon five business days' advance notice, permanently reduce the unused portion of the credit facility in whole or in part without premium or penalty, provided that any partial reduction is for at least $1.0 million.

    Covenants

        The credit facility contains financial conditions that require Dollar Financial Group, Inc. to satisfy, on a consolidated basis, specified quarterly financial tests, including:

  •
  a maximum leverage ratio;

  •
  a minimum fixed charge coverage ratio; and

  •
  a minimum EBITDA (as defined in the agreement).

        The credit facility also contains a number of other limitations that, among other things, restrict Dollar Financial Group Inc.'s ability and, in certain cases, that of its subsidiaries, to:

  •
  sell assets;

  •
  incur additional debt;

  •
  refinance certain debt;

  •
  pay dividends;

  •
  create liens;

  •
  make investments, loans or advances;

  •
  make acquisitions;

  •
  engage in mergers or consolidations;

  •
  purchase shares of Dollar Financial Group, Inc.'s outstanding capital stock;

  •
  change any material line of business;

  •
  make capital expenditures or engage in transactions with affiliates;

  •
  maintain cash deposits in any account in which the lenders do not have a security interest; and

  •
  otherwise undertake various corporate activities.

        Until all obligations under the credit facility have been finally and non-avoidably paid in full, any letters of credit outstanding have been cash collateralized and the commitments of all of the lenders have been terminated, the credit facility also prohibits Dollar Financial Group, Inc. and its subsidiaries from:

  •
  making any mandatory or voluntary repurchase of its senior notes (whether upon a change of control or asset sale, following the occurrence of an event of default under the indenture or otherwise);

  •
  making any payment or prepayment of principal on the senior notes;

  •
  making any payment or prepayment of interest or liquidated damages, if any, on the senior notes unless both before and after giving effect to such payment no event of default shall exist under the credit facility; or

  •
  defeasing the notes.

    Payments on the Notes

        The credit facility requires us to place any amount we propose to pay to the holders of the notes in a restricted account and to provide the administrative agent with a statement of the purpose of such payment and a certification of certain of our officers stating that such payment will not violate the restrictions described in the foregoing paragraph. The administrative agent is not obligated to release the payment until it is satisfied that the certification is true and correct.

    Events of Default

        The credit facility also contains customary events of default, including defaults based on:

  •
  nonpayment of principal, interest or fees when due, subject to specified grace periods;

  •
  breach of specified covenants;

  •
  material inaccuracy of representations and warranties;

  •
  certain other defaults under other credit documents;

  •
  events of bankruptcy and insolvency;

  •
  material judgments;

  •
  certain events respecting our pension plans;

  •
  dissolution and liquidation;

  •
  change in control; and

  •
  breach of any guarantee or security interest.

    Change of Control

        The change of control provision makes it an event of default, and permits the acceleration of the credit facility debt, in the event:

  •
  we and our subsidiaries sell or dispose of all or substantially all of our properties and assets, other than to Green Equity Investors II, L.P. or certain of its affiliates;

  •
  Dollar Financial Group, Inc. adopts a plan relating to its liquidation or dissolution;

  •
  we consummate any transaction or other event the result of which is that any party, other than Green Equity Investors II, L.P. or certain of its affiliates, becomes the beneficial owner of more than 35% of the voting stock or economic value of our capital stock or the capital stock of Dollar Financial Group, Inc.;

  •
  of the consummation of any transaction the result of which is that we cease to own one hundred percent of Dollar Financial Group, Inc.'s outstanding equity interests; or

  •
  a majority of the members of our board of directors are not continuing directors. A continuing director is a director who was a member of the board of directors immediately after consummation of our recapitalization in 1998 or was nominated, approved, recommended or endorsed for election by a majority of the continuing directors.

Canadian Overdraft Credit Facility

        Our Canadian operating subsidiary has a Canadian overdraft facility to fund peak working capital needs for our Canadian operations. The Canadian overdraft facility provides for a commitment of up to approximately $9.5 million, of which there was no outstanding balance on March 31, 2004. Amounts outstanding under the Canadian overdraft facility bear interest at a rate of Canadian prime and is secured by a $10.0 million letter of credit issued by Wells Fargo Bank under our domestic revolving credit facility.

United Kingdom Overdraft Facility

        For our U.K. operations, our U.K. operating subsidiary had an overdraft facility which provided for a commitment of up to approximately $6.9 million, of which there was no outstanding balance on March 31, 2004. The United Kingdom overdraft facility was secured by a $6.0 million letter of credit issued by Wells Fargo Bank under our domestic revolving credit facility. The United Kingdom overdraft facility expired on March 31, 2004 and we did not renew it.

Other Collateralized Borrowings

        On November 15, 2002, Dollar Financial Group, Inc. and a U.K. subsidiary entered into an agreement with a third party to sell, without recourse subject to certain obligations, a participation interest in a portion of the short-term consumer loans originated by us in the United Kingdom. Pursuant to the agreement, Dollar Financial Group, Inc. will retain servicing responsibilities and earn servicing fees, which are subject to reduction if the related loans are not collected. At March 31, 2004, we had $8.0 million of loans receivable pledged under this agreement.

Senior Notes

        On November 13, 2003, we exchanged $49.4 million, or 50% of the accreted value, of our 13.0% senior discount notes due 2006 for 16.0% senior notes due 2012. On May 13, 2004, we redeemed approximately $9.1 million aggregate principal amount of the 16.0% senior notes due 2012 using a portion of the net proceeds from the recent senior note offering. The proceeds of this offering will be used, in part, to redeem in full the outstanding principal amount of the 16.0% senior notes due 2012, plus accrued and unpaid interest and pay a 12.5% redemption premium.

Senior Subordinated Notes

        On November 13, 2003, we exchanged $49.4 million, or 50% of the accreted value, of our 13.0% senior discount notes due 2006 for 13.95% senior subordinated notes due 2012. On May 13, 2004, we redeemed approximately $9.1 million aggregate principal amount of the 13.95% senior subordinated notes due 2012 using a portion of the net proceeds from the recent senior note offering. The proceeds of this offering will be used, in part, to redeem in full the outstanding principal amount of the 13.95% senior subordinated notes due 2012, plus accrued and unpaid interest.

Dollar Financial Group, Inc. Senior Notes

        On November 13, 2003, our wholly owned subsidiary, Dollar Financial Group, Inc., issued $220.0 million principal amount of 9.75% senior notes due 2011. On May 6, 2004, Dollar Financial Group, Inc. issued an additional $20.0 million principal amount of senior notes.

        The senior notes mature on November 15, 2011. The senior notes bear interest at the rate per annum of 9.75% from the most recent interest payment date to which interest has been paid or provided for, or, if no interest has been paid, from November 13, 2003, payable in semi-annual installments, in arrears, on May 15 and November 15 of each year. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. There are no mandatory payments of principal on the senior notes prior to their maturity in 2011.

        The senior notes:

  •
  are senior obligations of Dollar Financial Group, Inc.;

  •
  rank equal in right of payment with all existing and future unsubordinated indebtedness of Dollar Financial Group, Inc.;

  •
  rank senior in right of payment to all existing and future subordinated indebtedness Dollar Financial Group, Inc.; and

  •
  are effectively junior to any indebtedness of Dollar Financial Group, Inc., including indebtedness under the credit facility, which is secured by our assets to the extent of the value of the assets securing such indebtedness.

    Guarantees

        The senior notes are fully and unconditionally guaranteed on a joint and several basis by us and by Dollar Financial Group, Inc.'s existing and future domestic subsidiaries. The guarantees of the notes:

  •
  are subject to the subordination provisions set forth in an intercreditor agreement among the trustee of the senior notes, the administrative agent of the credit facility, Dollar Financial Group, Inc. and the guarantors;

  •
  rank equal in right of payment with all existing and future unsubordinated indebtedness of the guarantors;

  •
  rank senior in right of payment to all existing and future subordinated indebtedness of the guarantors; and

  •
  are effectively junior to any indebtedness of the guarantors, including indebtedness under the credit facility, that is either (1) secured by a lien on the collateral that is senior or prior to the second priority liens securing the guarantees of the notes or (2) secured by assets that are not part of the collateral to the extent of the value of the assets securing such indebtedness.

    Security

        Guarantees of the senior notes by guarantors directly owning, whether now or in the future, capital stock of foreign subsidiaries will be secured by second priority liens on 65% of the capital stock of such foreign subsidiaries. In addition, in the event Dollar Financial Group, Inc. directly owns a foreign subsidiary in the future, the senior notes will be secured by a second priority lien on 65% of the capital stock of any such foreign subsidiary.

    Optional Redemption

        The senior notes are redeemable, in whole or in part, at Dollar Financial Group, Inc.'s option, at any time on or after November 15, 2007. If redeemed during the twelve month period commencing

November 15 of the years indicated below, the senior notes will be redeemable at the following redemption prices, expressed as percentages of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption:

Year	Percentage
2007	104.875%
2008	102.438%
2009 and thereafter	100.000%

        Prior to November 15, 2006, Dollar Financial Group, Inc. may redeem up to 35% of the aggregate principal amount of the senior notes with the net proceeds of certain equity issuances at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

    Repurchase at the Option of Holders

        Upon a change of control, Dollar Financial Group, Inc. may be required to offer to purchase all or a portion of the outstanding senior notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

    Covenants

        The indenture pursuant to which the senior notes were issued contains certain covenants limiting Dollar Financial Group, Inc.'s ability to, among other things, incur additional indebtedness and issue preferred stock, pay dividends or make other distributions, make certain investments, create certain liens, sell certain assets, enter into certain transactions with affiliates and effect certain mergers and consolidations.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Securities

        Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

        Upon the completion of this offering, we will have                 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option. All of the shares sold in this offering will be freely tradable, except that any shares purchased by directors, officers or other affiliates may only be sold in compliance with the applicable limitations of Rule 144. The remaining                 shares of our common stock are "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

        Subject to the provisions of Rules 144, 144(k) and 701, assuming no exercise of the underwriters' over-allotment option,                  shares of our common stock will be available for sale in the public market upon the expiration of the 180-day lock-up period.

        If our stockholders sell substantial amounts of our common stock in the public market following this offering, the prevailing market price of our common stock could decline. Furthermore, sales of substantial amounts of our common stock in the public market after contractual and legal restrictions lapse could adversely affect the prevailing market price of the common stock and our ability to raise equity capital in the future.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding; or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        In general, under Rule 701 of the Securities Act, as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with the holding period, public information, volume limitation or notice provisions of Rule 144, so long as they are not affiliates of ours. If they are an affiliate, they are eligible to resell the shares 90 days after the effective date of this offering in reliance on Rule 144 but without compliance with the holding period requirement contained in Rule 144. These shares are subject to the lock-up agreements and will be available for sale in the open market beginning 180 days after the date of this prospectus.

Lock-Up Agreements

        Executive officers, directors and certain other employees and stockholders who own, in the aggregate, approximately 100% of our common stock prior to this offering have agreed that, except for any shares of common stock to be sold in this offering, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc., for a period of 180 days after the date of this prospectus.

Registration Rights

        Under our stockholders agreement, Green Equity Investors II, L.P. has the right to demand, on three occasions, that we file a registration statement under the Securities Act covering all or a portion of the                 shares of our common stock that it will hold after the consummation of the offering, assuming no exercise of the underwriters' over-allotment option. On two occasions, GS has the right to demand such registration covering all or a portion of the                 shares of our common stock that it and Ares will hold after the consummation of the offering, assuming no exercise of the underwriters' over-allotment option.

        In addition, if we propose to register any common stock under the Securities Act (pursuant to a demand or otherwise) other than on a registration statement on Form S-4 or S-8, or in connection with an exchange offer, each stockholder that is party to the stockholders agreement, including Green Equity Investors II, L.P. and GS, may elect to include in, or "piggyback" on, the registration all or a portion of the shares of our common stock that it will hold after the consummation of this offering. Assuming no exercise of the underwriters' over-allotment option,                 shares of our common stock will be subject to piggyback registration rights after the consummation of this offering. However, the managing underwriter, if any, of the offering pursuant to the registration has the right to limit the number of securities to be included by these holders.

        A demand or piggyback registration would result in the shares becoming freely tradable without restriction under the Securities Act. We would bear all registration expenses incurred in connection with these registrations. The stockholders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities. All of these stockholders have agreed not to sell or otherwise dispose of any of their shares, other than those shares that may be sold in this offering, for a period of 180 days after the consummation of this offering.

Stock Options

        Immediately after this offering, we intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our stock incentive plan. Shares registered under that registration statement will, upon the optionee's exercise and depending on vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the lock-up agreements expire.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of our common stock by a person that is not a "United States person" for U.S. federal income tax purposes (a "Non-U.S. Holder").

        For this purpose, a "United States person" is beneficial owner of our common stock who is either an individual who is a citizen or resident of the United States, a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized in or under the laws of, the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or that was in existence on, August 20, 1996, was treated as a United States person under the Code on that date and has made a valid election to be treated as a United States person under the Internal Revenue Code of 1986, as amended (the "Code").

        The discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position. Special rules may apply to certain Non-U.S. Holders, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding their shares as part of a "straddle," "hedge," or "conversion transaction," persons who acquire shares as compensation, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code. This discussion is limited to beneficial owners of the common stock who hold the common stock as capital assets. Furthermore, this discussion does not address any aspect of state, local, or foreign law, persons who hold common stock through a partnership or other pass-through entity, or persons who are former citizens or long-term residents of the United States.

        ACCORDINGLY, PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, ESTATE OR GIFT OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

Dividends

        Dividends paid to a Non-U.S. Holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. To claim the benefit of a lower treaty rate, a Non-U.S. Holder must properly file with the payor an IRS Form W-8BEN (or successor form) or, in the case of payments made outside the United States with respect to an offshore account, comply with certain documentary evidence procedures, directly, or under certain circumstances, through an intermediary. A Non-U.S. Holder who claims benefits of a treaty with respect to payments of dividends on our stock is not required to provide the U.S. taxpayer identification number ("TIN") because our stock will be treated as actively traded within the meaning of applicable Treasury regulations.

        If, however, the dividends are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a United States permanent establishment of the Non-U.S. Holder, or in case of an individual, to such individual's permanent place of business within the United States, then the dividends will be exempt from the withholding tax described above, provided that an IRS Form W-8ECI (or successor form) is furnished to us or our paying agent. A recipient of such dividends will instead be required to file a U.S. tax return and an Internal Revenue Service Form 8833 claiming benefits of the tax treaty and will be taxed on a net basis at applicable graduated individual or corporate rates.

Effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject as well to a "branch profits tax" at a rate of 30% or a lower applicable treaty rate. A Non-United States Holder who furnished the payor with an IRS Form W-8ECI (or successor form) must provide a TIN.

Gain on Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to United States federal income tax in respect of a gain realized on a disposition of our common stock, provided that:

          (a)   the gain is not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States,

          (b)   in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for fewer than 183 days in the taxable year of the sale and other conditions are met, and

          (c)   we are not nor have we been a "United States real property holding corporation" for United States federal income tax purposes (a "USRPHC").

        We believe that we are not currently, and are not likely to become a USRPHC. Even if we were to become a USRPHC, gain on the sale or other disposition of common stock by a Non-U.S. Holder generally would not be subject to United States federal income tax provided that (i) the common stock was "regularly traded" on an established securities market and (ii) such Non-U.S. Holder did not actually or constructively own more than 5% of the common stock at any time during the shorter of the five-year period preceding the disposition or such Non-U.S. Holder's holding period.

        If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, gain on the disposition of our common stock that is effectively connected with the conduct of such trade or business and, where an income tax treaty so provides, is attributable to a United States permanent establishment or, in case of an individual, to his permanent place of business in the United States, will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a "branch profits tax" at a rate of 30% or a lower applicable treaty rate.

        If an individual Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition of the common stock and is nonetheless is a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or a lower applicable income tax treaty rate) on the amount by which capital gains allocable to U.S. sources (including gain from the sale, exchange, retirement or other disposition of our common stock) exceed capital losses which are allocable to U.S. sources and recognized during the same taxable year.

U.S. Information Reporting Requirements and Backup Withholding Tax

        U.S. information reporting on the IRS Form 1099 and backup withholding tax, currently at a 28% rate, will not apply to dividends paid on our common stock to a Non-U.S. Holder, provided that Non-U.S. Holder provides an IRS Form W-8BEN (or satisfies certain certification documentary evidence requirements for establishing that it is a non-United States person under U.S. Treasury regulations) or otherwise establishes an exemption. Distributions on our common stock will, however, be reported to the Internal Revenue Service and to the Non-U.S. Holder on the IRS Form 1042 S.

        Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of our common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

        Unless extended by new legislation, however, the reduction in backup withholding rate to 28% expires and the 31% backup withholding rate is reinstated for payments made after December 31, 2010.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

        Citigroup Global Markets Inc. is acting as the sole bookrunning manager of the offering, and, together with Jefferies & Company, Inc., Piper Jaffray & Co., Keefe, Bruyette & Woods, Inc. and Ferris, Baker Watts, Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we and the selling stockholders have agreed to sell to the underwriters, the number of shares set forth opposite the underwriter's name.

Underwriters	Number of shares
Citigroup Global Markets Inc.
Jefferies & Company, Inc.
Piper Jaffray & Co.
Keefe, Bruyette & Woods, Inc.
Ferris, Baker Watts, Incorporated

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $            per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

        The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to the underwriter's initial purchase commitment.

        We, our officers and directors, and the selling stockholders and our other stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        Each underwriter has represented, warranted and agreed that:

  •
  it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

  •
  the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

        We have applied to have our common stock included for quotation on The Nasdaq Stock Market's National Market under the symbol "DLLR."

        The following table shows the underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

	Paid by Dollar Financial Corp.		Paid by selling stockholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per shares	$	$	$	$
Total	$	$	$	$

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to              of the shares of our common stock being offered for sale to selected employees, officers and directors. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        In connection with the offering, Citigroup on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq Stock Market's National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We and the selling stockholders estimate that our respective portions of the total expenses of this offering will be $            and $            .

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        Affiliates of Citigroup own less than a 5.0% limited partnership interest in Green Equity Investors II, L.P.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        A managing director of Jefferies & Company, Inc. is the brother of Jonathan Sokoloff, one of our directors.

LEGAL MATTERS

        The validity of the common stock offered in this prospectus will be passed upon for us by Irell & Manella LLP, Los Angeles, California and for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of Dollar Financial Corp. (formerly DFG Holdings, Inc.) at June 30, 2003 and 2002, and for each of the three years in the period ended June 30, 2003, and at December 31, 2003 and for the six months then ended included in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the securities we are offering. This prospectus, which forms a part of this registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those contracts or documents. The registration statement, including its exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Dollar Financial Corp.
    1436 Lancaster Avenue
    Berwyn, Pennsylvania 19312-1288
    Phone: (610) 296-3400

INDEX TO FINANCIAL STATEMENTS

Dollar Financial Corp. (formerly DFG Holdings, Inc.) and Subsidiaries
Audited Consolidated Financial Statements for Year Ended June 30, 2003
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of June 30, 2003 and 2002	F-3
Consolidated Statements of Operations for the Years Ended June 30, 2003, 2002 and 2001	F-4
Consolidated Statements of Shareholders' Deficit for the Years Ended June 30, 2003, 2002 and 2001	F-5
Consolidated Statements of Cash Flows for the Years Ended June 30, 2003, 2002 and 2001	F-6
Notes to Consolidated Financial Statements	F-7
Audited Consolidated Financial Statements for Six Months Ended December 31, 2003
Consolidated Balance Sheets as of December 31, 2003 and June 30, 2003 and 2002	F-38
Consolidated Statements of Operations for the Six Months Ended December 31, 2003 and 2002 and the Years Ended June 30, 2003, 2002 and 2001	F-39
Consolidated Statements of Shareholders' Deficit for the Six Months Ended December 31, 2003 and the Years Ended June 30, 2003 and 2002	F-40
Consolidated Statements of Cash Flows for the Six Months Ended December 31, 2003 and 2002	F-41
Consolidated Statements of Cash Flows for the Years Ended June 30, 2003, 2002 and 2001	F-42
Notes to Consolidated Financial Statements	F-43
Unaudited Consolidated Financial Statements for Nine Months Ended March 31, 2004
Interim Unaudited Consolidated Balance Sheets as of March 31, 2004 and June 30, 2003	F-82
Interim Unaudited Consolidated Statements of Operations for the Nine Months Ended March 31, 2004 and 2003 and the Three Months Ended March 31, 2004 and 2003	F-83
Interim Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended March 31, 2004 and 2003	F-84
Notes to Interim Unaudited Consolidated Financial Statements	F-85

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Dollar Financial Corp.

        We have audited the accompanying consolidated balance sheets of Dollar Financial Corp. (formerly DFG Holdings, Inc.) as of December 31, 2003, June 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the six months ended December 31, 2003 and for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dollar Financial Corp. at December 31, 2003, June 30, 2003 and 2002, and the consolidated results of its operations and its cash flows for the six months ended December 31, 2003 and for each of the three years in the period ended June 30, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 10 to the financial statements, in fiscal 2002 Dollar Financial Corp. changed its method of accounting for its goodwill.

                      /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
April 23, 2004

DOLLAR FINANCIAL CORP.
(FORMERLY DFG HOLDINGS, INC.)

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,
	2002	2003
Assets
Cash and cash equivalents	$86,637	$71,809
Loans and other consumer lending receivables, net of reserve of $1,694 and $1,344	17,955	18,558
Loans receivable pledged	—	8,000
Other receivables	3,198	4,500
Income taxes receivable	1,630	2,939
Prepaid expenses	6,745	6,358
Deferred income taxes	11,300	15,610
Notes and interest receivable—officers	4,229	4,642
Property and equipment, net of accumulated depreciation of $30,119 and $39,309	30,510	29,209
Goodwill and other intangibles, net of accumulated amortization of $21,070 and $22,017	132,264	143,416
Debt issuance costs, net of accumulated amortization of $7,071 and $9,201	8,167	6,737
Other	1,964	1,833

	$304,599	$313,611

Liabilities and shareholders' deficit
Accounts payable	$18,249	$17,245
Accrued expenses and other liabilities	9,193	10,686
Foreign income taxes payable	1,574	1,380
Accrued interest payable	1,539	1,656
Other collateralized borrowings	—	8,000
Revolving credit facilities	78,936	61,699
10.875% Senior Notes due 2006	109,190	109,190
Subordinated notes payable and other	20,065	20,081
13.0% Senior Discount Notes due 2006	98,271	112,644
Shareholders' deficit:
Common stock, $.001 par value: 100,000 shares authorized; 19,865 shares issued at June 30, 2002 and 2003	—	—
Additional paid-in capital	61,481	61,481
Accumulated deficit	(84,289)	(92,883)
Accumulated other comprehensive (loss) income	(4,345)	7,697
Treasury stock at cost; 107 shares at June 30, 2002 and 2003	(956)	(956)
Management equity loan	(4,309)	(4,309)

Total shareholders' deficit	(32,418)	(28,970)

	$304,599	$313,611

See accompanying notes.

DOLLAR FINANCIAL CORP.
(FORMERLY DFG HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year ended June 30,
	2001	2002	2003
Revenues:
Check cashing	$105,690	$104,792	$108,435
Consumer lending:
Fees from consumer lending	77,854	97,712	106,258
Provision for loan losses and adjustment to servicing revenue	(19,487)	(27,913)	(24,744)

Consumer lending, net	58,367	69,799	81,514
Money transfer fees	9,444	10,098	11,652
Other	21,998	17,287	17,787

Total revenues	195,499	201,976	219,388
Store and regional expenses:
Salaries and benefits	57,453	65,295	69,799
Occupancy	16,881	18,087	18,856
Depreciation	5,829	6,522	5,859
Returned checks, net and cash shortages	9,804	9,107	8,531
Telephone and telecommunication	4,427	5,587	5,538
Advertising	5,761	4,949	5,899
Bank charges	4,131	4,240	3,138
Armored carrier services	2,711	2,651	2,873
Other	18,487	19,704	21,787

Total store and regional expenses	125,484	136,142	142,280
Establishment of reserves for new consumer lending arrangements	—	2,244	—
Corporate expenses	22,500	24,516	31,241
Management fee	864	1,049	1,049
Loss on store closings and sales and other restructuring	926	1,435	3,987
Goodwill amortization	4,710	—	—
Other depreciation and amortization	1,952	2,709	3,320
Interest expense, net of interest income in 2001, 2002 and 2003 of $731, $513 and $431, respectively	31,307	31,274	34,620
Establishment of reserve for legal matter	—	—	2,750

Income before income taxes	7,756	2,607	141
Income tax provision	9,199	5,999	8,735

Net loss	$(1,443)	$(3,392)	$(8,594)

Net loss per share:
Basic	$(72.71)	$(171.68)	$(434.96)
Diluted	$(72.71)	$(171.68)	$(434.96)
Weighted average shares outstanding:
Basic	19,845	19,758	19,758
Diluted	19,845	19,758	19,758

See accompanying notes.

DOLLAR FINANCIAL CORP.

(FORMERLY DFG HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

(In thousands, except share data)

					Accumulated Other Comprehensive (Loss) Income
	Common Stock
			Additional Paid-in Capital	Accumulated Deficit		Treasury Stock	Management Equity Loan	Total Shareholders' Deficit
	Shares	Amount
Balance, June 30, 2000	19,865	$—	$61,481	$(79,454)	$(5,538)	$—	$(4,309)	$(27,820)
Comprehensive loss
Translation adjustment for the year ended June 30, 2001					(3,661)			(3,661)
Net loss for the year ended June 30, 2001				(1,443)				(1,443)

Total comprehensive loss								(5,104)
Purchase of treasury stock	(107)					(956)		(956)

Balance, June 30, 2001	19,758	—	61,481	(80,897)	(9,199)	(956)	(4,309)	(33,880)

Comprehensive income
Translation adjustment for the year ended June 30, 2002					4,854			4,854
Net loss for the year ended June 30, 2002				(3,392)				(3,392)

Total comprehensive income								1,462

Balance, June 30, 2002	19,758	—	61,481	(84,289)	(4,345)	(956)	(4,309)	(32,418)

Comprehensive income
Translation adjustment for the year ended June 30, 2003					12,042			12,042
Net loss for the year ended June 30, 2003				(8,594)				(8,594)

Total comprehensive income								3,448

Balance, June 30, 2003	19,758	$—	$61,481	$(92,883)	$7,697	$(956)	$(4,309)	$(28,970)

See accompanying notes.

DOLLAR FINANCIAL CORP.

(FORMERLY DFG HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended June 30,
	2001	2002	2003
Cash flows from operating activities:
Net loss	$(1,443)	$(3,392)	$(8,594)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accretion of interest expense from 13% Senior Discount Notes	10,939	12,539	14,373
Depreciation and amortization	14,213	11,040	11,309
Loss on store closings and sales and other restructuring	926	1,154	3,987
Establishment of reserves for new consumer lending arrangements	—	1,448	—
Deferred tax benefit	(2,321)	(4,184)	(4,310)
Change in assets and liabilities (net of effect of acquisitions):
(Increase) decrease in loans and other receivables	(5,981)	2,417	(9,301)
(Increase) decrease in income taxes receivable	458	(1,145)	317
(Increase) decrease in prepaid expenses and other	(338)	260	891
Decrease in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	(875)	(6,695)	(5,409)

Net cash provided by operating activities	15,578	13,442	3,263
Cash flows from investing activities:
Acquisitions, net of cash acquired	(20,346)	(45)	(3,251)
Gross proceeds from sale of property and equipment	110	—	—
Additions to property and equipment	(12,129)	(10,063)	(7,428)

Net cash used in investing activities	(32,365)	(10,108)	(10,679)
Cash flows from financing activities:
Other debt payments	(284)	(64)	(401)
Payments of advance from money transfer agent	(1,000)	—	—
Other collateralized borrowings	—	—	8,000
Net increase (decrease) in revolving credit facilities	18,246	11,112	(17,237)
Payments of debt issuance costs	(244)	(571)	(690)
Purchase of treasury stock	(354)	(57)	—

Net cash (used in) provided by financing activities	16,364	10,420	(10,328)
Effect of exchange rate changes on cash and cash equivalents	(515)	427	2,916

Net (decrease) increase in cash and cash equivalents	(938)	14,181	(14,828)
Cash and cash equivalents at beginning of year	73,394	72,456	86,637

Cash and cash equivalents at end of year	$72,456	$86,637	$71,809

Supplemental disclosures of cash flow information:
Interest paid	$19,410	$17,472	$18,432
Income taxes paid	$4,800	$16,035	$14,548

See accompanying notes.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003

1.    Organization and Business

        The accompanying consolidated financial statements are those of Dollar Financial Corp. (the "Company") and its wholly-owned subsidiaries. The Company is the parent company of Dollar Financial Group, Inc. and its wholly owned subsidiaries ("OPCO"). The activities of the Company consist primarily of its investment in OPCO.

        OPCO, through its subsidiaries, provides retail financial services through a network of 1,084 locations (of which 624 are Company-operated) operating as Money Mart®, The Money Shop, Loan Mart® and Insta-Cheques in seventeen states, the District of Columbia, Canada and the United Kingdom. The services provided at the Company's retail locations include check cashing, short-term consumer loans, sale of money orders, money transfer services and various other related services. Also, OPCO's subsidiary Money Mart Express® (formerly known as moneymart.com™) services and originates short-term consumer loans through 443 independent document transmitter locations in 16 states.

2.    Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

        Certain prior year amounts have been reclassified to conform to current year presentation.

Revenue recognition

        Revenues from the Company's check cashing, money order sales, money transfer and bill payment services and other miscellaneous services grouped in other revenues are recognized when the transactions are completed at the point-of-sale in company-operated stores. For the Company's unsecured short-term loan service, including loans funded by the Company as well as loans serviced for others, all revenues are recognized ratably over the life of the loan, offset by net write-offs. The Company recognizes initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from the franchisees are accrued as earned. In following the recognition policies described above, the Company does not use estimates to recognize its revenues.

Property and Equipment

        Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using either the straight-line or double declining balance method over the estimated useful lives of the assets, which vary from three to fifteen years.

Cash and Cash Equivalents

        Cash includes cash in stores and demand deposits with financial institutions. Cash equivalents are defined as short-term, highly liquid investments both readily convertible to known amounts of cash and so near maturity that there is insignificant risk of changes in value because of changes in interest rates.

Loans and Other Consumer Lending Receivables

        Unsecured short-term loans that the Company originates on its own behalf are reflected on the balance sheet in loans and other consumer lending receivables. Loans and other consumer lending receivables are reported net of a reserve related to consumer lending as described below in the consumer loan loss reserve policy.

Intangible Assets

        The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" effective July 1, 2001 and as a result has not amortized goodwill for the fiscal years ended June 30, 2002 and 2003. SFAS 142 changes the accounting for certain intangibles, including goodwill, from an amortization method to an impairment-only approach. Under the provisions of SFAS 142, intangible assets, including goodwill, that are not subject to amortization will be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, using a two-step impairment assessment. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss if any (see Note 10). The Company has completed the required impairment tests and determined that goodwill was not impaired.

Debt Issuance Costs

        Debt issuance costs are amortized using the straight-line method over the remaining term of the related debt (see Note 5).

Store and Regional Expenses

        The direct costs incurred in operating OPCO's stores have been classified as store expenses. Store expenses include salaries and benefits of store and regional employees, rent and other occupancy costs, depreciation of property and equipment, bank charges, armored security costs, net returned checks, cash shortages, cost of goods sold and other costs incurred by the stores. Excluded from store operations are the corporate expenses of OPCO, which include salaries and benefits of corporate employees, professional fees and travel costs.

Consumer Loan Loss Reserves Policy

        Company Funded Consumer Loans.    OPCO maintains a loan loss reserve for anticipated losses for loans OPCO makes directly through some of its company-operated locations. To estimate the appropriate level of loan loss reserves, the Company considers the amount of outstanding loans owed to the Company, historical loans charged off, current collection patterns and current economic trends. OPCO's current loan loss reserve is based on its net write-offs, expressed as a percentage of loans originated for the last twelve months applied against the total amount of outstanding loans that it makes directly. As these conditions change, the Company may need to make additional allowances in future periods.

        Bank Funded Consumer Loans.    In addition to short-term consumer loans originated and funded by OPCO, OPCO also has relationships with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Under its agreements with these banks, OPCO markets and services short-term consumer loans funded by the banks. The banks are responsible for the application review process and determining whether to approve an application and fund a loan. As a result, the bank loans are not included in OPCO's loans and other consumer lending receivables balance on its balance sheet. In exchange for OPCO's services, the banks pay OPCO origination and servicing fees that are subject to reduction if the banks' loan losses exceed specified levels. Similarly to its company funded loans, OPCO maintains a reserve for anticipated losses on bank funded loans. To estimate the appropriate level of loan loss reserves, OPCO considers the amount of outstanding loans owed to the banks, historical loans charged off, current collection patterns and current economic trends. The reserve is then based on net write-offs, expressed as a percentage of loans originated on behalf of the banks applied against the total amount of the banks' outstanding loans. This reserve is reported in accrued expenses and other liabilities on OPCO's balance sheet.

        When a company funded or bank funded loan is originated, the customer receives the cash proceeds in exchange for a post-dated check or a written authorization to initiate a charge to the customer's bank account on the stated maturity date of the loan. If the check or the debit to the customer's account is returned from the bank unpaid, OPCO immediately records a loss for the full amount of the unpaid item. A loss on consumer loans is charged against the reserve during the period in which the loss occurred. A recovery is credited to the reserve during the period in which the recovery is made. Each month, OPCO replenishes the reserves in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the loan loss reserve as a result of the calculations in the preceding paragraphs, is charged against revenues. The total amount of outstanding loans owed to OPCO as well as owed to banks serviced by it did not change significantly during the periods ended March 31, 2004, June 30, 2003 and June 30, 2002, and during these periods, OPCO's loss rates on loans declined. As a result of these factors, OPCO did not increase its allowance for loan loss reserves.

Check Cashing Returned Item Policy

        OPCO charges operating expense for losses on returned checks during the period in which such checks are returned. Recoveries on returned checks are credited to operating expense in the period during which recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. The net expense for bad checks included in returned checks, net and cash shortages in the accompanying consolidated statements of operations was $8,186,000, $7,062,000 and $6,738,000 for the years ended June 30, 2001, 2002 and 2003, respectively.

Income Taxes

        The Company uses the liability method to account for income taxes. Accordingly, deferred income taxes have been determined by applying current tax rates to temporary differences between the amount of assets and liabilities determined for income tax and financial reporting purposes.

Employees' Retirement Plan

        Retirement benefits are provided to substantially all full-time employees who have completed 1,000 hours of service through a defined contribution retirement plan. OPCO will match 50% of each employee's contribution, up to 8% of the employee's compensation. In addition, a discretionary contribution may be made if OPCO meets its financial objectives. The amount of contributions charged to expense was $545,000, $614,000 and $775,000 for the years ended June 30, 2001, 2002 and 2003, respectively.

Advertising Costs

        OPCO expenses advertising costs as incurred. Advertising costs charged to expense were $6,061,000, $5,844,000 and $6,922,000 for the years ended June 30, 2001, 2002 and 2003, respectively.

Fair Value of Financial Instruments

        The carrying values of the revolving credit facilities approximate fair values, as these obligations carry a variable interest rate. The fair value of OPCO's Senior Notes is based on quoted market prices and the fair value of the Senior Subordinated Notes is based on the value of the Senior Notes (see Note 5). OPCO's other financial instruments consist of cash and cash equivalents, loan and other consumer lending receivables, which are short-term in nature and their fair value approximates their carrying value. The Company records its investments in foreign currency put options at fair value. Changes in fair value are recorded in corporate expenses on the statement of operations. The Company pays a premium to enter into these options which it believes solely represents the time value of money because these put options are well out of the money when acquired. For simplicity and due to the overall immateriality of the put options acquired, the Company amortizes the premium paid for these options over the life of the options because the Company believes this is a reasonable estimate of the fair value of the options. All of the put options have a duration of less than twelve months. The Company monitors the fair value of the options to ensure that the amortized cost recorded on the balance sheet is a fair representation of fair value of the options. The Company will record any differences between actual fair value and amortized cost deemed material.

Foreign Currency Translation and Transactions

        OPCO operates check cashing and financial services outlets in Canada and the United Kingdom. The financial statements of these foreign businesses have been translated into U.S. dollars in accordance with accounting principles generally accepted in the United States. All balance sheet accounts are translated at the current exchange rate and income statement items are translated at the average exchange rate for the period; resulting translation adjustments are made directly to a separate component of shareholders' equity. Gains or losses resulting from foreign currency transactions are included in corporate expenses.

Franchise Fees and Royalties

        OPCO recognizes initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from franchisees are accrued as earned. The standard franchise agreements grant to the franchisee the right to develop and operate a store and use the associated trade names, trademarks, and service marks within the standards and guidelines established by OPCO. As part of the franchise agreement, OPCO provides certain pre-opening assistance including site selection and evaluation, design plans, operating manuals, software and training. After the franchised location has opened, the Company must also provide updates to the software, samples of certain advertising and promotional materials and other post-opening assistance that OPCO determines is necessary. Initial franchise fees included in revenues were $216,000, $59,000 and $283,000 for the years ended June 30, 2001, 2002 and 2003, respectively. Total franchise revenues were $5.6 million, $5.2 million and $6.3 million for the years ended June 30, 2001, 2002 and 2003, respectively.

Earnings (Loss) per Share

        Basic earnings per share is computed by dividing net earnings (loss) by the weighted average shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if holders of options exercised their options to purchase common stock. For all years presented, the exercise of the options was not considered because they were antidilutive.

Stock Based Compensation Plan

        At June 30, 2003, the Company offered a stock option plan, under which shares of common stock may be awarded to employees or consultants of OPCO. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the estimated market price of the underlying stock on the date of grant, no compensation expense is recognized.

        The following table reconciles the required disclosure under SFAS No. 148, which summarizes the amount of stock-based compensation expense, net of related tax effects, which would be included in the determination of net income if the expense recognition provisions of SFAS No. 123 had been applied to all stock option awards in all years presented (in thousands, except per share data):

	Year ended June 30,
	2001	2002	2003
Net loss, as reported	$(1,443)	$(3,392)	$(8,594)
Total stock-option expense determined under the fair value based method, net of related tax benefits	271	406	230

Pro forma net loss	$(1,714)	$(3,798)	$(8,824)

Basic loss per share	$(72.71)	$(171.68)	$(434.96)
Diluted loss per share	$(72.71)	$(171.68)	$(434.96)
Pro-forma basic loss per share	$(86.37)	$(192.23)	$(446.60)
Pro-forma diluted loss per share	$(86.37)	$(192.23)	$(446.60)

        In determining the pro forma stock compensation expense, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 2001: expected volatility of 46%; expected lives of 6.0 years; risk-free interest rate of 5.02%; fair market value at date of grant of $3,704.90 per share; and no expected dividends.

Pending Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." This interpretation provides guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds a variable interest in an entity will need to consolidate the entity if the company's interest in the VIE is such that it will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. The new accounting provisions of this interpretation become effective on December 31, 2003. The Company has not entered into any new transactions involving VIE's on or after February 1, 2003. The impact of this pronouncement is not expected to have a material effect on the Company's financial position or results of operations.

3.    Stock Option Plan

        The Company's Stock Incentive Plan (the "Plan") states that 1,413.32 shares of the common stock may be awarded to employees or consultants of OPCO. The awards, at the discretion of the Board of Directors, may be issued as nonqualified stock options or incentive stock options. Stock appreciation rights ("SAR") may also be granted in tandem with the nonqualified stock options or the incentive stock options. Exercise of the SARs cancels the option for an equal number of shares and exercise of the nonqualified stock options or incentive stock options cancels the SARs for an equal number of shares. The number of shares issued under the Plan is subject to adjustment as specified in the Plan provisions. No options may be granted after February 15, 2009. During the year ended June 30, 2001,

218 nonqualified stock options were granted under the Plan at an exercise price of $7,250, the estimated fair market value of the common stock on the date of grant. The options are exercisable in 20% increments annually on the first, second, third, fourth and fifth anniversary of the grant date and have a term of ten years from the date of issuance.

        The following table presents information on stock options:

	Shares	Price Per Share
Options outstanding at June 30, 2000 (293.03 shares exercisable)	979	$3,225
Granted	218	7,250
Exercised	—	—
Forfeited	(45)	3,225

Options outstanding at June 30, 2001 (416.83 shares exercisable)	1,152	3,225/7,250
Granted	—	—
Exercised	—	—
Forfeited	(46)	3,225

Options outstanding at June 30, 2002 (652.03 shares exercisable)	1,106	3,225/7,250
Granted	—	—
Exercised	—	—
Forfeited	(134)	3,225/7,250

Options outstanding at June 30, 2003 (784.03 shares exercisable)	972	3,225/7,250

        The following table presents information on stock options by exercise price:

Exercise Price	Number Outstanding at June 30, 2003	Options Outstanding Weighted Average Remaining Contractual Life (Years)	Options Exercisable Number Exercisable at June 30, 2003
$3,225	868	0.7	742.43
$7,250	104	3.0	41.60

	972	1.0	784.03

4.    Property and Equipment

        Property and equipment at June 30, 2002 and 2003 consist of (in thousands):

	June 30
	2002	2003
Land and buildings	$146	$157
Leasehold improvements	17,874	20,871
Equipment and furniture	42,609	47,490

	60,629	68,518
Less accumulated depreciation	30,119	39,309

Total property and equipment	$30,510	$29,209

        Depreciation expense amounted to $7,497,000, $8,835,000 and $9,006,000 for the years ended June 30, 2001, 2002 and 2003, respectively.

5.    Debt

        The Company has debt obligations at June 30, 2002 and 2003 as follows (in thousands):

	June 30
	2002	2003
Revolving credit facility; interest at one-day Eurodollar, as defined, plus 3.50% and 4.00% at June 30, 2002 and 2003, respectively (5.31% and 5.125% at June 30, 2002 and 2003, respectively) of the outstanding daily balances payable monthly; principal due in full on June 30, 2004; weighted average interest rate of 5.14% and 5.36% for the years ended June 30, 2002 and 2003, respectively	$68,600	$60,764
Canadian overdraft credit facility; interest at Canadian prime, as defined, plus 0.50% (4.25% and 5.00% at June 30, 2002 and 2003, respectively) of the outstanding daily balances payable monthly; weighted average interest rate of 4.56% and 4.62% for the years ended June 30, 2002 and 2003, respectively	4,791	—
United Kingdom overdraft facility; interest at the LIBOR Rate, as defined, plus 1.00% at June 30, 2002 and 2003, (5.00% and 4.75% at June 30, 2002 and 2003 respectively) of the outstanding daily balances payable quarterly; weighted average interest rate of 5.32% and 4.90% for the years ended June 30, 2002 and 2003, respectively	5,545	935
13.0% Senior Discount Notes due December 18, 2006; interest payable semi-annually in arrears June 30 and December 30, commencing June 30, 2004	98,271	112,644
Other collateralized borrowings; interest rate of 15.6% subject to loss rates on the related UK loans pledged and can increase to a maximum of 32.4% per annum	—	8,000
10.875% Senior Notes due November 15, 2006; interest payable semiannually on May 15 and November 15	109,190	109,190

10.875% Senior Subordinated Notes due December 31, 2006; interest payable semiannually on June 30 and December 30	20,000	20,000
Other	65	81

	$306,462	$311,614

        OPCO has $109.2 million of 10 7/8% senior notes due 2006 (the "Notes"), which are registered under the Securities Act of 1933, as amended. The payment obligations under the Notes are jointly and severally guaranteed, on a full and unconditional basis, by each of OPCO's existing subsidiaries (the "Guarantors"). There are no restrictions on OPCO's and the guarantor subsidiaries' ability to obtain funds from their subsidiaries by dividend or by loan. Separate financial statements of each guarantor subsidiary have not been presented because management has determined that they would not be material to investors. Securities laws do not require the presentation of these separate financial statements because all of the subsidiary guarantors are 100% owned by OPCO, the guarantees are full and unconditional, the guarantees are joint and several and these notes to the consolidated financial statements contain required condensed consolidating information.

        Subject to restrictions under OPCO's credit facility ("Revolving Credit Facility") discussed below, the Notes are redeemable at the option of OPCO, in whole or in part at the following redemption prices (plus accrued and unpaid interest thereon, if any, to the date of redemption): during the twelve-month period beginning November 2002—103.625%; 2003—101.813%; and 2004—100.000%. Upon the occurrence of a change of control, as defined, each holder of Notes has the right to require OPCO to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase.

        On November 15, 2002, OPCO negotiated an amendment to the Revolving Credit Facility. This amendment modified one of its financial covenants and modified the pricing of the credit facility. The modified pricing structure increased OPCO's interest rate under the facility from the one-day Eurodollar rate, as defined, plus 3.50%, to interest at the one-day Eurodollar rate plus 4.00%. Amounts outstanding under the Revolving Credit Facility bear interest at either (i) the higher of (a) the federal funds rate plus 0.50% per annum and (b) the rate publicly announced by Wells Fargo, San Francisco, as its "prime rate," plus 2.75% at June 30, 2003, (ii) the LIBOR Rate (as defined therein) plus 4.00% at June 30, 2003, or (iii) the one day Eurodollar Rate (as defined therein) plus 4.00% at June 30, 2003, determined at the Company's option. Amounts outstanding under the Revolving Credit Facility are secured by a first priority lien on substantially all properties and assets of the Company and its current and future subsidiaries. OPCO's obligations under the Revolving Credit Facility are guaranteed by each of the Company's direct and indirect subsidiaries.

        OPCO's borrowing capacity under the Revolving Credit Facility is limited to the total commitment less letters of credit totaling $9.0 million issued by Wells Fargo Bank, which secures certain of OPCO's contractual obligations. At June 30, 2003, the total commitment was $72 million. However, the

Revolving Credit Facility contains provisions for an additional reduction in the facility of $5.0 million during the period April 1 to December 14 of any calendar year following November 15, 2002 and for temporary increases of $5.0 million, which had been exercised at June 30, 2003. At June 30, 2003, OPCO's borrowing capacity was $63 million. The Revolving Credit Facility also contains a provision for a reduction of $1.5 million by September 30, 2003 and an additional $1.5 million by December 31, 2003. The borrowings under the Revolving Credit Facility as of June 30, 2003 were $60.8 million.

        On November 15, 2002, OPCO entered into an agreement with a third party to sell, without recourse subject to certain obligations, a participation interest in a portion of short-term consumer loans originated by the Company in the United Kingdom. Pursuant to the agreement, OPCO will retain servicing responsibilities and earn servicing fees which are subject to reduction if the related loans are not collected. The transfer of assets is treated as a financing under FAS 140 and is included in "Other collateralized borrowings" on the balance sheet. The agreement gives the third party a first priority lien, charge and security interest in the assets pledged. At June 30, 2003 the Company had $8.0 million of loans receivable pledged under this agreement. The agreement provides for collateralized borrowings up to $10 million. Under the agreement, the third party retains the right to reduce the amount of borrowings to no less than $4.0 million. OPCO pays an annual interest rate of 15.6% on the amount borrowed which varies subject to loss rates on the related loans. The agreement expires on September 30, 2004; however the term of the agreement is automatically renewed each year for a term of twelve months, unless either party terminates it.

        Also, OPCO has $20 million aggregate principal amount of its 10 7/8% Senior Subordinated Notes Due 2006 (the "Senior Subordinated Notes") outstanding.

        The Company entered into an agreement dated December 18, 1998 pursuant to which the Company issued $120.6 million aggregate principal amount of 13% Senior Discount Notes ("Senior Discount Notes") from which the Company received $64.0 million in gross cash proceeds. The $56.6 million discount is accreted by the effective interest method through the period ending December 18, 2003. The fully accreted Senior Discount Notes accrue interest payable semi-annually in arrears. The parties to the agreement have negotiated an exchange agreement that took effect on November 13, 2003. See note 17.

        The Notes, the Revolving Credit Facility, the Senior Discount Notes and the Senior Subordinated Notes contain certain financial and other restrictive covenants, which, among other things, require OPCO to achieve certain financial ratios, limit capital expenditures, restrict payment of dividends and require certain approvals in the event OPCO wants to increase the borrowings. At June 30, 2003, the Company is in compliance with all covenants.

        In connection with OPCO's Canadian subsidiary, OPCO established a Canadian dollar overdraft credit facility to fund peak working capital needs for its Canadian operations. The overdraft credit facility, which has no stated maturity date, provides for a commitment of up to approximately $4.8 million of which $4.8 million and $0.0 million were outstanding as of June 30, 2002 and 2003, respectively. Amounts outstanding under the facility bear interest at Canadian prime plus 0.50% and are secured by the pledge of a cash collateral account of an equivalent balance. OPCO's United Kingdom operations also have a British pound overdraft facility that bears interest at 1.00% for the years ended June 30, 2002 and 2003 over the LIBOR Rate and which provides for a commitment of approximately $6.2 million of which $5.5 million and $900,000 was outstanding as of June 30, 2002 and 2003, respectively. The overdraft facility is secured by a $6.0 million letter of credit issued by Wells Fargo Bank under the Revolving Credit Facility.

        The total fair market value of OPCO's 10 7/8% Senior Notes and OPCO's 10 7/8% Senior Subordinated Notes due 2006 at June 30, 2002 and 2003 was approximately $113,687,200 and $122,730,500, respectively, based on quoted market prices.

        Interest of $19,410,000, $17,472,000 and $18,432,000 was paid for the years ended June 30, 2001, 2002 and 2003, respectively.

6.    Income Taxes

        The provision for income taxes for the years ended June 30, 2001, 2002 and 2003 consists of the following (in thousands):

	Year
	2001	2002	2003
Federal:
Current	$3,283	$260	$(224)
Deferred	(1,825)	(3,788)	(3,938)

	1,458	(3,528)	(4,162)
Foreign taxes:
Current	7,557	9,550	13,088
Deferred	(192)	(74)	—

	7,365	9,476	13,088
State:
Current	680	373	181
Deferred	(304)	(322)	(372)

	376	51	(191)

	$9,199	$5,999	$8,735

        The significant components of the Company's deferred tax assets and liabilities at June 30, 2002 and 2003 are as follows (in thousands):

	June 30,
	2002	2003
Deferred tax assets:
Loss reserves	$995	$834
Foreign withholding taxes	94	21
Depreciation	1,914	2,547
Accrued compensation	328	573
Reserve for store closings	122	560
Foreign tax credits	230	230
Other accrued expenses	535	405
Accrued interest	11,355	16,448
Other	36	14

	15,609	21,632
Deferred tax liabilities:
Amortization and other temporary differences	4,309	6,022

Net deferred tax asset	$11,300	$15,610

        The Company did not record any valuation allowances against deferred tax assets at June 30, 2002 or 2003. Although realization is not assured, management has determined, based on the Company's history of earnings and its expectation for the future, that taxable income of the Company will more likely than not be sufficient to fully utilize its deferred tax assets.

        A reconciliation of the provision for income taxes with amounts determined by applying the federal statutory tax rate to income (loss) before income taxes is as follows (in thousands):

	Year ended June 30,
	2001	2002	2003
Tax provision at federal statutory rate	$2,715	$912	$49
Add (deduct):
State tax provision, net of federal tax benefit	278	34	(134)
Foreign taxes	2,323	1,673	2,419
US tax on foreign earnings	3,189	2,370	5,162
Amortization of nondeductible intangible assets	93	—	—
High Yield Debt Interest	734	835	950
Other permanent differences	(133)	175	289

Tax provision at effective tax rate	$9,199	$5,999	$8,735

        Foreign, federal and state income taxes of approximately $4,800,000, $16,035,000 and $14,548,000 were paid during the years ended June 30, 2001, 2002 and 2003, respectively.

7.    Loss on Store Closings and Sales and Other Restructuring

        For the fiscal year ended June 30, 2003, OPCO closed 27 underperforming stores and consolidated and relocated certain non-operating functions to reduce costs and increase efficiencies. Costs incurred with the restructuring are comprised of severance and other retention benefits to employees who were involuntarily terminated and store closure costs related to the locations OPCO will no longer utilize. During the fiscal year ended June 30, 2003, the Company recorded costs for severance and other retention benefits of $1.7 million and store closure costs of $1.6 million consisting primarily of lease obligations and leasehold improvement write-offs. These charges were expensed within "Loss on store closings and sales and other restructuring" on the Consolidated Statements of Operations. The restructuring was completed by the fiscal year end. All of the locations that were closed and for which the workforce was reduced are included in the United States geographic segment. The Company, as required, adopted Financial Accounting Standards Board Statement No. 146, Accounting for Costs Associated with Disposal or Exit Activities, on January 1, 2003.

        Following is a reconciliation of the beginning and ending balances of the restructuring liability (in millions):

	Severance and Other Retention Benefits	Store Closure Costs	Total
Balance at June 30, 2002	$—	$—	$—
Charge recorded in earnings	1.7	1.6	3.3
Amounts paid	(0.5)	(0.8)	(1.3)
Non-cash charges	—	(0.6)	(0.6)

Balance at June 30, 2003	$1.2	$0.2	$1.4

        OPCO also expenses costs related to the closure of stores in the normal course of its business. Costs directly expensed for the years ended June 30, 2003 and 2002 were $722,000 and $1,435,000, respectively.

8.    Acquisitions

        The acquired entities described below ("Acquisitions") were accounted for by the purchase method of accounting. The results of operations of the acquired companies are included in the Company's statements of operations for the periods in which they were owned by the Company. The total purchase price for each acquisition has been allocated to assets acquired and liabilities assumed based on estimated fair values.

        On August 1, 2000, the Company purchased all of the outstanding shares of West Coast Chequing Centres, LTD which operated six stores in British Columbia. The aggregate purchase price for this acquisition was $1.5 million and was funded through excess internal cash. The excess of the purchase price over the fair value of identifiable net assets acquired was $1.4 million.

        On August 7, 2000, the Company purchased substantially all of the assets of Fast "n Friendly Check Cashing, which operated 8 stores in Maryland. The aggregate purchase price for this acquisition was $700,000 and was funded through the Company's revolving credit facility. The excess of the purchase price over fair value of identifiable net assets acquired was $660,000. Additional consideration of $150,000 was subsequently paid in fiscal year 2001 based on a revenue based earn-out agreement.

        On August 28, 2000, the Company purchased substantially all of the assets of Ram-Dur Enterprises, Inc. d/b/a AAA Check Cashing Centers, which operated five stores in Tucson, Arizona. The aggregate purchase price for this acquisition was $1.3 million and was funded through the Company's revolving credit facility. The excess purchase price over fair value of identifiable net assets acquired was $1.2 million.

        On December 5, 2000, the Company purchased all of the outstanding shares of Fastcash Ltd., which operated 13 company owned stores and 27 franchises in the United Kingdom. The aggregate purchase price for this acquisition was $3.1 million and was funded through the Company's revolving credit facility. The excess of the purchase price over the fair value of the identifiable assets acquired was $2.7 million. Additional consideration of $2.0 million was subsequently paid during fiscal 2003 based upon a future results of operations earn-out agreement. In addition, the Company paid $1.3 million in earn-out payments during fiscal 2003 for a less significant acquisition of stores located in the United Kingdom.

        The following unaudited pro forma information for the year ended 2001 presents the results of operations as if the Acquisitions had occurred on July 1, 2000. The pro forma operating results include the results of operations for these acquisitions for the indicated periods and reflect the amortization of intangible assets arising from the acquisitions and increased interest expense on acquisition debt. Pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the purchase been made on the date above or the results which may occur in the future.

Year ended June 30, 2001
(unaudited) (dollars in thousands, except per share amounts)
Total revenue	$197,084
Net loss	$(1,259)
Adjusted loss per common share: Basic and Diluted	$(63.44)

9.    Commitments

        OPCO occupies office and retail space and uses certain equipment under operating lease agreements. Rent expense amounted to $14,320,000, $15,265,000 and $16,067,000 for the years ended June 30, 2001, 2002 and 2003, respectively. Most leases contain standard renewal clauses.

        Minimum obligations under noncancelable operating leases for the year ended June 30 are as follows (in thousands):

Year	Amount
2004	$15,717
2005	12,397
2006	8,015
2007	5,444
2008	3,704
Thereafter	5,004

$50,281

10.    Goodwill and Other Intangibles

        In accordance with the adoption provisions of SFAS No. 142, OPCO is required to perform goodwill impairment tests on at least an annual basis. For fiscal 2003, the goodwill impairment test date was June 30, 2003. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings. During fiscal 2003 OPCO paid $3.3 million in additional consideration based upon future results of operations earn-out agreement related to two of its United Kingdom acquisitions. This amount has been included as goodwill on the Consolidated Balance Sheet. OPCO has covenants not to compete, which are deemed to have definite lives of two to five years and will continue to be amortized through January 2005. Amortization for these covenants not to compete for the years ended June 30, 2003, 2002 and 2001 was $173,000, $225,000 and $284,000 respectively. The remaining amortization expense for the covenants not to compete is as follows:

Fiscal year ending June 30,	Amount
(in thousands)
2004	$95.0
2005	20.0

        The following table reflects the components of intangible assets (in thousands):

	June 30, 2002		June 30, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortized intangible assets:
Cost in excess of net assets acquired	$150,954	$18,977	$162,987	$19,686
Amortized intangible assets:
Covenants not to compete	2,380	2,093	2,446	2,331

        The following table reflects the results of operations as if SFAS No. 142 had been adopted as of July 1, 2000 (in thousands, except per share amounts):

Year ended June 30, 2001
Reported net loss	$(1,443)
Goodwill amortization, net of tax	3,947

Adjusted net income	$2,504
Adjusted earnings per share:
Basic	$126.18

Diluted	$122.96

        The changes in the carrying amount of goodwill and other intangibles by reportable segment for the fiscal years ended June 30, 2002 and 2003 are as follows:

	United States	Canada	United Kingdom	Total
Balance at June 30, 2001	$56,655	$34,103	$38,797	$129,555
Amortization of other intangibles	(354)	(39)	(3)	(396)
Acquisitions	13	—	(14)	(1)
Foreign currency translation adjustments	—	(78)	3,142	3,064
Non-compete agreement(1)	230	—	—	230
Reclassification(2)	—	—	(188)	(188)

Balance at June 30, 2002	56,544	33,986	41,734	132,264
Amortization of other intangibles	(173)	—	—	(173)
Acquisitions	—	—	3,251	3,251
Foreign currency translation adjustments	—	4,103	3,428	7,531
Reclassification(3)	238	305	—	543

Balance at June 30, 2003	$56,609	$38,394	$48,413	$143,416

(1)
Payment for non-compete agreement entered into with a former officer of OPCO.

(2)
Represents a payable established during an acquisition in December 2000 and initially recorded to accounts payable on the consolidated balance sheet. Subsequently, it was determined that the item had been paid as part of the original purchase price.

(3)
Items represent brokers fees and other professional fees initially recorded to accounts receivable when paid as part of the original post-acquisition closing adjustments. The reclassification was made when it was determined that payment for these items had been the responsibility of the purchaser.

11.    Contingent Liabilities

        OPCO is a defendant in four putative class-action lawsuits, all of which were commenced by the same plaintiffs' law firm, alleging violations of California's wage-and-hour laws. The named plaintiffs in these suits, which are pending in the Superior Court of the State of California, are our former employees Vernell Woods (commenced August 22, 2000), Juan Castillo (commenced May 1, 2003), Stanley Chin (commenced May 7, 2003) and Kenneth Williams (commenced June 3, 2003). Each of these suits seeks an unspecified amount of damages and other relief in connection with allegations that OPCO misclassified California store (Woods) and regional (Castillo) managers as "exempt" from a state law requiring the payment of overtime compensation, that OPCO failed to provide employees with meal and rest breaks required under a new state law (Chin) and that OPCO computed bonuses payable to store managers using an impermissible profit-sharing formula (Williams). In January 2003, without admitting liability, OPCO sought to settle the Woods case, which OPCO believes to be the most significant of these suits, by offering each individual putative class member an amount intended in good faith to settle his or her claim. As of June 30, 2003, 92% of these settlement offers had been accepted. The Company recorded a charge of $2.8 million related to this matter. Plaintiffs' counsel is presently disputing through arbitration the validity of the settlements accepted by the individual putative class members. OPCO believes that it has meritorious defenses to the challenge and to the claims of the non-settling putative Woods class members and plans to defend them vigorously. OPCO believes that it has adequately provided for the costs associated with this matter. OPCO is vigorously defending the Castillo, Chin and Williams lawsuits and believes it has meritorious defenses to the claims asserted in those matters. OPCO believes the outcome of such litigation will not materially affect its financial condition, results of operations and cash flows in future periods.

        On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against the Company's Canadian subsidiary and 26 other Canadian lenders on behalf of a purported class of British Columbia residents who, plaintiff claims, were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. On March 25, 2003, OPCO moved to stay the action against it and to compel arbitration of plaintiff's claims as required by his agreement with OPCO. OPCO is presently awaiting a decision on that motion. OPCO believes it has meritorious defenses to the action and intends to defend it vigorously. OPCO believes the outcome of such litigation will not materially affect its financial condition, results of operations and cash flows in future periods.

        On October 30, 2002, the Oklahoma Administrator of Consumer Credit issued an administrative order revoking the supervised-lending license of OPCO's Oklahoma subsidiary on the ground that certain loans marketed by the subsidiary and made by County Bank did not conform with Oklahoma usury laws. The Administrator's order also requires the subsidiary to refund certain purportedly excess finance charges collected by County Bank. The Administrator's order is presently on appeal to the Oklahoma District Court. On August 20, 2003, that court denied the Administrator's motion to require the subsidiary to desist from further loan-origination activities pending appeal. The subsidiary is also appealing a federal court's abstention from ruling on this matter to the United States Court of Appeals for the Tenth Circuit. OPCO is presently unable to evaluate the likelihood of any particular outcome of this matter but, in OPCO's opinion, the outcome of such litigation will not materially affect its financial condition, results of operations and cash flows in future periods and, therefore, no provision for this matter has been recorded in the accompanying consolidated financial statements.

        In addition to the litigation discussed above, OPCO is involved in routine litigation and administrative proceedings arising in the ordinary course of business. In the opinion of management, the outcome of such litigation and proceedings will not materially affect its financial condition, results of operations and cash flows in future periods.

12.    Contractual Agreements

        OPCO has contracts with various governmental agencies for benefits distribution and retail merchant services which contributed 2%, 1% and 1% of consolidated gross revenues for the years ended June 30, 2001, 2002 and 2003, respectively. During the year ended June 30, 2001, the State of New York completed a statewide implementation of an electronic benefit transfer system. As a result, OPCO's contract to perform such services was terminated. OPCO's contracts for governmental benefits distribution and merchant services distribution with state and local governments generally have initial terms of five years and currently expire on various dates through December 31, 2004. The contracts provide the governmental agencies the opportunity to extend the contract for additional periods and contain clauses which allow the governmental agencies to cancel the contract at any time, subject to 30 to 60 days' written advance notice.

13.    Credit Risk

        At June 30, 2002 and 2003, OPCO had 22 and 19, respectively, bank accounts in major U.S. financial institutions in the aggregate amount of $5,652,000 and $10,873,000, respectively, which exceeded Federal Deposit Insurance Corporation deposit protection limits. The Canadian Federal Banking system provides customers with similar deposit insurance through the Canadian Deposit Insurance Corporation ("CDIC"). At June 30, 2002 and 2003, OPCO's Canadian subsidiary had 13 bank accounts totaling $22,545,000 and $15,039,000, respectively, which exceeded CDIC limits. At June 30, 2002 and 2003 OPCO's United Kingdom operations had thirty six and thirty bank accounts, respectively, totaling $6,251,000 and $6,085,000. These financial institutions have strong credit ratings, and management believes credit risk relating to these deposits is minimal.

        Since June 13, 2002, OPCO has acted as a servicer for County Bank and, effective October 18, 2002, for First Bank, marketing unsecured short-term loans to customers with established bank accounts and verifiable sources of income. Loans are made for amounts up to $500, with terms of 7 to 23 days. Under these programs, OPCO earns servicing fees, which are subject to reduction if the related loans are not collected. OPCO maintains a reserve for these estimated reductions. In addition, OPCO maintains a reserve for anticipated losses for loans it makes directly. In order to estimate the appropriate level of these reserves, OPCO analyzes the amount of outstanding loans owed to OPCO, as well as loans owed to banks and serviced by OPCO, the historical loans charged off, current collection patterns and current economic trends. As these conditions change, additional allowances might be required in future periods.

        During the year ended June 30, 2002 Eagle National Bank ("Eagle") discontinued the business of offering short-term consumer loans through OPCO's locations and document transmitters. OPCO had previously acted for Eagle marketing unsecured short-term loans. Under this program, OPCO earned origination and servicing fees. Eagle originated or extended approximately $399 million of loans through OPCO's locations and document transmitters during the fiscal year ended June 30, 2002.

        OPCO also originates unsecured short-term loans to customers on its own behalf in Canada, the United Kingdom and certain U.S. markets. In the United States, these loans are made for amounts up to $500, with terms of 7 to 37 days. OPCO bears the entire risk of loss related to these loans. In Canada, loans are issued to qualified borrowers based on a percentage of the borrowers' income with terms of 1 to 35 days. OPCO issues loans in the United Kingdom for up to £500, with a term of 28 days. OPCO originated or extended approximately $428 million and $285 million of the loans through OPCO's locations and document transmitters during fiscal years ended June 30, 2003 and 2002, respectively. On November 15, 2002, OPCO entered into an agreement with a third party to sell, without recourse, subject to certain obligations, a participation interest in a portion of short-term consumer loans originated by OPCO in the United Kingdom. The transfer of assets is treated as a financing under FAS 140 and is included in Other Collateralized Borrowings on the balance sheet. The Agreement gives the third party a first priority lien, charge, and security interest in the assets pledged. The Agreement provides for collateralized borrowings up to $10.0 million against which $8.0 million of the loans receivable had been pledged at June 30, 2003. Under the Agreement, the third party retains the right to reduce the amount of borrowings to no less than $4.0 million. OPCO pays an annual interest rate of 15.6% on the amount borrowed, which is subject to loss rates on the related loans. The Agreement expires on September 30, 2004; however the term of the Agreement is automatically renewed each year for a term of twelve months, unless either party terminates it.

        OPCO had approximately $20.4 million and $18.2 million of loans on its balance sheet at June 30, 2003 and 2002, respectively, which is reflected in loans and other consumer lending receivables. Loans and other consumer lending receivables at June 30, 2003 and 2002 are reported net of a reserve of $1.3 million and $1.7 million, respectively, related to consumer lending. Net write-offs for OPCO originated loans, which are charged against consumer loan loss reserves for the fiscal years ended June 30, 2003, 2002 and 2001 were $10.1 million, $5.6 million and $4.1 million, respectively. For the years ended June 30, 2003, 2002 and 2001, total consumer lending revenue, net earned by OPCO was $81.5 million, $69.8 million and $58.4 million, respectively.

        Activity in the reserves for consumer loan losses during the fiscal years ended June 30, 2003, 2002 and 2001 was as follows:

	Year ended June 30,
	2001	2002	2003
Consumer Loan Loss Reserves
Balance at beginning of year	$—	$228	$1,694
Provision charged to expense	—	1,448	—
Provision charged to loan revenues	4,295	5,554	9,716
Foreign currency translation	—	18	75
Charge-offs	(4,067)	(5,554)	(10,141)

Balance at end of year	$228	$1,694	$1,344

14.    Geographic Segment Information

        All operations for which geographic data is presented below are in one principal industry (check cashing and ancillary services) (in thousands):

	United States	Canada	United Kingdom	Total
2001
Sales to unaffiliated customers:
Check cashing	$54,665	$29,874	$21,151	$105,690
Consumer lending:
Fees from consumer lending	59,077	11,935	6,841	77,853
Provision for loan losses and adjustment to servicing revenue	(15,644)	(2,727)	(1,115)	(19,486)

Consumer lending, net	43,433	9,208	5,726	58,367
Money transfers	4,866	4,002	576	9,444
Other	13,540	6,551	1,907	21,998

Total sales to unaffiliated customers	116,504	49,635	29,360	195,499
Interest revenue	659	69	3	731
Interest expense	25,129	3,921	2,918	32,038
Depreciation and amortization	6,707	2,867	2,917	12,491
Income before income taxes	(6,174)	12,927	1,003	7,756
Income tax provision	2,339	6,258	602	9,199
2002
Identifiable assets	154,100	82,860	67,639	304,599
Goodwill and other intangibles, net	56,544	33,986	41,734	132,264
Sales to unaffiliated customers:
Check cashing	53,597	30,344	20,851	104,792
Consumer lending:
Fees from consumer lending	70,669	16,280	10,763	97,712
Provision for loan losses and adjustment to servicing revenue	(23,622)	(2,919)	(1,372)	(27,913)

Consumer lending, net	47,047	13,361	9,391	69,799
Money transfers	4,613	4,363	1,122	10,098
Other	7,677	7,401	2,209	17,287

Total sales to unaffiliated customers	112,934	55,469	33,573	201,976
Establishment of reserves for new consumer lending arrangements	2,244	—	—	2,244
Interest revenue	427	83	3	513
Interest expense	26,647	2,552	2,588	31,787
Depreciation and amortization	5,330	1,874	2,027	9,231
Loss on store closings and sales and other restructuring	1,435	—	—	1,435
(Loss) income before income taxes	(20,166)	17,672	5,101	2,607
Income tax (benefit) provision	(3,847)	8,105	1,741	5,999

2003
Identifiable assets	$148,266	$88,240	$77,105	$313,611
Goodwill and other intangibles, net	56,609	38,394	48,413	143,416
Sales to unaffiliated customers:
Check cashing	49,147	33,301	25,987	108,435
Consumer lending:
Fees from consumer lending	70,340	22,492	13,426	106,258
Provision for loan losses and adjustment to servicing revenue	(19,368)	(3,247)	(2,129)	(24,744)

Consumer lending, net	50,972	19,245	11,297	81,514
Money transfers	4,675	5,143	1,834	11,652
Other	5,678	9,334	2,775	17,787

Total sales to unaffiliated customers	110,472	67,023	41,893	219,388
Interest revenue	413	18	—	431
Interest expense	32,480	(899)	3,470	35,051
Depreciation and amortization	5,377	1,837	1,965	9,179
Loss on store closing and sales and other restructuring	3,987	—	—	3,987
Establishment of reserve for legal matter	2,750	—	—	2,750
(Loss) income before income taxes	(34,189)	26,058	8,272	141
Income tax (benefit) provision	(4,913)	10,944	2,704	8,735

15.    Related Party Transactions

        During fiscal 1999, certain members of management received loans aggregating $2.9 million, of which $200,000 was repaid during the fiscal year ended June 30, 2001, which are secured by shares of the Company's stock. All but of one the loans accrue interest at a rate of 6% per year and are due and payable in full on December 18, 2004 and April 1, 2005. In addition, as part of an employment agreement, the Chief Executive Officer was issued a loan in the amount of $4.3 million to purchase additional shares of the Company's stock. The loan accrues interest at a rate of 6% per year and is due and payable in full on December 18, 2004. The loan is secured by a pledge of a portion of his shares of the Company's stock.

        Pursuant to the terms of a Management Services Agreement among Green Equity Investors II, L.P. (the "Purchaser"), the Company and OPCO, the Company has agreed to pay the Purchaser an annual management fee equal to 2.4% of the total sum invested by the Purchaser in the Company and reimbursement of any out-of-pocket expenses incurred. The management fee paid to the Purchaser for fiscal years 2003, 2002 and 2001 was $1.0 million, $1.0 million and $900,000, respectively.

16.    Consolidating Financial Statements

        The accompanying tables set forth the consolidating balance sheets at June 30, 2003 and 2002, and the consolidating statements of operations and cash flows for the three years in the period ended June 30, 2003 of the Company, OPCO and the consolidated Company.

Consolidating Balance Sheets
June 30, 2003
(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$4	$71,805	$—	$71,809
Loans and other consumer lending receivables, net	—	18,558	—	18,558
Loans receivable pledged	—	8,000	—	8,000
Other receivables	—	4,500	—	4,500
Income taxes receivable	1,570	1,369	—	2,939
Prepaid expenses	—	6,358	—	6,358
Deferred income taxes	16,448	—	(838)	15,610
Notes and interest receivable—officers	1,174	3,468	—	4,642
Due from parent	—	4,573	(4,573)	—
Property and equipment, net	—	29,209	—	29,209
Goodwill and other intangibles, net	—	143,416	—	143,416
Debt issuance costs, net	1,537	5,200	—	6,737
Investment in subsidiaries	67,688	—	(67,688)	—
Other	—	1,833	—	1,833

	$88,421	$298,289	$(73,099)	$313,611

Liabilities and shareholders' (deficit) equity
Accounts payable	$—	$17,245	$—	$17,245
Foreign income taxes payable	—	1,380	—	1,380
Accrued expenses and other liabilities	174	10,512	—	10,686
Accrued interest payable	—	1,656	—	1,656
Deferred tax liability	—	838	(838)	—
Due to affiliates	4,573	—	(4,573)	—
Other collateralized borrowing	—	8,000	—	8,000
Revolving credit facilities	—	61,699	—	61,699
10 7/8% Senior Notes due 2006	—	109,190	—	109,190
Subordinated notes payable and other	—	20,081	—	20,081
13% Senior Discount Notes due 2006	112,644	—	—	112,644

	117,391	230,601	(5,411)	342,581
Shareholders' (deficit) equity:
Common stock	—	—	—	—
Additional paid-in capital	50,384	50,957	(39,860)	61,481
(Accumulated deficit) retained earnings	(81,786)	9,034	(20,131)	(92,883)
Accumulated other comprehensive income	7,697	7,697	(7,697)	7,697
Treasury stock	(956)	—	—	(956)
Management equity loan	(4,309)	—	—	(4,309)

Total shareholders' (deficit) equity	(28,970)	67,688	(67,688)	(28,970)

	$88,421	$298,289	$(73,099)	$313,611

Consolidating Statements of Operations
Year ended June 30, 2003
(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiaries	Eliminations	Consolidated
Revenues	$—	$219,388	$—	$219,388
Store and regional expenses:
Salaries and benefits	—	69,799	—	69,799
Occupancy	—	18,856	—	18,856
Depreciation	—	5,859	—	5,859
Other	—	47,766	—	47,766

Total store and regional expenses	—	142,280	—	142,280
Corporate expenses	—	31,241	—	31,241
Management fees	1,049	—	—	1,049
Loss on store closings and sales and other restructuring	—	3,987	—	3,987
Other depreciation and amortization	—	3,320	—	3,320
Interest expense, net	14,452	20,168	—	34,620
Establishment of reserve for legal matter	—	2,750	—	2,750
Equity in subsidiary	(2,131)	—	2,131	—

(Loss) income before income taxes	(13,370)	15,642	(2,131)	141
Income taxes (benefit) provision	(4,776)	13,511	—	8,735

Net (loss) income	$(8,594)	$2,131	$(2,131)	$(8,594)

Consolidating Statements of Cash Flows
Year ended June 30, 2003
(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(8,594)	$2,131	$(2,131)	$(8,594)
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Undistributed income of subsidiary	(2,131)	—	2,131	—
Accretion of interest expense from 13% Senior Discount Notes	14,373	—	—	14,373
Depreciation and amortization	338	10,971	—	11,309
Loss on store closings and sales and other restructuring	—	3,987	—	3,987
Deferred tax (benefit) provision	(5,093)	783	—	(4,310)
Changes in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(258)	(4,794)	(4,249)	(9,301)
Decrease in income taxes receivable	317	(10,960)	10,960	317
Decrease in prepaid expenses and other	—	891	—	891
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	81	1,221	(6,711)	(5,409)

Net cash (used in) provided by operating activities	(967)	4,230	—	3,263

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(3,251)	—	(3,251)
Additions to property and equipment	—	(7,428)	—	(7,428)

Net cash used in investing activities	—	(10,679)	—	(10,679)

Cash flows from financing activities
Other debt payments	—	(401)	—	(401)
Other collateralized borrowings	—	8,000	—	8,000
Net decrease in revolving credit facilities	—	(17,237)	—	(17,237)
Payment of debt issuance costs	—	(690)	—	(690)
Net increase in due to affiliates and due from parent	967	(967)	—	—

Net cash provided by (used in) financing activities	967	(11,295)	—	(10,328)

Effect of exchange rate changes on cash and cash equivalents	—	2,916	—	2,916

Net decrease in cash and cash equivalents	—	(14,828)	—	(14,828)
Cash and cash equivalents at beginning of year	4	86,633	—	86,637

Cash and cash equivalents at end of year	$4	$71,805	$—	$71,809

CONSOLIDATING BALANCE SHEETS

June 30, 2002

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Assets
Cash and cash equivalents	$4	$86,633	$—	$86,637
Loans and other consumer lending receivables, net	—	17,955	—	17,955
Other receivables	—	3,198	—	3,198
Income taxes receivable	1,887	—	(257)	1,630
Prepaid expenses	—	6,745	—	6,745
Deferred income taxes	11,355	—	(55)	11,300
Notes and interest receivable—officers	916	3,313	—	4,229
Due from parent	—	3,606	(3,606)	—
Property and equipment, net	—	30,510	—	30,510
Goodwill and other intangibles, net	—	132,264	—	132,264
Debt issuance costs, net	1,875	6,292	—	8,167
Investment in subsidiaries	53,515	—	(53,515)	—
Other	—	1,964	—	1,964

	$69,552	$292,480	$(57,433)	$304,599

Liabilities and shareholders' (deficit) equity
Accounts payable	$—	$18,249	$—	$18,249
Income taxes payable	—	257	(257)	—
Foreign income taxes	—	1,574	—	1,574
Accrued expenses and other liabilities	93	9,100	—	9,193
Accrued interest payable	—	1,539	—	1,539
Deferred tax liability	—	55	(55)	—
Due to affiliates	3,606	—	(3,606)	—
Revolving credit facilities	—	78,936	—	78,936
10 7/8% Senior Notes due 2006	—	109,190	—	109,190
Subordinated notes payable and other	—	20,065	—	20,065
Senior Discount Notes	98,271	—	—	98,271

	101,970	238,965	(3,918)	337,017
Shareholders' (deficit) equity:
Common stock	—	—	—	—
Additional paid-in capital	50,384	50,957	(39,860)	61,481
(Accumulated deficit) retained earnings	(73,192)	6,903	(18,000)	(84,289)
Accumulated other comprehensive loss	(4,345)	(4,345)	4,345	(4,345)
Treasury stock	(956)	—	—	(956)
Management equity loan	(4,309)	—	—	(4,309)

Total shareholders' (deficit) equity	(32,418)	53,515	(53,515)	(32,418)

	$69,552	$292,480	$(57,433)	$304,599

CONSOLIDATING STATEMENTS OF OPERATIONS

June 30, 2002

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Revenues	$—	$201,976	$—	$201,976
Store and regional expenses:
Salaries and benefits	—	65,295	—	65,295
Occupancy	—	18,087	—	18,087
Depreciation	—	6,522	—	6,522
Other	—	46,238	—	46,238

Total store and regional expenses	—	136,142	—	136,142
Establishment of reserves for new consumer lending arrangements	—	2,244	—	2,244
Corporate expenses	—	24,516	—	24,516
Management fees	1,049	—	—	1,049
Loss on store closings and sales and other restructuring	—	1,435	—	1,435
Other depreciation and amortization	—	2,709	—	2,709
Interest expense	12,580	18,694	—	31,274
Equity in subsidiary	(6,037)	—	6,037	—

(Loss) income before income taxes	(7,592)	16,236	(6,037)	2,607
Income taxes (benefit) provision	(4,200)	10,199	—	5,999

Net (loss) income	$(3,392)	$6,037	$(6,037)	$(3,392)

CONSOLIDATING STATEMENTS OF CASH FLOWS

June 30, 2002

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(3,392)	$6,037	$(6,037)	$(3,392)
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Undistributed income of subsidiary	(6,037)	—	6,037	—
Accretion of interest expense from 13% Senior Discount Notes	12,539	—	—	12,539
Depreciation and amortization	300	10,740	—	11,040
Loss on store closings and sales and other restructuring	—	1,154	—	1,154
Establishment of reserves of new consumer lending arrangements	—	1,448	—	1,448
Deferred tax benefit	(3,753)	(873)	442	(4,184)
Changes in assets and liabilities (net of effect of acquisitions):
(Increase) decrease in loans and other receivables	(259)	7,000	(4,324)	2,417
(Increase) decrease in income taxes receivable	(447)	(698)	—	(1,145)
Decrease in prepaid expenses and other	—	260	—	260
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	38	(10,615)	3,882	(6,695)

Net cash (used in) provided by operating activities	(1,011)	14,453	—	13,442
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(45)	—	(45)
Additions to property and equipment	—	(10,063)	—	(10,063)

Net cash used in investing activities	—	(10,108)	—	(10,108)
Cash flows from financing activities
Other debt payments	—	(64)	—	(64)
Net increase in revolving credit facilities	—	11,112	—	11,112
Payment of debt issuance costs	—	(571)	—	(571)
Purchase of treasury stock	(57)	—	—	(57)
Net increase in due to affiliates and due from parent	1,068	(1,068)	—	—

Net cash provided by financing activities	1,011	9,409	—	10,420
Effect of exchange rate changes on cash and cash equivalents	—	427	—	427

Net increase in cash and cash equivalents	—	14,181	—	14,181
Cash and cash equivalents at beginning of year	4	72,452	—	72,456

Cash and cash equivalents at end of year	$4	$86,633	$—	$86,637

CONSOLIDATING STATEMENTS OF OPERATIONS

June 30, 2001

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Revenues	$—	$195,499	$—	$195,499
Store and regional expenses:
Salaries and benefits	—	57,453	—	57,453
Occupancy	—	16,881	—	16,881
Depreciation	—	5,829	—	5,829
Other	—	45,321	—	45,321

Total store and regional expenses	—	125,484	—	125,484
Corporate expenses	—	22,500	—	22,500
Management fees	864	—	—	864
Loss on store closings and sales and other restructuring	—	926	—	926
Goodwill amortization	—	4,710	—	4,710
Other depreciation and amortization	—	1,952	—	1,952
Interest expense	10,946	20,361	—	31,307
Equity in subsidiary	(3,029)	—	3,029	—

(Loss) income before income taxes	(8,781)	19,566	(3,029)	7,756
Income taxes (benefit) provision	(3,677)	12,876	—	9,199

Net (loss) income	$(5,104)	$6,690	$(3,029)	$(1,443)

CONSOLIDATING STATEMENTS OF CASH FLOWS

June 30, 2001

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(5,104)	$6,690	$(3,029)	$(1,443)
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Undistributed income of subsidiary	(3,029)	—	3,029	—
Interest expense from 13% Senior Discount Notes	10,939	—	—	10,939
Depreciation and amortization	265	13,948	—	14,213
Loss on store closings and sales and other restructuring	—	926	—	926
Deferred tax (benefit) provision	(3,298)	977	—	(2,321)
Changes in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables and income taxes receivable	(635)	(11,037)	6,149	(5,523)
Increase in prepaid expenses and other	—	(338)	—	(338)
(Decrease) increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	(2)	5,276	(6,149)	(875)

Net cash (used in) provided by operating activities	(864)	16,442	—	15,578
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(20,346)	—	(20,346)
Gross proceeds from sale of property and equipment	—	110	—	110
Additions to property and equipment	—	(12,129)	—	(12,129)

Net cash used in investing activities	—	(32,365)	—	(32,365)
Cash flows from financing activities:
Other debt payments	—	(284)	—	(284)
Payment of advance from money transfer agent	—	(1,000)	—	(1,000)
Net increase in revolving credit facilities	—	18,246	—	18,246
Payment of debt issuance costs	—	(244)	—	(244)
Purchase of treasury stock	(354)	—	—	(354)
Net increase in due to affiliates and due from parent	1,116	(1,116)	—	—

Net cash provided by financing activities	762	15,602	—	16,364
Effect of exchange rate changes on cash and cash equivalents	—	(515)	—	(515)

Net decrease in cash and cash equivalents	(102)	(836)	—	(938)
Cash and cash equivalents at beginning of year	106	73,288	—	73,394

Cash and cash equivalents at end of year	$4	$72,452	$—	$72,456

17.    Subsequent Events (unaudited)

       On November 13, 2003, OPCO issued $220.0 million principal amount of 9.75% Senior Notes due 2011 under Rule 144A and Regulation S of the Securities Act of 1933 and entered into a new $55.0 million Senior Secured Reducing Revolving Credit Facility. The proceeds from these transactions were used to repay, in full, all borrowings outstanding under OPCO's existing credit facility, redeem the entire $109.2 million principal amount of OPCO's 10.875% Senior Notes due 2006, redeem the entire $20.0 million principal amount of OPCO's 10.875% Senior Subordinated Noted due 2006, distribute to the Company $20.0 million to redeem an equal amount of its 13.0% Senior Discount Notes due 2006 ("Existing Notes"), and pay all related fees, expenses and redemption premiums with respect to these transactions. In addition, $49.4 million, or 50% of the accreted value, of the Existing Notes were exchanged for 16% Senior Notes due 2012 ("Replacement Senior Notes") and $49.4 million, or 50% of the accreted value, of the Existing Notes were exchanged for 13.95% Senior Subordinated Notes due 2012 ("Replacement Senior Subordinated Notes").

        Interest on the Replacement Senior Notes and Replacement Senior Subordinated Notes will be payable semi-annually in arrears. On any semi-annual interest payment date on or prior to the November 15, 2008, the Company has the option to pay all or any portion of the interest payable on the relevant interest payment date by increasing the principal amount of the Replacement Senior Notes or Replacement Senior Subordinated Notes, as applicable, in a principal amount equal to the interest that the Company chooses not to pay in cash. On any semi-annual payment date on or after May 15, 2009, all interest due on the Replacement Senior Notes and the Replacement Senior Subordinated Notes is payable in cash semi-annually, in arrears.

        The Replacement Senior Notes, the Replacement Senior Subordinated Notes and the 9.75% Senior Notes are redeemable, in whole or in part, at the Company's option, at any time.

        The Replacement Senior Notes will be redeemable at the following redemption prices if redeemed during the indicated calendar year (or on any earlier date, in the case of 2004), expressed as percentages of the principal amount, plus accrued interest, if any, to the date of redemption:

Year	Percentage
2004 or prior	112.5%
2005	110.0%
2006	107.5%
2007	105.0%
2008	102.5%
2009 and thereafter	100.0%

        The Replacement Senior Subordinated Notes will be redeemable at the following redemption prices if redeemed during the indicated calendar year (or on any earlier date, in the case of 2005),

expressed as percentages of the principal amount, plus accrued interest, if any, to the date of redemption:

Year	Percentage
2005 or prior	100.0%
2006	112.5%
2007	110.0%
2008	107.5%
2009	105.0%
2010	102.5%
2011 and thereafter	100.0%

        The 9.75% Senior Notes are redeemable, in whole or in part, at OPCO's option, at any time on or after November 15, 2007. If redeemed during the twelve month period commencing November 15 of the years indicated below, the 9.75% Senior Notes will be redeemable at the following redemption prices, expressed as percentages of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption:

Year	Percentage
2007	104.875%
2008	102.438%
2009 and thereafter	100.000%

        Prior to November 15, 2006, OPCO may redeem up to 35% of the aggregate principal amount of the 9.75% Senior Notes with the net proceeds of certain equity issuances at a redemption price equal to 109.75% of the principal amount thereof, plus accrued an unpaid interest and liquidated damages, if any, to the date of redemption.

        All of the unamortized debt issuance costs were charged to expense.

        On March 9, 2004, the Board of Directors approved the issuance of additional shares of common stock in connection with a public offering registration statement.

        On May 6, 2004, OPCO consummated an offering of an additional $20.0 million principal amount of its 9.75% Senior Notes due 2011. The net proceeds from the recent senior note offering were distributed to the Company to redeem approximately $9.1 million aggregate principal amount of the Company's 16.0% Senior Notes due 2012 and approximately $9.1 million aggregate principal amount of the Company's 13.95% Senior Subordinated Notes due 2012.

DOLLAR FINANCIAL CORP.

(FORMERLY DFG HOLDINGS, INC.)

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	June 30, 2002	June 30, 2003	December 31, 2003
Assets
Cash and cash equivalents	$86,637	$71,809	$70,855
Loans and other consumer lending receivables, net of reserve of $1,694, $1,344 and $1,399	17,955	18,558	18,153
Loans receivable pledged	—	8,000	8,000
Other receivables	3,198	4,500	5,958
Income taxes receivable	1,630	2,939	8,196
Prepaid expenses	6,745	6,358	7,304
Deferred income taxes, net of valuation allowance of $0, $0 and $17,611	11,300	15,610	—
Notes and interest receivable—officers	4,229	4,642	4,850
Property and equipment, net of accumulated depreciation of $30,119, $39,309 and $45,217	30,510	29,209	28,427
Goodwill and other intangibles, net of accumulated amortization of $21,070, $22,017 and $22,558	132,264	143,416	149,063
Debt issuance costs, net of accumulated amortization of $7,071, $9,201 and $189	8,167	6,737	10,800
Other	1,964	1,833	2,017

	$304,599	$313,611	$313,623

Liabilities and shareholders' deficit
Accounts payable	$18,249	$17,245	$12,592
Accrued expenses and other liabilities	9,193	10,686	14,768
Foreign income taxes payable	1,574	1,380	5,640
Accrued interest payable	1,539	1,656	5,053
Other collateralized borrowings	—	8,000	8,000
Revolving credit facilities	78,936	61,699	—
Long term debt:
10.875% Senior Notes due 2006	109,190	109,190	—
13.0% Senior Discount Notes due 2006	98,271	112,644	—
9.75% Senior Notes due 2011	—	—	220,000
16.0% Senior Notes due 2012	—	—	47,871
13.95% Senior Subordinated Notes due 2012	—	—	47,871
Subordinated notes payable and other	20,065	20,081	205

Total long term debt	227,526	241,915	315,947
Shareholders' deficit:
Common stock, $.001 par value: 100,000 shares authorized; 19,865 shares issued at June 30, 2002, 2003 and December 31, 2003	—	—	—
Additional paid-in capital	61,481	61,481	61,481
Accumulated deficit	(84,289)	(92,883)	(120,457)
Accumulated other comprehensive (loss) income	(4,345)	7,697	15,864
Treasury stock at cost; 107 shares at June 30, 2002, 2003 and December 31, 2003	(956)	(956)	(956)
Management equity loan	(4,309)	(4,309)	(4,309)

Total shareholders' deficit	(32,418)	(28,970)	(48,377)

	$304,599	$313,611	$313,623

See notes to consolidated financial statements.

DOLLAR FINANCIAL CORP.

(FORMERLY DFG HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended June 30,			Six Months Ended December 31,
	2001	2002	2003	2002	2003
				(unaudited)
Revenues:
Check cashing	$105,690	$104,792	$108,435	$52,974	$57,541
Consumer lending:
Fees from consumer lending	77,854	97,712	106,258	54,654	58,982
Provision for loan losses and adjustment to servicing revenue	(19,487)	(27,913)	(24,744)	(15,808)	(14,104)

Consumer lending, net	58,367	69,799	81,514	38,846	44,878
Money transfers	9,444	10,098	11,652	5,464	6,334
Other	21,998	17,287	17,787	8,659	8,999

Total revenues	195,499	201,976	219,388	105,943	117,752
Store and regional expenses:
Salaries and benefits	57,453	65,295	69,799	34,428	37,484
Occupancy	16,881	18,087	18,856	9,472	9,749
Depreciation	5,829	6,522	5,859	3,243	2,938
Returned checks, net and cash shortages	9,804	9,107	8,531	4,494	4,885
Telephone and telecommunications	4,427	5,587	5,538	2,795	2,993
Advertising	5,761	4,949	5,899	3,478	3,542
Bank charges	4,131	4,240	3,138	1,607	1,890
Armored carrier services	2,711	2,651	2,873	1,369	1,479
Other	18,487	19,704	21,787	11,275	12,844

Total store and regional expenses	125,484	136,142	142,280	72,161	77,804
Establishment of reserves for new consumer lending arrangements	—	2,244	—	—	—
Corporate expenses	22,500	24,516	31,241	14,986	14,367
Management fee	864	1,049	1,049	524	537
Loss on store closings and sales and other restructuring	926	1,435	3,987	2,290	121
Goodwill amortization	4,710	—	—	—	—
Other depreciation and amortization	1,952	2,709	3,320	1,688	1,872
Interest expense (net of interest income of $731, $513, $431, $217 and $294)	31,307	31,274	34,620	16,800	19,434
Loss on extinguishment of debt	—	—	—	—	8,855
Establishment of reserve for legal matter	—	—	2,750	2,500	—

Income (loss) before income taxes	7,756	2,607	141	(5,006)	(5,238)
Income tax provision	9,199	5,999	8,735	4,467	22,336

Net loss	$(1,443)	$(3,392)	$(8,594)	$(9,473)	$(27,574)

Net loss per share:
Basic	$(72.71)	$(171.68)	$(434.96)	$(479.45)	$(1,395.59)
Diluted	$(72.71)	$(171.68)	$(434.96)	$(479.45)	$(1,395.59)
Weighted average shares outstanding:
Basic	19,845	19,758	19,758	19,758	19,758
Diluted	19,845	19,758	19,758	19,758	19,758

See notes to consolidated financial statements.

DOLLAR FINANCIAL CORP.

(FORMERLY DFG HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

(In thousands, except share data)

	Common Stock				Accumulated Other Comprehensive (Loss) Income
			Additional Paid-in Capital	Accumulated Deficit		Treasury Stock	Management Equity Loan	Total Shareholders' Deficit
	Shares	Amount
Balance, June 30, 2001	19,758	$—	$61,481	$(80,897)	$(9,199)	$(956)	$(4,309)	$(33,880)
Comprehensive loss
Translation adjustment for the year ended June 30, 2002					4,854			4,854
Net loss for the year ended June 30, 2002				(3,392)				(3,392)

Total comprehensive income								1,462

Balance, June 30, 2002	19,758	—	61,481	(84,289)	(4,345)	(956)	(4,309)	(32,418)

Comprehensive income
Translation adjustment for the year ended June 30, 2003					12,042			12,042
Net loss for the year ended June 30, 2003				(8,594)				(8,594)

Total comprehensive income								3,448

Balance, June 30, 2003	19,758	—	61,481	(92,883)	7,697	(956)	(4,309)	(28,970)

Comprehensive loss
Translation adjustment for the six months ended December 31, 2003					8,167			8,167
Net loss for the six months ended December 31, 2003				(27,574)				(27,574)

Total comprehensive loss								(19,407)

Balance, December 31, 2003	19,758	$—	$61,481	$(120,457)	$15,864	$(956)	$(4,309)	$(48,377)

See notes to consolidated financial statements.

DOLLAR FINANCIAL CORP.

(FORMERLY DFG HOLDINGS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended December 31,
	2002	2003
	(unaudited)
Cash flows from operating activities:
Net loss	$(9,473)	$(27,574)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Accretion of interest expense from 13.0% Senior Discount Notes	6,941	5,827
Depreciation and amortization	5,981	5,732
Establishment of reserve for legal matter	2,500	—
Loss on extinguishment of debt	—	8,855
Loss on store closings and sales and other restructuring	2,290	121
Foreign currency gain on other collateralized borrowings	—	(648)
Deferred tax benefit	(1,089)	15,610
Change in assets and liabilities:
Increase in loans and other receivables	(8,124)	(1,241)
Increase in income taxes receivable	(6,470)	(2,322)
Decrease (increase) in prepaid expenses and other	940	(710)
Increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	(1,121)	1,865

Net cash (used in) provided by operating activities	(7,625)	5,515
Cash flows from investing activities:
Acquisitions, net of cash acquired	(1,261)	—
Gross proceeds from sale of fixed assets	—	41
Additions to property and equipment	(3,130)	(3,154)

Net cash used in investing activities	(4,391)	(3,113)
Cash flows from financing activities:
Redemption of 10.875% Senior Subordinated Notes due 2006	—	(20,734)
Redemption of 13.0% Senior Discount Notes due 2006	—	(22,962)
Other debt borrowings	8	134
Other collateralized borrowings	8,000	—
Issuance of 9.75% Senior Notes due 2011	—	220,000
Redemption of 10.875% Senior Notes due 2006	—	(111,170)
Net decrease in revolving credit facilities	(17,973)	(61,699)
Payment of debt issuance costs	(688)	(9,776)

Net cash used in financing activities	(10,653)	(6,207)
Effect of exchange rate changes on cash and cash equivalents	(337)	2,851

Net decrease in cash and cash equivalents	(23,006)	(954)
Cash and cash equivalents at beginning of period	86,637	71,809

Cash and cash equivalents at end of period	$63,631	$70,855

Supplemental disclosures of cash flow information:
Interest paid	$8,992	$9,554
Income taxes paid	$7,063	$8,083

        Supplemental disclosure of non-cash transactions: On November 13, 2003, Dollar Financial Corp. exchanged $49.4 million, or 50% of the accreted value, of its 13% Senior Discount Notes for 16.0% Senior Notes due 2012 and $49.4 million, or 50% of the accreted value, of its 13% Senior Discount Notes for 13.95% Senior Notes due 2012.

See notes to consolidated financial statements.

	Year ended June 30
	2001	2002	2003
Cash flows from operating activities:
Net loss	$(1,443)	$(3,392)	$(8,594)
Adjustments to reconcile net loss to net cash provided by operating activities:
Accretion of interest expense from 13% Senior Discount Notes	10,939	12,539	14,373
Depreciation and amortization	14,213	11,040	11,309
Loss on store closings and sales and other restructuring	926	1,154	3,987
Establishment of reserves for new consumer lending arrangements	—	1,448	—
Deferred tax benefit	(2,321)	(4,184)	(4,310)
Change in assets and liabilities (net of effect of acquisitions):
(Increase) decrease in loans and other receivables	(5,981)	2,417	(9,301)
(Increase) decrease in income taxes receivable	458	(1,145)	317
(Increase) decrease in prepaid expenses and other	(338)	260	891
Decrease in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	(875)	(6,695)	(5,409)

Net cash provided by operating activities	15,578	13,442	3,263
Cash flows from investing activities:
Acquisitions, net of cash acquired	(20,346)	(45)	(3,251)
Gross proceeds from sale of property and equipment	110	—	—
Additions to property and equipment	(12,129)	(10,063)	(7,428)

Net cash used in investing activities	(32,365)	(10,108)	(10,679)
Cash flows from financing activities:
Other debt payments	(284)	(64)	(401)
Payments in advance from money transfer agent	(1,000)	—	—
Other collateralized borrowings	—	—	8,000
Net increase (decrease) in revolving credit facilities	18,246	11,112	(17,237)
Payments of debt issuance costs	(244)	(571)	(690)
Purchase of treasury stock	(354)	(57)	—

Net cash (used in) provided by financing activities	16,364	10,420	(10,328)
Effect of exchange rate changes on cash and cash equivalents	(515)	427	2,916

Net (decrease) increase in cash and cash equivalents	(938)	14,181	(14,828)
Cash and cash equivalents at beginning of year	73,394	72,456	86,637

Cash and cash equivalents at end of year	$72,456	$86,637	$71,809

Supplemental disclosures of cash flow information:
Interest paid	$19,410	$17,472	$18,432
Income taxes paid	$4,800	$16,035	$14,548

See notes to consolidated financial statements.

DOLLAR FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

1. Organization and Business

        The accompanying consolidated financial statements are those of Dollar Financial Corp. (the "Company") and its wholly-owned subsidiaries. The Company is the parent company of Dollar Financial Group, Inc. and its wholly owned subsidiaries ("OPCO"). The activities of the Company consist primarily of its investment in OPCO.

        OPCO, through its subsidiaries, provides retail financial services through a network of 1,100 locations (of which 628 are Company-operated) operating as Money Mart®, The Money Shop, Loan Mart® and Insta-Cheques in seventeen states, the District of Columbia, Canada and the United Kingdom. The services provided at the Company's retail locations include check cashing, short-term consumer loans, sale of money orders, money transfer services and various other related services. Also, OPCO's subsidiary Money Mart Express® (formerly known as moneymart.com™) services and originates short-term consumer loans through 505 independent document transmitter locations in 16 states.

2. Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Information presented for the six month period ended December 31, 2002 has been presented for comparative purposes only and is unaudited.

Reclassification

        Certain prior year amounts have been reclassified to conform to current year presentation.

Revenue recognition

        Revenues from the Company's check cashing, money order sales, money transfer and bill payment services and other miscellaneous services grouped in other revenues are recognized when the transactions are completed at the point-of-sale in company-operated stores. For the Company's unsecured short-term loan service, including loans funded by the Company as well as loans serviced for others, all revenues are recognized ratably over the life of the loan, offset by net write-offs. The Company recognizes initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from the franchisees are accrued as earned. In following the recognition policies described above, the Company does not use estimates to recognize its revenues.

Property and Equipment

        Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using either the straight-line or double declining balance method over the estimated useful lives of the assets, which vary from three to fifteen years.

Cash and Cash Equivalents

        Cash includes cash in stores and demand deposits with financial institutions. Cash equivalents are defined as short-term, highly liquid investments both readily convertible to known amounts of cash and so near maturity that there is insignificant risk of changes in value because of changes in interest rates.

Loans and Other Consumer Lending Receivables

        Unsecured short-term loans that the Company originates on its own behalf are reflected on the balance sheet in loans and other consumer lending receivables. Loans and other consumer lending receivables are reported net of a reserve related to consumer lending as described below in the consumer loan loss reserve policy.

Intangible Assets

        The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" effective July 1, 2001 and as a result has not amortized goodwill for the fiscal years ended June 30, 2002 and 2003 and the six months ended December 31, 2002 and 2003. SFAS 142 changes the accounting for certain intangibles, including goodwill, from an amortization method to an impairment-only approach. Under the provisions of SFAS 142, intangible assets, including goodwill, that are not subject to amortization will be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, using a two-step impairment assessment. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss if any (see Note 10). The Company has completed the required impairment tests and determined that goodwill was not impaired.

Debt Issuance Costs

        Debt issuance costs are amortized using the straight-line method over the remaining term of the related debt (see Note 6).

Store and Regional Expenses

        The direct costs incurred in operating OPCO's stores have been classified as store expenses. Store expenses include salaries and benefits of store and regional employees, rent and other occupancy costs, depreciation of property and equipment, bank charges, armored security costs, net returned checks, cash shortages, cost of goods sold and other costs incurred by the stores. Excluded from store operations are the corporate expenses of OPCO, which include salaries and benefits of corporate employees, professional fees and travel costs.

Consumer Loan Loss Reserves Policy

        Company Funded Consumer Loans.    OPCO maintains a loan loss reserve for anticipated losses for loans OPCO makes directly through some of its company-operated locations. To estimate the appropriate level of loan loss reserves, the Company considers the amount of outstanding loans owed to the Company, historical loans charged off, current collection patterns and current economic trends. OPCO's current loan loss reserve is based on its net write-offs for the last twelve months, applied against the total amount of outstanding loans that it makes directly. As these conditions change, the Company may need to make additional allowances in future periods.

        Bank Funded Consumer Loans.    In addition to short-term consumer loans originated and funded by OPCO, OPCO also has relationships with two banks, County Bank of Rehoboth Beach, Delaware and First Bank of Delaware. Under its agreements with these banks, OPCO markets and services short-term consumer loans funded by the banks. The banks are responsible for the application review process and determining whether to approve an application and fund a loan. As a result, the bank loans are not included in OPCO's loans and other consumer lending receivables balance on its balance sheet. In exchange for OPCO's services, the banks pay OPCO origination and servicing fees that are subject to reduction if the banks' loan losses exceed specified levels. Similarly to its company funded loans, OPCO maintains a reserve for anticipated losses on bank funded loans. To estimate the appropriate level of loan loss reserves, OPCO considers the amount of outstanding loans owed to the banks, historical loans charged off, current collection patterns and current economic trends. The reserve is then based on net write-offs, expressed as a percentage of loans originated on behalf of the banks applied against the total amount of the banks' outstanding loans. This reserve is reported in accrued expenses and other liabilities on OPCO's balance sheet.

        When a company funded or bank funded loan is originated, the customer receives the cash proceeds in exchange for a post-dated check or a written authorization to initiate a charge to the customer's bank account on the stated maturity date of the loan. If the check or the debit to the customer's account is returned from the bank unpaid, OPCO immediately records a loss for the full amount of the unpaid item. A loss on consumer loans is charged against the reserve during the period in which the loss occurred. A recovery is credited to the reserve during the period in which the recovery is made. Each month, OPCO replenishes the reserves in an amount equal to the net losses charged to the reserve in that month. This replenishment, as well as any additional provisions to the loan loss reserve as a result of the calculations in the preceding paragraphs, is charged against revenues. The total amount of outstanding loans owed to OPCO as well as owed to banks serviced by it did not change significantly during the periods ended March 31, 2004, June 30, 2003 and June 30, 2002, and during these periods, OPCO's loss rates on loans declined. As a result of these factors, OPCO did not increase its allowance for loan loss reserves.

Check Cashing Returned Item Policy

        The Company charges operating expense for losses on returned checks during the period in which such checks are returned. Recoveries on returned checks are credited to operating expense during the period in which recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. These net losses are charged to returned checks, net and cash shortages expenses in the consolidated statements of operations. The net expense for bad checks included in returned checks, net and cash shortages in the accompanying consolidated statements of operations was $8,186,000, $7,063,000 and $6,738,000 for the years ended June 30, 2001, 2002 and 2003, respectively and $3,463,000 and $4,130,000 for the six months ended December 31, 2002 and 2003, respectively.

Income Taxes

        The Company uses the liability method to account for income taxes. Accordingly, deferred income taxes have been determined by applying current tax rates to temporary differences between the amount of assets and liabilities determined for income tax and financial reporting purposes.

Employees' Retirement Plan

        Retirement benefits are provided to substantially all full-time employees who have completed 1,000 hours of service through a defined contribution retirement plan. OPCO will match 50% of each employee's contribution, up to 8% of the employee's compensation. In addition, a discretionary contribution may be made if OPCO meets its financial objectives. The amount of contributions charged to expense was $545,000, $614,000 and $775,000 for the years ended June 30, 2001, 2002 and 2003, respectively and $338,000 and $411,000 for the six months ended December 31, 2002 and 2003, respectively.

Advertising Costs

        OPCO expenses advertising costs as incurred. Advertising costs charged to expense were $6,061,000, $5,844,000 and $6,922,000 for the years ended June 30, 2001, 2002 and 2003, respectively and $4,030,000 and $3,713,000 for the six months ended December 31, 2002 and 2003, respectively.

Fair Value of Financial Instruments

        The carrying values of the revolving credit facilities approximate fair values, as these obligations carry a variable interest rate. The fair value of the Company's 16% Senior Notes, 13.95% Senior Subordinated Notes and OPCO's Senior Notes are based on quoted market prices (see Note 6). OPCO's other financial instruments consist of cash and cash equivalents, loan and other consumer lending receivables, which are short-term in nature and their fair value approximates their carrying value.

        Operations in the United Kingdom and Canada have exposed the Company to shifts in currency valuations. From time to time, the Company may elect to purchase put options in order to protect earnings in the United Kingdom and Canada against foreign currency fluctuations. Out of the money put options may be purchased because they cost less than completely averting risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At December 31, 2003, the Company held put options with an aggregate notional value of $(CAN) 24 million and £(GBP) 6 million to protect the currency exposure in Canada and the United Kingdom throughout the remainder of the fiscal year. The cost of these put options is included in prepaid expenses on the consolidated balance sheet. The cost of the options are amortized over the period in which the options are exercisable. The Company records its investments in foreign currency put options at fair value in other assets. Changes in the fair value of the put options are recorded in corporate expenses on the statement of operations. The Company pays a premium to enter into these options which it believes solely represents the time value of money because these put options are well out of the money when acquired. For simplicity and due to the overall immateriality of the put options acquired, the Company amortizes the premium paid for these options over the life of the options because the Company believes this is a reasonable estimate of the fair value of the options. All of the put options have a duration of less than twelve months. The Company monitors the fair value of the options to ensure that the amortized cost recorded on the balance sheet is a fair representation of fair value of the options. The Company will record any differences between actual fair value and amortized cost deemed material.

Foreign Currency Translation and Transactions

        OPCO operates check cashing and financial services outlets in Canada and the United Kingdom. The financial statements of these foreign businesses have been translated into U.S. dollars in accordance with accounting principles generally accepted in the United States. All balance sheet accounts are translated at the current exchange rate and income statement items are translated at the average exchange rate for the period; resulting translation adjustments are made directly to a separate component of shareholders' equity. Gains or losses resulting from foreign currency transactions are included in corporate expenses.

Franchise Fees and Royalties

        OPCO recognizes initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from franchisees are accrued as earned. The standard franchise agreements grant to the franchisee the right to develop and operate a store and use the associated trade names, trademarks, and service marks within the standards and guidelines established by OPCO. As part of the franchise agreement, OPCO provides certain pre-opening assistance including site selection and evaluation, design plans, operating manuals, software and training. After the franchised location has opened, the Company must also provide updates to the software, samples of certain advertising and promotional materials and other post-opening assistance that OPCO determines is necessary. Initial franchise fees included in revenues were $216,000, $59,000 and $283,000 for the years ended June 30, 2001, 2002 and 2003, respectively and $198,000 and $178,000 for the six months ended December 31, 2002 and 2003. Total franchise revenues were $5.6 million, $5.2 million and $6.3 million for the years ended June 30, 2001, 2002, and 2003, respectively, and $3.1 million and $3.6 million for the six months ended December 31, 2002 and 2003.

Stock Based Compensation Plan

        At December 31, 2003, the Company offered a stock option plan, under which shares of common stock may be awarded to employees or consultants of OPCO. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB

25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the estimated market price of the underlying stock on the date of grant, no compensation expense is recognized.

        The following table reconciles the required disclosure under SFAS No. 148, which summarizes the amount of stock-based compensation expense, net of related tax effects, which would be included in the determination of net income if the expense recognition provisions of SFAS No. 123 had been applied to all stock option awards in all years presented (in thousands, except per share data):

	Year ended June 30,			Six months ended December 31,
	2001	2002	2003	2002	2003
				(unaudited)
Net loss, as reported	$(1,443)	$(3,392)	$(8,594)	$(9,473)	$(27,574)
Total stock-option expense determined under the fair value based method, net of related tax benefits	271	406	230	115	62

Pro forma net loss	$(1,714)	$(3,798)	$(8,824)	$(9,588)	$(27,636)

Basic loss per share	$(72.71)	$(171.68)	$(434.96)	$(479.45)	$(1,395.59)
Diluted loss per share	$(72.71)	$(171.68)	$(434.96)	$(479.45)	$(1,395.59)
Pro-forma basic loss per share	$(86.37)	$(192.23)	$(446.60)	$(485.27)	$(1,398.72)
Pro-forma diluted loss per share	$(86.37)	$(192.23)	$(446.60)	$(485.27)	$(1,398.72)

        In determining the pro forma stock compensation expense, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 2001: expected volatility of 46%; expected lives of 6.0 years; risk-free interest rate of 5.02%; fair market value at date of grant of $3,704.90 per share; and no expected dividends.

3. Stock Option Plan

        The Company's Stock Incentive Plan (the "Plan") states that 1,413.32 shares of the common stock may be awarded to employees or consultants of OPCO. The awards, at the discretion of the Board of Directors, may be issued as nonqualified stock options or incentive stock options. Stock appreciation rights ("SAR") may also be granted in tandem with the nonqualified stock options or the incentive stock options. Exercise of the SARs cancels the option for an equal number of shares and exercise of the nonqualified stock options or incentive stock options cancels the SARs for an equal number of shares. The number of shares issued under the Plan is subject to adjustment as specified in the Plan provisions. No options may be granted after February 15, 2009. During the year ended June 30, 2001, 218 nonqualified stock options were granted under the plan at an exercise price of $7,250, the estimated fair value of the common stock on the date of grant. The options are exercisable in 20% increments annually on the first, second, third, fourth and fifth anniversary of the grant date and have a term of ten years from the date of issuance.

        The following table presents information on stock options:

	Shares	Price Per Share
Options outstanding at June 30, 2000 (293.03 shares exercisable)	979	$3,225
Granted	218	7,250
Exercised	—	—
Forfeited	(45)	3,225

Options outstanding at June 30, 2001 (416.83 shares exercisable)	1,152	3,225/7,250
Granted	—	—
Exercised	—	—
Forfeited	(46)	3,225

Options outstanding at June 30, 2002 (652.03 shares exercisable)	1,106	3,225/7,250
Granted	—	—
Exercised	—	—
Forfeited	(134)	3,225/7,250

Options outstanding at June 30, 2003 (784.03 shares exercisable)	972	3,225/7,250
Granted	—	—
Exercised	—	—
Forfeited	(20)	3,225/7,250

Options outstanding at December 31, 2003 (825.40 shares exercisable)	952	3,225/7,250

        The following table presents information on stock options by exercise price:

	Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding at December 31, 2003	Weighted Average Remaining Contractual Life (Years)	Number Exercisable at December 31, 2003
$3,225	848	0.1	763.00
$7,250	104	1.8	62.40

	952	0.5	825.40

4. Property and Equipment

        Property and equipment at June 30, 2002, 2003 and December 31, 2003 consist of (in thousands):

	June 30,
			December 31, 2003
	2002	2003
Land and buildings	$146	$157	$170
Leasehold improvements	17,874	20,871	22,641
Equipment and furniture	42,609	47,490	50,833

	60,629	68,518	73,644
Less accumulated depreciation	30,119	39,309	45,217

Total property and equipment	$30,510	$29,209	$28,427

        Depreciation expense amounted to $7,497,000, $8,835,000 and $9,006,000 for the years ended June 30, 2001, 2002 and 2003, respectively and $4,844,000 and $4,724,000 for the six months ended December 31, 2002 and 2003, respectively.

5. Acquisitions

        The acquired entities described below ("Acquisitions") were accounted for by the purchase method of accounting. The results of operations of the acquired companies are included in the Company's statements of operations for the periods in which they were owned by the Company. The total purchase price for each acquisition has been allocated to assets acquired and liabilities assumed based on estimated fair values.

        On August 1, 2000, the Company purchased all of the outstanding shares of West Coast Chequing Centres, LTD which operated six stores in British Columbia. The aggregate purchase price for this acquisition was $1.5 million and was funded through excess internal cash. The excess of the purchase price over the fair value of identifiable net assets acquired was $1.4 million.

        On August 7, 2000, the Company purchased substantially all of the assets of Fast 'n Friendly Check Cashing, which operated 8 stores in Maryland. The aggregate purchase price for this acquisition was $700,000 and was funded through the Company's revolving credit facility. The excess of the purchase price over fair value of identifiable net assets acquired was $660,000. Additional consideration of $150,000 was subsequently paid in fiscal year 2001 based on a revenue based earn-out agreement.

        On August 28, 2000, the Company purchased substantially all of the assets of Ram-Dur Enterprises, Inc. d/b/a AAA Check Cashing Centers, which operated five stores in Tucson, Arizona. The aggregate purchase price for this acquisition was $1.3 million and was funded through the Company's revolving credit facility. The excess purchase price over fair value of identifiable net assets acquired was $1.2 million.

        On December 5, 2000, the Company purchased all of the outstanding shares of Fastcash Ltd., which operated 13 company owned stores and 27 franchises in the United Kingdom. The aggregate purchase price for this acquisition was $3.1 million and was funded through the Company's revolving credit facility. The excess of the purchase price over the fair value of the identifiable assets acquired was $2.7 million. Additional consideration of $2.0 million was subsequently paid during fiscal 2003 based upon a future results of operations earn-out agreement.

        The following unaudited pro forma information for the year ended 2001 presents the results of operations as if the Acquisitions had occurred on July 1, 2000. The pro forma operating results include the results of operations for these acquisitions for the indicated periods and reflect the amortization of intangible assets arising from the acquisitions and increased interest expense on acquisition debt. Pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the purchase been made on the date above or the results which may occur in the future.

Year ended June 30, 2001
(unaudited) (dollars in thousands, except per share amounts)
Total revenue	$197,084
Net income	$(1,259)
Adjusted loss per common share: Basic and Diluted	$(63.44)

6. Debt

        The Company has debt obligations at June 30, 2002, 2003 and December 31, 2003 as follows (in thousands):

	June 30,
			December 31, 2003
	2002	2003
Revolving credit facility; interest at one-day Eurodollar, as defined, plus 3.50%, 4.00% and 4.50% at June 30, 2002 and 2003 and December 31, 2003, respectively (5.31%, 5.125% and 5.62% at June 30, 2002 and 2003 and December 31, 2003, respectively) of the outstanding daily balances payable monthly; weighted average interest rate of 5.14%, 5.36% and 5.25% for the years ended June 30, 2002 and 2003 and six months ended December 31, 2003, respectively (facility terminated November 2003, see refinancing discussion)	$68,600	$60,764	$—
Canadian overdraft credit facility; interest at Canadian prime, as defined, plus 0.50% (4.25%, 5.00% and 4.50% at June 30, 2002 and 2003 and December 31, 2003, respectively) of the outstanding daily balances payable monthly; weighted average interest rate of 4.56%, 4.62% and 4.60% for the years ended June 30, 2002 and 2003 and six months ended December 31, 2003, respectively	4,791	—	—
United Kingdom overdraft facility; interest at the bank base rate, as defined, plus 1.00% at June 30, 2002, 2003 and December 31, 2003, (5.00%, 4.75% and 4.75% at June 30, 2002, 2003 and December 31, 2003, respectively) of the outstanding daily balances payable quarterly; weighted average interest rate of 5.32%, 4.90% and 5.69% for the years ended June 30, 2002, 2003 and six months ended December 31, 2003, respectively	5,545	935	—
9 3/4% Senior Notes due November 15, 2011; interest payable semi-annually on May 15 and November 15	—	—	220,000
16% Senior Notes due May 15, 2012; interest payable semi-annually in arrears May 15 and November 15	—	—	47,871
13.95% Senior Notes due May 15, 2012; interest payable semi-annually in arrears May 15 and November 15	—	—	47,871
13% Senior Discount Notes due December 18, 2006; interest payable semi-annually in arrears June 30 and December 30, commencing June 30, 2004	98,271	112,644	—
Other collateralized borrowings; interest rate of 15.6% subject to loss rates on the related UK loans pledged	—	8,000	8,000
10 7/8% Senior Notes due November 15, 2006; interest payable semiannually on May 15 and November 15	109,190	109,190	—
10 7/8% Senior Subordinated Notes due December 31, 2006; interest payable semiannually on June 30 and December 30	20,000	20,000	—
Other	65	81	205

	$306,462	$311,614	$323,947

        Prior to November 13, 2003, OPCO had $109.2 million of 10 7/8% senior notes due 2006 (the "Notes"), which were registered under the Securities Act of 1933, as amended. The payment obligations under the Notes were jointly and severally guaranteed, on a full and unconditional basis, by each of OPCO's existing subsidiaries (the "Guarantors"). There were no restrictions on OPCO's and the guarantor subsidiaries' ability to obtain funds from their subsidiaries by dividend or by loan. Also, OPCO had $20 million aggregate principal amount of its 10 7/8% Senior Subordinated Notes Due 2006 (the "Senior Subordinated Notes") outstanding.

        The Company entered into an agreement dated December 18, 1998 pursuant to which the Company issued $120.6 million aggregate principal amount of 13% Senior Discount Notes ("Senior Discount Notes") from which the Company received $64.0 million in gross cash proceeds. The $56.6 million discount was accreted by the effective interest method through the period ending December 18, 2003. The fully accreted Senior Discount Notes accrue interest payable semi-annually in arrears. The parties to the agreement have negotiated an exchange agreement that took effect on November 13, 2003.

        On November 13, 2003, OPCO issued $220.0 million principal amount of 9.75% Senior Notes due 2011 under Rule 144A and Regulation S of the Securities Act of 1933 and entered into a new $55.0 million Senior Secured Reducing Revolving Credit Facility ("New Credit Facility"). The proceeds from these transactions were used to repay, in full, all borrowings outstanding under OPCO's existing credit facility, redeem the entire $109.2 million principal amount of OPCO's 10.875% Senior Notes due 2006, redeem the entire $20.0 million principal amount of OPCO's 10.875% Senior Subordinated Notes due 2006, distribute to the Company $20.0 million to redeem an equal amount of the Company's 13.0% Senior Discount Notes due 2006 ("Existing Notes"), and pay all related fees, expenses and redemption premiums with respect to these transactions. In addition, $49.4 million, or 50% of the accreted value, of the Existing Notes were exchanged for 16% Senior Notes due 2012 ("Replacement Senior Notes") and $49.4 million, or 50% of the accreted value, of the Existing Notes were exchanged for 13.95% Senior Subordinated Notes due 2012 ("Replacement Senior Subordinated Notes").

        The New Credit Facility consists of a $55.0 million senior secured reducing revolving credit facility. The commitment under the New Credit Facility will be reduced by $750,000 on January 2, 2004 and on the first business day of each calendar quarter thereafter, and is subject to additional reductions based on excess cash flow up to a maximum reduction, including quarterly reductions, of $15.0 million. The commitment may be subject to further reductions in the event the OPCO engages in certain issuances of securities or asset disposals. Under the New Credit Facility, up to $20.0 million may be used in connection with letters of credit. Amounts outstanding under the New Credit Facility bear interest at either (i) the higher of (a) the federal funds rate plus 0.50% per annum or (b) the rate publicly announced by Wells Fargo, San Francisco, as its "prime rate," plus 3.25% at December 31, 2003, (ii) the LIBOR Rate (as defined therein) plus 4.50% at December 31, 2003, or (iii) the one day Eurodollar Rate (as defined therein) plus 4.50% at December 31, 2003, determined at the Company's option.

        Interest on the Replacement Senior Notes and Replacement Senior Subordinated Notes will be payable semi-annually in arrears. On any semi-annual interest payment date on or prior to November 15, 2008, the Company has the option to pay all or any portion of the interest payable on the relevant interest payment date by increasing the principal amount of the Replacement Senior Notes or Replacement Senior Subordinated Notes, as applicable, in a principal amount equal to the interest that the Company chooses not to pay in cash. On any semi-annual payment date on or after May 15, 2009, all interest due on the Replacement Senior Notes and the Replacement Senior Subordinated Notes is payable in cash semi-annually, in arrears.

        The Replacement Senior Notes, the Replacement Senior Subordinated Notes and the 9.75% Senior Notes are redeemable, in whole or in part, at the Company's option, at any time.

        The Replacement Senior Notes will be redeemable at the following redemption prices if redeemed during the indicated calendar year (or on any earlier date, in the case of 2004), expressed as percentages of the principal amount, plus accrued interest, if any, to the date of redemption:

Year	Percentage
2004	112.5%
2005	110.0%
2006	107.5%
2007	105.0%
2008	102.5%
2009 and thereafter	100.0%

        The Replacement Senior Subordinated Notes will be redeemable at the following redemption prices if redeemed during the indicated calendar year (or on any earlier date, in the case of 2005), expressed as percentages of the principal amount, plus accrued interest, if any, to the date of redemption:

Year	Percentage
2005 or prior	100.0%
2006	112.5%
2007	110.0%
2008	107.5%
2009	105.0%
2010	102.5%
2011 and thereafter	100.0%

        The 9.75% Senior Notes are redeemable, in whole or in part, at OPCO's option, at any time on or after November 15, 2007. If redeemed during the twelve month period commencing November 15 of the years indicated below, the 9.75% Senior Notes will be redeemable at the following redemption prices, expressed as percentages of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption:

Year	Percentage
2007	104.875%
2008	102.438%
2009 and thereafter	100.000%

        Prior to November 15, 2006, OPCO may redeem up to 35% of the aggregate principal amount of the 9.75% Senior Notes with the net proceeds of certain equity issuances at a redemption price equal to 109.75% of the principal amount thereof, plus accrued an unpaid interest and liquidated damages, if any, to the date of redemption.

        The 9.75% Senior Notes, the New Credit Facility, the Replacement Senior Notes and the Replacement Senior Subordinated Notes contain certain financial and other restrictive covenants, which, among other things, require OPCO to achieve certain financial ratios, limit capital expenditures, restrict payment of dividends and require certain approvals in the event OPCO wants to increase the borrowings. At December 31, 2003, the Company is in compliance with all covenants.

        In connection with OPCO's Canadian subsidiary, OPCO established a Canadian dollar overdraft credit facility to fund peak working capital needs for its Canadian operations. The overdraft credit facility, which has no stated maturity date, provides for a commitment of up to approximately $10.0 million of which $4.8 million, $0.0 and $0.0 were outstanding as of June 30, 2002, 2003 and December 31, 2003, respectively. Amounts outstanding under the facility bear interest at Canadian prime plus 0.50% and are secured by the pledge of a cash collateral account of an equivalent balance. The overdraft credit facility is secured by a $10 million letter of credit issued by Wells Fargo Bank under the New Credit Facility. OPCO's United Kingdom operations also have a British pound overdraft facility that bears interest at 1.00% for the years ended June 30, 2002, 2003 and December 31, 2003 over the bank base rate and which provides for a commitment of approximately $6.7 million of which $5.5 million, $900,000 and $0 was outstanding as of June 30, 2002, 2003 and December 31, 2003, respectively. The overdraft facility is secured by a $6.0 million letter of credit issued by Wells Fargo Bank under the Revolving Credit Facility. The U.K. overdraft facility will expire on March 31, 2004.

        The total fair market value of OPCO's 10 7/8% Senior Notes and OPCO's 10 7/8% Senior Subordinated Notes due 2006 at June 30, 2002 and 2003 was approximately $113,687,200 and $122,730,500, respectively, based on quoted market prices.

        The total fair market value of OPCO's 9 3/4% Senior Notes due 2011 at December 31, 2003 was approximately $227,700,000.

        Interest of $19,410,000, $17,472,000, $18,432,000, $8,992,000 and $9,554,000 was paid for the years ended June 30, 2001, 2002, 2003 and the six months ended December 31, 2002 and 2003, respectively.

7. Income Taxes

        The provision for income taxes for the years ended June 30, 2001, 2002 and 2003 and six months ended December 31, 2002 and 2003 consists of the following (in thousands):

	Year			Six months ended December 31,
	2001	2002	2003	2002	2003
				(unaudited)
Federal:
Current	$3,283	$260	$(224)	$(296)	$(1,729)
Deferred	(1,825)	(3,788)	(3,938)	(1,058)	15,610

	1,458	(3,528)	(4,162)	(1,354)	13,881
Foreign taxes:
Current	7,557	9,550	13,088	5,853	8,455
Deferred	(192)	(74)	—	—	—

	7,365	9,476	13,088	5,853	8,455
State:
Current	680	373	181	(1)	—
Deferred	(304)	(322)	(372)	(31)	—

	376	51	(191)	(32)	—

	$9,199	$5,999	$8,735	$4,467	$22,336

        The significant components of the Company's deferred tax assets and liabilities at June 30, 2002, 2003 and December 31, 2003 are as follows (in thousands):

	June 30,		December 31,
	2002	2003	2003
Deferred tax assets:
Loss reserves	$995	$834	$834
Foreign withholding taxes	94	21	21
Depreciation	1,914	2,547	2,547
Accrued compensation	328	573	573
Reserve for store closings	122	560	560
Foreign tax credits	230	230	230
Other accrued expenses	535	405	405
Accrued interest	11,355	16,448	11,883
Net operating loss	—	—	7,386
Other	36	14	14
Valuation allowance	—	—	(17,611)

	15,609	21,632	6,842
Deferred tax liabilities:
Amortization and other temporary differences	4,309	6,022	6,842

Net deferred tax asset	$11,300	$15,610	$—

        A reconciliation of the provision for income taxes with amounts determined by applying the federal statutory tax rate to income (loss) before income taxes is as follows (in thousands):

	Year ended June 30,			Six months ended December 31,
	2001	2002	2003	2002	2003
				(unaudited)
Tax provision at federal statutory rate	$2,715	$912	$49	$(1,752)	$(1,833)
Add (deduct):
State tax provision, net of federal tax benefit	278	34	(134)	(176)	—
Foreign taxes	2,323	1,673	2,419	3,093	928
US tax on foreign earnings	3,189	2,370	5,162	2,675	1,931
Canadian restructuring	—	—	—	—	3,247
Amortization of nondeductible intangible assets	93	—	—	—	—
High Yield Debt Interest	734	835	950	475	397
Other permanent differences	(133)	175	289	152	55
Valuation on allowance	—	—	—	—	17,611

Tax provision at effective tax rate	$9,199	$5,999	$8,735	$4,467	$22,336

        The Company recorded a $17.6 million valuation allowance against deferred taxes at December 31, 2003. Due to the restructuring of the Company's debt, significant deferred tax assets have been generated. Because realization is not assured, the Company has not recorded the benefit of the deferred tax assets. As of December 31, 2003, the Company has approximately $19.5 million of federal and state net operating loss carry forwards available to offset future taxable income. The federal and state net operating loss carry forwards will begin to expire in 2013, if not utilized. Also, based on "change in ownership" provisions of the Tax Reform Act of 1986, net operating loss carry forwards may be subject to annual limitations that could significantly reduce the Company's ability to utilize the carry forward in the future.

        Foreign, federal and state income taxes of approximately $4,800,000, $16,035,000, $14,548,000, $7,063,000 and $8,083,000 were paid during the years ended June 30, 2001, 2002, 2003 and the six months ended December 31, 2002 and 2003, respectively.

8. Loss on Store Closings and Sales and Other Restructuring

        For the fiscal year ended June 30, 2003, OPCO closed 27 underperforming stores and consolidated and relocated certain non-operating functions to reduce costs and increase efficiencies. Costs incurred with the restructuring are comprised of severance and other retention benefits to employees who were involuntarily terminated and store closure costs related to the locations OPCO will no longer utilize. During the fiscal year ended June 30, 2003, the Company recorded costs for severance and other retention benefits of $1.7 million and store closure costs of $1.6 million consisting primarily of lease obligations and leasehold improvement write-offs. These charges were expensed within "Loss on store closings and sales and other restructuring" on the Consolidated Statements of Operations. The restructuring was completed by the fiscal year end. All of the locations that were closed and for which the workforce was reduced are included in the United States geographic segment. The Company, as required, adopted Financial Accounting Standards Board Statement No. 146, Accounting for Costs Associated with Disposal or Exit Activities, on January 1, 2003.

        Following is a reconciliation of the beginning and ending balances of the restructuring liability (in millions):

	Severance and Other Retention Benefits	Store Closure Costs	Total
Balance at June 30, 2002	$—	$—	$—
Charge recorded in earnings	1.7	1.6	3.3
Amounts paid	(0.5)	(0.8)	(1.3)
Non-cash charges	—	(0.6)	(0.6)

Balance at June 30, 2003	1.2	0.2	1.4
Reclassification	(0.7)	0.7	—
Amounts paid	(0.5)	(0.4)	(0.9)

Balance at December 31, 2003	$—	$0.5	$0.5

        OPCO also expenses costs related to the closure of stores in the normal course of its business. Costs directly expensed for the years ended June 30, 2003, 2002 and 2001 were $722,000, $1,435,000 and $926,000 respectively. Costs directly expensed for the six months ended December 31, 2003 and 2002 were $121,000 and $615,000, respectively.

9. Loss on Extinguishment of Debt

        On November 13, 2003, OPCO issued $220 million principal amount of 9.75% Senior Notes due 2011. The proceeds from this offering were used to redeem all of OPCO's outstanding senior notes and OPCO's outstanding senior subordinated notes, to refinance OPCO's credit facility, to distribute a portion of the proceeds to the Company to redeem an equal amount of the Company's senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving the Company's senior discount notes.

        The loss incurred on the extinguishment of debt is as follows (in millions):

Call Premium:
OPCO 10.875% Senior notes	$1.98
OPCO 10.875% Senior Subordinated notes	0.73
Write-off of previously capitalized deferred issuance costs, net	6.14

Loss on extinguishment of debt	$8.85

10. Goodwill and Other Intangibles

        In accordance with the adoption provisions of SFAS No. 142, OPCO is required to perform goodwill impairment tests on at least an annual basis. For fiscal 2003, the goodwill impairment test was June 30, 2003. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings. During fiscal 2003 OPCO paid $3.3 million in additional consideration based upon future results of operations earn-out agreement related to two of its United Kingdom acquisitions. This amount has been included as goodwill on the Consolidated Balance Sheet. OPCO has a covenant not to compete, which is deemed to have a definite life of two years and will continue to be amortized through January 2005. Amortization for covenants not to compete for the years ended June 30, 2003, 2002 and 2001 was $173,000, $225,000 and $284,000, respectively. Amortization for the last existing covenant not to compete for the six months ended December 31, 2003 and 2002 was $86 and $86, respectively. The remaining amortization expense for the covenant not to compete will be as follows:

Year	Amount (in thousands)
2004	$95.0
2005	20.0

        The following table reflects the components of intangible assets (in thousands):

	June 30, 2002		June 30, 2003		December 31, 2003
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortized intangible assets:
Cost in excess of net assets acquired	$150,954	$18,977	$162,987	$19,686	$169,146	$20,110
Amortized intangible assets:
Covenants not to compete	2,380	2,093	2,446	2,331	2,475	2,448

        The following table reflects the results of operations as if SFAS No. 142 had been adopted as of July 1, 2000 (in thousands, except per share amounts):

Year Ended June 30, 2001
Reported net income	$(1,443)
Goodwill amortization, net of tax	3,947

Adjusted net income	$2,504

Adjusted earnings per share:
Basic	$126.18

Diluted	$122.96

        The changes in the carrying amount of goodwill and other intangibles by reportable segment for the fiscal years ended June 30, 2002 and 2003 and the six months ended December 31, 2003 are as follows:

	United States	Canada	United Kingdom	Total
Balance at June 30, 2001	$56,655	$34,103	$38,797	$129,555
Amortization of other intangibles	(354)	(39)	(3)	(396)
Acquisitions	13	—	(14)	(1)
Foreign currency translation adjustments	—	(78)	3,142	3,064
Non-compete agreement(1)	230	—	—	230
Reclassification(2)	—	—	(188)	(188)

Balance at June 30, 2002	56,544	33,986	41,734	132,264
Amortization of other intangibles	(173)	—	—	(173)
Acquisitions	—	—	3,251	3,251
Foreign currency translation adjustments	—	4,103	3,428	7,531
Reclassification(3)	238	305	—	543

Balance at June 30, 2003	56,609	38,394	48,413	143,416
Amortization of other intangibles	(87)	—	—	(87)
Foreign currency translation adjustments	—	1,874	3,860	5,734

Balance at December 31, 2003	$56,522	$40,268	$52,273	$149,063

(1)
Payment for non-compete agreement entered into with a former officer of OPCO.

(2)
Represents a payable established during an acquisition in December 2000 and initially recorded to accounts payable on the consolidated balance sheet. Subsequently, it was determined that the item had been paid as part of the original purchase price.

(3)
Items represent brokers fees and other professional fees initially recorded to accounts receivable when paid as part of the original post-acquisition closing adjustments. The reclassification was made when it was determined that payment for these items had been the responsibility of the purchaser.

11. Commitments

        OPCO occupies office and retail space and uses certain equipment under operating lease agreements. Rent expense amounted to $14,320,000, $15,265,000 and $16,067,000 for the years ended June 30, 2001, 2002 and 2003, respectively and $7,946,000 and $8,254,000 for the six months ended December 31, 2002 and 2003, respectively. Most leases contain standard renewal clauses.

        Minimum obligations under noncancelable operating leases at December 31 are as follows (in thousands):

Year	Amount
2004	$16,536
2005	12,957
2006	9,228
2007	6,569
2008	4,508
Thereafter	6,463

$56,261

12. Contingent Liabilities

        On October 21, 2003, a former customer, Kenneth D. Mortillaro, commenced an action against the Company's Canadian subsidiary on behalf of a purported class of Canadian borrowers (except those residing in British Columbia and Québec) who, Mortillaro claims, were subjected to usurious charges in payday loan transactions. The action, which is pending in the Ontario Superior Court of Justice, alleges violations of a Canadian federal law proscribing usury and seeks restitution and damages in an unspecified amount, including punitive damages. On November 6, 2003, the Company learned of substantially similar claims asserted on behalf of a purported class of Alberta borrowers by Gareth Young, a former customer of the Company's Canadian subsidiary. The Young action is pending in the Court of Queens Bench of Alberta and seeks an unspecified amount of damages and other relief. On December 23, 2003, the Company was served with the statement of claim in an action brought in the Ontario Superior Court of Justice by another former customer, Margaret Smith. The allegations and putative class in the Smith action are substantially the same as those in the Mortillaro action. Like the plaintiff in the MacKinnon action referred to below, Mortillaro, Smith and Young have agreed to arbitrate all disputes with the Company. The Company believes that it has meritorious procedural and substantive defenses to Mortillaro's, Smith's and Young's claims; and the Company intends to defend those claims vigorously. The Company believes the outcome of such litigation will not materially affect its financial condition, results of operations and cash flows in future periods and therefore, no provision for this matter has been recorded in the accompanying consolidated financial statements.

        On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against the Company's Canadian subsidiary and 26 other Canadian lenders on behalf of a purported class of

British Columbia residents who, plaintiff claims, were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. On March 25, 2003, the Company moved to stay the action against it and to compel arbitration of plaintiff's claims as required by his agreement with the Company. On February 3, 2004, the motion was denied. The Company is appealing this ruling. The Company believes it has meritorious defenses to the action and intends to defend it vigorously. The Company believes the outcome of such litigation will not materially affect its financial condition, results of operations and cash flows in future periods and therefore, no provision for these matters has been recorded in the accompanying consolidated financial statements.

        Similar class actions have been threatened against the Company in other provinces of Canada, but the Company has not been served with the statements of claim in any such actions to date. The Company believes that any possible claims in these actions, if they are served, will likely be substantially similar to those of the Ontario actions referred to above.

        The Company is a defendant in four putative class-action lawsuits, all of which were commenced by the same plaintiffs' law firm, alleging violations of California's wage-and-hour laws. The named plaintiffs in these suits, which are pending in the Superior Court of the State of California, are the Company's former employees Vernell Woods (commenced August 22, 2000), Juan Castillo (commenced May 1, 2003), Stanley Chin (commenced May 7, 2003) and Kenneth Williams (commenced June 3, 2003). Each of these suits seeks an unspecified amount of damages and other relief in connection with allegations that the Company misclassified California store (Woods) and regional (Castillo) managers as "exempt" from a state law requiring the payment of overtime compensation, that the Company failed to provide employees with meal and rest breaks required under a new state law (Chin) and that the Company computed bonuses payable to the Company's store managers using an impermissible profit-sharing formula (Williams). In January 2003, without admitting liability, the Company sought to settle the Woods case, which the Company believes to be the most significant of these suits, by offering each individual putative class member an amount intended in good faith to settle his or her claim. As of December 31, 2003, 92% of these settlement offers had been accepted. The Company recorded a charge of $2.8 million related to this matter during fiscal 2003. Plaintiffs' counsel is presently disputing through arbitration the validity of the settlements accepted by the individual putative class members. The Company believes it has meritorious defenses to the challenge and to the claims of the non-settling putative Woods class members and plans to defend them vigorously. The Company believes it has adequately provided for the costs associated with this matter. The Company is vigorously defending the Castillo, Chin and Williams lawsuits and believes it has meritorious defenses to the claims asserted in those matters. The Company believes the outcome of such litigation will not materially affect its financial condition, results of operations and cash flows in future periods and therefore, no provision for these matters has been recorded in the accompanying consolidated financial statements.

        In addition to the litigation discussed above, the Company is involved in routine litigation and administrative proceedings arising in the ordinary course of business. In the Company's opinion, the outcome of such litigation and proceedings will not materially affect its financial condition, results of operations and cash flows in future periods.

13. Credit Risk

        At June 30, 2002, 2003 and December 31, 2003, OPCO had twenty-two, nineteen and eighteen, respectively, bank accounts in major U.S. financial institutions in the aggregate amount of $5,652,000, $10,873,000 and $8,611,000, respectively, which exceeded Federal Deposit Insurance Corporation deposit protection limits. The Canadian Federal Banking system provides customers with similar deposit insurance through the Canadian Deposit Insurance Corporation ("CDIC"). At June 30, 2002, 2003 and December 31, 2003, OPCO's Canadian subsidiary had thirteen bank accounts totaling $22,545,000, $15,039,000 and $289,000, respectively, which exceeded CDIC limits. At June 30, 2002, 2003 and December 31, 2003 OPCO's United Kingdom operations had thirty-six, thirty and twenty-eight bank accounts, respectively, totaling $6,251,000, $6,085,000 and $6,873,000. These financial institutions have strong credit ratings, and management believes credit risk relating to these deposits is minimal.

        Since June 13, 2002, OPCO has acted as a servicer for County Bank and, effective October 18, 2002, for First Bank, marketing unsecured short-term loans to customers with established bank accounts and verifiable sources of income. Loans are made for amounts up to $500, with terms of 7 to 23 days. Under these programs, OPCO earns servicing fees, which are subject to reduction if the related loans are not collected. OPCO maintains a reserve for these estimated reductions. In addition, OPCO maintains a reserve for anticipated losses for loans it makes directly. In order to estimate the appropriate level of these reserves, OPCO analyzes the amount of outstanding loans owed to OPCO, as well as loans owed to banks and serviced by OPCO, the historical loans charged off, current collection patterns and current economic trends. As these conditions change, additional allowances might be required in future periods.

        During the year ended June 30, 2002 Eagle National Bank ("Eagle") discontinued the business of offering short-term consumer loans through OPCO's locations and document transmitters. OPCO had previously acted for Eagle marketing unsecured short-term loans. Under this program, OPCO earned origination and servicing fees. Eagle originated or extended approximately $399 million of loans through OPCO's locations and document transmitters during the fiscal year ended June 30, 2002.

        OPCO also originates unsecured short-term loans to customers on its own behalf in Canada, the United Kingdom and certain U.S. markets. In the United States, these loans are made for amounts up to $500, with terms of 7 to 37 days. OPCO bears the entire risk of loss related to these loans. In Canada, loans are issued to qualified borrowers based on a percentage of the borrowers' income with terms of 1 to 35 days. OPCO issues loans in the United Kingdom for up to £500, with a term of 28 days. OPCO originated or extended approximately $428 million, $285 million and $238 million of the loans through OPCO's locations and document transmitters during fiscal years ended June 30, 2003 and 2002 and the six months ended December 31, 2003, respectively. On November 15, 2002, OPCO entered into an agreement with a third party to sell, without recourse, subject to certain obligations, a participation interest in a portion of short-term consumer loans originated by OPCO in the United Kingdom. The transfer of assets is treated as a financing under FAS 140 and is included in Other Collateralized Borrowings on the balance sheet. The Agreement gives the third party a first priority lien, charge, and security interest in the assets pledged. The Agreement provides for collateralized borrowings up to $10.0 million against which $8.0 million of the loans receivable had been pledged at June 30, 2003 and December 31, 2003. Under the Agreement, the third party retains the right to reduce the amount of borrowings to no less than $4.0 million. OPCO pays an annual interest rate of 15.6% on the amount borrowed, which is subject to loss rates on the related loans. The Agreement expires on September 30, 2005; however the term of the Agreement is automatically renewed each year for a term of twelve months, unless either party terminates it.

        OPCO had approximately $21.6 million, $20.4 million and $18.2 million of loans on its balance sheet at December 31, 2003, June 30, 2003 and 2002, respectively, which is reflected in loans and other consumer lending receivables. Loans and other consumer lending receivables at December 31, 2003, June 30, 2003 and 2002 are reported net of a reserve of $1.4 million, $1.3 million and $1.7 million, respectively, related to consumer lending. Net write-offs for OPCO originated loans, which are charged against consumer loan loss reserves for the six months ended December 31, 2003 and 2002 and the fiscal years ended June 30, 2003 and 2002 were $5.2 million, $8.4 million, $10.1 million and $5.6 million, respectively. For the six months ended December 31, 2003 and 2002 and the years ended June 30, 2003, 2002 and 2001 total consumer lending revenue, net earned by OPCO was $44.9 million, $38.8 million, $81.5 million, $69.8 million and $58.4 million, respectively.

        Activity in the reserves for consumer loan losses during the fiscal years ended June 30, 2003 and 2002 was as follows (in thousands):

				Six months ended December 31,
	Year ended June 30,
Consumer Loan Loss Reserves
	2001	2002	2003	2002	2003
Balance at beginning of period	$—	$228	$1,694	$1,694	$1,344
Provision charged to expense	—	1,448	—	—	—
Provision charged to loan revenues	4,295	5,554	9,716	7,967	5,174
Foreign currency translation	—	18	75	26	46
Charge-offs	(4,067)	(5,554)	(10,141)	(8,439)	(5,165)

Balance at end of period	$228	$1,694	$1,344	$1,248	$1,399

14. Geographic Segment Information

        All operations for which geographic data is presented below are in one principal industry (check cashing and ancillary services) (in thousands):

	United States	Canada	United Kingdom	Total
For the Fiscal Year Ended 2001
Sales to unaffiliated customers
Check cashing	$54,665	$29,874	$21,151	$105,690
Consumer lending:
Fees from consumer lending	59,077	11,935	6,841	77,853
Provision for loan losses and adjustment to servicing revenue	(15,644)	(2,727)	(1,115)	(19,486)

Consumer lending, net	43,433	9,208	5,726	58,367
Money transfers	4,866	4,002	576	9,444
Other	13,540	6,551	1,907	21,998
Interest revenue	659	69	3	731
Interest expense	25,129	3,991	2,918	32,038
Depreciation and amortization	6,707	2,867	2,917	12,491
Income before income taxes	(6,174)	12,927	1,003	7,756
Income tax provision	2,339	6,258	602	9,199
For the Fiscal Year Ended 2002
Identifiable assets	154,100	82,860	67,639	304,599
Goodwill and other intangibles, net	56,544	33,986	41,734	132,264
Sales to unaffiliated customers
Check cashing	53,597	30,344	20,851	104,792
Consumer lending:
Fees from consumer lending	70,669	16,280	10,763	97,712
Provision for loan losses and adjustment to servicing revenue	(23,622)	(2,919)	(1,372)	(27,913)

Consumer lending, net	47,047	13,361	9,391	69,799
Money transfers	4,613	4,363	1,122	10,098
Other	7,677	7,401	2,209	17,287
Establishment of reserves for new consumer lending arrangements	2,244	—	—	2,244
Interest revenue	427	83	3	513
Interest expense	26,647	2,552	2,588	31,787
Depreciation and amortization	5,330	1,874	2,027	9,231
Loss on store closings and sales and other restructuring	1,435	—	—	1,435
(Loss) income before income taxes	(20,166)	17,672	5,101	2,607
Income tax (benefit) provision	(3,847)	8,105	1,741	5,999
For the Fiscal Year Ended 2003
Identifiable assets	148,266	88,240	77,105	313,611
Goodwill and other intangibles, net	56,609	38,394	48,413	143,416
Sales to unaffiliated customers
Check cashing	49,147	33,301	25,987	108,435
Consumer lending:
Fees from consumer lending	70,340	22,492	13,426	106,258
Provision for loan losses and adjustment to servicing revenue	(19,368)	(3,247)	(2,129)	(24,744)

Consumer lending, net	50,972	19,245	11,297	81,514
Money transfers	4,675	5,143	1,834	11,652
Other	5,678	9,334	2,775	17,787
Interest revenue	413	18	—	431
Interest expense	32,480	(899)	3,470	35,051
Depreciation and amortization	5,377	1,837	1,965	9,179
Loss on store closing and sales and other restructuring	3,987	—	—	3,987
Establishment of reserve for legal matter	2,750	—	—	2,750
(Loss) income before income taxes	(34,189)	26,058	8,272	141
Income tax (benefit) provision	(4,913)	10,944	2,704	8,735

For the Six Months Ended December 31, 2003
Identifiable assets	$136,835	$91,642	$85,146	$313,623
Goodwill and other intangibles, net	56,522	40,268	52,273	149,063
Sales to unaffiliated customers
Check cashing	22,809	19,812	14,920	57,541
Consumer lending:
Fees from consumer lending	36,720	14,682	7,580	58,982
Provision for loan losses and adjustment to servicing revenue	(10,763)	(1,891)	(1,450)	(14,104)

Consumer lending, net	25,957	12,791	6,130	44,878
Money transfers	2,215	2,870	1,249	6,334
Other	1,780	5,082	2,137	8,999
Interest revenue	293	1	—	294
Interest expense	16,587	1,090	2,051	19,728
Depreciation and amortization	2,701	1,093	1,016	4,810
Loss on extinguishment of debt	8,855	—	—	8,855
(Loss) income before income taxes	(22,735)	11,875	5,622	(5,238)
Income tax provision	14,472	5,412	2,452	22,336
For the Six Months Ended December 31, 2002 (unaudited)
Sales to unaffiliated customers
Check cashing	23,474	16,471	13,029	52,974
Consumer lending:
Fees from consumer lending	37,621	10,670	6,363	54,654
Provision for loan losses and adjustment to servicing revenue	(13,279)	(1,802)	(727)	(15,808)

Consumer lending, net	24,342	8,868	5,636	38,846
Money transfers	2,332	2,368	764	5,464
Other	2,626	4,752	1,281	8,659
Interest revenue	210	7	—	217
Interest expense	16,866	39	112	17,017
Depreciation and amortization	2,657	1,293	981	4,931
Establishment of reserve for legal matter	2,500	—	—	2,500
(Loss) income before income taxes	(23,823)	14,977	3,840	(5,006)
Income tax provision	(884)	4,190	1,161	4,467

15. Related Party Transactions

      During fiscal 1999, certain members of management received loans aggregating $2.9 million, of which $200,000 was repaid during the fiscal year ended June 30, 2001, which are secured by shares of the Company's stock. All but one of the loans accrue interest at a rate of 6% per year and are due and payable in full on December 18, 2004 and April 1, 2005. The remaining loan does not accrue interest. In addition, as part of an employment agreement, the Chief Executive Officer was issued a loan in the amount of $4.3 million to purchase additional shares of the Company's stock. The loan accrues interest at a rate of 6% per year and is due and payable in full on December 18, 2004. The loan is secured by a pledge of a portion of his shares of the Company's stock.

        Pursuant to the terms of an amended and restated Management Services Agreement among Green Equity Investors II, L.P. (the "Purchaser"), the Company and OPCO, the Company has agreed to pay the Purchaser an annual management fee equal to $1.0 million along with reasonable and customary fees for financial advisory and investment banking services in connection with major financial transactions that the Company and OPCO may undertake in the future and reimbursement of any out-of-pocket expenses incurred. The management fee paid/accrued to the Purchaser for the six months ended December 31, 2003 and 2002 and for fiscal years 2003, 2002 and 2001 was $0.5 million, $0.5 million, $1.0 million, $1.0 million and $0.9 million, respectively.

16. Subsequent Events (unaudited)

        On March 9, 2004, the Board of Directors approved the issuance of additional shares of common stock in connection with a public offering registration statement.

        Effective January 2004, the Company granted an option to purchase 544 shares of common stock pursuant to its 1999 stock incentive plan at an exercise price of $5,600 per share.

        On May 6, 2004, OPCO consummated an offering of an additional $20.0 million principal amount of its 9.75% Senior Notes due 2011. The net proceeds from the recent senior note offering were distributed to the Company to redeem approximately $9.1 million aggregate principal amount of the Company's 16.0% Senior Notes due 2012 and approximately $9.1 million aggregate principal amount of the Company's 13.95% senior subordinated notes due 2012.

        The 9.75% Senior Notes are redeemable, in whole or in part, at OPCO's option, at any time on or after November 15, 2007. If redeemed during the twelve month period commencing November 15 of the years indicated below, the 9.75% Senior Notes will be redeemable at the following redemption prices, expressed as percentages of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption:

Year	Percentage
2007	104.875%
2008	102.438%
2009 and thereafter	100.000%

        Prior to November 15, 2006, OPCO may redeem up to 35% of the aggregate principal amount of the 9.75% Senior Notes with the net proceeds of certain equity issuances at a redemption price equal to 109.75% of the principal amount thereof, plus accrued an unpaid interest and liquidated damages, if any, to the date of redemption.

17. Consolidating Financial Statements

        OPCO's payment obligations under its 9.75% Senior Notes due 2011 are jointly and severally guaranteed (such guarantees, the "Guarantees") on a full and unconditional basis by the Company and by OPCO's existing and future domestic subsidiaries (the "Guarantors"). Guarantees of the notes by Guarantors directly owning, now or in the future, capital stock of foreign subsidiaries will be secured by second priority liens on 65% of the capital stock of such foreign subsidiaries. In the event OPCO directly owns a foreign subsidiary in the future, the notes will be secured by a second priority lien on 65% of the capital stock of any such foreign subsidiary (such capital stock of foreign subsidiaries referenced in this paragraph collectively, the "Collateral").

        The Guarantees of the notes:

  •
  rank equal in right of payment with all existing and future unsubordinated indebtedness of the Guarantors;

  •
  rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors; and

  •
  are effectively junior to any indebtedness of OPCO, including indebtedness under OPCO's senior secured reducing revolving credit facility, that is either (1) secured by a lien on the Collateral that is senior or prior to the second priority liens securing the Guarantees of the notes or (2) secured by assets that are not part of the Collateral to the extent of the value of the assets securing such indebtedness.

        Separate financial statements of each Guarantor that is a subsidiary of OPCO have not been presented because they are not required by securities laws and management has determined that they would not be material to investors. The accompanying tables set forth the condensed consolidating balance sheets at December 31, 2003, 2002, June 30, 2003 and 2002, and the condensed consolidating statements of operations and cash flows for the six month periods ended December 31, 2003 and 2002 and for the twelve months ended June 30, 2003, 2002 and 2001 of the Company, OPCO, the combined Guarantor subsidiaries, the combined non-Guarantor subsidiaries and the consolidated Company.

CONSOLIDATING BALANCE SHEETS

December 31, 2003

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Assets
Cash and cash equivalents	$4	$36,176	$34,675	$—	$70,855
Loans and other consumer lending receivables, net	—	9,361	8,792	—	18,153
Loans receivable pledged	—	—	8,000	—	8,000
Other receivables	—	2,770	3,727	(539)	5,958
Income taxes receivable	—	1,666	6,530	—	8,196
Prepaid expenses	—	2,259	5,045	—	7,304
Deferred tax asset	1,679	—	—	(1,679)	—
Notes and interest receivable—officers	1,302	3,546	2	—	4,850
Due from affiliates	—	63,045	—	(63,045)	—
Due from parent	—	9,150	—	(9,150)	—
Property and equipment, net	—	12,505	15,922	—	28,427
Goodwill and other intangibles, net	—	56,522	92,541	—	149,063
Debt issuance costs, net	190	10,383	227	—	10,800
Investment in subsidiaries	55,357	239,593	6,705	(301,655)	—
Other assets	—	690	1,327	—	2,017

	$58,532	$447,666	$183,493	$(376,068)	$313,623

Liabilities and shareholders' equity
Accounts payable	$—	$7,607	$4,985	$—	$12,592
Income taxes payable	—	—	—	—	—
Foreign income taxes payable	—	—	5,640	—	5,640
Accrued expenses and other liabilities	81	7,208	7,479	—	14,768
Accrued interest payable	1,936	2,950	706	(539)	5,053
Deferred tax liability	—	1,679	—	(1,679)	—
Due to affiliates	9,150	—	63,045	(72,195)	—
Other collateralized borrowings	—	—	8,000	—	8,000
9.75% Senior Notes due 2011	—	220,000	—	—	220,000
16.0% Senior Notes due 2012	47,871	—	—	—	47,871
13.95% Senior Subordinated Notes due 2012	47,871	—	—	—	47,871
Subordinated notes payable and other	—	146	59	—	205

	106,909	239,590	89,914	(74,413)	362,000
Shareholders' (deficit) equity:
Common stock	—	—	—	—	—
Additional paid-in capital	50,384	136,481	27,304	(152,688)	61,481
(Accumulated deficit) retained earnings	(109,360)	66,853	55,153	(133,103)	(120,457)
Accumulated other comprehensive income	15,864	4,742	11,122	(15,864)	15,864
Treasury stock	(956)	—	—	—	(956)
Management equity loan	(4,309)	—	—	—	(4,309)

Total shareholders' (deficit) equity	(48,377)	208,076	93,579	(301,655)	(48,377)

	$58,532	$447,666	$183,493	$(376,068)	$313,623

CONSOLIDATING STATEMENTS OF OPERATIONS

Six Months Ended December 31, 2003

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Revenues	$—	$52,761	$64,991	$—	$117,752
Store and regional expenses:
Salaries and benefits	—	20,821	16,663	—	37,484
Occupancy	—	5,560	4,189	—	9,749
Depreciation	—	1,589	1,349	—	2,938
Other	—	14,511	13,122	—	27,633

Total store and regional expenses	—	42,481	35,323	—	77,804
Corporate expenses	—	7,231	7,136	—	14,367
Management fee	537	(1,135)	1,135	—	537
Loss on store closings and sales and other restructuring	—	120	1	—	121
Other depreciation and amortization	—	1,112	760	—	1,872
Interest expense, net	7,760	8,535	3,139	—	19,434
Loss on extinguishment of debt	1,646	7,209	—	—	8,855
Equity in subsidiary	503	—	—	(503)	—

(Loss) income before income taxes	(10,446)	(12,792)	17,497	503	(5,238)
Income tax provision (benefit)	17,128	(2,656)	7,864	—	22,336

Net (loss) income	$(27,574)	$(10,136)	$9,633	$503	$(27,574)

CONSOLIDATING STATEMENTS OF CASH FLOWS

Six Months Ended December 31, 2003

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(27,574)	$(10,136)	$9,633	$503	$(27,574)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	503	—	—	(503)	—
Accretion of interest expense from 13.0% Senior Discount Notes	5,827	—	—	—	5,827
Depreciation and amortization	125	3,498	2,109	—	5,732
Loss on extinguishment of debt	1,646	7,209	—	—	8,855
Loss on store closings and sales and other restructuring	—	120	1	—	121
Foreign currency gain or other collateralized borrowings	—	—	(648)	—	(648)
Deferred tax provision	14,769	841	—	—	15,610
Changes in assets and liabilities:
(Increase) decrease in loans and other receivables	(128)	130	(1,458)	215	(1,241)
Increase in income taxes receivable	1,570	(8,444)	—	4,552	(2,322)
Increase in prepaid expenses and other	—	(378)	(332)	—	(710)
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	2,629	6,031	(2,028)	(4,767)	1,865

Net cash (used in) provided by operating activities activities	(633)	(1,129)	7,277	—	5,515
Cash flows from investing activities:
Gross proceeds from sale of fixed assets	—	—	41	—	41
Additions to property and equipment	—	(976)	(2,178)	—	(3,154)
Net increase in due from affiliates activities	—	(5,998)	—	5,998	—

Net cash used in investing activities	—	(6,974)	(2,137)	5,998	(3,113)
Cash flows from financing activities:
Redemption of 10.875% Senior Subordinated Notes due 2006	—	(20,734)	—	—	(20,734)
Redemption of Senior Discount Notes due 2006	(22,962)	—	—	—	(22,962)
Other debt borrowings (payments)	—	146	(12)	—	134
Issuance of 9.75% Senior Notes due 2011	—	220,000	—	—	220,000
Redemption of 10.875% Senior Notes due 2006	—	(111,170)	—	—	(111,170)
Net decrease in revolving credit facilities	—	(60,764)	(935)	—	(61,699)
Payment of debt issuance costs	(193)	(9,583)	—	—	(9,776)
Net increase (decrease) in due to affiliates and due from parent	23,788	(7,810)	(9,980)	(5,998)	—

Net cash provided by (used in) financing activities	633	10,085	(10,927)	(5,998)	(6,207)
Effect of exchange rate changes on cash and cash equivalents	—	—	2,851	—	2,851

Net increase (decrease) in cash and cash equivalents	—	1,982	(2,936)	—	(954)
Cash and cash equivalents at beginning of period	4	34,194	37,611	—	71,809

Cash and cash equivalents at end of period	$4	$36,176	$34,675	$—	$70,855

CONSOLIDATING STATEMENTS OF OPERATIONS

Six Months Ended December 31, 2002

(Unaudited)

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Revenues	$—	$105,943	$—	$105,943
Store and regional expenses:
Salaries and benefits	—	34,428	—	34,428
Occupancy	—	9,472	—	9,472
Depreciation	—	3,243	—	3,243
Other	—	25,018	—	25,018

Total store and regional expenses	—	72,161	—	72,161
Corporate expenses	—	14,986	—	14,986
Management fee	524	—	—	524
Loss on store closings and sales and other restructuring	—	2,290	—	2,290
Other depreciation and amortization	—	1,688	—	1,688
Interest expense, net	6,976	9,824	—	16,800
Establishment of reserve for legal matter	—	2,500	—	2,500
Equity in subsidiary	(561)	—	561	—

(Loss) income before income taxes	(6,939)	2,494	(561)	(5,006)
Income tax provision	2,534	1,933	—	4,467

Net (loss) income	$(9,473)	$561	$(561)	$(9,473)

CONSOLIDATING STATEMENTS OF CASH FLOWS

Six Months Ended December 31, 2002

(Unaudited)

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(9,473)	$561	$(561)	$(9,473)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(561)	—	561	—
Accretion of interest expense from 13.0% Senior Discount Notes	6,941	—	—	6,941
Depreciation and amortization	164	5,817	—	5,981
Establishment of reserve for legal matter	—	2,500	—	2,500
Loss on store closings and sales and other restructuring loss	—	2,290	—	2,290
Deferred tax provision	(2,135)	1,046	—	(1,089)
Changes in assets and liabilities:
Increase in loans and other receivables	(129)	(3,583)	(4,412)	(8,124)
(Decrease) increase in income taxes receivable	1,887	(7,022)	(1,335)	(6,470)
Decrease in prepaid expenses and other	—	940	—	940
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	2,773	(9,641)	5,747	(1,121)

Net cash used in operating activities	(533)	(7,092)	—	(7,625)
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(1,261)	—	(1,261)
Additions to property and equipment	—	(3,130)	—	(3,130)

Net cash used in investing activities	—	(4,391)	—	(4,391)
Cash flows from financing activities:
Other debt borrowings	—	8,008	—	8,008
Net decrease in revolving credit facilities	—	(17,973)	—	(17,973)
Payment of debt issuance costs	—	(688)	—	(688)
Net increase (decrease) in due to affiliates and due from parent	533	(533)	—	—

Net cash provided by (used in) financing activities	533	(11,186)	—	(10,653)
Effect of exchange rate changes on cash and cash equivalents	—	(337)	—	(337)

Net increase (decrease) in cash and cash equivalents	—	(23,006)	—	(23,006)
Cash and cash equivalents at beginning of period	4	86,633	—	86,637

Cash and cash equivalents at end of period	$4	$63,627	$—	$63,631

CONSOLIDATING BALANCE SHEETS

June 30, 2003

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Assets
Cash and cash equivalents	$4	$71,805	$—	$71,809
Loans and other consumer lending receivables, net	—	18,558	—	18,558
Loans receivable pledged	—	8,000	—	8,000
Other receivables	—	4,500	—	4,500
Income taxes receivable	1,570	1,369	—	2,939
Prepaid expenses	—	6,358	—	6,358
Deferred income taxes	16,448	—	(838)	15,610
Notes and interest receivable—officers	1,174	3,468	—	4,642
Due from parent	—	4,573	(4,573)	—
Property and equipment, net	—	29,209	—	29,209
Goodwill and other intangibles, net	—	143,416	—	143,416
Debt issuance costs, net	1,537	5,200	—	6,737
Investment in subsidiaries	67,688	—	(67,688)	—
Other	—	1,833	—	1,833

	$88,421	$298,289	$(73,099)	$313,611

Liabilities and shareholders' (deficit) equity
Accounts payable	$—	$17,245	$—	$17,245
Foreign income taxes payable	—	1,380	—	1,380
Accrued expenses and other liabilities	174	10,512	—	10,686
Accrued interest payable	—	1,656	—	1,656
Deferred tax liability	—	838	(838)	—
Due to affiliates	4,573	—	(4,573)	—
Other collateralized borrowing	—	8,000	—	8,000
Revolving credit facilities	—	61,699	—	61,699
10 7/8% Senior Notes due 2006	—	109,190	—	109,190
Subordinated notes payable and other	—	20,081	—	20,081
13% Senior Discount Notes due 2006	112,644	—	—	112,644

	117,391	230,601	(5,411)	342,581
Shareholders' (deficit) equity:
Common stock	—	—	—	—
Additional paid-in capital	50,384	50,957	(39,860)	61,481
(Accumulated deficit) retained earnings	(81,786)	9,034	(20,131)	(92,883)
Accumulated other comprehensive income	7,697	7,697	(7,697)	7,697
Treasury stock	(956)	—	—	(956)
Management equity loan	(4,309)	—	—	(4,309)

Total shareholders' (deficit) equity	(28,970)	67,688	(67,688)	(28,970)

	$88,421	$298,289	$(73,099)	$313,611

CONSOLIDATING STATEMENT OF OPERATIONS

June 30, 2003

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Revenues	$—	$219,388	$—	$219,388
Store and regional expenses:
Salaries and benefits	—	69,799	—	69,799
Occupancy	—	18,856	—	18,856
Depreciation	—	5,859	—	5,859
Other	—	47,766	—	47,766

Total store and regional expenses	—	142,280	—	142,280
Corporate expenses	—	31,241	—	31,241
Management fees	1,049	—	—	1,049
Loss on store closings and sales and other restructuring	—	3,987	—	3,987
Other depreciation and amortization	—	3,320	—	3,320
Interest expense, net	14,452	20,168	—	34,620
Establishment of reserve for legal matter	—	2,750	—	2,750
Equity in subsidiary	(2,131)	—	2,131	—

(Loss) income before income taxes	(13,370)	15,642	(2,131)	141
Income taxes (benefit) provision	(4,776)	13,511	—	8,735

Net (loss) income	$(8,594)	$2,131	$(2,131)	$(8,594)

CONSOLIDATING STATEMENTS OF CASH FLOWS

June 30, 2003

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(8,594)	$2,131	$(2,131)	$(8,594)
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Undistributed income of subsidiary	(2,131)	—	2,131	—
Accretion of interest expense from 13% Senior Discount Notes	14,373	—	—	14,373
Depreciation and amortization	338	10,971	—	11,309
Loss on store closings and sales and other restructuring	—	3,987	—	3,987
Deferred tax (benefit) provision	(5,093)	783	—	(4,310)
Changes in assets and liabilities (net of effect of acquisitions):
Increase (decrease) in loans and other receivables	(258)	(4,794)	(4,249)	(9,301)
Decrease (increase) in income taxes receivable	317	(10,960)	10,960	317
Decrease (increase) in prepaid expenses and other	—	891	—	891
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	81	1,221	(6,711)	(5,409)

Net cash (used in) provided by operating activities	(967)	4,230	—	3,263
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(3,251)	—	(3,251)
Additions to property and equipment	—	(7,428)	—	(7,428)

Net cash used in investing activities	—	(10,679)	—	(10,679)
Cash flows from financing activities
Other debt payments	—	(401)	—	(401)
Other collateralized borrowings	—	8,000	—	8,000
Net decrease in revolving credit facilities	—	(17,237)	—	(17,237)
Payment of debt issuance costs	—	(690)	—	(690)
Net increase in due to parent	—	(967)	967	—
Net increase (decrease) in due to affiliates	967	—	(967)	—

Net cash provided by (used in) financing activities	967	(11,295)	—	(10,328)
Effect of exchange rate changes on cash and cash equivalents	—	2,916	—	2,916

Net decrease in cash and cash equivalents	—	(14,828)	—	(14,828)
Cash and cash equivalents at beginning of year	4	86,633	—	86,637

Cash and cash equivalents at end of year	$4	$71,805	$—	$71,809

CONSOLIDATING BALANCE SHEETS

June 30, 2002

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Assets
Cash and cash equivalents	$4	$86,633	$—	$86,637
Loans and other consumer lending receivables, net	—	17,955	—	17,955
Other receivables	—	3,198	—	3,198
Income taxes receivable	1,887	—	(257)	1,630
Prepaid expenses	—	6,745	—	6,745
Deferred income taxes	11,355	—	(55)	11,300
Notes and interest receivable—officers	916	3,313	—	4,229
Due from parent	—	3,606	(3,606)	—
Property and equipment, net	—	30,510	—	30,510
Goodwill and other intangibles, net	—	132,264	—	132,264
Debt issuance costs, net	1,875	6,292	—	8,167
Investment in subsidiaries	53,515	—	(53,515)	—
Other	—	1,964	—	1,964

	$69,552	$292,480	$(57,433)	$304,599

Liabilities and shareholders' (deficit) equity
Accounts payable	$—	$18,249	$—	$18,249
Income taxes payable	—	257	(257)	—
Foreign income taxes	—	1,574	—	1,574
Accrued expenses and other liabilities	93	9,100	—	9,193
Accrued interest payable	—	1,539	—	1,539
Deferred tax liability	—	55	(55)	—
Due to affiliates	3,606	—	(3,606)	—
Revolving credit facilities	—	78,936	—	78,936
10 7/8% Senior Notes due 2006	—	109,190	—	109,190
Subordinated notes payable and other	—	20,065	—	20,065
Senior Discount Notes	98,271	—	—	98,271

	101,970	238,965	(3,918)	337,017
Shareholders' (deficit) equity:
Common stock	—	—	—	—
Additional paid-in capital	50,384	50,957	(39,860)	61,481
(Accumulated deficit) retained earnings	(73,192)	6,903	(18,000)	(84,289)
Accumulated other comprehensive loss	(4,345)	(4,345)	4,345	(4,345)
Treasury stock	(956)	—	—	(956)
Management equity loan	(4,309)	—	—	(4,309)

Total shareholders' (deficit) equity	(32,418)	53,515	(53,515)	(32,418)

	$69,552	$292,480	$(57,433)	$304,599

CONSOLIDATING STATEMENTS OF OPERATIONS

June 30, 2002

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Revenues	$—	$201,976	$—	$201,976
Store and regional expenses:
Salaries and benefits	—	65,295	—	65,295
Occupancy	—	18,087	—	18,087
Depreciation	—	6,522	—	6,522
Other	—	46,238	—	46,238

Total store and regional expenses	—	136,142	—	136,142
Establishment of reserves for new consumer lending arrangements	—	2,244	—	2,244
Corporate expenses	—	24,516	—	24,516
Management fees	1,049	—	—	1,049
Loss on store closings and sales and other restructuring	—	1,435	—	1,435
Other depreciation and amortization	—	2,709	—	2,709
Interest expense	12,580	18,694	—	31,274
Equity in subsidiary	(6,037)	—	6,037	—

(Loss) income before income taxes	(7,592)	16,236	(6,037)	2,607
Income taxes (benefit) provision	(4,200)	10,199	—	5,999

Net (loss) income	$(3,392)	$6,037	$(6,037)	$(3,392)

CONSOLIDATING STATEMENTS OF CASH FLOWS

June 30, 2002

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities
Net (loss) income	$(3,392)	$6,037	$(6,037)	$(3,392)
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Undistributed income of subsidiary	(6,037)	—	6,037	—
Accretion of interest expense from 13% Senior Discount Notes	12,539	—	—	12,539
Depreciation and amortization	300	10,740	—	11,040
Loss on store closings and sales and other restructuring	—	1,154	—	1,154
Establishment of reserves of new consumer lending arrangements	—	1,448	—	1,448
Deferred tax benefit	(3,753)	(873)	442	(4,184)
Changes in assets and liabilities (net of effect of acquisitions):
(Increase) decrease in loans and other receivables	(259)	7,000	(4,324)	2,417
(Increase) decrease in income taxes receivable	(447)	(698)	—	(1,145)
Decrease in prepaid expenses and other	—	260	—	260
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	38	(10,615)	3,882	(6,695)

Net cash (used in) provided by operating activities	(1,011)	14,453	—	13,442
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(45)	—	(45)
Additions to property and equipment	—	(10,063)	—	(10,063)

Net cash used in investing activities	—	(10,108)	—	(10,108)
Cash flows from financing activities
Other debt payments	—	(64)	—	(64)
Net increase in revolving credit facilities	—	11,112	—	11,112
Payment of debt issuance costs	—	(571)	—	(571)
Purchase of treasury stock	(57)	—	—	(57)
Net increase in due to affiliates and due from parent	1,068	(1,068)	—	—

Net cash provided by financing activities	1,011	9,409	—	10,420
Effect of exchange rate changes on cash and cash equivalents	—	427	—	427

Net increase in cash and cash equivalents	—	14,181	—	14,181
Cash and cash equivalents at beginning of year	4	72,452	—	72,456

Cash and cash equivalents at end of year	$4	$86,633	$—	$86,637

CONSOLIDATING STATEMENTS OF OPERATIONS

June 30, 2001

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Revenues	$—	$195,499	$—	$195,499
Store and regional expenses:
Salaries and benefits	—	57,453	—	57,453
Occupancy	—	16,881	—	16,881
Depreciation	—	5,829	—	5,829
Other	—	45,321	—	45,321

Total store and regional expenses	—	125,484	—	125,484
Corporate expenses	—	22,500	—	22,500
Management fees	864	—	—	864
Loss on store closings and sales and other restructuring	—	926	—	926
Goodwill amortization	—	4,710	—	4,710
Other depreciation and amortization	—	1,952	—	1,952
Interest expense	10,946	20,361	—	31,307
Equity in subsidiary	(3,029)	—	3,029	—

(Loss) income before income taxes	(8,781)	19,566	(3,029)	7,756
Income taxes (benefit) provision	(3,677)	12,876	—	9,199

Net (loss) income	$(5,104)	$6,690	$(3,029)	$(1,443)

CONSOLIDATING STATEMENTS OF CASH FLOWS

June 30, 2001

(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(5,104)	$6,690	$(3,029)	$(1,443)
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Undistributed income of subsidiary	(3,029)	—	3,029	—
Interest expense from 13% Senior Discount Notes	10,939	—	—	10,939
Depreciation and amortization	265	13,948	—	14,213
Loss on store closings and sales and other restructuring	—	926	—	926
Deferred tax (benefit) provision	(3,298)	977	—	(2,321)
Changes in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables and income taxes receivable	(635)	(11,037)	6,149	(5,523)
Increase in prepaid expenses and other	—	(338)	—	(338)
(Decrease) increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	(2)	5,276	(6,149)	(875)

Net cash (used in) provided by operating activities	(864)	16,442	—	15,578
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(20,346)	—	(20,346)
Gross proceeds from sale of property and equipment	—	110	—	110
Additions to property and equipment	—	(12,129)	—	(12,129)

Net cash used in investing activities	—	(32,365)	—	(32,365)
Cash flows from financing activities:
Other debt payments	—	(284)	—	(284)
Payment of advance from money transfer agent	—	(1,000)	—	(1,000)
Net increase in revolving credit facilities	—	18,246	—	18,246
Payment of debt issuance costs	—	(244)	—	(244)
Purchase of treasury stock	(354)	—	—	(354)
Net increase in due to affiliates and due from parent	1,116	(1,116)	—	—

Net cash provided by financing activities	762	15,602	—	16,364
Effect of exchange rate changes on cash and cash equivalents	—	(515)	—	(515)

Net decrease in cash and cash equivalents	(102)	(836)	—	(938)
Cash and cash equivalents at beginning of year	106	73,288	—	73,394

Cash and cash equivalents at end of year	$4	$72,452	$—	$72,456

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30, 2003	March 31, 2004
		(unaudited)
Assets
Cash and cash equivalents	$71,809	$79,901
Loans and other consumer lending receivables, net of reserve of $1,344 and $1,635	18,558	20,105
Loans receivable pledged	8,000	8,000
Other receivables	4,500	5,638
Income taxes receivable	2,939	7,085
Prepaid expenses	6,358	8,457
Deferred income taxes, net of valuation allowance of $0 and $17,611	15,610	—
Notes and interest receivable—officers	4,642	4,951
Property and equipment, net of accumulated depreciation of $39,309 and $47,492	29,209	27,898
Goodwill and other intangibles, net of accumulated amortization of $22,017 and $22,615	143,416	150,058
Debt issuance costs, net of accumulated amortization of $9,201 and $575	6,737	10,881
Other	1,833	2,011

	$313,611	$324,985

Liabilities and shareholders' deficit
Accounts payable	$17,245	$12,686
Accrued expenses and other liabilities	10,686	13,161
Foreign income taxes payable	1,380	6,805
Accrued interest payable	1,656	14,142
Other collateralized borrowings	8,000	8,000
Revolving credit facilities	61,699	—
Long term debt:
10.875% Senior Notes due 2006	109,190	—
13.0% Senior Discount Notes due 2006	112,644	—
9.75% Senior Notes due 2011	—	220,000
16.0% Senior Notes due 2012	—	47,871
13.95% Senior Subordinated Notes due 2012	—	47,871
Subordinated notes payable and other	20,081	206

Total long term debt	241,915	315,948
Shareholders' deficit:
Common stock, $.001 par value: 100,000 shares authorized; 19,865 shares issued at June 30, 2003 and March 31, 2004	—	—
Additional paid-in capital	61,481	61,481
Accumulated deficit	(92,883)	(118,854)
Accumulated other comprehensive income	7,697	16,881
Treasury stock at cost; 107 shares at June 30, 2003 and March 31, 2004	(956)	(956)
Management equity loan	(4,309)	(4,309)

Total shareholders' deficit	(28,970)	(45,757)

	$313,611	$324,985

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2004	2003	2004
Revenues:
Check cashing	$27,897	$30,398	$80,871	$87,939
Consumer lending:
Fees from consumer lending	24,737	29,141	79,391	88,123
Provision for loan losses and adjustment to servicing revenue	(2,254)	(3,346)	(18,062)	(17,450)

Consumer lending, net	22,483	25,795	61,329	70,673
Money transfer fees	2,807	3,250	8,271	9,584
Other	4,787	6,183	13,445	15,182

Total revenues	57,974	65,626	163,916	183,378
Store and regional expenses:
Salaries and benefits	17,519	19,397	51,947	56,881
Occupancy	4,686	5,019	14,155	14,768
Depreciation	1,122	1,533	4,364	4,471
Returned checks, net and cash shortages	1,762	2,052	6,256	6,938
Telephone and telecommunication	1,429	1,336	4,225	4,328
Advertising	1,571	1,735	5,049	5,277
Bank charges	736	887	2,344	2,777
Armored carrier expenses	753	785	2,123	2,266
Other	5,139	5,773	16,411	18,615

Total store and regional expenses	34,717	38,517	106,874	116,321
Corporate expenses	8,708	8,360	23,697	22,727
Management fee	180	249	702	786
Loss on store closings and sales and other restructuring	460	157	2,750	278
Other depreciation and amortization	759	800	2,446	2,672
Interest expense (net of interest income of $109, $103, $326 and $397)	8,628	10,151	25,429	29,585
Loss on extinguishment of debt	—	—	—	8,855
Establishment of reserve for legal matter	—	—	2,500	—

Income (loss) before income taxes	4,522	7,392	(482)	2,154
Income tax provision	1,304	5,789	5,772	28,125

Net income (loss)	$3,218	$1,603	$(6,254)	$(25,971)

Net income (loss) per share:
Basic	$162.87	$81.13	$(316.53)	$(1,314.45)
Diluted	$158.63	$78.55	$(316.53)	$(1,314.45)
Weighted average shares outstanding:
Basic	19,758	19,758	19,758	19,758
Diluted	20,286	20,407	19,758	19,758

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended March 31,
	2003	2004
Cash flows from operating activities:
Net loss	$(6,254)	$(25,971)
Adjustments to reconcile net loss to net cash provided by operating activities:
Interest expense from Senior Discount Notes	10,593	5,827
Depreciation and amortization	8,415	8,657
Establishment of reserve for legal matter	2,500	—
Loss on extinguishment of debt	—	8,855
Loss on store closings and sales and other restructuring	2,750	278
Foreign currency (gain) loss on revaluation of subordinated notes payable	—	(899)
Deferred tax benefit	(1,748)	15,610
Change in assets and liabilities (net of effect of acquisitions):
Increase in loans and other receivables	(6,238)	(2,692)
Increase in income taxes receivable	(2,372)	(4,134)
(Increase) decrease in prepaid expenses and other	1,286	(1,735)
Increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	427	13,344

Net cash provided by operating activities	9,359	17,140
Cash flows from investing activities:
Acquisitions, net of cash acquired	(3,318)	—
Gross proceeds from sale of fixed assets	—	41
Additions to property and equipment	(5,482)	(5,080)

Net cash used in investing activities	(8,800)	(5,039)
Cash flows from financing activities:
Redemption of subordinated notes	—	(20,734)
Redemption of Senior Discount notes	—	(22,962)
Other debt borrowings	1	109
Other collateralized borrowings	8,000	—
Issuance of 9.75% Senior Notes due 2011	—	220,000
Redemption of 10.875% Senior Notes due 2006	—	(111,170)
Net decrease in revolving credit facilities	(19,406)	(61,699)
Payment of debt issuance costs	(810)	(10,445)

Net cash used in financing activities	(12,215)	(6,901)
Effect of exchange rate changes on cash and cash equivalents	879	2,892

Net (decrease) increase in cash and cash equivalents	(10,777)	8,092
Cash and cash equivalents at beginning of period	86,637	71,809

Cash and cash equivalents at end of period	$75,860	$79,901

        Supplemental disclosure of non-cash transactions: On November 13, 2003, Dollar Financial Corp. exchanged $49.4 million, or 50% of the accreted value, of its 13% Senior Discount Notes for 16.0% Senior Notes due 2012 and $49.4 million, or 50% of the accreted value, of its 13% Senior Discount Notes for 13.95% Senior Notes due 2012.

See notes to interim unaudited consolidated financial statements.

DOLLAR FINANCIAL CORP.

NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(March 31, 2004)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying unaudited interim consolidated financial statements are of Dollar Financial Corp. (the "Company") and its wholly owned subsidiaries. The Company is the parent company of Dollar Financial Group, Inc. ("OPCO") and its wholly owned subsidiaries. The activities of the Company consist primarily of its investment in OPCO. The Company's unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the Company's audited consolidated financial statements included in the amended Registration Statement on Form S-4 (File No. 333-111473-02) filed with the Securities and Exchange Commission on January 14, 2004. In the opinion of management, all adjustments, (consisting of normal recurring adjustments), considered necessary for a fair presentation have been included. Operating results of interim periods are not necessarily indicative of the results that may be expected for a full fiscal year.

        On November 13, 2003, OPCO issued $220.0 million principal amount of 9.75% Senior Notes due 2011 under Rule 144A and Regulation S of the Securities Act of 1933. OPCO's senior notes are guaranteed by the Company and every direct and indirect wholly owned domestic subsidiary of OPCO. The proceeds from the issuance of OPCO's senior notes were used, among other things, to redeem OPCO's 10.875% Senior Notes due 2006, which were not guaranteed by the Company. On January 20, 2004, OPCO commenced an offer to exchange its senior notes for 9.75% Senior Notes due 2011 registered under the Securities Act of 1933. On January 20, 2004, the Registration Statement on Form S-4 (File No. 333-111473-02) with respect to OPCO's registered senior notes and the Company's guarantee of such notes became effective. Prior to the effective date, the Company did not file periodic reports under the Securities Exchange Act of 1934. Subsequent to the effective date, the Company will file such reports, including this quarterly report on Form 10-Q. OPCO has also filed a quarterly report on Form 10-Q (File No. 333-18221) for the period ended March 31, 2004.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Operations

        The Company was organized in 1990 under the laws of the State of Delaware. The activities of the Company consist primarily of its investment in OPCO. The Company has no employees or operating activities as of March 31, 2004. OPCO, through its subsidiaries, provides retail financial services to the general public through a network of 1,106 locations (of which 630 are company-operated) operating as Money Mart®, The Money Shop, Loan Mart® and Insta-Cheques in 17 states, the District of Columbia, Canada and the United Kingdom. The services provided at OPCO's retail locations include check cashing, short-term consumer loans, sale of money orders, money transfer services and various other related services. Also, OPCO's subsidiary, Money Mart Express® (formerly known as moneymart.com™), services and originates short-term consumer loans through 471 independent document transmitters in 15 states.

Stock Based Compensation Plan

        At March 31, 2004, the Company offered a stock option plan, under which shares of common stock may be awarded to employees or consultants of OPCO. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the estimated market price of the underlying stock on the date of grant, no compensation expense is recognized.

        The following table reconciles the required disclosure under SFAS No. 148, which summarizes the amount of stock-based compensation expense, net of related tax effects, which would be included in the determination of net income if the expense recognition provisions of SFAS No. 123 had been applied to all stock option awards in all years presented (in thousands, except per share data):

	Three months ended March 31,		Nine months ended March 31,
	2003	2004	2003	2004
Net income (loss), as reported	$3,218	$1,603	$(6,254)	$(25,971)
Total stock-option expense determined under the fair value based method, net of related tax benefits	57	144	172	207

Pro forma net income (loss)	$3,161	$1,459	$(6,426)	$(26,178)

Basic income (loss) per share	$162.87	$81.13	$(316.53)	$(1,314.45)
Diluted income (loss) per share	$158.63	$78.55	$(316.53)	$(1,314.45)
Pro-forma basic income (loss) per share	$159.99	$73.84	$(325.24)	$(1,324.93)
Pro-forma diluted income (loss) per share	$155.82	$71.50	$(325.24)	$(1,324.93)

        In determining the pro forma stock compensation expense, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 2001 and fiscal 2004: expected volatility of 46% and 46%, respectively; expected lives of 6.0 years and 6.0 years, respectively; risk-free interest rate of 5.02% and 4.35%, respectively; fair value at date of grant of $3,704.90 per share and $2,800.51 per share, respectively; and no expected dividends.

2. SUBSIDIARY GUARANTOR UNAUDITED FINANCIAL INFORMATION

        OPCO's payment obligations under its 9.75% Senior Notes due 2011 are jointly and severally guaranteed (such guarantees, the "Guarantees") on a full and unconditional basis by the Company and by OPCO's existing and future domestic subsidiaries (the "Guarantors"). Guarantees of the notes by Guarantors directly owning, now or in the future, capital stock of foreign subsidiaries will be secured by second priority liens on 65% of the capital stock of such foreign subsidiaries. In the event OPCO directly owns a foreign subsidiary in the future, the notes will be secured by a second priority lien on 65% of the capital stock of any such foreign subsidiary (such capital stock of foreign subsidiaries referenced in this paragraph collectively, the "Collateral").

        The Guarantees of the notes:

  •
  rank equal in right of payment with all existing and future unsubordinated indebtedness of the Guarantors;

  •
  rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors; and

  •
  are effectively junior to any indebtedness of OPCO, including indebtedness under OPCO's senior secured reducing revolving credit facility, that is either (1) secured by a lien on the Collateral that is senior or prior to the second priority liens securing the Guarantees of the notes or (2) secured by assets that are not part of the Collateral to the extent of the value of the assets securing such indebtedness.

        Separate financial statements of each Guarantor that is a subsidiary of OPCO have not been presented because they are not required by securities laws and management has determined that they would not be material to investors. The accompanying tables set forth the condensed consolidating balance sheets at March 31, 2004 and June 30, 2003, and the condensed consolidating statements of operations and cash flows for the nine month periods ended March 31, 2004 and 2003 of the Company, OPCO, the combined Guarantor subsidiaries, the combined non-Guarantor subsidiaries and the consolidated Company.

CONSOLIDATING BALANCE SHEETS
March 31, 2004
(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Assets
Cash and cash equivalents	$4	$41,410	$38,487	$—	$79,901
Loans and other consumer lending receivables, net	—	9,239	10,866	—	20,105
Loans receivable pledged	—	—	8,000	—	8,000
Other receivables	—	2,323	3,623	(308)	5,638
Income taxes receivable	1,302	—	6,206	(423)	7,085
Prepaid expenses	—	2,761	5,696	—	8,457
Deferred income taxes	1,679	—	—	(1,679)	—
Notes and interest receivable—officers	1,368	3,583	—	—	4,951
Due from affiliates	—	60,901	—	(60,901)	—
Due from parent	—	6,607	—	(6,607)	—
Property and equipment, net	—	11,521	16,377	—	27,898
Goodwill and other intangibles, net	—	56,522	93,536	—	150,058
Debt issuance costs, net	277	10,604	—	—	10,881
Investment in subsidiaries	57,935	245,309	6,705	(309,949)	—
Other assets	—	679	1,332	—	2,011

	$62,565	$451,459	$190,828	$(379,867)	$324,985

Liabilities and shareholders' equity
Accounts payable	$—	$6,470	$6,216	$—	$12,686
Income taxes payable	—	423	—	(423)	—
Foreign income taxes payable	—	—	6,805	—	6,805
Accrued expenses and other liabilities	330	5,346	7,485	—	13,161
Accrued interest payable	5,643	8,308	499	(308)	14,142
Deferred tax liability	—	1,679	—	(1,679)	—
Due to affiliates	6,607	—	60,901	(67,508)	—
Other collateralized borrowings	—	—	8,000	—	8,000
9.75% Senior Notes due 2011	—	220,000	—	—	220,000
16.0% Senior Notes due 2012	47,871	—	—	—	47,871
13.95% Senior Subordinated Notes due 2012	47,871	—	—	—	47,871
Subordinated notes payable and other	—	128	78	—	206

	108,322	242,354	89,984	(69,918)	370,742
Shareholders' equity:
Common stock	—	—	—	—	—
Additional paid-in capital	50,384	136,481	27,304	(152,688)	61,481
(Accumulated deficit) retained earnings	(107,757)	86,764	62,519	(160,380)	(118,854)
Dividend paid to parent	—	(20,000)	—	20,000	—
Accumulated other comprehensive income	16,881	5,860	11,021	(16,881)	16,881
Treasury stock	(956)	—	—	—	(956)
Management equity loan	(4,309)	—	—	—	(4,309)

Total shareholders' (deficit) equity	(45,757)	209,105	100,844	(309,949)	(45,757)

	$62,565	$451,459	$190,828	$(379,867)	$324,985

CONSOLIDATING STATEMENTS OF OPERATIONS
Nine Months Ended March 31, 2004
(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Revenues	$—	$83,657	$99,721	$—	$183,378
Store and regional expenses:
Salaries and benefits	—	31,320	25,561	—	56,881
Occupancy	—	8,280	6,488	—	14,768
Depreciation	—	2,382	2,089	—	4,471
Other	—	21,153	19,048	—	40,201

Total store and regional expenses	—	63,135	53,186	—	116,321
Corporate expenses	—	11,143	11,584	—	22,727
Management fee	786	(1,739)	1,739	—	786
Loss on store closings and sales	—	241	37	—	278
Other depreciation and amortization	—	1,625	1,047	—	2,672
Interest expense, net	11,413	13,305	4,867	—	29,585
Loss on extinguishment of debt	1,646	7,209	—	—	8,855
Equity in subsidiary	(1,063)	—	—	1,063	—

(Loss) income before income taxes	(12,782)	(11,262)	27,261	(1,063)	2,154
Income tax provision	13,189	4,675	10,261	—	28,125

Net (loss) income	$(25,971)	$(15,937)	$17,000	$(1,063)	$(25,971)

CONSOLIDATING STATEMENTS OF CASH FLOWS
Nine Months Ended March 31, 2004
(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(25,971)	$(15,937)	$17,000	$(1,063)	$(25,971)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(1,063)	—	—	1,063	—
Accretion of interest expense from 13.0% Senior Discount Notes	5,827	—	—	—	5,827
Depreciation and amortization	134	5,155	3,368	—	8,657
Loss on extinguishment of debt	1,646	7,209	—	—	8,855
Loss on store closings and sales and other restructuring	—	241	37	—	278
Foreign currency gain on revaluation of other collateralized borrowings	—	—	(899)	—	(899)
Deferred tax provision	14,769	841	—	—	15,610
Changes in assets and liabilities:
(Increase) decrease in loans and other receivables	(194)	662	(3,144)	(16)	(2,692)
Decrease (increase) in income taxes receivable	268	(11,677)	(5,924)	13,199	(4,134)
Decrease (increase) in prepaid expenses and other	2	(868)	(869)	—	(1,735)
Increase (decrease) in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	5,799	16,933	3,795	(13,183)	13,344

Net cash provided by operating activities activities	1,217	2,559	13,364	—	17,140
Cash flows from investing activities:
Gross proceeds from sale of fixed assets	—	—	41	—	41
Additions to property and equipment	—	(1,326)	(3,754)	—	(5,080)
Net increase in due from affiliates activities	—	(22,383)	—	22,383	—

Net cash used in investing activities	—	(23,709)	(3,713)	22,383	(5,039)

Cash flows from financing activities:
Redemption of 10.875% Senior Subordinated Notes due 2006	—	(20,734)	—	—	(20,734)
Redemption of Senior Discount Notes due 2006	(22,962)	—	—	—	(22,962)
Other debt borrowings (payments)	—	128	(19)	—	109
Issuance of 9.75% Senior Notes due 2011	—	220,000	—	—	220,000
Redemption of 10.875% Senior Notes due 2006	—	(111,170)	—	—	(111,170)
Net decrease in revolving credit facilities	—	(60,764)	(935)	—	(61,699)
Payment of debt issuance costs	(289)	(10,156)	—	—	(10,445)
Net increase (decrease) in due to affiliates and due from parent	2,034	31,062	(10,713)	(22,383)	—
Dividend paid to parent	20,000	(20,000)	—	—	—

Net cash (used in) provided by financing activities	(1,217)	28,366	(11,667)	(22,383)	(6,901)
Effect of exchange rate changes on cash and cash equivalents	—	—	2,892	—	2,892

Net increase in cash and cash equivalents	—	7,216	876	—	8,092
Cash and cash equivalents at beginning of period	4	34,194	37,611	—	71,809

Cash and cash equivalents at end of period	$4	$41,410	$38,487	$—	$79,901

CONSOLIDATING BALANCE SHEETS
June 30, 2003
(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, and Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$4	$71,805	$—	$71,809
Loans and other receivables, net	—	18,558	—	18,558
Loans receivable pledged	—	8,000	—	8,000
Other receivables	—	4,500	—	4,500
Income taxes receivable	1,570	1,369	—	2,939
Prepaid expenses	—	6,358	—	6,358
Deferred income taxes	16,448	—	(838)	15,610
Notes and interest receivable—officers	1,174	3,468	—	4,642
Due from parent	—	4,573	(4,573)	—
Property and equipment, net	—	29,209	—	29,209
Goodwill and other intangibles, net	—	143,416	—	143,416
Debt issuance costs, net	1,537	5,200	—	6,737
Investment in subsidiaries	67,688	—	(67,688)	—
Other	—	1,833	—	1,833

	$88,421	$298,289	$(73,099)	$313,611

Liabilities and shareholders' (deficit) equity
Accounts payable	$—	$17,245	$—	$17,245
Foreign income taxes payable	—	1,380	—	1,380
Accrued expenses and other liabilities	174	10,512	—	10,686
Accrued interest payable	—	1,656	—	1,656
Deferred tax liability	—	838	(838)	—
Due to affiliates	4,573	—	(4,573)	—
Other collateralized borrowing	—	8,000	—	8,000
Revolving credit facilities	—	61,699	—	61,699
10 7/8% Senior Notes due 2006	—	109,190	—	109,190
Subordinated notes payable and other	—	20,081	—	20,081
13% Senior Discount Notes due 2006	112,644	—	—	112,644

	117,391	230,601	(5,411)	342,581
Shareholders' (deficit) equity:
Common stock	—	—	—	—
Additional paid-in capital	50,384	50,957	(39,860)	61,481
(Accumulated deficit) retained earnings	(81,786)	9,034	(20,131)	(92,883)
Accumulated other comprehensive income	7,697	7,697	(7,697)	7,697
Treasury stock	(956)	—	—	(956)
Management equity loan	(4,309)	—	—	(4,309)

Total shareholders' (deficit) equity	(28,970)	67,688	(67,688)	(28,970)

	$88,421	$298,289	$(73,099)	$313,611

CONSOLIDATING STATEMENTS OF OPERATIONS
Nine Months Ended March 31, 2003
(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Revenues	$—	$163,916	$—	$163,916
Store and regional expenses:
Salaries and benefits	—	51,947	—	51,947
Occupancy	—	14,155	—	14,155
Depreciation	—	4,364	—	4,364
Other	—	36,408	—	36,408

Total store and regional expenses	—	106,874	—	106,874
Corporate expenses	—	23,697	—	23,697
Management fee	702	—	—	702
Loss on store closings and sales and other restructuring	—	2,750	—	2,750
Other depreciation and amortization	—	2,446	—	2,446
Interest expense, net	10,650	14,779	—	25,429
Establishment of reserve for legal matter	—	2,500	—	2,500
Equity in subsidiary	1,554	—	(1,554)	—

(Loss) income before income taxes	(12,906)	10,870	1,554	(482)
Income tax (benefit) provision	(3,544)	9,316	—	5,772

Net (loss) income	$(9,362)	$1,554	$1,554	$(6,254)

CONSOLIDATING STATEMENTS OF CASH FLOWS
Nine Months Ended March 31, 2003
(In thousands)

	Dollar Financial Corp.	Dollar Financial Group, Inc. and Subsidiary Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(6,254)	$1,554	$(1,554)	$(6,254)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Undistributed income of subsidiaries	(1,554)	—	1,554	—
Accretion of interest expense from 13.0% Senior Discount Notes	10,593	—	—	10,593
Depreciation and amortization	250	8,165	—	8,415
Establishment of reserves for legal matter	—	2,500	—	2,500
Loss on store closings and sales and other restructuring	—	2,750	—	2,750
Deferred tax provision	(3,203)	1,455	—	(1,748)
Changes in assets and liabilities:
Increase in loans and other receivables	(194)	(6,044)	—	(6,238)
Increase in income taxes receivable	(341)	(2,031)	—	(2,372)
Decrease in prepaid expenses and other	—	1,286	—	1,286
(Decrease) increase in accounts payable, income taxes payable, accrued expenses and other liabilities and accrued interest payable	(13)	440	—	427

Net cash (used in) provided by operating activities activities	(716)	10,075	—	9,359
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(3,318)	—	(3,318)
Additional to property and equipment activities	—	(5,482)	—	(5,482)

Net cash used in investing activities	—	(8,800)	—	(8,800)
Cash flows from financing activities:
Other debt borrowings	—	8,001	—	8,001
Net decrease in revolving credit facilities	—	(19,406)	—	(19,406)
Payment of debt issuance costs	—	(810)	—	(810)
Net increase in due to affiliates and due from parent	716	(716)	—	—

Net cash provided by (used in) financing activities	716	(12,931)	—	(12,215)
Effect of exchange rate changes on cash and cash equivalents	—	879	—	879

Net decrease in cash and cash equivalents	—	(10,777)	—	(10,777)
Cash and cash equivalents at beginning of period	4	86,633	—	86,637

Cash and cash equivalents at end of period	$4	$75,856	$—	$75,860

3. GOODWILL AND OTHER INTANGIBLES

        In accordance with the adoption provisions of SFAS No. 142, the Company is required to perform goodwill impairment tests on at least an annual basis. The Company performs its annual impairment test as of June 30. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings. The Company has a covenant not to compete, which is deemed to have definite life of two years and will continue to be amortized through January 2005. Amortization for this covenant not to compete for the nine months ended March 31, 2004 was $86,000. The amortization expense for the covenant not to compete will be as follows:

Year	Amount
(in thousands)
2004	$95.0
2005	20.0

        The following table reflects the components of intangible assets (in thousands):

	June 30, 2003		March 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Non-amortized intangible assets:
Cost in excess of net assets acquired	$162,987	$19,686	$170,207	$20,176
Amortized intangible assets:
Covenants not to compete	2,446	2,331	2,466	2,439

4. COMPREHENSIVE (LOSS) INCOME

        Comprehensive (loss) income is the change in equity from transactions and other events and circumstances from non-owner sources, which includes foreign currency translation. The following shows the comprehensive (loss) income for the periods stated:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2004	2003	2004
Net income (loss)	$3,218	$1,603	$(6,254)	$(25,971)
Foreign currency translation adjustment	3,257	1,017	3,915	9,184

Total comprehensive income (loss)	$6,475	$2,620	$(2,339)	$(16,787)

5. LOSS ON STORE CLOSINGS AND SALES AND OTHER RESTRUCTURING

        During the fiscal year ended June 30, 2003, OPCO closed 27 stores and consolidated and relocated certain non-operating functions to reduce costs and increase efficiencies. Costs incurred with that restructuring were comprised of severance and other retention benefits to employees who were involuntarily terminated and closure costs related to the locations OPCO will no longer utilize. The restructuring was completed by June 30, 2003. All of the locations that were closed and for which the workforce was reduced are included in the United States geographic segment. The Company, as required, adopted Financial Accounting Standards Board Statement No. 146, Accounting for Costs Associated with Disposal or Exit Activities, on January 1, 2003. During the first quarter of fiscal 2004, charges previously accrued for severance and other retention benefits were reclassed to store closure costs.

        Following is a reconciliation of the beginning and ending balances of the restructuring liability (in millions):

	Severance and Other Retention Benefits	Store Closure Costs	Total
Balance at June 30, 2003	$1.2	$0.2	$1.4
Reclassification	(0.7)	0.7	—
Amounts paid	(0.5)	(0.5)	(1.0)

Balance at March 31, 2004	$—	$0.4	$0.4

        OPCO also expenses costs related to the closure of stores in the normal course of its business. Costs directly expensed for the three months ended March 31, 2004 and 2003 were $157,000 and $60,000, respectively and for the nine months ended March 31, 2004 and 2003 were $278,000 and $675,000, respectively.

6. LOSS ON EXTINGUISHMENT OF DEBT

        On November 13, 2003, OPCO issued $220 million principal amount of 9.75% Senior Notes due 2011. The proceeds from this offering were used to redeem all of OPCO's outstanding senior notes and OPCO's outstanding senior subordinated notes, to refinance OPCO's credit facility, to distribute a portion of the proceeds to the Company to redeem an equal amount of the Company's senior discount notes and to pay fees and expenses with respect to these transactions and a related note exchange transaction involving the Company's senior discount notes.

        The loss incurred on the extinguishment of debt is as follows (in millions):

Call Premium:
OPCO 10.875% Senior notes	$1.98
OPCO 10.875% Senior Subordinated notes	0.73
Write-off of previously capitalized deferred issuance costs, net	6.14

Loss on extinguishment of debt	$8.85

7. GEOGRAPHIC SEGMENT INFORMATION

        All operations for which geographic data is presented below are in one principal industry (check cashing and ancillary services) (in thousands):

	United States	Canada	United Kingdom	Total
As of and for the three months ended March 31, 2003
Identifiable assets	$153,185	$79,907	$72,083	$305,175
Goodwill and other intangibles, net	56,414	35,517	46,134	138,065
Sales to unaffiliated customers
Check cashing	14,159	7,686	6,052	27,897
Consumer lending:
Fees from consumer lending	15,785	5,453	3,499	24,737
Provision for loan losses and adjustment to servicing revenue	(1,194)	(615)	(445)	(2,254)

Consumer lending, net	14,591	4,838	3,054	22,483
Money transfer fees	1,107	1,216	484	2,807
Other	1,843	2,288	656	4,787
(Loss) income before income taxes	(3,001)	5,243	2,280	4,522
Income tax (benefit) provision	(2,567)	3,194	677	1,304
For the nine months ended March 31, 2003
Sales to unaffiliated customers
Check cashing	$37,633	$24,157	$19,081	$80,871
Consumer lending:
Fees from consumer lending	53,406	16,123	9,862	79,391
Provision for loan losses and adjustment to servicing revenue	(14,474)	(2,417)	(1,171)	(18,062)

Consumer lending, net	38,932	13,706	8,691	61,329
Money transfer fees	3,439	3,584	1,248	8,271
Other	4,469	7,040	1,936	13,445
(Loss) income before income taxes	(26,822)	20,220	6,120	(482)
Income tax (benefit) provision	(3,450)	7,384	1,838	5,772

As of and for the three months ended March 31, 2004
Identifiable assets	$140,862	$93,426	$90,697	$324,985
Goodwill and other intangibles, net	56,522	39,711	53,825	150,058
Sales to unaffiliated customers
Check cashing	13,824	8,913	7,661	30,398
Consumer lending:
Fees from consumer lending	16,890	7,897	4,264	29,141
Provision for loan losses and adjustment to servicing revenue	(2,125)	(395)	(826)	(3,346)

Consumer lending, net	14,855	7,502	3,438	25,795
Money transfer fees	1,147	1,418	685	3,250
Other	1,070	3,912	1,201	6,183
(Loss) income before income taxes	(2,372)	7,117	2,647	7,392
Income tax provision	3,390	1,811	588	5,789
For the nine months ended March 31, 2004
Sales to unaffiliated customers
Check cashing	$36,632	$28,726	$22,581	$87,939
Consumer Lending:
Fees from consumer lending	53,700	22,577	11,846	88,123
Provision for loan losses and adjustment to servicing revenue	(12,889)	(2,286)	(2,275)	(17,450)

Consumer lending, net	40,811	20,291	9,571	70,673
Money transfer fees	3,362	4,288	1,934	9,584
Other	2,852	8,995	3,335	15,182
(Loss) income before income taxes	(25,106)	18,992	8,268	2,154
Income tax provision	17,863	7,223	3,039	28,125

8. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        Operations in the United Kingdom and Canada have exposed the Company to shifts in currency valuations. From time to time, the Company may elect to purchase put options in order to protect earnings in the United Kingdom and Canada against foreign currency fluctuations. Out of the money put options may be purchased because they cost less than completely averting risk, and the maximum downside is limited to the difference between the strike price and exchange rate at the date of purchase and the price of the contracts. At March 31, 2004, the Company held put options with an aggregate notional value of $(CAN) 36.0 million and £(GBP) 9.0 million to protect the currency exposure in Canada and the United Kingdom throughout the remainder of the fiscal year and the first half of fiscal 2005. The cost of these put options is included in prepaid expenses on the consolidated balance sheet. The Company pays a premium to enter into these options which it believes solely represents the time value of money because these put options are well out of the money when acquired. For simplicity and due to the overall immateriality of the put options acquired, the Company amortizes the premium paid for these options over the life of the options because the Company believes this is a reasonable estimate of the fair value of the options. All of the put options have a duration of less than twelve months. The Company monitors the fair value of the options to ensure that the amortized cost recorded on the balance sheet is a fair representation of fair value of the options. The Company will record any differences between actual fair value and amortized cost deemed material. All put options for the three and nine months ended March 31, 2004 expired out of the money at a cost of $69,000 and $190,000, respectively, which is included in corporate expenses in the consolidated statement of earnings. There were no put options held for the same period in fiscal 2003.

        Although OPCO's revolving credit facility and overdraft credit facilities carry variable rates of interest, most of the Company's and OPCO's average outstanding indebtedness carries a fixed rate of interest. A change in interest rates is not expected to have a material impact on the consolidated financial position, results of operations or cash flows of the Company.

9. CONTINGENT LIABILITIES

        On October 21, 2003, a former customer, Kenneth D. Mortillaro, commenced an action against the Company's Canadian subsidiary on behalf of a purported class of Canadian borrowers (except those residing in British Columbia and Québec) who, Mortillaro claims, were subjected to usurious charges in payday-loan transactions. The action, which is pending in the Ontario Superior Court of Justice, alleges violations of a Canadian federal law proscribing usury and seeks restitution and damages in an unspecified amount, including punitive damages. On November 6, 2003, the Company learned of substantially similar claims asserted on behalf of a purported class of Alberta borrowers by Gareth Young, a former customer of the Company's Canadian subsidiary. The Young action is pending in the Court of Queens Bench of Alberta and seeks an unspecified amount of damages and other relief. On December 23, 2003, the Company was served with the statement of claim in an action brought in the Ontario Superior Court of Justice by another former customer, Margaret Smith. The allegations and putative class in the Smith action are substantially the same as those in the Mortillaro action. Like the plaintiff in the MacKinnon action referred to below, Mortillaro, Smith and Young have agreed to arbitrate all disputes with us.

        On January 29, 2003, a former customer, Kurt MacKinnon, commenced an action against the Company's Canadian subsidiary and 26 other Canadian lenders on behalf of a purported class of

British Columbia residents who, MacKinnon claims, were overcharged in payday-loan transactions. The action, which is pending in the Supreme Court of British Columbia, alleges violations of laws proscribing usury and unconscionable trade practices and seeks restitution and damages, including punitive damages, in an unknown amount. On February 3, 2004, the Company's motion to stay the action and to compel arbitration of MacKinnon's claims, as required by his agreement with us, was denied; the Company is appealing this ruling. The Company believes it has meritorious defenses to each of these actions and intend to defend them vigorously. Similar class actions have been threatened against the Company in other provinces of Canada, but the Company have not been served with the statements of claim in any such actions to date. The Company believes that any possible claims in these actions, if they are served, will likely be substantially similar to those of the Ontario actions referred to above.

        The Company is a defendant in four putative class-action lawsuits, all of which were commenced by the same plaintiffs' law firm, alleging violations of California's wage-and-hour laws. The named plaintiffs in these suits, which are pending in the Superior Court of the State of California, are the Company's former employees Vernell Woods (commenced August 22, 2000), Juan Castillo (commenced May 1, 2003), Stanley Chin (commenced May 7, 2003) and Kenneth Williams (commenced June 3, 2003). Each of these suits seeks an unspecified amount of damages and other relief in connection with allegations that the Company misclassified California store (Woods) and regional (Castillo) managers as "exempt" from a state law requiring the payment of overtime compensation, that the Company failed to provide employees with meal and rest breaks required under a new state law (Chin) and that the Company computed bonuses payable to the Company's store managers using an impermissible profit-sharing formula (Williams). In January 2003, without admitting liability, the Company sought to settle the Woods case, which it believes to be the most significant of these suits, by offering each individual putative class member an amount intended in good faith to settle his or her claim. These settlement offers have been accepted by 92% of the members of the putative class. The Company recorded a charge of $2.8 million related to this matter during fiscal 2003. Woods' counsel is presently disputing through arbitration the validity of the settlements accepted by the individual putative class members. The Company believes it has meritorious defenses to the challenge and to the claims of the non-settling putative Woods class members and plan to defend them vigorously. The Company believes it has adequately provided for the costs associated with this matter. The Company is vigorously defending the Castillo, Chin and Williams lawsuits and believe the Company has meritorious defenses to the claims asserted in those matters.

        In addition to the litigation discussed above, the Company is involved in routine litigation and administrative proceedings arising in the ordinary course of business.

        The Company does not believe that the outcome of any of the matters referred to in the preceding paragraphs will materially affect the Company's financial condition, results of operations or cash flows in future periods and therefore, no provision for these matters has been recorded in the accompanying consolidated financial statements.

10. DEBT

        On November 13, 2003, OPCO issued $220.0 million principal amount of 9.75% Senior Notes due 2011 under Rule 144A and Regulation S of the Securities Act of 1933 and entered into a new

$55.0 million Senior Secured Reducing Revolving Credit Facility ("New Credit Facility"). The proceeds from these transactions were used to repay, in full, all borrowings outstanding under OPCO's existing credit facility, redeem the entire $109.2 million principal amount of OPCO's 10.875% Senior Notes due 2006, redeem the entire $20.0 million principal amount of OPCO's 10.875% Senior Subordinated Notes due 2006, distribute to the Company $20.0 million to redeem an equal amount of the Company's 13.0% Senior Discount Notes due 2006 ("Existing Notes"), and pay all related fees, expenses and redemption premiums with respect to these transactions. In addition, $49.4 million, or 50% of the accreted value, of the Existing Notes were exchanged for 16% Senior Notes due 2012 ("Replacement Senior Notes") and $49.4 million, or 50% of the accreted value, of the Existing Notes were exchanged for 13.95% Senior Subordinated Notes due 2012 ("Replacement Senior Subordinated Notes").

        The New Credit Facility consists of a $55.0 million senior secured reducing revolving credit facility. The commitment under the New Credit Facility was reduced by $750,000 on January 2, 2004 and on the first business day of each calendar quarter thereafter, and is subject to additional reductions based on excess cash flow up to a maximum reduction, including quarterly reductions, of $15.0 million. The commitment may be subject to further reductions in the event the Company engages in certain issuances of securities or asset disposals. Under the New Credit Facility, up to $20.0 million may be used in connection with letters of credit. Amounts outstanding under the New Credit Facility bear interest at either (i) the higher of (a) the federal funds rate plus 0.50% per annum or (b) the rate publicly announced by Wells Fargo, San Francisco, as its "prime rate," plus 3.25% at March 31, 2004, (ii) the LIBOR Rate (as defined therein) plus 4.50% at March 31, 2004, or (iii) the one day Eurodollar Rate (as defined therein) plus 4.50% at March 31, 2004, determined at the Company's option.

        Interest on the Replacement Senior Notes and Replacement Senior Subordinated Notes will be payable semi-annually in arrears. On any semi-annual interest payment date on or prior to November 15, 2008, the Company has the option to pay all or any portion of the interest payable on the relevant interest payment date by increasing the principal amount of the Replacement Senior Notes or Replacement Senior Subordinated Notes, as applicable, in a principal amount equal to the interest that the Company chooses not to pay in cash. On any semi-annual payment date on or after May 15, 2009, all interest due on the Replacement Senior Notes and the Replacement Senior Subordinated Notes is payable in cash semi-annually, in arrears.

        The Replacement Senior Notes, the Replacement Senior Subordinated Notes and the 9.75% Senior Notes are redeemable, in whole or in part, at the Company's option, at any time.

        The Replacement Senior Notes will be redeemable at the following redemption prices if redeemed during the indicated calendar year (or on any earlier date, in the case of 2004), expressed as percentages of the principal amount, plus accrued interest, if any, to the date of redemption:

Year	Percentage
2004	112.5%
2005	110.0%
2006	107.5%
2007	105.0%
2008	102.5%
2009 and thereafter	100.0%

        The Replacement Senior Subordinated Notes will be redeemable at the following redemption prices if redeemed during the indicated calendar year (or on any earlier date, in the case of 2005), expressed as percentages of the principal amount, plus accrued interest, if any, to the date of redemption:

Year	Percentage
2005 or prior	100.0%
2006	112.5%
2007	110.0%
2008	107.5%
2009	105.0%
2010	102.5%
2011 and thereafter	100.0%

        The 9.75% Senior Notes are redeemable, in whole or in part, at OPCO's option, at any time on or after November 15, 2007. If redeemed during the twelve month period commencing November 15 of the years indicated below, the 9.75% Senior Notes will be redeemable at the following redemption prices, expressed as percentages of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption:

Year	Percentage
2007	104.875%
2008	102.438%
2009 and thereafter	100.000%

        Prior to November 15, 2006, OPCO may redeem up to 35% of the aggregate principal amount of the 9.75% Senior Notes with the net proceeds of certain equity issuances at a redemption price equal to 109.75% of the principal amount thereof, plus accrued an unpaid interest and liquidated damages, if any, to the date of redemption.

11. SUBSEQUENT EVENT

        On May 6, 2004, OPCO consummated an offering of an additional $20.0 million principal amount of its 9.75% Senior Notes due 2011. The net proceeds from the recent senior note offering were distributed to the Company to redeem approximately $9.1 million aggregate principal amount of the Company's 16.0% Senior Notes due 2012 and approximately $9.1 million aggregate principal amount of the Company's 13.95% Senior Subordinated Notes due 2012.

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Dollar Financial Corp.

Common Stock

PROSPECTUS

                  , 2004

Citigroup

Jefferies & Company, Inc.

Piper Jaffray
Keefe, Bruyette & Woods, Inc.
Ferris, Baker Watts
Incorporated

        Until                  , 2004 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered, all of which will be paid by the Registrant:

	Amount
Registration fee—Securities and Exchange Commission		$14,571
Filing fee—National Association of Securities Dealers, Inc.		12,000
Quotation fee—The Nasdaq Stock Market's National Market		105,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		10,000
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorney's fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant's certificate of incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

        As permitted by Section 102 of the DGCL, the Registrant's certificate of incorporation will provide that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        The Underwriting Agreement is expected to provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

        The Registrant maintains directors and officers liability insurance for the benefit of its directors and certain of its officers, and intends to enter into indemnification agreements (in the form to be filed as Exhibit 10.34 hereto) for the benefit of its directors and certain of its officers.

Item 15. Recent Sales of Unregistered Securities

        On November 13, 2003, the Registrant exchanged $49.4 million, or 50% of the accreted value, of its 13.0% senior discount notes due 2006 for 16.0% senior notes due 2012 and exchanged $49.4 million, or 50% of the accreted value, of its 13.0% senior discount notes due 2006 for 13.95% senior subordinated notes due 2012. These securities were exchanged between the Registrant and GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P. in reliance upon the exemption from registration provided by Regulation D, Rule 506, of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

        See exhibits listed on the Exhibit Index following the signature page of this Form S-1, which is incorporated herein by reference.

(b) Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this second amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on June 3, 2004.

DOLLAR FINANCIAL CORP.
By:	/s/ DONALD F. GAYHARDT Name: Donald F. Gayhardt Title: President & Chief Financial Officer
Signature	Title	Date
* Jeffrey Weiss	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	June 3, 2004
* Donald F. Gayhardt	President, Chief Financial Officer and Director (principal financial and accounting officer)	June 3, 2004
* Muneer Satter	Director	June 3, 2004
* Jonathan Seiffer	Director	June 3, 2004
* Michael Koester	Director	June 3, 2004
* Jonathan Sokoloff	Director	June 3, 2004
* Michael Solomon	Director	June 3, 2004
*By:	/s/ DONALD F. GAYHARDT Donald F. Gayhardt (As Attorney-in-fact for each of the persons indicated)

EXHIBIT INDEX

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement(8)
3.1	Amended and Restated Certificate of Incorporation of Dollar Financial Corp. (as currently in effect)(1)
3.2	Bylaws of Dollar Financial Corp. (as currently in effect)(1)
3.3	Form of Amended and Restated Certificate of Incorporation of Dollar Financial Corp. (to be filed with the Delaware Secretary of State prior to the closing of the offering)(8)
3.4	Form of Amended and Restated Bylaws of Dollar Financial Corp. (to be adopted prior to the closing of the offering)(8)
4.1	Specimen of Common Stock Certificate(7)
4.2
Indenture, dated as of November 13, 2003, among Dollar Financial Group, Inc., the Guarantors (as defined therein), and U.S. Bank National Association, as Trustee, with respect to Dollar Financial Group, Inc.'s 9.75% Senior Notes due 2011(1)
4.3	Form of Dollar Financial Group, Inc. 9.75% Senior Notes due 2011 with Guarantees endorsed thereon (included in Exhibit 4.2)
4.4	Registration Rights Agreement, dated as of November 13, 2003, by and among Dollar Financial Group, Inc., the Guarantors (as defined therein), and the Initial Purchasers (as defined therein)(1)
4.5	Indenture, dated as of November 13, 2003, by and between Dollar Financial Corp. and U.S. Bank National Association, as Trustee, with respect to Dollar Financial Corp.'s 16.0% Senior Notes due 2012(1)
4.6
Indenture, dated as of November 13, 2003, by and between Dollar Financial Corp. and U.S. Bank National Association, as Trustee, with respect to Dollar Financial Corp.'s 13.95% Senior Subordinated Notes due 2012(1)
4.7	Form of Dollar Financial Corp. 16.0% Senior Notes due 2012 (included in Exhibit 4.5)
4.8	Form of Dollar Financial Corp. 13.95% Senior Subordinated Notes due 2012 (included in Exhibit 4.6)
5.1	Opinion of Irell & Manella LLP(7)
10.1	Dollar Financial Corp. 1999 Stock Incentive Plan(2)
10.2	Dollar Financial Corp. 2004 Stock Incentive Plan(8)
10.3(a)
Second Amended and Restated Credit Agreement, dated as of the November 13, 2003, by and among Dollar Financial Group, Inc., Dollar Financial Corp., the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, U.S. Bank National Association, as syndication agent, and Citicorp North America, Inc., as documentation agent (the "Second Amended and Restated Credit Agreement")(1)
10.3(b)
First Amendment to Second Amended and Restated Credit Agreement, dated as of April 12, 2004, by and among Dollar Financial Group, Inc., Dollar Financial Corp., the lenders currently party to the Second Amended and Restated Credit Agreement and Wells Fargo Bank, National Association, as administrative agent(8)

10.4
Form of Pledge and Security Agreement, dated as of November 13, 2003, by and between the Guarantor (as defined therein) and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(1)
10.5
Pledge and Security Agreement, dated as of November 13, 2003, by and between Dollar Financial Group, Inc, and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(1)
10.6
Form of Guarantor Subordination Agreement, dated as of November 13, 2003 by and among Dollar Financial Group, Inc., Wells Fargo Bank, National Association, as administrative agent for the Lenders under the Second Amended and Restated Credit Agreement, and the Creditor (as defined therein)(1)
10.7
Form of Foreign Subsidiary Subordination Agreement, dated as of November 13, 2003 by and among Dollar Financial Group, Inc., Wells Fargo Bank, National Association, as administrative agent for the Lenders under the Second Amended and Restated Credit Agreement, and the Creditor (as defined therein)(1)
10.8
Foreign Subsidiary Subordination Agreement, dated as of November 13, 2003 by and among Dollar Financial Group, Inc., Wells Fargo Bank, National Association, as administrative agent for the Lenders under the Second Amended and Restated Credit Agreement, and National Money Mart Company(1)
10.9
Foreign Subsidiary Subordination Agreement, dated as of November 13, 2003 by and among Dollar Financial Group, Inc., Wells Fargo Bank, National Association, as administrative agent for the Lenders under the Second Amended and Restated Credit Agreement, and Dollar Financial UK Limited(1)
10.10
Supplemental Security Agreement (Trademarks), dated November 13, 2003 by and between Dollar Financial Group, Inc and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(1)
10.11
Supplemental Security Agreement (Copyrights), dated November 13, 2003 by and between Dollar Financial Group, Inc and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(1)
10.12
Supplemental Security Agreement (Patents), dated November 13, 2003 by and between Dollar Financial Group, Inc and Wells Fargo Bank, National Association, as administrative agent for itself and the lenders under the Second Amended and Restated Credit Agreement(1)
10.13	First Bank Overdraft Lending Agreement, dated as of March 1, 2001, between National Money Mart Company and Bank of Montreal(1)
10.14	Multi Line Facility Agreement, dated January 20, 2003, by and between Dollar Financial U.K. Limited and National Westminster Bank Plc(1)
10.15
Form of Letter Agreement, dated October 10, 2003, by and between Dollar Financial U.K. Limited and The Royal Bank of Scotland Plc, as agent for National Westminster Bank Plc, extending Multi Line Facility Agreement(1)
10.16
Form of Letter Agreement, dated October 24, 2003, by and between Dollar Financial U.K. Limited and The Royal Bank of Scotland Plc, as agent for National Westminster Bank Plc, extending Multi Line Facility Agreement(1)

10.17	Form of Letter Agreement, dated November 21, 2003, by and between Dollar Financial U.K. Limited and The Royal Bank of Scotland Plc, as agent for National Westminster Bank Plc(1)
10.18	Participation and Servicing Agreement, dated November 15, 2002, among Archbrook Holdings International, LLC, Instant Cash Loans Limited and the Dollar Financial Group, Inc.(1)
10.19(a)
Intercreditor Agreement, dated as of November 13, 2003, by and between Wells Fargo Bank, National Association, as administrative agent, and U.S. Bank National Association, a national banking association, as trustee for the holders of the Notes under the Indenture(1)
10.19(b)
First Amendment to Intercreditor Agreement, dated as of April 12, 2004, by and between Wells Fargo Bank, National Association, as administrative agent, and U.S. Bank National Association, a national banking association, as trustee for the holders of the Notes under the Indenture(8)
10.20
Exchange Agreement, dated as of November 13, 2003, among Dollar Financial Corp., GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P., and Ares Leveraged Investment Fund II, L.P., with respect to Dollar Financial Corp.'s 16% Senior Notes Due 2012(1)
10.21
Exchange Agreement, dated as of November 13, 2003, among Dollar Financial Corp., GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P., with respect to Dollar Financial Corp.'s 13.95% Senior Subordinated Notes Due 2012(1)
10.22
Exchange and Registration Rights Agreement, dated as of November 13, 2003, by and among Dollar Financial Corp. and GS Mezzanine Partners, L.P. GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P., as the purchasers of Dollar Financial Corp.'s 16% Senior Notes Due 2012(1)
10.23
Exchange and Registration Rights Agreement, dated as of November 13, 2003, by and among Dollar Financial Corp. and GS Mezzanine Partners, L.P. GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P., as the purchasers of DFG Holdings Inc.'s 13.95% Senior Subordinated Notes Due 2012(1)
10.24	Amended and Restated Management Services Agreement, dated as of November 13, 2003, by and among Dollar Financial Corp., Dollar Financial Group, Inc. and Leonard Green & Partners, L.P.(1)
10.25
Second Amended and Restated Stockholders Agreement, dated as of November 13, 2003, by and among Green Equity Investors II, L.P., Stone Street Fund 1998, L.P, Bridge Street Fund 1998, L.P., GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Ares Leveraged Investment Fund, L.P., a Delaware limited partnership, Ares Leveraged Investment Fund II, L.P., a Delaware limited partnership, C.L. Jeffrey, Sheila Jeffrey, certain stockholders signatories thereto and Dollar Financial Corp.(1)
10.26
Amendment No. 1 to Second Amended and Restated Stockholders Agreement, dated as of March 11, 2004, by and among Dollar Financial Corp., Green Equity Investors II, L.P., GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P. and Jeffrey Weiss.(9)

10.27
Amendment No. 2 to Second Amended and Restated Stockholders Agreement, dated as of April 14, 2004, by and among Dollar Financial Corp., Green Equity Investors II, L.P., GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P., Ares Leveraged Investment Fund II, L.P. and Jeffrey Weiss.(8)
10.28	Employment Agreement, dated as of December 19, 2003, by and among Dollar Financial Group, Inc., Dollar Financial Corp. and Jeffrey Weiss(6)
10.29	Employment Agreement, dated as of December 19, 2003, by and among Dollar Financial Group, Inc., Dollar Financial Corp. and Donald Gayhardt(6)
10.30	Employment Agreement, dated April 30, 2002, by and between Dollar Financial Group, Inc. and Cameron Hetherington(9)
10.31	Employment Agreement, dated as of May 7, 2004, by and between Dollar Financial UK Limited and Gillian Wilmot(8)
10.32	Secured Note, dated December 18, 1998, made by Jeffrey Weiss in favor of Dollar Financial Group, Inc.(3)
10.33	Pledge Agreement, dated December 18, 1998, between Dollar Financial Group, Inc. and Jeffrey Weiss(3)
10.34	Amended and Restated Nonexclusive Servicing and Indemnification Agreement, dated June 14, 2002, between County Bank and Dollar Financial Group, Inc.(5)
10.35	Marketing and Servicing Agreement, dated October 18, 2002, between First Bank of Delaware and Dollar Financial Group, Inc.(4)
10.36
Acknowledgment, dated as of November 13, 2003, to the Exchange and Registration Rights Agreement by and among Dollar Financial Corp. GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P. with respect to Dollar Financial Corp.'s 16% Senior Notes due 2012(1)
10.37
Acknowledgment, dated as of November 13, 2003, to the Exchange and Registration Rights Agreement by and among Dollar Financial Corp. GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P. with respect to Dollar Financial Corp.'s 13.95% Senior Subordinated Notes due 2012(1)
10.38
Amendment, dated as of November 13, 2003, to the Exchange Agreement by and among Dollar Financial Corp. GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P., with respect to Dollar Financial Corp.'s 16% Senior Notes due 2012(1)
10.39
Amendment, dated as of November 13, 2003, to the Exchange Agreement by and among Dollar Financial Corp. GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1998, L.P., Bridge Street Fund 1998, L.P., Ares Leveraged Investment Fund, L.P. and Ares Leveraged Investment Fund II, L.P., with respect to Dollar Financial Corp.'s 13.95% Senior Subordinated Notes due 2012(1)
10.40	Form of Director Indemnification Agreement(8)

21.1	Subsidiaries of the Registrant(8)
23.1	Consent of Ernst & Young LLP(8)
23.2	Consent of Irell & Manella LLP (included in Exhibit 5.1)

(1)
Incorporated by reference to the amended Registration Statement on Form S-4 filed by Dollar Financial Group, Inc. on January 14, 2004 (File No. 333-111473-02).

(2)
Incorporated by reference to the Annual Report on Form 10-K filed by Dollar Financial Group, Inc. on September 29, 1997 (File No. 333-18221).

(3)
Incorporated by reference to the Quarterly Report on Form 10-Q filed by Dollar Financial Group, Inc. on February 16, 1999 (File No. 333-18221).

(4)
Incorporated by reference to the Quarterly Report on Form 10-Q filed by Dollar Financial Group, Inc. on February 14, 2002 (File No. 333-18221).

(5)
Incorporated by reference to the Annual Report on Form 10-K filed by Dollar Financial Group, Inc. on October 1, 2002 (File No. 333-18221).

(6)
Incorporated by reference to the Registration Statement on Form S-1 filed by Dollar Financial Corp. on March 12, 2004 (File No. 333-113570).

(7)
To be filed by amendment.

(8)
Filed herewith.

(9)
Incorporated by reference to the Quarterly Report on Form 10-Q filed by Dollar Financial Corp. on April 23, 2004 (File No. 333-111473-02).

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
DOLLAR FINANCIAL CORP. (FORMERLY DFG HOLDINGS, INC.) CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)
DOLLAR FINANCIAL CORP. (FORMERLY DFG HOLDINGS, INC.) CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
DOLLAR FINANCIAL CORP. (FORMERLY DFG HOLDINGS, INC.) CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT (In thousands, except share data)
DOLLAR FINANCIAL CORP. (FORMERLY DFG HOLDINGS, INC.) CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
DOLLAR FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2003
CONSOLIDATING BALANCE SHEETS June 30, 2002 (In thousands)
CONSOLIDATING STATEMENTS OF OPERATIONS June 30, 2002 (In thousands)
CONSOLIDATING STATEMENTS OF CASH FLOWS June 30, 2002 (In thousands)
CONSOLIDATING STATEMENTS OF OPERATIONS June 30, 2001 (In thousands)
CONSOLIDATING STATEMENTS OF CASH FLOWS June 30, 2001 (In thousands)
DOLLAR FINANCIAL CORP. (FORMERLY DFG HOLDINGS, INC.) CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
DOLLAR FINANCIAL CORP. (FORMERLY DFG HOLDINGS, INC.) CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
DOLLAR FINANCIAL CORP. (FORMERLY DFG HOLDINGS, INC.) CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT (In thousands, except share data)
DOLLAR FINANCIAL CORP. (FORMERLY DFG HOLDINGS, INC.) CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
DOLLAR FINANCIAL CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS December 31, 2003
CONSOLIDATING BALANCE SHEETS December 31, 2003 (In thousands)
CONSOLIDATING STATEMENTS OF OPERATIONS Six Months Ended December 31, 2003 (In thousands)
CONSOLIDATING STATEMENTS OF CASH FLOWS Six Months Ended December 31, 2003 (In thousands)
CONSOLIDATING STATEMENTS OF OPERATIONS Six Months Ended December 31, 2002 (Unaudited) (In thousands)
CONSOLIDATING STATEMENTS OF CASH FLOWS Six Months Ended December 31, 2002 (Unaudited) (In thousands)
CONSOLIDATING BALANCE SHEETS June 30, 2003 (In thousands)
CONSOLIDATING STATEMENT OF OPERATIONS June 30, 2003 (In thousands)
CONSOLIDATING STATEMENTS OF CASH FLOWS June 30, 2003 (In thousands)
CONSOLIDATING BALANCE SHEETS June 30, 2002 (In thousands)
CONSOLIDATING STATEMENTS OF OPERATIONS June 30, 2002 (In thousands)
CONSOLIDATING STATEMENTS OF CASH FLOWS June 30, 2002 (In thousands)
CONSOLIDATING STATEMENTS OF OPERATIONS June 30, 2001 (In thousands)
CONSOLIDATING STATEMENTS OF CASH FLOWS June 30, 2001 (In thousands)
DOLLAR FINANCIAL CORP. INTERIM UNAUDITED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
DOLLAR FINANCIAL CORP. INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands)
DOLLAR FINANCIAL CORP. INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
DOLLAR FINANCIAL CORP. NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (March 31, 2004)
CONSOLIDATING BALANCE SHEETS June 30, 2003 (In thousands)
CONSOLIDATING STATEMENTS OF OPERATIONS Nine Months Ended March 31, 2003 (In thousands)
CONSOLIDATING STATEMENTS OF CASH FLOWS Nine Months Ended March 31, 2003 (In thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX